 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-220005
Proxy Statement Prospectus

PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT
Dear Fellow Shareholders:
The boards of directors of Union Bankshares Corporation, or “Union,” and Xenith Bankshares, Inc., or “Xenith,” have approved an agreement and plan of reorganization and related plan of merger, or collectively the “merger agreement,” pursuant to which Xenith will merge with and into Union, with Union being the surviving company in the merger. Following the merger, Union is expected to have approximately $11.9 billion in assets, $9.2 billion in deposits, and $8.9 billion in gross loans. We are sending you this document to ask you, as a Union and/or Xenith shareholder, to approve the merger agreement.
In the merger, each share of Xenith common stock (except for any shares of Xenith common stock owned by Union or Xenith) will be converted into the right to receive 0.9354 shares of Union common stock. The exchange ratio is fixed and will not be adjusted to reflect any stock price fluctuations prior to completion of the merger. Therefore, at the time of the special meetings Union shareholders and Xenith shareholders will not know the exact market value of the merger consideration to be paid by Union when the merger is completed. Based on the closing sale price for Union common stock on the NASDAQ Global Select Market on May 19, 2017 ($31.72), the last trading day before public announcement of the merger, the 0.9354 exchange ratio represented approximately $29.67 in value for each share of Xenith common stock, or $687.2 million on an aggregate basis. The most recent reported closing sale price for Union common stock on September 14, 2017 was $31.24; based on this closing sale price, the 0.9354 exchange ratio represents approximately $29.22 in value for each share of Xenith common stock, or $678.1 million on an aggregate basis. The most recent reported closing sale price for Xenith common stock on September 14, 2017 was $28.84. We urge you to obtain current market quotations for shares of Union common stock (trading symbol “UBSH”) and shares of Xenith common stock (trading symbol “XBKS”).
Based on the exchange ratio and the number of shares of Xenith common stock outstanding and reserved for issuance under various stock incentive plans and agreements, the maximum number of shares of Union common stock offered by Union and issuable in the merger is 21,757,286.
We are holding special meetings of our respective shareholders to obtain approval of the merger agreement and related matters as described in the accompanying joint proxy statement/prospectus. Approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Union common stock, and the affirmative vote of a majority of the outstanding shares of Xenith common stock, in each case entitled to vote on the merger agreement. Your vote is very important!
Whether or not you plan to attend the Union special meeting or the Xenith special meeting, it is important that your shares be represented at the meeting and your vote be recorded. Please take the time to vote by completing, signing, dating and returning the enclosed proxy card or by voting via the Internet or telephone using the instructions on the proxy card.
The boards of directors of Union and Xenith unanimously recommend that you vote “FOR” approval of the merger agreement and “FOR” each of the other matters to be considered at each special meeting.
This joint proxy statement/prospectus describes the special meetings, the merger, the documents related to the merger, and other related matters. Please carefully read this joint proxy statement/prospectus, including the information in the “Risk Factors” section beginning on page 28. You can also obtain information about Union and Xenith from documents that each has filed with the Securities and Exchange Commission.
Thank you for your support.

John C. Asbury President and Chief Executive Officer Union Bankshares Corporation	T. Gaylon Layfield, III Chief Executive Officer Xenith Bankshares, Inc.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Union or Xenith, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
This joint proxy statement/prospectus is dated September 15, 2017 and is first being mailed to shareholders of Union and Xenith on or about September 21, 2017.

UNION BANKSHARES CORPORATION

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To be held on October 26, 2017
A special meeting of the shareholders of Union Bankshares Corporation (“Union”) will be held at The Hotel Roanoke & Conference Center, located at 110 Shenandoah Avenue, Roanoke, Virginia 24016, at 9:00 a.m., local time, on October 26, 2017 for the following purposes:
1.
To consider and vote on a proposal to approve the Agreement and Plan of Reorganization, dated as of May 19, 2017, between Union and Xenith Bankshares, Inc. (“Xenith”), including the related Plan of Merger (together, the “merger agreement”), pursuant to which Xenith will merge with and into Union, with Union being the surviving company in the merger, as more fully described in the accompanying joint proxy statement/prospectus (the “Union merger proposal”). A copy of the merger agreement is attached as Appendix A to the accompanying joint proxy statement/prospectus.

2.
To consider and vote on a proposal to adjourn the meeting, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the Union merger proposal (the “Union adjournment proposal”).

3.
To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

All holders of record of Union common stock at the close of business on September 11, 2017 are entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.
By Order of the Board of Directors,
John C. Asbury President and Chief Executive Officer
September 21, 2017
The Union board of directors unanimously recommends that you vote “FOR” the Union merger proposal and “FOR” the Union adjournment proposal.
Please promptly vote by completing, signing, dating and returning the enclosed proxy card, whether or not you plan to attend the special meeting. You may also vote via the Internet or telephone by following the instructions on the proxy card. If you attend the meeting in person, you may revoke your proxy card and vote your shares in person.

XENITH BANKSHARES, INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To be held on October 26, 2017
A special meeting of the shareholders of Xenith Bankshares, Inc. (“Xenith”) will be held at Xenith Bank, located at 901 East Cary Street, Suite 1700, Richmond, Virginia 23219, at 10:00 a.m., local time, on October 26, 2017 for the following purposes:
1.
To consider and vote on a proposal to approve the Agreement and Plan of Reorganization, dated as of May 19, 2017, between Union Bankshares Corporation (“Union”) and Xenith, including the related Plan of Merger (together, the “merger agreement”), pursuant to which Xenith will merge with and into Union, with Union being the surviving company in the merger, as more fully described in the accompanying joint proxy statement/prospectus (the “Xenith merger proposal”). A copy of the merger agreement is attached as Appendix A to the accompanying joint proxy statement/prospectus.

2.
To consider and vote on a proposal to approve, on a non-binding advisory basis, certain compensation that may become payable to Xenith’s named executive officers in connection with the merger (the “compensation proposal”).

3.
To consider and vote on a proposal to adjourn the meeting, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the Xenith merger proposal (the “Xenith adjournment proposal”).

4.
To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

All holders of record of Xenith common stock at the close of business on September 11, 2017 are entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.
By Order of the Board of Directors,
T. Gaylon Layfield, III Chief Executive Officer
September 21, 2017
The Xenith board of directors unanimously recommends that you vote “FOR” the Xenith merger proposal, “FOR” the compensation proposal and “FOR” the Xenith adjournment proposal.
Please promptly vote by completing, signing, dating and returning the enclosed proxy card, whether or not you plan to attend the special meeting. You may also vote via the Internet or telephone by following the instructions on the proxy card. If you attend the meeting in person, you may revoke your proxy card and vote your shares in person.

ADDITIONAL INFORMATION
This joint proxy statement/prospectus incorporates by reference important business and financial information about Union and Xenith from other documents that are not included in or delivered with this joint proxy statement/prospectus. For a listing of the documents incorporated by reference, see “Where You Can Find More Information” on page 128. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus through the website of the Securities and Exchange Commission (the “SEC”) at http://www.sec.gov, through the website of Union at http://www.bankatunion.com and the website of Xenith at http://www.xenithbank.com or by requesting them in writing or by telephone at the contact information set forth below.
Union Bankshares Corporation 1051 East Cary Street, Suite 1200 Richmond, Virginia 23219 Telephone: (804) 663-5031 Attention: Rachael R. Lape General Counsel and Corporate Secretary	Xenith Bankshares, Inc. 901 East Cary Street, Suite 1700 Richmond, Virginia 23219 Telephone: (804) 433-2200 Attention: Thomas W. Osgood Executive Vice President and Chief Financial Officer
Regan & Associates, Inc. 505 Eighth Avenue, Suite 800 New York, New York 10018 Telephone: (212) 587-3005 Attention: Artie Regan
Information contained on the websites of Union and Xenith does not constitute part of this joint proxy statement/prospectus and shall not be incorporated into other filings either company makes with the SEC.
If you would like to request documents from Union or Xenith, please do so by October 19, 2017 in order to receive timely delivery of the documents before the special meetings.

In this joint proxy statement/prospectus, unless the context requires otherwise or unless otherwise noted:
•
all references to “Union” are to Union Bankshares Corporation;

•
all references to “Xenith” are to Xenith Bankshares, Inc.;

•
all references to the “merger” are to the merger of Xenith with and into Union, with Union being the surviving company in the merger;

•
all references to the “merger agreement” are to the Agreement and Plan of Reorganization, dated as of May 19, 2017, between Union and Xenith, including the related Plan of Merger to be filed with the State Corporation Commission of the Commonwealth of Virginia (along with the articles of merger), collectively, a copy of which is attached as Appendix A to this joint proxy statement/prospectus;

•
all references to the “Union special meeting” are to the special meeting of Union shareholders;

•
all references to the “Union merger proposal” are to Union’s proposal to approve the merger agreement;

•
all references to the “Union adjournment proposal” are to Union’s proposal to adjourn its special meeting, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Union special meeting to approve the Union merger proposal;

•
all references to the “Xenith special meeting” are to the special meeting of Xenith shareholders;

•
all references to the “Xenith merger proposal” are to Xenith’s proposal to approve the merger agreement;

•
all references to the “Xenith adjournment proposal” are to Xenith’s proposal to adjourn its special meeting, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Xenith special meeting to approve the Xenith merger proposal;

•
all references to the “special meetings” are to the Union special meeting and the Xenith special meeting, together; and

•
all references to the “merger proposals” are to the Union merger proposal and the Xenith merger proposal, together.

Appendix A	Agreement and Plan of Reorganization, dated as of May 19, 2017, by and between Union Bankshares Corporation and Xenith Bankshares, Inc.
Appendix B	Opinion of Keefe, Bruyette & Woods, Inc.
Appendix C	Opinion of Sandler O’Neill & Partners, L.P.
Appendix D	Form of Affiliate Agreement, by and among Xenith Bankshares, Inc., Union Bankshares Corporation and certain shareholders of Union Bankshares Corporation
Appendix E	Form of Affiliate Agreement, by and among Union Bankshares Corporation, Xenith Bankshares, Inc. and certain shareholders of Xenith Bankshares, Inc.
Appendix F	Form of Voting Agreement, by and among Union Bankshares Corporation, Xenith Bankshares, Inc. and certain shareholders of Xenith Bankshares, Inc.
i

questions and answers about the merger and the special meetings
The following questions and answers briefly address some commonly asked questions about the special meetings and the merger. They do not include all of the information that is important to Union and Xenith shareholders. We urge shareholders to read carefully this joint proxy statement/prospectus, including the appendices and other documents referred to herein, for more information on the merger proposals and the other matters to be considered at the special meetings.
Q:
What is the Merger?

A:
Union and Xenith have entered into the merger agreement whereby Xenith will merge with and into Union, with Union being the surviving company in the merger. As a result of the merger, Xenith shareholders will receive Union common stock in exchange for their Xenith common stock. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Appendix A.

We currently expect to complete the merger during early January 2018. Following completion of the merger, it is expected that Xenith Bank, the Virginia chartered bank subsidiary of Xenith, will merge with and into Union Bank & Trust (“Union Bank”), the Virginia chartered bank subsidiary of Union, also during early January 2018 (the “subsidiary bank merger”), with Union Bank being the surviving bank in the subsidiary bank merger.
Q:
What will Xenith shareholders receive in the merger?

A:
In the merger, holders of Xenith common stock will receive 0.9354 shares of Union common stock (the “exchange ratio”) for each of their shares of Xenith common stock outstanding at the effective time of the merger and cash in lieu of any fractional shares (together, the “merger consideration”). This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to completion of the merger.

Q:
Will the merger affect shares of Union common stock held by current Union shareholders?

A:
No. Union shareholders will continue to own their existing shares of Union common stock. Each share of Union common stock will continue to represent one share of Union common stock following the merger.

Q:
Why am I receiving these materials?

A:
Union and Xenith are each holding a special meeting of shareholders to vote on the proposals necessary to complete the merger. We are sending you these materials to solicit your proxy and help you decide how to vote your shares of Union common stock or Xenith common stock at the special meetings. Union and Xenith shareholders will be asked in separate company proposals to approve the Union merger proposal and the Xenith merger proposal, and the Union adjournment proposal and the Xenith adjournment proposal, respectively. Xenith shareholders will also be asked to approve, on a non-binding advisory basis, the proposal regarding certain compensation that may become payable to Xenith’s named executive officers in connection with the merger (the “compensation proposal”).

Q:
What do I need to do now to vote my shares?

A:
After carefully reading and considering the information contained in this joint proxy statement/prospectus, please vote your shares as soon as possible so that your shares will be represented at the Union or Xenith special meeting, as applicable. Please follow the instructions on the enclosed proxy card or, if your shares are held in “street name” through a broker, bank or other nominee, on the voting instruction form provided by the record holder.

Q:
How do I vote if I am a holder of record?

A:
By mail.   You may vote before the Union or Xenith special meeting by completing, signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope.

By the Internet or Telephone.   If you are a record holder of Union common stock, you can also appoint the proxies to vote your shares for you by going to the Internet website (www.envisionreports.com/UBSH) or by calling 1-800-652-8683. When you are prompted for your “control number,” enter the number printed near your name on the enclosed proxy card, and then follow the instructions provided. You may vote by the Internet or telephone only until 11:59 p.m. Eastern Time on October 25, 2017, which is the day before the Union special meeting.
If you are a record holder of Xenith common stock, you can also appoint the proxies to vote your shares for you by going to the Internet website (www.investorvote.com/xbks) or by calling 1-800-652-8683. When you are prompted for your “control number,” enter the number printed near your name on the enclosed proxy card, and then follow the instructions provided. You may vote by the Internet or telephone only until 3:00 a.m. Eastern Time on October 26, 2017, which is the day of the Xenith special meeting.
In person.   You may also cast your vote in person at the respective company’s special meeting of shareholders. See below for the date, time and place of the special meetings.
Q:
How do I vote if I hold my shares in “street name”?

A:
If your shares are held in “street name,” through a broker, bank or other nominee, that entity will send you separate instructions describing the procedure for voting your shares. “Street name” shareholders who wish to vote in person at the special meetings will need to present a valid proxy from the entity that holds the shares.

Q:
When and where is the Union special meeting of shareholders?

A:
The Union special meeting of shareholders will be held at 9:00 a.m., local time, on October 26, 2017 at The Hotel Roanoke & Conference Center, located at 110 Shenandoah Avenue, Roanoke, Virginia 24016.

Q:
When and where is the Xenith special meeting of shareholders?

A:
The Xenith special meeting of shareholders will be held at 10:00 a.m., local time, on October 26, 2017 at Xenith Bank, located at 901 East Cary Street, Suite 1700, Richmond, Virginia 23219.

Q:
What vote is required to approve each proposal at the Union special meeting?

A:
The Union merger proposal requires the affirmative vote of a majority of the outstanding shares of Union common stock entitled to vote on the proposal.

The Union adjournment proposal requires that the number of votes cast “FOR” the proposal exceed the number of votes cast “AGAINST” the proposal, whether or not a quorum is present.
Q:
What vote is required to approve each proposal at the Xenith special meeting?

A:
The Xenith merger proposal requires the affirmative vote of a majority of the outstanding shares of Xenith common stock entitled to vote on the proposal.

The compensation proposal, to be approved on a non-binding advisory basis, requires that the number of votes cast “FOR” the proposal exceed the number of votes cast “AGAINST” the proposal.
The Xenith adjournment proposal requires that the number of votes cast “FOR” the proposal exceed the number of votes cast “AGAINST” the proposal, whether or not a quorum is present.

Q:
What if I fail to vote or abstain from voting on the merger proposals?

A:
If you are a Union shareholder of record.   With respect to the Union merger proposal, if you fail to vote, your failure to vote will have the same effect as a vote against the Union merger proposal. If you respond with an “ABSTAIN” vote, your vote will have the same effect as a vote against the Union merger proposal. If you are a shareholder of record of Union common stock and you complete, sign, date and return your proxy card but do not indicate how you want to vote on the Union merger proposal, your proxy will be counted as a vote in favor of the proposal.

If you are a Xenith shareholder of record.   With respect to the Xenith merger proposal, if you fail to vote, your failure to vote will have the same effect as a vote against the Xenith merger proposal. If you respond with an “ABSTAIN” vote, your vote will have the same effect as a vote against the Xenith merger proposal. If you are a shareholder of record of Xenith common stock and you complete, sign, date and return your proxy card but do not indicate how you want to vote on the Xenith merger proposal, your proxy will be counted as a vote in favor of the proposal.
Q:
If my shares are held in “street name” by a broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me if I do not provide instructions on how to vote my shares?

A:
Your broker, bank or other nominee does not have authority to vote on the proposals described in this joint proxy statement/prospectus if you do not provide instructions to it on how to vote. Your broker, bank or other nominee will vote your shares held by it in “street name” with respect to these matters ONLY if you provide instructions to it on how to vote. You should follow the directions your broker, bank or other nominee provides. If you fail to instruct your broker, bank or other nominee how to vote (a “broker non-vote”), it will have the same effect as a vote “AGAINST” the Union merger proposal or the Xenith merger proposal, as applicable.

Q:
May I change or revoke my vote after I have delivered my proxy card or voting instructions?

A:
Yes. If you are a shareholder of record of common stock, you may change or revoke your vote at any time before your proxy is voted at the applicable special meeting. You may do this in any of the following ways:

•
by returning a new completed and signed proxy card bearing a later date than your original proxy card;

•
by voting via the Internet or telephone any time after your original vote was submitted via the Internet or telephone;

•
by attending the Union or Xenith special meeting and voting in person; your attendance alone will not change your vote or revoke any proxy; or

•
by sending a written notice of revocation to either Union’s corporate secretary or Xenith’s secretary, as the case may be, at the address specified in “Additional Information.”

If you choose the first method or the last method, your new proxy card or your notice must be actually received before the applicable special meeting. The proxies will follow the last vote received from you before the Union special meeting or the Xenith special meeting, as applicable.
If your shares are held in “street name” through a broker, bank or other nominee, you should call your broker, bank or other nominee for additional information regarding how to change or revoke your vote.
Q:
What would happen if the Xenith shareholders do not approve the compensation proposal?

A:
Approval of the compensation proposal is not a condition to completion of the merger. The vote on this proposal is an advisory vote and will not be binding on Xenith or Union as the surviving company in the merger, regardless of whether the merger proposals are approved. Accordingly, if the merger proposals are approved and the merger is completed, certain of Xenith’s named executive officers will be eligible to receive the various merger-related compensation that may become payable in connection with the completion of the merger, subject only to the conditions thereto, regardless of the outcome of the non-binding, advisory vote of the Xenith shareholders.
Q:
What are the material U.S. federal income tax consequences of the merger to Xenith shareholders?

A:
The merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). In connection with the filing of the registration statement of which this joint proxy statement/prospectus is a part, Troutman Sanders LLP has delivered to Union, and Hunton & Williams LLP has delivered to Xenith, their respective opinions that, for U.S. federal income tax purposes, subject to the limitations, assumptions and qualifications described in “Material U.S. Federal Income Tax Consequences” beginning on page 107, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, a holder of Xenith common stock generally will not recognize any gain or loss for U.S. federal income tax purposes as a result of the exchange of the holder’s shares of Xenith common stock for shares of Union common stock pursuant to the merger. However, Xenith common shareholders may recognize gain or loss in connection with cash received instead of any fractional shares of Union common stock they would otherwise be entitled to receive. It is a condition to Union’s and Xenith’s obligations to complete the merger that they each receive a tax opinion, dated the closing date of the merger, that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. These opinions, however, will not bind the Internal Revenue Service (the “IRS”) or the courts, which could take a contrary view.

For greater detail, see “Material U.S. Federal Income Tax Consequences” beginning on page 107.
The U.S. federal income tax consequences described above may not apply to all holders of Xenith common stock. Tax matters can be very complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the specific tax consequences of the merger to you.
Q:
Do I have appraisal or dissenters’ rights?

A:
No. Under Virginia law, Union shareholders and Xenith shareholders are not entitled to exercise appraisal or dissenters’ rights in connection with the merger.

Q:
If I am a Xenith shareholder with shares represented by stock certificates, should I send in my Xenith stock certificates now?

A:
No. Please do not send your stock certificates with your proxy card.

If you are a holder of Xenith common stock, you will receive written instructions from the exchange agent within five business days after the merger is completed on how to exchange your Xenith stock certificates for shares of Union common stock issued in book-entry form and your check in lieu of any fractional shares of Union common stock.
Q:
What should I do if I hold my shares of Xenith common stock in book-entry form?

A:
After the completion of the merger, you will receive written instructions from the exchange agent within five business days after the merger is completed on how to exchange your shares of Xenith common stock held in book-entry form for shares of Union common stock issued in book-entry form and your check in lieu of any fractional shares of Union common stock.

Q:
What happens if I sell or transfer ownership of shares of Xenith common stock after the record date for the Xenith special meeting?

A:
The record date for the Xenith special meeting is earlier than the expected date of completion of the merger. Therefore, if you sell or transfer ownership of your shares of Xenith common stock after the record date for the Xenith special meeting, but prior to completion of the merger, you will retain the right to vote at the Xenith special meeting, but the right to receive the merger consideration will transfer with the shares of Xenith common stock.

Q:
Who should I contact if I have any questions about the proxy materials or voting?

A:
If you have any questions about the merger or if you need assistance in submitting your proxy card or voting your shares or need additional copies of the joint proxy statement/prospectus or the enclosed proxy card:

•
if you are a Union shareholder, you should contact Union’s corporate secretary by calling (804) 633-5031 or by writing to Union Bankshares Corporation, Three James Center, 1051 East Cary Street, Suite 1200, Richmond, Virginia 23219, Attention: Corporate Secretary. You may also obtain more information about the merger and proxy materials by contacting Union’s proxy solicitor, Regan & Associates, Inc., by calling (212) 587-3005 or by writing to Regan & Associates, Inc., 505 Eighth Avenue, Suite 800, New York, New York 10018, Attention: Artie Regan.

•
if you are a Xenith shareholder, you should contact Thomas W. Osgood by calling (804) 433-2200 or by writing to Xenith Bankshares, Inc., Attention: Thomas W. Osgood, 901 East Cary Street, Suite 1700, Richmond, Virginia 23219.

summary
This summary highlights selected information from this joint proxy statement/prospectus. We urge shareholders to read carefully the entire joint proxy statement/prospectus, including the appendices and the other documents referred to, and incorporated by reference into, this joint proxy statement/prospectus for more information on the merger and the other matters to be considered at the special meetings. See “Where You Can Find More Information” beginning on page 128. Each item in this summary includes a page reference directing you to a more complete description of that item.
The Merger (page 48)
We have attached a copy of the merger agreement to this joint proxy statement/prospectus as Appendix A. We encourage you to read the merger agreement. It is the legal document that governs the merger.
In the merger, Union will acquire Xenith by means of the merger of Xenith with and into Union, with Union being the surviving company in the merger, pursuant to the terms and conditions of the merger agreement. The parties expect to complete the merger during early January 2018.
After the effective time of the merger, the parties expect that Xenith Bank, the Virginia chartered bank subsidiary of Xenith, for no additional consideration and pursuant to the bank merger agreement, which is attached as an exhibit to the merger agreement, will merge with and into Union Bank, the Virginia chartered bank subsidiary of Union. Union Bank will be the surviving bank in the subsidiary bank merger. The parties expect to complete the subsidiary bank merger during early January 2018.
Consideration to be Received in the Merger by Xenith Shareholders (page 94)
In the merger, holders of Xenith common stock will receive 0.9354 shares of Union common stock for each of their shares of Xenith common stock outstanding at the effective time of the merger and cash in lieu of any fractional shares. The exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing of the merger.
Based on the closing price of Union common stock on May 19, 2017 ($31.72), the 0.9354 exchange ratio represented approximately $29.67 in value for each share of Xenith common stock or $687.2 million on an aggregate basis. The most recent reported closing sale price for Union common stock on September 14, 2017 was $31.24; based on this closing sale price, the 0.9354 exchange ratio represents approximately $29.22 in value for each share of Xenith common stock, or $678.1 million on an aggregate basis. The most recent reported closing sale price for Xenith common stock on September 11, 2017 was $28.84. We urge you to obtain current market quotations for Union common stock (trading symbol “UBSH”) and Xenith common stock (trading symbol “XBKS”).
It is expected that current holders of Xenith common stock will own approximately 33% of Union’s outstanding common stock after the merger.
Shares of Union common stock held by Union shareholders will remain unchanged in the merger. It is expected that current holders of Union common stock will own approximately 67% of Union’s outstanding common stock after the merger.
Treatment of Xenith Stock Options and Awards (page 95)
Stock Options.   At the effective time of the merger, each Xenith stock option, whether vested or unvested, that is outstanding and unexercised immediately prior to the merger will cease and be automatically converted without any action on the part of the holder thereof into the right to receive a cash payment equal to the product of  (i) the difference between (A) the product of the average of the closing sale prices of Union common stock on the NASDAQ Global Select Market for the 10 full trading days ending on the trading day immediately preceding (but not including) the effective time of the merger and the exchange ratio (the “conversion price”), and (B) the per share exercise price of the Xenith stock option immediately prior to the effective time of the merger, and (ii) the number of shares of Xenith common stock subject to such Xenith stock option, subject to any applicable withholdings. Each outstanding Xenith stock option with a per share exercise price in excess of the conversion price will be cancelled without any payment made.
Restricted Stock Awards.   At the effective time of the merger, each outstanding Xenith restricted stock award that is unvested or contingent and outstanding immediately prior to the effective time of the merger, will vest fully and will be converted into the right to receive the merger consideration in respect of each share of Xenith common stock underlying such Xenith restricted stock award.
Restricted Stock Unit Awards.   At the effective time of the merger, each outstanding Xenith restricted stock unit award in respect of shares of Xenith common stock that is outstanding and unsettled, unvested or contingent immediately prior to the effective time of the merger will vest fully and will be converted into the right to receive, without interest, the merger consideration payable in respect of each share of Xenith common stock underlying such Xenith restricted stock unit award.
Treatment of Xenith Warrants (page 96)
At the effective time of the merger, each warrant exercisable to purchase shares of Xenith common stock that is outstanding and unexercised immediately prior to the effective time of the merger will be converted into a warrant to purchase, on the same terms and conditions as were applicable prior to the merger, the number of shares of Union common stock equal to the product of the number of shares of Xenith common stock subject to such warrant immediately prior to the effective time of the merger and the exchange ratio (with any fractional shares resulting from the multiplication rounded down to the nearest whole share), at a price per share of Union common stock equal to the price per share under the warrant prior to the effective time of the merger divided by the exchange ratio (with the exercise price rounded up to the nearest cent for any fractional cents resulting from the division).
Xenith has agreed to use its reasonable best efforts to repurchase prior to or in connection with the completion of the merger the warrant to acquire shares of Xenith common stock that was originally issued to the U.S. Department of Treasury pursuant to the Troubled Asset Relief Program Capital Purchase Program. If Xenith is unable to repurchase this warrant, it will be converted at the effective time of the merger in the same manner as all other warrants exercisable to acquire shares of Xenith common stock.
Dividend Information (page 110)
Union is currently paying a quarterly cash dividend on shares of its common stock at a rate of  $0.20 per share. Union has no current intention to change its dividend strategy of paying a quarterly cash dividend, but has and will continue to evaluate that decision based on a quarterly review of earnings, growth, capital and such other factors that the Union board of directors considers relevant to the dividend decision process.
Xenith is not currently paying a quarterly cash dividend on shares of its common stock, and under the merger agreement it is restricted from paying dividends on shares of its common stock before completion of the merger without the prior consent of Union.
Material U.S. Federal Income Tax Consequences (page 107)
The merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. In connection with the filing of the registration statement of which this joint proxy statement/prospectus is a part, Troutman Sanders LLP has delivered to Union, and Hunton & Williams LLP has delivered to Xenith, their respective opinions (Exhibits 8.1 and 8.2, respectively) that, for U.S. federal income tax purposes, subject to the limitations and qualifications described in “Material U.S. Federal Income Tax Consequences” beginning on page 107, the merger will qualify as a reorganization. Additionally, it is a condition to Union’s and Xenith’s obligations to complete the merger that they each receive a tax opinion, dated the closing date of the merger, that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, a holder of Xenith common stock generally will not recognize any gain or loss for U.S. federal income tax purposes as a result of the exchange of the holder’s shares of Xenith common stock for shares of Union common stock pursuant to the merger. However, Xenith shareholders may recognize gain or loss in connection with cash received instead of any fractional shares of Union common stock they would otherwise be entitled to receive. We note that the opinions referenced herein will not bind the IRS or the courts, which could take a contrary view.
The tax consequences of the merger to you will depend on your own situation and the consequences described in this joint proxy statement/prospectus may not apply to you. Xenith shareholders will also be required to file certain information with their U.S. federal income tax returns and to retain certain records with regard to the merger. In addition, you may be subject to state, local or foreign tax laws and consequences that are not addressed in this joint proxy statement/prospectus. You are urged to consult with your own tax advisor for a full understanding of the tax consequences of the merger to you.
The Union Board of Directors Unanimously Recommends that Union Shareholders Vote “FOR” the Union Merger Proposal and “FOR” the Union Adjournment Proposal (page 54)
The Union board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are in the best interests of Union and its shareholders and has approved and adopted the merger agreement. The Union board of directors unanimously recommends that Union shareholders vote “FOR” the Union merger proposal and “FOR” the Union adjournment proposal. In making its recommendations, a number of substantive reasons were considered by the Union board of directors, including, among others: (i) the belief that the merger solidifies Union’s position as Virginia’s preeminent community bank, with approximately $12 billion in total assets and 147 branch locations after completion of the merger on a pro forma basis; (ii) the belief that the merger allows Union to efficiently cross the $10 billion in total assets threshold; (iii) the fact that the merger will expand Union’s operations in the attractive Hampton Roads, Virginia banking markets and in other banking markets; and (iv) the expectation that the merger will be immediately accretive to Union’s earnings per share (“EPS”) in 2018 and will be immediately accretive to Union’s tangible book value. For additional discussion of the factors considered by the Union board of directors in reaching its decision to approve and adopt the merger agreement, see “The Merger — Union’s Reasons for the Merger; Recommendation of the Union Board of Directors” beginning on page 54.
The Xenith Board of Directors Unanimously Recommends that Xenith Shareholders Vote “FOR” the Xenith Merger Proposal, “FOR” the Compensation Proposal and “FOR” the Xenith Adjournment Proposal (page 56)
The Xenith board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are in the best interests of Xenith and its shareholders and has unanimously approved the merger agreement. The Xenith board of directors unanimously recommends that Xenith shareholders vote “FOR” the Xenith merger proposal, “FOR” the compensation proposal and “FOR” the Xenith adjournment proposal. In making its recommendations, the Xenith board of directors considered a number of substantive reasons, including, among others: (i) the belief that the merger solidifies the position of the combined company following the merger as Virginia’s preeminent community bank, with approximately $12 billion in total assets and 147 branch locations after the completion of the merger on a pro forma basis; (ii) the belief that the merger allows the combined company following the merger to efficiently cross the $10 billion in total assets threshold; (iii) the expectation that the merger will be immediately accretive to the combined company’s EPS in 2018; and (iv) Union’s past record of integrating acquisitions and realizing benefits of acquisitions. For additional discussion of the factors considered by the Xenith board of directors in reaching its decision to approve and adopt the merger agreement, see “The Merger — Xenith’s Reasons for the Merger; Recommendation of the Xenith Board of Directors” beginning on page 56.
Opinion of Union’s Financial Advisor (page 58)
In considering whether to approve and adopt the merger agreement, the Union board of directors considered the opinion of its financial advisor, Keefe, Bruyette & Woods, Inc. (“KBW”), which delivered to the Union board of directors its opinion on May 19, 2017, that as of such date the exchange ratio was fair to Union from a financial point of view. A copy of the written opinion, dated May 19, 2017, is attached to this joint proxy statement/prospectus as Appendix B. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by KBW in providing its opinion. The opinion of KBW has not been updated prior to the date of this joint proxy statement/prospectus and does not reflect any change in circumstances after May 19, 2017.
KBW’s opinion is directed to the Union board of directors, addresses only the fairness of the exchange ratio pursuant to the merger agreement from a financial point of view to Union, and does not address any other aspect of the merger. KBW’s opinion does not constitute a recommendation to any Union shareholder as to how to vote or act with respect to the merger or any matter considered at the Union special meeting.
Opinion of Xenith’s Financial Advisor (page 70)
On May 19, 2017, at a meeting of the Xenith board of directors held to evaluate the merger, Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”), delivered to the Xenith board of directors its oral opinion, confirmed by delivery of a written opinion dated as of the same date, to the effect that, as of such date, the exchange ratio was fair to the holders of Xenith common stock from a financial point of view. A copy of the written opinion, dated May 19, 2017, is attached to this joint proxy statement/prospectus as Appendix C. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Sandler O’Neill in providing its opinion. The opinion of Sandler O’Neill has not been updated prior to the date of this joint proxy statement/prospectus and does not reflect any change in circumstances after May 19, 2017.
Sandler O’Neill’s opinion is directed to the Xenith board of directors, addresses only the fairness of the exchange ratio pursuant to the merger agreement from a financial point of view to the holders of Xenith common stock, and does not address any other aspect of the merger. Sandler O’Neill’s opinion does not constitute a recommendation to any Xenith shareholder as to how to vote or act with respect to the merger or any matter considered at the Xenith special meeting.
Union Bankshares Corporation (page 112)
Union Bankshares Corporation is a bank holding company organized under the laws of the Commonwealth of Virginia and headquartered in Richmond, Virginia. Union provides a full range of financial services through its community bank subsidiary, Union Bank & Trust, to the Northern, Central, Rappahannock, Roanoke Valley, Shenandoah, Tidewater, and Northern Neck regions of Virginia. Union Bank is a commercial bank chartered under the laws of the Commonwealth of Virginia that provides banking, trust, and wealth management services and has 111 bank branches and approximately 173 ATMs. Non-bank affiliates of Union include: Union Mortgage Group, Inc., which provides a full line of mortgage products; Union Insurance Group, LLC, which offers various lines of insurance products; and Old Dominion Capital Management, Inc., which provides investment advisory services. Union common stock is traded on the NASDAQ Global Select Market under the symbol “UBSH.”
As of June 30, 2017, Union had total consolidated assets of approximately $8.9 billion, total consolidated loans, net of deferred fees and costs of approximately $6.8 billion, total consolidated deposits through Union Bank of approximately $6.8 billion, and consolidated shareholders’ equity of approximately $1.0 billion.
The principal executive office of Union is located at 1051 East Cary Street, Suite 1200, Richmond, Virginia 23219, and its telephone number is (804) 633-5031.
Xenith Bankshares, Inc. (page 113)
Xenith Bankshares, Inc. is a bank holding company organized under the laws of the Commonwealth of Virginia and headquartered in Richmond, Virginia. Xenith owns all of the stock of its subsidiary bank, Xenith Bank. Xenith Bank is a commercial bank chartered under the laws of the Commonwealth Virginia and offers a wide range of banking products and services to individuals and businesses primarily located in Virginia, Maryland, North Carolina, and the greater Washington, D.C. area, through 40 full service branches and two loan production offices. Xenith common stock is traded on the NASDAQ Global Select Market under the symbol “XBKS.”

As of June 30, 2017, Xenith had total assets of  $3.2 billion, loans, net of allowance for loan losses, of $2.4 billion, total deposits through Xenith Bank of  $2.6 billion, and shareholders’ equity of  $478.8 million.
The principal executive office of Xenith is located at One James Center, 901 East Cary Street, Suite 1700, Richmond, Virginia 23219, and its telephone number is (804) 433-2200.
Regulatory Approvals Required for the Merger (page 92)
Union and Xenith cannot complete the merger without prior approval from the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the Virginia State Corporation Commission (the “Virginia SCC”). Union and Xenith have each agreed to cooperate and use their reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all regulatory approvals necessary to complete the merger. Once the Federal Reserve approves the merger, we have to wait from 15 to 30 days before we can complete it. During that time, the Department of Justice may challenge the merger. As of the date of this joint proxy statement/prospectus, Union has filed the required applications with the Federal Reserve and the Virginia SCC seeking approval of the merger and the subsidiary bank merger, but we have not received the required approvals. While we do not know of any reason why we would not be able to obtain the necessary regulatory approvals in a timely manner, we cannot be certain when or if we will receive them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to the combined company after completion of the merger.
In addition, CapGen Capital Group VI LLP and its general partner, CapGen Capital Group VI LLC, each a bank holding company of Xenith, have filed an application with the Federal Reserve for them, as bank holding companies, to acquire more than 5% of the outstanding shares of Union common stock pursuant to the merger.
Conditions to Completion of the Merger (page 98)
Union’s and Xenith’s respective obligations to complete the merger are subject to the fulfillment or waiver of certain conditions, including the following:
•
the approval of the Union merger proposal and the Xenith merger proposal by Union and Xenith shareholders, respectively;

•
the approval of the merger by the necessary federal and state regulatory authorities;

•
the SEC declaring Union’s registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, effective under the Securities Act of 1933, as amended (the “Securities Act”), and its continued effectiveness;

•
the approval from the NASDAQ Stock Market for the listing on the NASDAQ Global Select Market of the shares of Union common stock to be issued in the merger;

•
the absence of any order, decree or injunction of any court or regulatory agency that enjoins or prohibits the completion of the merger;

•
the accuracy of the other party’s representations and warranties in the merger agreement, subject to the materiality standards in the merger agreement (subject to limited exceptions);

•
the other party’s performance in all material respects of its obligations under the merger agreement;

•
the receipt by Union from Troutman Sanders LLP, Union’s outside legal counsel, and the receipt by Xenith from Hunton & Williams LLP, Xenith’s outside legal counsel, of written legal opinions to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code;

•
with respect to Union’s obligation to complete the merger, the continued effectiveness of the voting agreements between Union, Xenith and the Xenith institutional shareholders (as defined below) and the affiliate agreements between Union, Xenith and the directors of Xenith (for more information on the voting agreements and the affiliate agreements, see “The Merger Agreement — Voting Agreements” on page 105 and “The Merger Agreement — Affiliate Agreements” beginning on page 105); and
•
with respect to Xenith’s obligation to complete the merger, the continued effectiveness of the affiliate agreements between Union, Xenith and the directors of Union.

Where the merger agreement and/or law permits, Union and Xenith could choose to waive a condition to its obligation to complete the merger even if that condition has not been satisfied. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived or that the merger will be completed.
Timing of the Merger (page 94)
Union and Xenith expect to complete the merger after all conditions to the merger in the merger agreement are satisfied or waived, including after shareholder approvals are received at the respective special meetings and the receipt of all required regulatory approvals. We currently expect to complete the merger during early January 2018. However, it is possible that factors outside of either party’s control could require us to complete the merger at a later time or not to complete it at all.
Interests of Certain Xenith Directors and Executive Officers in the Merger (page 83)
Xenith shareholders should be aware that some of Xenith’s directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of Xenith shareholders generally. The Xenith board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement and the merger, and in recommending that Xenith shareholders vote in favor of the Xenith merger proposal.
These interests include the following:
•
severance entitlements under existing employment agreements and separation agreements with certain Xenith executive officers, including the named executive officers;

•
transaction bonuses payable to certain Xenith executive officers, including the named executive officers;

•
the potential early receipt of 2017 annual incentive awards under an existing short-term incentive plan by certain Xenith executive officers, including the named executive officers;

•
accelerated vesting of certain outstanding Xenith equity awards, either at the effective time of the merger or in 2017, for certain executive officers and directors;

•
Union will appoint two current directors of Xenith to the Union board of directors as of the effective time of the merger; and

•
rights to ongoing indemnification and insurance coverage by Union for acts or omissions of Xenith directors and officers occurring prior to the merger.

No Solicitation (page 101)
Union and Xenith have agreed that each party will not directly or indirectly:
•
initiate, solicit, endorse or knowingly encourage or knowingly facilitate any inquiries, proposals or offers with respect to or any inquiry, proposal or offer that is reasonably likely to lead to an “acquisition proposal” (for the definition of acquisition proposal, see “The Merger Agreement — No Solicitation” beginning on page 101); or

•
engage or participate in any negotiations or discussions concerning, or provide any confidential or nonpublic information relating to, an acquisition proposal.

The merger agreement does not, however, prohibit Union or Xenith from considering an unsolicited bona fide acquisition proposal from a third party if certain conditions are met.

Termination of the Merger Agreement (page 102)
The merger agreement may be terminated, and the merger abandoned, by Union and Xenith at any time before the merger is completed if the boards of directors of both parties vote to do so. In addition, the merger agreement may be terminated, and the merger abandoned, under the following circumstances:
•
by the board of directors of Union or Xenith if the merger has not been completed by March 31, 2018, unless the failure to complete the merger on or before such time is caused by the terminating party’s action or failure to act and such action or failure to act constitutes a breach of the merger agreement;

•
by the board of directors of Union or Xenith if any required regulatory approval has been denied by the relevant governmental authority or any governmental authority has issued an injunction permanently enjoining or otherwise prohibiting the completion of the merger or the other transactions contemplated in the merger agreement, unless the denial of such regulatory approval is due to, or materially contributed to by, the failure to perform or observe the covenants or agreements under the merger agreement by the terminating party;

•
by the board of directors of Union or Xenith if there is a breach by the other party of any representation, warranty, covenant or obligation contained in the merger agreement that would cause the failure of a condition to completing the merger, and the breach is not cured within 30 days following written notice to the breaching party or by its nature cannot be cured within such time period;

•
by the Union board of directors at any time before Xenith shareholders approve the Xenith merger proposal if  (i) the Xenith board of directors (a) fails to recommend to the Xenith shareholders that they approve the Xenith merger proposal, or (b) withholds, withdraws or modifies in any manner adverse to Union, or proposes publicly to withhold, withdraw or modify in any manner adverse to Union, the approval or recommendation with respect to the Xenith merger proposal; or (ii) Xenith fails to comply in all material respects with its obligations in the merger agreement requiring the calling and holding of a meeting of shareholders to consider the Xenith merger proposal or its obligations regarding the non-solicitation of other competing offers;

•
by the board of directors of Union or Xenith if Xenith shareholders do not approve the Xenith merger proposal;

•
by the Xenith board of directors at any time before Union shareholders approve the Union merger proposal if  (i) the Union board of directors (a) fails to recommend to the Union shareholders that they approve the Union merger proposal, or (b) withholds, withdraws or modifies in any manner adverse to Xenith, or proposes publicly to withhold, withdraw or modify in any manner adverse to Xenith, the approval or recommendation with respect to the Union merger proposal; or (ii) Union fails to comply in all material respects with its obligations in the merger agreement requiring the calling and holding of a meeting of shareholders to consider the Union merger proposal or its obligations regarding the non-solicitation of other competing offers;

•
by the board of directors of Union or Xenith if Union shareholders do not approve the Union merger proposal;

•
by the Union board of directors if it has approved entering into a definitive agreement to accept a superior proposal (as further described in “The Merger Agreement — No Solicitation” beginning on page 101), provided Union pays to Xenith the termination fee described below; or

•
by the Xenith board of directors if it has approved entering into a definitive agreement to accept a superior proposal, provided Xenith pays to Union the termination fee.

Termination Fee and Expenses (page 103)
Union or Xenith must pay the other a termination fee of  $26.5 million if the merger agreement is terminated by either party under certain specified circumstances. The termination and payment circumstances are more fully described in “The Merger Agreement — Termination Fee” beginning on page 103.

In general, whether or not the merger is completed, Union and Xenith will each pay its respective expenses incident to preparing, entering into and carrying out the terms of the merger agreement. The parties will share the costs of printing this joint proxy statement/prospectus and all filing fees paid to the SEC and other governmental authorities.
The Union Special Meeting (page 37)
The Union special meeting will be held on October 26, 2017 at 9:00 a.m. local time at The Hotel Roanoke & Conference Center, located at 110 Shenandoah Avenue, Roanoke, Virginia 24016.
At the Union special meeting Union shareholders will be asked to vote on the following matters:
•
the Union merger proposal; and

•
the Union adjournment proposal.

The Xenith Special Meeting (page 42)
The Xenith special meeting will be held on October 26, 2017 at 10:00 a.m. local time at Xenith Bank, located at 901 East Cary Street, Suite 1700, Richmond, Virginia 23219.
At the Xenith special meeting Xenith shareholders will be asked to vote on the following matters:
•
the Xenith merger proposal;

•
the compensation proposal; and

•
the Xenith adjournment proposal.

Record Date and Votes Required — Union Special Meeting (page 37)
You can vote at the Union special meeting of shareholders if you owned Union common stock at the close of business on September 11, 2017. On that date, Union had 43,702,671 shares of common stock outstanding and entitled to vote. For each proposal presented at the Union special meeting, a shareholder can cast one vote for each share of Union common stock owned on the record date.
The votes required to approve the proposals at the Union special meeting are as follows:
•
The Union merger proposal requires the affirmative vote of a majority of the shares of Union common stock outstanding and entitled to vote on the proposal.

•
The Union adjournment proposal requires that the number of votes cast “FOR” the proposal exceed the number of votes cast “AGAINST” the proposal, whether or not a quorum is present.

Record Date and Votes Required — Xenith Special Meeting (page 42)
You can vote at the Xenith special meeting of shareholders if you owned Xenith common stock at the close of business on September 11, 2017. On that date, Xenith had 23,206,738 shares of common stock outstanding and entitled to vote. For each proposal presented at the Xenith special meeting, a shareholder can cast one vote for each share of Xenith common stock owned on the record date.
The votes required to approve the proposals at the Xenith special meeting are as follows:
•
The Xenith merger proposal requires the affirmative vote of a majority of the shares of Xenith common stock outstanding and entitled to vote on the proposal.

•
The compensation proposal, to be approved on a non-binding advisory basis, requires that the number of votes cast “FOR” the proposal exceed the number of votes cast “AGAINST” the proposal.

•
The Xenith adjournment proposal requires that the number of votes cast “FOR” the proposal exceed the number of votes cast “AGAINST” the proposal, whether or not a quorum is present.

Affiliate Agreements and Voting by Union and Xenith Directors (page 105 and Appendices D and E)
Union and Xenith have entered into affiliate agreements with the directors of Union and Xenith, in their capacities as shareholders, regarding the voting of their shares of common stock in Union and Xenith, respectively, in connection with the merger. As of September 11, 2017, the record date for the Union special meeting, directors and executive officers of Union and their affiliates beneficially owned and were entitled to vote approximately 845,757 shares of Union common stock, or approximately 1.9% of the total voting power of the shares of Union common stock outstanding on that date, of which approximately 507,135 shares or approximately 1.2% of the total voting power of the shares of Union common stock outstanding on that date are subject to an affiliate agreement. As of September 11, 2017, the record date for the Xenith special meeting, directors and executive officers of Xenith and their affiliates beneficially owned and were entitled to vote approximately 15,492,451 shares of Xenith common stock, or approximately 66.8% of the total voting power of the shares of Xenith common stock outstanding on that date, of which approximately 178,350 shares or approximately .01% of the total voting power of the shares of Xenith common stock outstanding on that date are subject to an affiliate agreement.
Pursuant to the affiliate agreements, each of Union’s and Xenith’s directors, respectively, has agreed, among other things and subject to several conditions and exceptions, to vote all shares of Union common stock or Xenith common stock, respectively, owned beneficially or of record by such director, and over which such director has sole power to vote or direct the disposition, in favor of the Union merger proposal or the Xenith merger proposal, respectively, and against any alternative acquisition proposal. The directors have also agreed to customary non-solicitation covenants relating to alternative acquisition proposals.
Voting Agreements by Certain Xenith Shareholders (page 105 and Appendix F)
Union and Xenith have entered into a voting agreement with the following Xenith shareholders (collectively, the “Xenith institutional shareholders”): ACMO-HR, L.L.C., CapGen Capital Group VI LP, Carlyle Financial Services Harbor, L.P., and BCP Fund I Virginia Holdings, LLC. As of September 11, 2017, the record date for the Xenith special meeting, the Xenith institutional shareholders beneficially owned and were entitled to vote approximately 15,032,453 shares of Xenith common stock, or approximately 64.8% of the total voting power of the shares of Xenith common stock outstanding on that date, all of which are subject to a voting agreement.
Pursuant to the voting agreements, each Xenith institutional shareholder has agreed, among other things, to vote the shares of Xenith common stock beneficially owned and over which it has voting power in favor of the Xenith merger proposal and any related matters and against any alternative acquisition proposal. Also pursuant to the voting agreements, each Xenith institutional shareholder has agreed to customary lock-up restrictions on the transfer of its shares of Union common stock for a period of 60 days following the effective time of the merger and to customary non-solicitation covenants relating to alternative acquisition proposals. The voting agreements permit each Xenith institutional shareholder to elect to enter into a registration rights agreement with Union within 30 days following the effective time of the merger, which registration rights agreement would apply to up to all shares of Union common stock that the Xenith institutional shareholder, as of the effective time of the merger, owns or has the right to receive pursuant to the terms of the merger agreement. Any such registration rights agreement will contain customary terms and conditions.
No Appraisal or Dissenters’ Rights (page 92)
Under Virginia law, Union shareholders and Xenith shareholders are not entitled to appraisal or dissenters’ rights in connection with the merger.
Union and Xenith Shareholders Have Different Rights (page 92)
Union and Xenith are Virginia corporations governed by the Virginia Stock Corporation Act (the “Virginia SCA”). In addition, the rights of Union and Xenith shareholders are governed by their respective articles of incorporation and bylaws, each as amended (“Union’s articles of incorporation” and “Union’s bylaws,” respectively, and “Xenith’s articles of incorporation” and “Xenith’s bylaws,” respectively). Upon completion of the merger, Xenith shareholders will become Union shareholders, and as such their shareholder rights will then be governed by the Virginia SCA, Union’s articles of incorporation and Union’s bylaws. The rights of Union shareholders differ in certain respects from the rights of Xenith shareholders.
The Merger Will Be Accounted for Under the Acquisition Method of Accounting (page 93)
Union will use the acquisition method of accounting to account for the merger.
Listing of Union Common Stock (page 110)
Union will list the shares of common stock to be issued in the merger on the NASDAQ Global Select Market.
Market Prices and Share Information (page 110)
Union common stock is listed on the NASDAQ Global Select Market under the symbol “UBSH” and Xenith common stock is listed on the NASDAQ Global Select Market under the symbol “XBKS.” The following table sets forth the closing sale prices per share of Union common stock as reported on the NASDAQ Global Select Market and of Xenith common stock on the NASDAQ Global Select Market on May 19, 2017, the last trading day before we announced the signing of the merger agreement, and on September 14, 2017, the last trading day before the date of this joint proxy statement/prospectus.
	Union Common Stock	Xenith Common Stock	Equivalent Market Value Per Share of Xenith
May 19, 2017	$31.72	$26.87	$29.67
September 14, 2017	$31.24	$28.84	$29.22
Union cannot assure Xenith shareholders that its stock price will continue to trade at or above, as applicable, the prices shown in the table above. You should obtain current stock price quotations for Union common stock and Xenith common stock from a newspaper, via the Internet or by calling your broker.
Risk Factors (page 28)
You should consider all the information contained in or incorporated by reference into this joint proxy statement/prospectus in deciding how to vote for the proposals presented in the joint proxy statement/prospectus. In particular, you should consider the factors in “Risk Factors” beginning on page 28.
Litigation Related to the Merger (page 93)
On September 7, 2017, Paul Parshall, a purported shareholder of Xenith, filed a putative class action lawsuit in the United States District Court for the Eastern District of Virginia against Xenith, its current directors, and Union on behalf of all public shareholders of Xenith. The plaintiff in the action alleges that Union’s registration statement on Form S-4 of which this joint proxy statement/prospectus is a part omitted certain material information in violation of Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 14a-9 promulgated thereunder, and further that the individual defendants are liable for those omissions under Section 20(a) of the Exchange Act. The relief sought in the lawsuit includes preliminary and permanent injunction to prevent the completion of the merger, rescission or rescissory damages if the merger is completed, costs and attorneys’ fees. At this stage, it is not possible to predict the outcome of the proceeding or its impact on Xenith, Union or the merger. Xenith, the Xenith board of directors and Union believe that the claims are without merit and intend to defend vigorously against them.

selected historical financial data of union
The following tables set forth certain of Union’s consolidated financial data as of the end of and for each of the years in the five-year period ended December 31, 2016, and as of and for the six months ended June 30, 2017 and 2016. The historical consolidated financial information as of the end of and for each of the years in the five-year period ended December 31, 2016, is derived from Union’s audited consolidated financial statements. The consolidated financial information as of and for the six-month periods ended June 30, 2017 and 2016 is derived from Union’s unaudited consolidated financial statements. In Union’s opinion, such unaudited consolidated financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of its financial position and results of operations for such periods. Interim results for the six months ended June 30, 2017 are not necessarily indicative of, and are not projections for, the results to be expected for the full year ended December 31, 2017.
The selected historical financial data below is only a summary and should be read in conjunction with Union’s consolidated financial statements and related notes thereto, which are incorporated by reference into this joint proxy statement/prospectus.
	Six Months Ended June 30, (unaudited)		Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(Dollars in thousands, expect per share information)
Results of Operations
Interest and dividend income	$157,861	$143,530	$294,920	$276,771	$274,945	$172,127	$181,863
Interest expense	22,294	14,023	29,770	24,937	19,927	20,501	27,508
Net interest income	135,567	129,507	265,150	251,834	255,018	151,626	154,355
Provision for credit losses	4,295	4,904	9,100	9,571	7,800	6,056	12,200
Net interest income after provision for credit losses	131,272	124,603	256,050	242,263	247,218	145,570	142,155
Noninterest income	36,894	33,907	70,907	65,007	61,287	38,728	41,068
Noninterest expenses	117,325	109,523	222,703	216,882	238,216	137,047	133,390
Income before income taxes	50,841	48,987	104,254	90,388	70,289	47,251	49,833
Income tax expense	13,761	12,689	26,778	23,309	18,125	12,885	14,571
Net income	$37,080	$36,298	$77,476	$67,079	$52,164	$34,366	$35,262
Financial Condition
Assets	$8,915,187	$8,100,561	$8,426,793	$7,693,291	$7,358,643	$4,176,353	$4,095,692
Securities available for sale, at fair value	960,537	949,663	946,764	903,292	1,102,114	677,348	585,382
Securities held to maturity, at carrying value	205,630	202,917	201,526	205,374	—	—	—
Loans held for sale, at fair value	41,135	38,114	36,487	36,030	42,519	53,185	167,698
Loans held for investment, net of deferred fees and costs	6,771,490	5,941,098	6,307,060	5,671,462	5,345,996	3,039,368	2,966,847
Allowance for loan losses	38,214	35,074	37,192	34,047	32,384	30,135	34,916
Intangible assets, net	315,613	321,108	318,793	316,832	325,277	71,380	75,211
Tangible assets, net(1)	8,599,574	7,779,453	8,108,000	7,376,459	7,033,366	4,104,973	4,020,481
Deposits	6,764,434	6,095,826	6,379,489	5,963,936	5,638,770	3,236,842	3,297,767
Total borrowings	1,070,803	952,809	990,089	680,175	686,935	463,314	329,395
Total liabilities	7,884,318	7,111,360	7,425,761	6,697,924	6,381,474	3,783,543	3,660,128
Common stockholders’ equity	1,030,869	989,201	1,001,032	995,367	977,169	437,810	435,564
Tangible common stockholders’ equity(1)	715,256	668,093	682,239	678,535	651,892	366,430	360,353

	Six Months Ended June 30, (unaudited)		Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(Dollars in thousands, expect per share information)
Ratios
Net interest margin	3.51%	3.69%	3.66%	3.75%	3.96%	4.08%	4.23%
Net interest margin (FTE)(1)	3.64%	3.83%	3.80%	3.89%	4.09%	4.22%	4.34%
Return on average assets	0.87%	0.93%	0.96%	0.90%	0.72%	0.85%	0.89%
Return on average common stockholders’ equity	7.34%	7.39%	7.79%	6.76%	5.30%	7.89%	8.10%
Return on average tangible common stockholders’ equity(1)	10.66%	10.86%	11.45%	10.00%	8.02%	9.48%	9.86%
Efficiency ratio	68.03%	67.02%	66.27%	68.45%	75.31%	72.00%	68.26%
Efficiency ratio (FTE) (1)	66.04%	65.06%	64.31%	66.54%	73.43%	70.06%	66.81%
CET1 capital (to risk weighted assets)	9.39%	9.94%	9.72%	10.55%	11.20%	11.26%	11.27%
Tier 1 capital (to risk weighted assets)	10.57%	11.27%	10.97%	11.93%	12.76%	13.03%	13.14%
Total capital (to risk weighted assets)	13.00%	11.79%	13.56%	12.46%	13.38%	14.16%	14.57%
Leverage Ratio	9.61%	10.01%	9.87%	10.68%	10.62%	10.69%	10.52%
Common equity to total assets	11.56%	12.21%	11.88%	12.94%	13.28%	10.48%	10.63%
Tangible common equity / tangible assets(1)	8.32%	8.59%	8.41%	9.20%	9.27%	8.93%	8.96%
Asset Quality
Allowance for loan losses	$38,214	$35,074	$37,192	$34,047	$32,384	$30,135	$34,916
Nonaccrual loans	$24,574	$10,861	$9,973	$11,936	$19,255	$15,035	$26,206
OREO	$9,482	$13,381	$10,084	$15,299	$28,118	$34,116	$32,834
ALL/total outstanding loans	0.56%	0.59%	0.59%	0.60%	0.61%	0.99%	1.18%
Nonaccrual loans/total loans	0.36%	0.18%	0.16%	0.21%	0.36%	0.49%	0.88%
ALL/nonaccrual loans	155.51%	322.94%	372.93%	285.25%	168.18%	200.43%	133.24%
NPAs/total outstanding loans	0.50%	0.41%	0.32%	0.48%	0.89%	1.62%	1.99%
Net charge-offs/total average loans	0.10%	0.13%	0.09%	0.14%	0.11%	0.36%	0.58%
Provision/total average loans	0.13%	0.16%	0.15%	0.17%	0.15%	0.20%	0.42%
Per Share Data
Earnings per share, basic	$0.85	$0.82	$1.77	$1.49	$1.13	$1.38	$1.36
Earnings per share, diluted	0.85	0.82	1.77	1.49	1.13	1.37	1.36
Cash dividends paid per share	0.40	0.38	0.77	0.68	0.58	0.54	0.37
Market value per share	33.90	24.71	35.74	25.24	24.08	24.81	15.77
Book value per share	23.79	22.87	23.15	22.38	21.73	17.63	17.29
Tangible book value per share(1)	16.50	15.44	15.78	15.25	14.50	14.76	14.30
Price to earnings ratio, diluted	19.78	14.98	20.19	16.94	21.31	18.11	11.60
Price to book value ratio	1.42	1.08	1.54	1.13	1.11	1.41	0.91
Dividend payout ratio	47.06%	46.34%	43.50%	45.64%	51.33%	39.42%	27.21%
Weighted average shares outstanding, basic	43,674,070	43,998,929	43,784,193	45,054,938	46,036,023	24,975,077	25,872,316
Weighted average shares outstanding, diluted	43,755,045	44,075,706	43,890,271	45,138,891	46,130,895	25,030,711	25,900,863

(1)
Refer to non-GAAP reconciliation in section below.

In reporting the consolidated financial data as of and for each of the years in the five-year period ended December 31, 2016 and as of and for the six months ended June 30, 2017 and 2016, Union has provided supplemental performance measures on a tax-equivalent or tangible basis. These measures are a supplement to generally accepted accounting principles in the U.S. (“GAAP”) used to prepare Union’s financial statements and should not be considered in isolation or as a substitute for comparable measures calculated in accordance with GAAP. In addition, Union’s non-GAAP measures may not be comparable to non-GAAP measures of other companies.
Union believes that net interest income (fully taxable equivalent or “FTE”), which is used in computing net interest margin (FTE) and efficiency ratio (FTE), provides valuable additional insight into the net interest margin and efficiency ratio by adjusting for differences in tax treatment of interest income sources.
Union believes tangible common equity is an important indication of its ability to grow organically and through business combinations as well as its ability to pay dividends and to engage in various capital management strategies. Tangible common equity is used in the calculation of certain profitability, capital, and per share ratios. These ratios are meaningful measures of capital adequacy because they provide a meaningful base for period-to-period and company-to-company comparisons, which Union believes will assist investors in assessing the capital of Union and its ability to absorb potential losses.
Non-GAAP Measures:
	Six Months Ended June 30, (unaudited)		Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(Dollars in thousands, expect per share information)
Net Interest Income (FTE)
Net interest income (GAAP)	$135,567	$129,507	$265,150	$251,834	$255,018	$151,626	$154,355
FTE adjustment	5,188	4,941	10,244	9,079	8,127	5,256	4,222
Net interest income (FTE) (non-GAAP)	$140,755	$134,448	$275,394	$260,913	$263,145	$156,882	$158,577
Average earning assets	$7,798,427	$7,061,307	$7,249,090	$6,713,239	$6,437,681	$3,716,849	$3,649,865
Net interest margin (GAAP)	3.51%	3.69%	3.66%	3.75%	3.96%	4.08%	4.23%
Net interest margin (FTE) (non-GAAP)	3.64%	3.83%	3.80%	3.89%	4.09%	4.22%	4.34%
Efficiency ratio (GAAP)	68.03%	67.02%	66.27%	68.45%	75.31%	72.00%	68.26%
Efficiency ratio (FTE) (non-GAAP)	66.04%	65.06%	64.31%	66.54%	73.43%	70.06%	66.81%
Tangible Assets
Ending assets (GAAP)	$8,915,187	$8,100,561	$8,426,793	$7,693,291	$7,358,643	$4,176,353	$4,095,692
Less: Ending intangible assets	315,613	321,108	318,793	316,832	325,277	71,380	75,211
Ending tangible assets (non-GAAP)	$8,599,574	$7,779,453	$8,108,000	$7,376,459	$7,033,366	$4,104,973	$4,020,481
Tangible Common Equity
Ending common stockholders’ equity (GAAP)	$1,030,869	$989,201	$1,001,032	$995,367	$977,169	$437,810	$435,564
Less: Ending intangible assets	315,613	321,108	318,793	316,832	325,277	71,380	75,211
Ending tangible common stockholders’ equity (non-GAAP)	$715,256	$668,093	$682,239	$678,535	$651,892	$366,430	$360,353
Average common stockholders’ equity (GAAP)	$1,018,277	$988,281	$994,785	$991,977	$983,727	$435,635	$435,475
Less: Average intangible assets	317,139	316,248	318,131	320,906	333,495	73,205	77,790
Average tangible common stockholders’ equity (non-GAAP)	$701,138	$672,033	$676,654	$671,071	$650,232	$362,430	$357,685
Return on average common stockholders’ equity (GAAP)	7.34%	7.39%	7.79%	6.76%	5.30%	7.89%	8.10%
Return on average tangible common stockholders’ equity (non-GAAP)	10.66%	10.86%	11.45%	10.00%	8.02%	9.48%	9.86%
Common equity to total assets (GAAP)	11.56%	12.21%	11.88%	12.94%	13.28%	10.48%	10.63%
Tangible common equity/tangible assets (non-GAAP)	8.32%	8.59%	8.41%	9.20%	9.27%	8.93%	8.96%
Book value per share (GAAP)	$23.79	$22.87	$23.15	$22.38	$21.73	$17.63	$17.29
Tangible book value per share (non-GAAP)	$16.50	$15.44	$15.78	$15.25	$14.50	$14.76	$14.30

unaudited pro forma condensed combined financial information
The following unaudited pro forma condensed combined financial information combines the historical consolidated financial position and results of operations of Union and Xenith, as an acquisition by Union of Xenith using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying notes. Under the acquisition method of accounting, the assets and liabilities of Xenith will be recorded by Union at their respective fair values as of the date the merger is completed. The pro forma financial information should be read in conjunction with the Quarterly Reports on Forms 10-Q for the period ended June 30, 2017 and Annual Reports on Forms 10-K for the year ended December 31, 2016 of both Union and Xenith, which are incorporated by reference herein. See “Selected Historical Financial Data of Union” beginning on page 16, “Information About Union Bankshares Corporation” beginning on page 112, “Information About Xenith Bankshares, Inc.” beginning on page 113, and “Where You Can Find More Information” beginning on page 128.
The unaudited pro forma condensed combined balance sheet gives effect to the merger as if the transaction had occurred on June 30, 2017. The unaudited pro forma condensed combined income statements for the six months ended June 30, 2017 and the year ended December 31, 2016 give effect to the merger as if the transaction had occurred on January 1, 2016.
The unaudited pro forma condensed combined financial information included herein is presented for informational purposes only and does not necessarily reflect the financial results of the combined company had the companies actually been combined at the beginning of the periods presented. The adjustments included in this unaudited pro forma condensed combined financial information are preliminary and may be revised and may not agree to actual amounts recorded by Union upon completion of the merger. This financial information does not reflect the benefits of the expected cost savings and expense efficiencies, opportunities to earn additional revenue, potential impacts of current market conditions on revenues or asset dispositions, among other factors, and includes various preliminary estimates and may not necessarily be indicative of the financial position or results of operations that would have occurred if the merger had been completed on the date or at the beginning of the period indicated or which may be attained in the future.
As explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the pro forma allocation of purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed or as subsequently adjusted.
The unaudited pro forma condensed combined financial information should be read in conjunction with Union’s historical consolidated financial statements and related notes thereto, and with Xenith’s historical consolidated financial statements and related notes thereto, each of which are incorporated by reference into this joint proxy statement/prospectus.

UNION AND XENITH
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET
As of June 30, 2017
(Dollars in thousands)
	Union (As Reported)	Xenith (As Reported)	Merger Pro Forma Adjustments	Pro Forma Combined
ASSETS
Cash and cash equivalents	$181,910	$149,940	$(10,176)(a)	$321,674
Securities available for sale, at fair value	960,537	316,463	—	1,277,000
Securities held to maturity, at carrying value	205,630	—	—	205,630
Restricted stock, at cost	69,631	17,341	—	86,972
Loans held for sale, at fair value	41,135	—	—	41,135
Loans held for investment, net of deferred fees and costs	6,771,490	2,370,594	(41,911)(b)(c)	9,100,173
Less allowance for loan losses	38,214	17,027	(17,027)(d)	38,214
Net loans held for investment	6,733,276	2,353,567	(24,884)	9,061,959
Premises and equipment, net	121,842	55,607	6,293(e)	183,742
Other real estate owned, net of valuation allowance	9,482	5,083	—	14,565
Goodwill	298,191	26,931	227,147(f)	552,269
Amortizable intangibles, net	17,422	3,524	22,626(g)	43,572
Bank owned life insurance	180,110	73,004	—	253,114
Other assets	96,021	175,001	3,710(h)	274,732
Total assets	$8,915,187	$3,176,461	$224,716	$12,316,364
LIABILITIES
Noninterest-bearing demand deposits	$1,501,570	$515,632	$—	$2,017,202
Interest-bearing deposits	5,262,864	2,123,557	5,697(i)	7,392,118
Total deposits	6,764,434	2,639,189	5,697	9,409,320
Securities sold under agreements to repurchase	34,543	—	—	34,543
Other short-term borrowings	602,000	—	—	602,000
Long-term borrowings	434,260	39,066	8,940(j)	482,266
Other liabilities	49,081	19,425	11,680(k)	80,186
Total liabilities	7,884,318	2,697,680	26,317	10,608,315
Commitments and contingencies
STOCKHOLDERS’ EQUITY
Common stock	57,643	232	28,743(l)(m)	86,618
Surplus	607,666	712,640	(52,755)(l)(m)	1,267,551
Retained earnings (deficit)	361,552	(233,409)	221,729(k)(l)	349,872
Accumulated other comprehensive income	4,008	(682)	682(l)	4,008
Total stockholders’ equity	1,030,869	478,781	198,399	1,708,049
Total liabilities and stockholders’ equity	$8,915,187	$3,176,461	$224,716	$12,316,364

See accompanying notes to unaudited pro forma financial information.

UNION AND XENITH
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
STATEMENTS OF INCOME
For the Six Months Ended June 30, 2017
(Dollars in thousands, except per share amounts)
	Union (As Reported)	Xenith (As Reported)	Merger Pro Forma Adjustments	Pro Forma Combined
Interest and dividend income:
Interest and fees on loans	$140,696	$54,509	$3,601(n)	$198,806
Other interest income	17,165	4,741	—	21,906
Total interest and dividend income	157,861	59,250	3,601	220,712
Interest expense:
Interest on deposits	11,176	8,003	(680)(o)	18,499
Other interest expense	11,118	1,685	369(p)	13,172
Total interest expense	22,294	9,688	(311)	31,671
Net interest income	135,567	49,562	3,912	189,041
Provision for credit losses	4,295	9	249(A)	4,553
Net interest income after provision for credit losses	131,272	49,553	3,663	184,488
Noninterest income:
Service charges on deposit accounts	9,792	2,303	—	12,095
Other service charges and fees	9,045	1,593	516(B)	11,154
Fiduciary and asset management fees	5,519	—	—	5,519
Mortgage banking income	4,818	—	—	4,818
Bank owned life insurance income	3,460	900	—	4,360
Other operating income	4,260	2,156	(516)(B)	5,900
Total noninterest income	36,894	6,952	—	43,846
Noninterest expenses:
Salaries and benefits	62,730	20,271	—	83,001
Occupancy expenses	9,621	3,784	25(q)	13,430
Furniture and equipment expenses	5,323	727	325(C)	6,375
Technology and data processing	7,827	2,542	(325)(C)	10,044
Acquisition-related costs	2,744	1,965	(4,709)(r)	—
Other expenses	29,080	9,681	2,985(s)(A)	41,746
Total noninterest expenses	117,325	38,970	(1,699)	154,596
Income before income taxes	50,841	17,535	5,362	73,738
Income tax expense	13,761	5,545	888(t)	20,194
Net income from continuing operations	37,080	11,990	4,474	53,544
Net loss from discontinued operations	—	(59)	—	(59)
Net income attributable to Company	$37,080	$11,931	$4,474	$53,485
Earnings per share, basic	$0.85	$0.51		$0.82
Earnings per share, diluted	$0.85	$0.51		$0.81
Weighted average shares outstanding, basic	43,674,070	23,172,014	(1,496,912)(u)	65,349,172
Weighted average shares outstanding, diluted	43,755,045	23,451,301	(1,514,954)(u)	65,691,392
See accompanying notes to unaudited pro forma financial information.

UNION AND XENITH
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
STATEMENTS OF INCOME
For the Year Ended December 31, 2016
(Dollars in thousands, except per share amounts)
	Union (As Reported)	Xenith (As Reported)	Merger Pro Forma Adjustments	Pro Forma Combined
Interest and dividend income:
Interest and fees on loans	$262,567	$85,513	$11,258(n)	$359,338
Other interest income	32,353	6,904	—	39,257
Total interest and dividend income	294,920	92,417	11,258	398,595
Interest expense:
Interest on deposits	17,731	12,879	(3,631)(o)	26,979
Other interest expense	12,039	2,669	713(p)	15,421
Total interest expense	29,770	15,548	(2,918)	42,400
Net interest income	265,150	76,869	14,176	356,195
Provision for credit losses	9,100	11,329	(287)(A)	20,142
Net interest income after provision for credit losses	256,050	65,540	14,463	336,053
Noninterest income:
Service charges on deposit accounts	19,496	4,686	—	24,182
Other service charges and fees	17,175	2,847	977(B)	20,999
Fiduciary and asset management fees	10,199	—	—	10,199
Mortgage banking income	10,953	—	—	10,953
Bank owned life insurance income	5,513	1,492	—	7,005
Other operating income	7,571	2,099	(977)(B)	8,693
Total noninterest income	70,907	11,124	—	82,031
Noninterest expenses:
Salaries and benefits	117,103	34,501	—	151,604
Occupancy expenses	19,528	6,427	49(q)	26,004
Furniture and equipment expenses	10,475	1,083	671(C)	12,229
Technology and data processing	15,368	5,602	(671)(C)	20,299
Acquisition-related costs	—	16,717	—(r)	16,717
Other expenses	60,229	16,548	7,671(s)(A)	84,448
Total noninterest expenses	222,703	80,878	7,720	311,301
Income before income taxes	104,254	(4,214)	6,743	106,783
Income tax expense (benefit)	26,778	(59,728)	2,360(t)	(30,590)
Net income from continuing operations	77,476	55,514	4,383	137,373
Net income from discontinued operations	—	1,528	—	1,528
Net income attributable to Company	$77,476	$57,042	$4,383	$138,901
Earnings per share, basic	$1.77	$2.90		$2.23
Earnings per share, diluted	$1.77	$2.89		$2.23
Weighted average shares outstanding, basic	43,784,193	19,685,290	(1,271,670)(u)	62,197,813
Weighted average shares outstanding, diluted	43,890,271	19,753,971	(1,276,107)(u)	62,368,135
See accompanying notes to unaudited pro forma financial information.

NOTE A — BASIS OF PRESENTATION
On May 19, 2017, Union entered into the merger agreement with Xenith. The merger agreement provides that at the effective time of the merger, each outstanding share of common stock of Xenith will be converted into the right to receive 0.9354 shares of Union common stock, par value $1.33 per share and cash in lieu of any fractional shares.
The unaudited pro forma condensed combined financial information of Union’s financial condition and results of operations, including per share data, are presented after giving effect to the merger. The pro forma financial information assumes that the merger with Xenith was consummated on January 1, 2016 for purposes of the unaudited pro forma condensed combined statements of income and on June 30, 2017 for purposes of the unaudited pro forma condensed combined balance sheet and gives effect to the merger, for purposes of the unaudited pro forma condensed combined statement of income, as if it had been effective during the entire period presented.
The merger will be accounted for using the acquisition method of accounting; accordingly, the difference between the purchase price over the estimated fair value of the assets acquired (including identifiable intangible assets) and liabilities assumed will be recorded as goodwill as of completion of the merger.
The pro forma financial information includes estimated adjustments to record certain assets and liabilities of Xenith at their respective fair values and represents management’s estimates based on available information. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analysis is performed. The final allocation of the purchase price will be determined after the merger is completed and after completion of a final analysis to determine the fair values of Xenith’s tangible, and identifiable intangible, assets and liabilities as of the effective time of the merger.
NOTE B — PRO FORMA ADJUSTMENTS
The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All adjustments are based on current valuations, estimates, and assumptions. Subsequent to the completion of the merger, Union will engage an independent third-party valuation firm to determine the fair value of the assets acquired and liabilities assumed, which could significantly change the amount of the estimated fair values used in the pro forma financial information presented.
(a)
Cash paid for outstanding Xenith stock options at the effective time of merger and an anticipated purchase from the U.S. Treasury by Xenith of warrants to acquire shares of Xenith common stock prior to completion of the merger.

(b)
Fair value adjustment on Xenith’s outstanding loan portfolio. This fair value adjustment consists of:

i.
a fair value adjustment for credit deterioration of the acquired loan portfolio in the amount of  $35.7 million which represented a markdown of 1.5% on Xenith’s outstanding loan portfolio. Of the $35.7 million credit markdown, approximately $20.3 million is estimated to be an accretable adjustment. In order to determine the adjustment related to credit deterioration, Union engaged an independent third-party loan review team to review and perform analytics on Xenith’s loan portfolio; and

ii.
a further fair value adjustment to reflect differences in interest rates in the amount of  $11.4 million in addition to the credit deterioration adjustment. This portion of the fair value adjustment was based on current market interest rates and spreads including the consideration of liquidity concerns.

(c)
Elimination of the fair value adjustment of  $6.5 million for loans purchased by Xenith in previous acquisitions and elimination of Xenith’s net deferred loan fees of  $1.3 million.

(d)
Elimination of Xenith’s allowance for loan losses. Purchased loans acquired in a business combination are recorded at fair value and the recorded allowance of the acquired company is not carried over.

(e)
Estimated fair value adjustment of  $6.3 million on Xenith’s premises and equipment.

(f)
Elimination of Xenith’s legacy goodwill ($26.9 million) plus the addition of goodwill estimated based on the preliminary purchase price allocation for the merger shown in Note C ($254.1 million).

(g)
Union’s estimate of the fair value of the core deposit intangible asset ($26.2 million) and the elimination of Xenith’s previously reported core deposit intangible asset ($3.5 million). This will be amortized over 78 months using sum-of-years digits method. This estimate represents a 1.5% premium on Xenith’s core deposits based on current market data for similar transactions.

(h)
Adjustment for deferred federal income taxes associated with the adjustments to record the assets and liabilities of Xenith at fair value based on Union’s statutory rate of 35%.

(i)
Estimated fair value adjustment on deposits at current market rates and spreads for similar products.

(j)
Estimated fair value adjustment on long-term borrowings at current market rates and spreads for similar products ($17.2 million) and the elimination of fair value adjustments on long-term borrowings assumed by Xenith in previous acquisitions ($26.1 million).

(k)
Estimated accrual of transaction costs of  $11.7 million related to transaction bonuses and success-based fees.

(l)
Elimination of Xenith’s stockholders’ equity representing conversion of all of the outstanding shares of Xenith common stock into shares of Union common stock based on the exchange ratio.

(m)
Recognition of the equity portion of the merger consideration. The adjustment to common stock represents the $1.33 par value of Union common stock issuable in the merger to former holders of shares of Xenith common stock. The adjustment to surplus represents the amount of equity consideration above the par value of Union common stock issuable in the merger.

(n)
Represents the estimated net discount accretion on acquired loans (see Note D). Discount on purchase credit impaired loans is expected to be accreted over a weighted average expected life of 36 months on a pooled basis using the effective interest rate method. Discount on purchase performing loans is expected to be accreted over a weighted average contractual life of 52 months (actual contractual life up to 30 years) on an individual loan basis under the straight line method for revolving loans and the effective interest rate method for all other loans.

(o)
Represents premium accretion on deposits assumed as part of the merger (see Note D). Premium will be amortized over 79 months using the effective interest rate method.

(p)
Represents net discount amortization on borrowings assumed as part of the merger (see Note D). Discount on trust preferred capital notes will be accreted over 20 years using the effective interest method. Premium on subordinated debt notes will be amortized over three years using the straight-line method.

(q)
Represents premium amortization on bank premises (see Note D). Premium will be amortized over 20 years using the straight-line method.

(r)
Elimination of costs incurred in relation to the merger. All acquisition-related costs in 2016 relate to prior mergers.

(s)
Represents amortization of core deposit premium (see Note D). Premium will be amortized over 78 months using the sum-of-years digits method.

(t)
Income tax expense calculated using a federal corporate income tax rate of 35% of pre-tax income, adjusted for nondeductible acquisition-related costs reversed in adjustment (r).

(u)
Weighted average basic and diluted shares outstanding were adjusted to effect the merger.

The following conforming reclassifications are adjustments to Xenith’s reported income statement in order to more closely align with the presentation of Union.
(A)
Adjustment of provision for unfunded commitments recorded in other expenses reclassified to provision for credit losses.

(B)
Adjustment of service charges and fees recorded in other operating income reclassified to other service charges and fees.

(C)
Adjustment of depreciation expense recorded in technology and data processing reclassified to equipment expense.

NOTE C — PRO FORMA ALLOCATION OF PURCHASE PRICE
The following table sets forth the pro forma allocation of the preliminary consideration paid using Union’s stock price of  $31.62 at July 25, 2017 for Xenith common stock to the acquired identifiable assets and liabilities assumed and the pro forma goodwill generated from the merger (dollars in thousands):
Purchase Price:
Fair value of shares of Union common stock issued		$688,860
Fair value of Xenith stock options and Xenith common stock warrants held by the U.S. Treasury		10,176
Total pro forma purchase price		$699,036
Fair value of assets acquired:
Cash and cash equivalents	$149,940
Securities available for sale	316,463
Restricted stock, at cost	17,341
Net loans	2,328,683
Premises and equipment	61,900
OREO	5,083
Core deposit intangible	26,150
Other assets	251,715
Total assets	3,157,275
Fair value of liabilities assumed:
Deposits	2,644,886
Borrowings	48,006
Other liabilities	19,425
Total liabilities	$2,712,317
Net assets acquired		$444,958
Preliminary pro forma goodwill		$254,078

The following table sets forth the sensitivity of the purchase price and resulting goodwill to changes in the price of Union common stock at a price of  $31.62 at July 25, 2017:
Share Price Sensitivity (dollars in thousands)
	Purchase Price	Estimated Goodwill
Up 10%	$770,733	$325,775
As presented in pro forma	$699,036	$254,078
Down 10%	$627,339	$182,381

NOTE D — ESTIMATED AMORTIZATION/ACCRETION OF ACQUISITION ACCOUNTING ADJUSTMENTS
The following table sets forth an estimate of the expected effects of the estimated aggregate acquisition accounting adjustments reflected in the pro forma combined financial statements on the future pre-tax net income of Union after the merger (dollars in thousands):
	Accretion (Amortization)
	For the Years Ended December 31,
	2018	2019	2020	2021	2022	Thereafter	Total
Loans	$11,258	$6,657	$3,960	$2,159	$1,540	$6,116	$31,690
Bank premises	(49)	(49)	(49)	(49)	(49)	(731)	(976)
Core Deposit Intangible	(7,384)	(6,162)	(4,940)	(3,718)	(2,495)	(1,451)	(26,150)
Deposits	3,631	1,225	552	254	35	—	5,697
Borrowings	(713)	(736)	(754)	(785)	(803)	(13,406)	(17,197)
The actual effect of purchase accounting adjustments on the future pre-tax income of Union will differ from these estimates based on the closing date estimates of fair values and, if applicable, the use of different amortization methods than assumed above. Refer to Note B for additional information on assumed amortization methods.
NOTE E — ESTIMATED COST SAVINGS AND MERGER-RELATED COSTS
Estimated cost savings are excluded from the pro forma analysis. Cost savings are estimated to be realized at 80% in the first year after acquisition and 100% in subsequent years. In addition, estimated merger-related costs are not included in the pro forma combined statements of income since they will be recorded in the combined results of income as they are incurred prior to or after completion of the merger and not indicative of what historical results of the combined company would have been had the companies been actually combined during the periods presented. Merger-related costs are estimated to be approximately $33.0 million, after-tax.

comparative historical and pro forma unaudited share data
Presented below is historical unaudited per share information for Union and Xenith and additional information as if the companies had been combined for the periods shown, which is referred to as “pro forma” information.
It is expected that both Union and Xenith will incur merger and integration charges as a result of the merger. Also anticipated is that the merger will provide the combined company with financial benefits that may include reduced operating expenses. The information set forth below, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, may not reflect all of these anticipated financial expenses and does not reflect all of these anticipated financial benefits or consider any potential impacts of current market conditions or the merger on revenues, expense efficiencies, asset dispositions, and share repurchases, among other factors, and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during the periods presented.
In addition, certain of the information set forth below has been prepared based on preliminary estimates of merger consideration and fair values attributable to the merger; the actual amounts recorded for the merger may differ from the information presented. The estimation and allocations of merger consideration are subject to change pending further review of the fair value of the assets acquired and liabilities assumed and actual transaction costs. A final determination of fair value will be based on the actual net tangible and intangible assets and liabilities of Xenith that will exist on the date of completion of the merger.
The information in the following table is based on, and should be read in conjunction with, Union’s historical consolidated financial statements and related notes thereto, and with Xenith’s historical consolidated financial statements and related notes thereto, each of which are incorporated by reference into this joint proxy statement/prospectus.
	Historical		Pro Forma Combined	Pro Forma Equivalent Xenith Share(4)
	Union	Xenith
Basic earnings per share
For the year ended December 31, 2016	$1.77	$2.90	$2.23(1)	$2.09
For the six months ended June 30, 2017	$0.85	$0.51	$0.82(1)	$0.77
Diluted earnings per share
For the year ended December 31, 2016	$1.77	$2.89	$2.23(1)	$2.09
For the six months ended June 30, 2017	$0.85	$0.51	$0.81(1)	$0.76
Cash dividends per share
For the year ended December 31, 2016	$0.77	—	$0.77(2)	$0.72
For the six months ended June 30, 2017	$0.40	—	$0.40(2)	$0.37
Book value per share
As of December 31, 2016	$23.15	$20.05	$25.81(3)	$24.14
As of June 30, 2017	$23.79	$20.65	$26.23(3)	$24.54

(1)
Pro forma earnings per share is based on pro forma combined net income and pro forma combined shares outstanding at the end of the period.

(2)
Pro forma dividends per share represent Union’s historical dividends per share.

(3)
Calculated based on pro forma combined equity and pro forma combined shares outstanding at the end of the period.

(4)
Calculated based on pro forma combined book value per share and pro forma combined net income per share by the exchange ratio of 0.9354.

risk factors
In addition to general investment risks and the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under the heading “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 35, you should consider carefully the following risk factors in deciding how to vote on the proposals presented in this joint proxy statement/prospectus. Union’s and Xenith’s respective businesses are also subject to numerous risks and uncertainties described in their respective Annual Reports on Form 10-K for the year ended December 31, 2016, and subsequent documents filed with the SEC, which are incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 128.
Because of the fixed exchange ratio and fluctuations of the market price of Union common stock, Union shareholders and Xenith shareholders will not know at the time of the special meetings the market value of the merger consideration to be paid by Union to Xenith shareholders.
In the merger, each share of Xenith common stock (except for any shares of Xenith common stock owned by Union or Xenith) will be converted into the right to receive 0.9354 shares of Union common stock, the value of which will depend upon the price of Union common stock at the effective time of the merger. The price of Union common stock as of the effective time of the merger will fluctuate from its price at the date the exchange ratio was established, at the date of this joint proxy statement/prospectus and at the date of the special meetings. Changes in the price of Union common stock may result from changes in the business, operations or prospects of Union, regulatory considerations, general market and economic conditions, and other factors. The exchange ratio is fixed and will not be adjusted to reflect any stock price fluctuations prior to completion of the merger. Therefore, at the time of the special meetings, Union shareholders and Xenith shareholders will not know the exact market value of the merger consideration to be paid by Union when the merger is completed. You should obtain current market quotations for shares of Union common stock (trading symbol “UBSH”) and for shares of Xenith common stock (trading symbol “XBKS”).
The market price of Union common stock after the merger may be affected by factors different from those affecting the shares of Union or Xenith currently.
Upon completion of the merger, holders of Xenith common stock will become holders of Union common stock. Union’s business differs in important respects from that of Xenith, and, accordingly, the results of operations of the combined company and the market price of Union common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of Union and Xenith. For a discussion of the businesses of Union and Xenith and of certain factors to consider in connection with those businesses, see the information described elsewhere in this joint proxy statement/prospectus and the documents incorporated herein by reference.
Combining Union and Xenith may be more difficult, costly or time-consuming than we expect.
The success of the merger will depend, in part, on Union’s ability to realize the anticipated benefits and cost savings from combining the businesses of Union and Xenith and to combine the businesses of Union and Xenith in a manner that permits growth opportunities and cost savings to be realized without materially disrupting the existing customer relationships of Xenith or Union or decreasing revenues due to loss of customers. However, to realize these anticipated benefits and cost savings, Union must successfully combine the businesses of Union and Xenith. If Union is not able to achieve these objectives, the anticipated benefits and cost savings of the merger may not be realized fully, or at all, or may take longer to realize than expected.
Union and Xenith have operated, and, until the completion of the merger, will continue to operate, independently. The success of the merger and the future operating performance of Union and Union Bank will depend, in part, on Union’s ability to successfully combine the businesses of Union and Xenith, including the merger of Xenith Bank into Union Bank, which is expected to occur after the merger during early January 2018. The success of the subsidiary bank merger will, in turn, depend on a number of factors, including Union’s ability to: (i) integrate the operations and branches of Xenith Bank and Union Bank;

(ii) retain the deposits and customers of Xenith Bank and Union Bank; (iii) control the incremental increase in noninterest expense arising from the merger in a manner that enables the combined bank to improve its overall operating efficiencies; and (iv) retain and integrate the appropriate personnel of Xenith Bank into the operations of Union Bank, as well as reducing overlapping bank personnel. The integration of Xenith Bank and Union Bank following the subsidiary bank merger will require the dedication of the time and resources of the banks’ management and may temporarily distract managements’ attention from the day-to-day business of the banks. If Union Bank is unable to successfully integrate Xenith Bank, Union Bank may not be able to realize expected operating efficiencies and eliminate redundant costs.
The integration process in the merger and the subsidiary bank merger could result in the loss of key employees, the disruption of each party’s ongoing business, inconsistencies in standards, controls, procedures and policies that affect adversely either party’s ability to maintain relationships with customers and employees or achieve the anticipated benefits of the merger. The loss of key employees could adversely affect Union’s ability to successfully conduct its business in the markets in which Xenith now operates, which could have an adverse effect on Union’s financial results and the value of its common stock. As with any merger of financial institutions, there also may be disruptions that cause Union and Xenith to lose customers or cause customers to withdraw their deposits from Xenith’s or Union’s banking subsidiaries, or other unintended consequences that could have a material adverse effect on Union’s results of operations or financial condition after the merger. These integration matters could have an adverse effect on each of Xenith and Union during this transition period and for an undetermined period after completion of the merger.
Union will be subject to additional regulation, increased supervision and increased costs following the merger with Xenith.
Various federal banking laws and regulations, including rules adopted by the Federal Reserve pursuant to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) imposes additional regulatory requirements on institutions with $10 billion or more in assets. Union had $8.9 billion in assets as of June 30, 2017. If the merger of Xenith into Union is completed, then Union will have more than $10 billion in assets and, as a result, will be subject to the additional regulatory requirements, increased supervision and increased costs, including the following: (i) supervision, examination and enforcement by the Consumer Financial Protection Bureau with respect to consumer financial protection laws; (ii) regulatory stress testing requirements, whereby Union would be required to conduct an annual stress test (using assumptions for baseline, adverse and severely adverse scenarios); (iii) a modified methodology for calculating FDIC insurance assessments and potentially higher assessment rates; (iv) enhanced supervision as a larger financial institution; and (v) under the Durbin Amendment to the Dodd-Frank Act, institutions with $10 billion or more in assets are subject to a cap on the interchange fees that may be charged in certain electronic debit and prepaid card transactions.
The imposition of these regulatory requirements and increased supervision may require commitment of additional financial resources to regulatory compliance, may increase Union’s cost of operations, and may otherwise have a significant impact on Union’s business, financial condition and results of operations. Further, the results of the stress testing process may lead Union to retain additional capital or alter the mix of its capital components as compared to Union’s current capital management strategy.
Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the surviving company following the merger.
Before the merger, or the subsidiary bank merger, may be completed, Union and Xenith must obtain approvals from the Federal Reserve and the Virginia SCC. Other approvals, waivers or consents from regulators may also be required. In determining whether to grant these approvals the regulators consider a variety of factors, including the regulatory standing of each party, the competitive effects of the contemplated transactions, and the factors described in “The Merger — Regulatory Approvals Required for the Merger” beginning on page 92. An adverse development in either party’s regulatory standing or these factors could result in an inability to obtain approval or delay their receipt. The Community Reinvestment Act of 1977, as amended, and the regulations issued thereunder (the “CRA”) also requires that the bank regulatory authorities, in deciding whether to approve the merger and the subsidiary bank merger, assess the records of performance of Union Bank and Xenith Bank in meeting the credit needs of the communities they serve, including low and moderate income neighborhoods. Each of Union Bank and Xenith Bank currently maintains a CRA rating of  “Satisfactory” from its primary federal regulator. As part of the review process under the CRA, it is not unusual for the bank regulatory authorities to receive protests and other adverse comments from community groups and others. Any such protests or adverse comments could prolong the period during which the merger and the subsidiary bank merger are subject to review by the bank regulatory authorities.
These regulators may impose conditions on the completion of the merger or the subsidiary bank merger or require changes to the terms of the merger or the subsidiary bank merger. Such conditions or changes could have the effect of delaying or preventing completion of the merger or the subsidiary bank merger or imposing additional costs on or limiting the revenues of the surviving company following the merger and the subsidiary bank merger, any of which might have an adverse effect on the surviving company following the merger.
The merger and the subsidiary bank merger may distract management of Union and Xenith from their other responsibilities.
The merger and the subsidiary bank merger could cause the respective management groups of Union and Xenith to focus their time and energies on matters related to the transaction that otherwise would be directed to their business and operations. Any such distraction on the part of either company’s management could affect its ability to service existing business and develop new business and adversely affect the business and earnings of Union or Xenith before the merger, or the business and earnings of Union after the merger.
Termination of the merger agreement could negatively impact Union or Xenith.
If the merger agreement is terminated, Union’s or Xenith’s business may be impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of Union common stock or Xenith common stock could decline to the extent that the current market prices reflect a market assumption that the merger will be completed. Furthermore, costs relating to the merger, such as legal, accounting and financial advisory fees, must be paid even if the merger is not completed. If the merger agreement is terminated under certain circumstances, including circumstances involving a change in recommendation by the Union or the Xenith board of directors, Union or Xenith may be required to pay to the other party a termination fee of  $26.5 million.
Neither of the fairness opinions received by the respective boards of directors of Union and Xenith in connection with the merger prior to the signing of the merger agreement has been updated to reflect changes in circumstances since the signing of the merger agreement.
The opinions rendered by KBW, financial advisor to Union, on May 19, 2017, and by Sandler O’Neill, financial advisor to Xenith, on May 19, 2017, are based upon information available as of such date. Neither opinion has been updated to reflect changes that may occur or may have occurred after the date on which it was delivered, including changes to the operations and prospects of Union or Xenith, changes in general market and economic conditions, or other changes. Any such changes may alter the relative value of Union or Xenith or the prices of shares of Union common stock or Xenith common stock by the time the merger is completed. The opinions do not speak as of the date the merger will be completed or as of any date other than the date of such opinions.
Certain of Xenith’s directors and executive officers have interests in the merger that differ from the interests of Xenith’s other shareholders.
Xenith shareholders should be aware that some of Xenith’s directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of Xenith shareholders generally. The Xenith board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement and the plan of merger, and in recommending that Xenith shareholders vote in favor of approving the Xenith merger proposal. These interests include the following: severance entitlements under existing employment agreements and separation agreements with certain Xenith executive officers, including named executive officers; transaction bonuses payable to certain Xenith executive officers, including named executive officers; the potential early receipt of 2017 annual incentive awards under an existing short-term incentive plan by certain Xenith executive officers, including named executive officers; accelerated vesting of certain outstanding Xenith equity awards either at the effective time of the merger or in 2017 for certain executive officers and directors; the appointment of two current directors of Xenith to the Union board of directors as of the effective time of the merger; and rights to ongoing indemnification and insurance coverage by Union following the merger for acts or omissions of Xenith directors and officers occurring prior to the merger. As of the date of this joint proxy statement/prospectus, Union and Xenith have not selected the current directors of Xenith who will join the Union board of directors as of the effective time of the merger.
The merger agreement limits the ability of Union and Xenith to pursue alternatives to the merger and might discourage competing offers for a higher price or premium.
The merger agreement contains “no-shop” provisions that, subject to limited exceptions, limit the ability of Union and Xenith to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of either company. In addition, under certain circumstances, if the merger agreement is terminated and either Union or Xenith, subject to certain restrictions, completes a similar transaction other than the merger, the party completing such transaction must pay to the other a termination fee of  $26.5 million. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant percentage of ownership of Union or Xenith from considering or proposing the acquisition even if it were prepared to pay consideration, with respect to Xenith, with a higher per share market price than that proposed in the merger, and with respect to Union, with a per share market price that would amount to a premium over the current per share market price of Union.
Union and Xenith will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Union and Xenith. These uncertainties may impair Union’s and Xenith’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with Union and Xenith to seek to change existing business relationships with Union and Xenith. Retention of certain employees by Union and Xenith may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with Union or Xenith. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Union or Xenith, Union’s or Xenith’s business, or the business of the combined company following the merger, could be harmed. In addition, subject to certain exceptions, Union and Xenith have each agreed to operate its business in the ordinary course prior to completion of the merger and refrain from taking certain specified actions until the merger occurs, which may prevent Union or Xenith from pursuing attractive business opportunities that may arise prior to completion of the merger.
Litigation related to the merger could require Xenith or Union to incur significant costs and suffer management distraction, as well as delay and/or enjoin the merger.
On September 7, 2017, Paul Parshall, a purported shareholder of Xenith, filed a putative class action lawsuit in the United States District Court for the Eastern District of Virginia against Xenith, its current directors, and Union on behalf of all public shareholders of Xenith. The plaintiff in the action alleges that Union’s registration statement on Form S-4 of which this joint proxy statement/prospectus is a part omitted certain material information in violation of Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder, and further that the individual defendants are liable for those omissions under Section 20(a) of the Exchange Act. The relief sought in the lawsuit includes preliminary and permanent injunction to prevent the completion of the merger, rescission or rescissory damages if the merger is completed, costs and attorneys’ fees. At this stage, it is not possible to predict the outcome of the proceeding or its impact on Xenith, Union, or the merger.

A negative outcome in this lawsuit could have a material adverse effect on Xenith and Union if it results in preliminary or permanent injunctive relief or rescission of the merger agreement or the merger. A condition to the completion of the merger is that no court or other governmental authority in a competent jurisdiction (which would include the United States District Court for the Eastern District of Virginia) has issued an injunction or similar order prohibiting the completion of the merger. As such, if the plaintiff is successful in obtaining an injunction prohibiting the completion of the merger, then such injunction may prevent the merger from becoming effective or from becoming effective within the expected timeframe. Such lawsuit may also create additional uncertainty related to the merger, and defending such lawsuit may be costly and distracting to management of Xenith and Union. Additional lawsuits arising out of or relating to the merger agreement and the merger may be filed in the future.
The merger is subject to certain closing conditions that, if not satisfied or waived, will result in the merger not being completed, which may cause the prices of Union common stock or Xenith common stock to decline.
The merger is subject to a number of conditions to completion of the merger. Those conditions include (i) approval of the Union merger proposal and the Xenith merger proposal by Union and Xenith shareholders, respectively; (ii) approval of the merger by the necessary federal and state regulatory authorities; (iii) the effectiveness of Union’s registration statement on Form S-4, of which this joint proxy statement/prospectus is a part; (iv) approval from the NASDAQ Stock Market for the listing on the NASDAQ Global Select Market of the shares of Union common stock to be issued in the merger; (v) the absence of any order, decree or injunction of any court or regulatory agency that enjoins or prohibits the completion of the merger; (vi) the accuracy of the other party’s representations and warranties in the merger agreement, subject to the material adverse effect standard in the merger agreement (subject to limited exceptions); (vii) the other party’s performance in all material respects of its obligations under the merger agreement; (viii) the receipt by each party from its respective outside legal counsel of a written legal opinion to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code; (ix) with respect to Union’s obligation to complete the merger, the continued effectiveness of the voting agreements between Union, Xenith and the Xenith institutional shareholders and the affiliate agreements between Union, Xenith and the directors of Xenith; and (x) with respect to Xenith’s obligation to complete the merger, the continued effectiveness of the affiliate agreements between Union, Xenith and the directors of Union.
If any condition to the merger is not satisfied or waived, to the extent permitted by law, the merger will not be completed. If Union and Xenith do not complete the merger, the trading prices of Union common stock or Xenith common stock may decline to the extent that the current prices reflect a market assumption that the merger will be completed. In addition, neither company would realize any of the expected benefits of having completed the merger. If the merger is not completed, additional risks could materialize, which could materially and adversely affect the business, financial condition and results of Union or Xenith.
If the merger is not completed, Union and Xenith will have incurred substantial expenses without realizing the expected benefits of the merger.
Each of Union and Xenith has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing and mailing this joint proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger. If the merger is not completed, Union and Xenith would have to incur these expenses without realizing the expected benefits of the merger.
The unaudited pro forma condensed combined financial statements included in this document are preliminary and the actual financial condition and results of operations of Union after the merger may differ materially.
The unaudited pro forma condensed combined financial statements in this document are presented for illustrative purposes only and are not necessarily indicative of what Union’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed combined financial statements reflect adjustments to illustrate the effect of the merger had it been completed on the dates indicated, which are based upon preliminary estimates, to record the Xenith identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation for the merger reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Xenith as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document.
Current holders of Union and Xenith common stock will have less influence as holders of Union common stock after the merger.
It is expected that the current holders of Union common stock, as a group, will own approximately 67% of the outstanding Union common stock after the merger, and the current holders of Xenith common stock, as a group, will own approximately 33% of the outstanding Union common stock after the merger. Each current holder of Union and Xenith common stock will own a smaller percentage of Union after the merger than they currently own of Union or Xenith, respectively. As a result of the merger, holders of Union and Xenith common stock will have less influence on the management and policies of Union than they currently have on the management and policies of Union or Xenith, respectively.
The shares of Union common stock to be received by Xenith shareholders as a result of the merger will have different rights than shares of Xenith common stock.
Upon completion of the merger, Xenith shareholders will become Union shareholders and their rights as shareholders will be governed by Virginia law (including the Virginia SCA) and Union’s articles of incorporation and Union’s bylaws. The rights associated with Xenith common stock are different from the rights associated with Union common stock. See “Comparative Rights of Shareholders” beginning on page 116 for a discussion of the different rights associated with Union common stock.
After the merger the Xenith institutional shareholders will collectively own a substantial percentage of the Union common stock and could significantly influence matters requiring shareholder approval.
The Xenith institutional shareholders, after giving effect to the merger’s exchange ratio and based on shares of Union common stock and Xenith common stock outstanding as of September 11, 2017, are expected to beneficially own approximately 21.7% of the Union common stock following the merger.
Based on their share ownership, after the merger the Xenith institutional shareholders may be able to exercise significant influence over certain matters requiring approval of Union shareholders. Those matters include approval of significant corporate transactions (including mergers) and the amendment of Union’s articles of incorporation, each of which may require the approval of a majority of all votes entitled to be cast on such transaction, and the election of directors. This influence could have the effect of delaying or preventing a change of control of Union following the merger or changes in management, may make the approval of certain transactions difficult without the support of these significant shareholders, and may result in corporate actions or inaction with which you do not agree.
Xenith shareholders are not entitled to appraisal or dissenters’ rights in connection with the merger.
Appraisal or dissenters’ rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. The Virginia SCA provides that appraisal or dissenters’ rights are not available to holders of common or preferred stock of a Virginia corporation in a merger when the stock is either listed on a national securities exchange, such as the NASDAQ Global Select Market, or is held by at least 2,000 shareholders of record. The common stock of each of Union and Xenith is listed on the NASDAQ Global Select Market. Therefore, Xenith shareholders are not entitled to appraisal or dissenters’ rights in the merger with respect to their shares of Xenith common stock.
Union may not be able to recognize the full value of Xenith’s deferred tax assets and other attributes after the merger.
Union’s ability to use the net operating loss carryovers (“NOLs”) and other tax attributes of Xenith after the merger will be subject to certain limitations and possible changes in tax law that may impact the value of Xenith’s deferred tax assets. The merger will constitute a change in the ownership of Xenith under

Section 382 of the Code that will place certain limits on Union’s ability to utilize Xenith’s NOLs and other tax attributes to reduce Union’s future income taxes. As a result of these limitations the value of Xenith’s deferred tax assets to Union after the merger could decrease, because these limitations could reduce the present value of future tax savings to Union from Xenith’s deferred tax assets.
In addition, comprehensive tax reform remains a topic of discussion in the U.S. Congress and the executive branch of the U.S. government, and any legislation to enact comprehensive tax reform could significantly alter the existing tax Code, including to reduce U.S. federal corporate income tax rates. The value of Xenith’s deferred tax assets is currently based on a 35% U.S. federal corporate income tax rate. If laws are enacted that reduce such U.S. federal corporate income tax rate (e.g., from a 35% tax rate to a 15% tax rate), the value of Xenith’s deferred tax assets would decrease and likely would be accompanied by a related charge to earnings, which could negatively affect Union’s financial condition and results of operations following the merger.
Sales of a significant number of shares of Union common stock in the public markets, or the perception of such sales, or future issuances of equity securities could depress the market price of Union common stock.
Sales of a significant number of shares of Union common stock in the public markets, including shares issued to Xenith shareholders or other acquired institutions, and the availability of those shares for sale could adversely affect the market price of Union common stock. Although the Xenith institutional shareholders are subject, pursuant to the voting agreements between such shareholders and Union and Xenith, to restrictions on the transfer of shares of Union common stock for a period of 60 days following the merger, Union has agreed, at each Xenith institutional shareholder’s option, to enter into a registration rights agreement with respect to such shareholder’s shares of Union common stock within 30 days following the effective time of the merger. After 60 days following the merger, a Xenith institutional shareholder may sell its shares of Union common stock in the public markets without restriction under its respective voting agreement, and any registration rights agreement entered into between such Xenith institutional shareholder and Union could facilitate such sales.
In addition, future issuances of equity securities, including pursuant to outstanding options, could dilute the interests of Union’s current shareholders and could cause the market price of Union common stock to decline. Union may issue such additional equity or convertible securities to raise additional capital. Depending on the amount offered and the levels at which Union offers the stock, issuances of common or preferred stock could be substantially dilutive to holders of Union common stock. Moreover, to the extent that Union issues restricted stock, options or warrants to purchase Union common stock in the future and those options or warrants are exercised or as shares of the restricted stock vest, Union shareholders may experience further dilution. Holders of shares of Union common stock have no preemptive rights that entitle holders to purchase their pro-rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to Union shareholders. Union cannot predict with certainty the effect that future sales of Union common stock would have on the market price of its common stock.

cautionary statement regarding forward-looking statements
Certain statements in this joint proxy statement/prospectus may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the current views of Union and Xenith with respect to future events and financial performance. Specifically, forward-looking statements may include:
•
statements relating to the ability of Union and Xenith to complete the merger within the expected timeframe and the benefits thereof, including anticipated efficiencies, opportunities, synergies and cost savings estimated to result from the merger;

•
projections of revenues, expenses, income, income per share, net interest margins, asset growth, loan production, asset quality, deposit growth and other performance measures, including the information set forth under the heading “Certain Unaudited Prospective Financial Information” beginning on page 81;

•
statements regarding the impact to Union of completing the merger and having more than $10 billion in assets and becoming subject to additional regulatory supervision requirements and costs;

•
statements regarding expansion of operations, including entrance into new markets, development of products and services, and execution of strategic initiatives;

•
discussions of the future state of the economy, competition, regulation, taxation, our business strategies, subsidiaries, investment risk and policies; and

•
statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target,” “prospects,” “continue,” “positions,” “potential,” “may,” “could,” “would,” “should,” “will” or similar expressions.

These forward-looking statements are based on currently available information and we believe that the expectations reflected in our forward-looking statements are reasonable.
By their nature, however, forward-looking statements often involve assumptions about the future. Such assumptions are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. As such, Union and Xenith cannot guarantee you that the expectations reflected in or implied by our forward-looking statements actually will be achieved. Actual results may differ materially from those reflected in or implied by the forward-looking statements due to, among other things, the following factors:
•
the business of Union and Xenith may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•
expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected timeframe;

•
the inability to recognize the full value of Xenith’s deferred tax assets and other attributes after the merger;

•
revenues and earnings following the merger may be lower than expected;

•
customer and employee relationships and business operations may be disrupted by the merger;

•
the ability to obtain required regulatory and shareholder approvals, and the ability to complete the merger within the expected timeframe, may be more difficult, time-consuming or costly than expected;

•
changes in general business, economic and market conditions;

•
changes in fiscal and monetary policies, and laws and regulations;

•
changes in interest rates, inflation rates, deposit flows, loan demand and real estate values;

•
a deterioration in credit quality and/or a reduced demand for, or supply of, credit;

•
volatility in the securities markets generally or in the market price of Union common stock specifically; and

•
the risks outlined in “Risk Factors” beginning on page 28.

We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus or, in the case of a document incorporated herein by reference, as of the date of that document. Except as required by law, neither Union nor Xenith undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the SEC by Union and Xenith. See “Where You Can Find More Information” beginning on page 128 for a list of the documents incorporated herein by reference.

the union special meeting
Date, Place and Time
This joint proxy statement/prospectus is first being mailed on or about September 21, 2017 to Union shareholders who held shares of Union common stock, par value $1.33 per share, on the record date for the Union special meeting of shareholders. This joint proxy statement/prospectus is accompanied by the notice of the Union special meeting and a proxy card that is solicited by the Union board of directors for use at the Union special meeting to be held on October 26, 2017 at 9:00 a.m., local time, at The Hotel Roanoke & Conference Center, located at 110 Shenandoah Avenue, Roanoke, Virginia 24016, and at any adjournments or postponements of that meeting.
Purposes of the Union Special Meeting
At the Union special meeting, the Union shareholders will be asked:
•
to approve the Union merger proposal as more fully described in this joint proxy statement/prospectus; and

•
to approve the Union adjournment proposal as more fully described in this joint proxy statement/prospectus.

Recommendation of the Union Board of Directors
The Union board of directors believes that the merger with Xenith is fair to and is in the best interests of Union and its shareholders and unanimously recommends that Union shareholders vote “FOR” each of the proposals that will be presented at the Union special meeting as described in this joint proxy statement/prospectus.
Record Date and Voting Rights; Quorum
The Union board of directors has fixed the close of business on September 11, 2017 as the record date for determining the Union shareholders entitled to notice of and to vote at the Union special meeting or any adjournments or postponements thereof. Accordingly, you are only entitled to notice of and to vote at the Union special meeting if you were a record holder of Union common stock at the close of business on the record date. At that date, 43,702,671 shares of Union common stock were outstanding and entitled to vote.
To have a quorum that permits Union to conduct business at the Union special meeting, the presence, whether in person or by proxy, of Union shareholders representing a majority of the voting shares outstanding on the record date is required. You are entitled to one vote for each share of Union common stock you held as of the close of business on the record date.
Holders of shares of Union common stock present in person at the Union special meeting but not voting, and shares of Union common stock for which proxy cards are received indicating that their holders have abstained, will be counted as present at the Union special meeting for purposes of determining whether there is a quorum for transacting business. Shares held in “street name” that have been designated by brokers, banks or other nominees on proxies as not voted will not be counted as votes cast for or against any proposal and will not be counted for purposes of determining the presence of a quorum unless the broker, bank or other nominee has been instructed to vote on at least one of the proposals for the Union special meeting.
Votes Required
Vote Required for Approval of the Union Merger Proposal.   Because the merger agreement was approved by more than two-thirds of the directors of Union, under Union’s articles of incorporation, the approval of the Union merger proposal requires the affirmative vote of a majority of the shares of Union common stock entitled to vote on the proposal.

Failures to vote, “ABSTAIN” votes and broker non-votes will not count as votes cast on the proposal. Because the approval of the Union merger proposal requires the affirmative vote of a majority of the shares of Union common stock entitled to vote on the proposal, failures to vote, “ABSTAIN” votes and broker non-votes will have the same effect as votes “AGAINST” the Union merger proposal.
Vote Required for Approval of the Union Adjournment Proposal.   The approval of the Union adjournment proposal requires that the number of votes cast “FOR” the proposal exceed the number of votes cast “AGAINST” the proposal, whether or not a quorum is present.
Failures to vote, “ABSTAIN” votes and broker non-votes will not count as votes cast and will have no effect for purposes of determining whether the Union adjournment proposal has been approved.
Stock Ownership of Union Directors and Executive Officers
Union and Xenith have entered into affiliate agreements with the directors of Union, in their capacities as shareholders, regarding the voting of their shares of Union common stock in connection with the merger. As of September 11, 2017, the record date for the Union special meeting, directors and executive officers of Union and their affiliates beneficially owned and were entitled to vote approximately 845,757 shares of Union common stock, or approximately 1.9% of the total voting power of the shares of Union common stock outstanding on that date, of which approximately 507,135 shares or approximately 1.2% of the total voting power of the shares of Union common stock outstanding on that date are subject to an affiliate agreement.
Pursuant to the affiliate agreements, each of Union’s directors has agreed, among other things and subject to several conditions and exceptions, to vote all shares of Union common stock owned beneficially or of record by such director, and over which such director has sole power to vote or direct the disposition, in favor of the Union merger proposal and against any alternative acquisition proposal. The directors have also agreed to customary non-solicitation covenants relating to alternative acquisition proposals.
For more information about the affiliate agreements, see “The Merger Agreement — Affiliate Agreements” on page 105.
Voting at the Union Special Meeting
Record Holders.   If your shares of Union common stock are held of record in your name, your shares can be voted at the Union special meeting in any of the following ways:
•
By Mail.   You can vote your shares before the Union special meeting by using the enclosed proxy card for the Union special meeting. If you complete, sign and date the proxy card and return it in the enclosed postage-paid envelope, you will be appointing the “proxies” named in the proxy card to vote your shares for you at the Union special meeting. The authority you will be giving the proxies is described in the proxy card. When your proxy card is returned properly completed and signed, the shares of Union common stock represented by it will be voted at the Union special meeting in accordance with the instructions on the proxy card.

If proxy cards are returned properly signed without an indication as to how the proxies should vote, the Union common stock represented by each such proxy card will be considered to be voted (i) “FOR” the Union merger proposal and (ii) “FOR” the Union adjournment proposal.
•
By Internet or Telephone.   You can appoint the proxies to vote your shares for you by going to the Internet website (www.envisionreports.com/UBSH) or by calling 1-800-652-8683. When you are prompted for your “control number,” enter the number printed near your name on the enclosed proxy card and then follow the instructions provided. You may vote by Internet or telephone only until 11:59 p.m. Eastern Time on October 25, 2017, which is the day before the Union special meeting. If you vote by the Internet or telephone, you need not complete, sign, date and return a proxy card. Under Virginia law, you will be appointing the proxies to vote your shares on the same terms as are described above and with the same authority as if you completed, signed, dated and returned a proxy card. The authority you will be giving the proxies is described in the proxy card.

•
In Person.   You can attend the Union special meeting and vote in person. A ballot will be provided for your use at the meeting.

Your vote is important. Accordingly, please complete, sign, date and return the enclosed proxy card, or follow the instructions above to vote by the Internet or telephone, whether or not you plan to attend the Union special meeting in person.
Shares held in “Street Name.”   Only the record holders of shares of Union common stock, or their appointed proxies, may vote those shares. As a result, if your shares of Union common stock are held for you in “street name” by a broker, bank or other nominee, such as a custodian, then only your broker, bank or other nominee (i.e., the record holder) may vote them for you, or appoint the proxies to vote them for you, unless you previously have made arrangements for your broker, bank or other nominee to assign its voting rights to you or for you to be recognized as the person entitled to vote your shares. You will need to follow the directions your broker, bank or other nominee provides you and give it instructions as to how it should vote your shares by following the instructions you received from your broker, bank or other nominee with your copy of this joint proxy statement/prospectus. Brokers, banks and other nominees who hold shares in “street name” for their clients typically have the discretionary authority to vote those shares on “routine” proposals when they have not received instructions from beneficial owners of the shares. However, they may not vote those shares on “non-routine” matters, such as the proposals that will be presented at the Union special meeting, unless their clients give them voting instructions. To ensure that your shares are represented at the Union special meeting and voted in the manner you desire, it is important that you instruct your broker, bank or other nominee as to how it should vote your shares.
If your shares are held in “street name” and you wish to vote them in person at the Union special meeting, you must obtain a proxy, executed in your favor, from your broker, bank or other nominee (i.e., the record holder).
Changes of Votes and Revocations of Proxies
Record Holders.   If you are the record holder of shares of Union common stock and you complete, sign, date and return a proxy card or appoint the proxies by the Internet or telephone and you later wish to revoke the authority or change the voting instructions you gave the proxies, you can do so at any time before the voting takes place at the Union special meeting by taking the appropriate action described below.
To change or revoke your vote:
•
you can complete, sign, date and return a new proxy card, bearing a later date than your original proxy card, which contains your new vote, and return it so that it is received before the Union special meeting or, if hand delivered, before the voting takes place at the Union special meeting;

•
if you appointed the proxies by the Internet or telephone, you can go to the same Internet website (www.envisionreports.com/UBSH), or use the same telephone number (1-800-652-8683) before 11:59 p.m. Eastern Time on October 25, 2017 (the day before the Union special meeting), enter the same control number (printed near your name on the enclosed proxy card) that you previously used to appoint the proxies and then change your vote;

•
you can attend the Union special meeting and vote in person. Simply attending the Union special meeting alone, without voting in person, will not change your vote or revoke your proxy card or Internet or telephone appointment of proxies; or

•
you can send a written notice of revocation to Union’s corporate secretary before the Union special meeting or, if hand delivered, before the voting takes place at the Union special meeting, that you want to revoke your proxy card or Internet or telephone appointment.

If you choose the first method (signing and returning a new proxy card) or the last method (a written notice revoking your proxy card), your new proxy card or your notice must be actually received before the Union special meeting. The proxies will follow the last vote received from you before the Union special meeting.

If you return your new proxy card or notice of revocation by mail, it should be addressed to Union’s corporate secretary at Union Bankshares Corporation, 1051 East Cary Street, Suite 1200, Richmond, Virginia 23219, Attention: Corporate Secretary, and must be received as set forth above. If hand delivered, your new proxy card or notice of revocation must be received by Union’s corporate secretary as set forth above.
If you need assistance in changing or revoking your proxy, please contact:
•
Union’s corporate secretary by calling (804) 633-5031 or by writing to the address as set forth above; or

•
Union’s proxy solicitor, Regan & Associates, Inc., by calling, toll-free, (212) 587-3005 or by writing to Regan & Associates, Inc., 505 Eighth Avenue, Suite 800, New York, New York 10018.

Shares held in “Street Name.”   If your shares are held in “street name” and you want to change or revoke your voting instructions you have given to the record holder of your shares, you must follow the directions given by your broker, bank or other nominee.
Participants in the Union ESOP
Pursuant to the Union Employee Stock Ownership Plan (“ESOP”), the trustee of the ESOP votes the shares of Union common stock allocated to participants in accordance with their instructions if instructions have been received. The trustee also votes the combined fractional shares of Union common stock allocated to all participants’ accounts, to the extent possible, to reflect the direction of the participants. When no voting instructions have been received, the trustee is permitted to vote the shares of Union common stock allocated to a participant’s account for which no instructions have been received, and unallocated shares of Union common stock, in the same proportion as the shares of Union common stock for which voting instructions have been received.
Solicitation of Proxies
This solicitation is made on behalf of the Union board of directors, and Union will pay the costs of soliciting and obtaining proxies, including the cost of reimbursing brokers, banks and other nominees for forwarding proxy materials to shareholders. Proxies may be solicited, without extra compensation, by Union’s officers and employees by mail, electronic mail, telephone, fax or personal interviews. Union has currently engaged Regan & Associates, Inc. to assist it in the distribution and solicitation of proxies for a fee of  $35,000, plus out-of-pocket expenses. Union will also reimburse brokers, banks and other nominees for their expenses in getting your voting instructions.

proposals to be considered at the union special meeting
Approval of the Union Merger Proposal (Union Proposal No. 1)
At the Union special meeting, Union shareholders will be asked to approve the Union merger proposal providing for the merger of Xenith with and into Union, with Union being the surviving company in the merger. Union shareholders should read this joint proxy statement/prospectus carefully and in its entirety, including the appendices and the documents incorporated by reference herein, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Appendix A.
After careful consideration, the Union board of directors approved and adopted the merger agreement and the merger and found the merger agreement and merger to be advisable and in the best interests of Union and the Union shareholders. For a more detailed discussion of the Union board of directors’ recommendation, see “The Merger — Union’s Reasons for the Merger; Recommendation of the Union Board of Directors” beginning on page 54.
The Union board of directors unanimously recommends that Union shareholders vote “FOR” the Union merger proposal.
Approval of the Union Adjournment Proposal (Union Proposal No. 2)
If at the Union special meeting there are not sufficient votes to approve the Union merger proposal, the meeting may be adjourned to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies to approve the Union merger proposal. In that event, Union shareholders will be asked to vote on the Union adjournment proposal and will not be asked to vote on the Union merger proposal.
In order to allow proxies that have been received by Union at the time of the Union special meeting to be voted for the Union adjournment proposal, Union is submitting the Union adjournment proposal to its shareholders as a separate matter for their consideration. This proposal asks Union shareholders to authorize the holder of any proxy solicited by the Union board of directors on a discretionary basis to vote in favor of adjourning the Union special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Union shareholders who have previously voted.
If it is necessary to adjourn the Union special meeting, then, unless the meeting will have been adjourned for a total of more than 120 days, no notice of the date, time, place or purpose of such adjourned meeting is required to be given to shareholders, other than an announcement at the Union special meeting, prior to such adjournment. Even if a quorum is not present, shareholders who are represented at a meeting may approve the Union adjournment proposal.
The Union board of directors unanimously recommends that Union shareholders vote “FOR” the Union adjournment proposal.

the xenith special meeting
Date, Place and Time
This joint proxy statement/prospectus is first being mailed on or about September 21, 2017 to Xenith shareholders who held shares of Xenith common stock, par value $0.01 per share, on the record date for the Xenith special meeting of shareholders. This joint proxy statement/prospectus is accompanied by the notice of the Xenith special meeting and a proxy card that is solicited by the Xenith board of directors for use at the Xenith special meeting to be held on October 26, 2017 at 10:00 a.m. local time, at Xenith Bank, located at 901 East Cary Street, Suite 1700, Richmond, Virginia 23219, and at any adjournments or postponements of that meeting.
Purposes of the Xenith Special Meeting
At the Xenith special meeting, Xenith shareholders will be asked:
•
to approve the Xenith merger proposal as more fully described in this joint proxy statement/prospectus;

•
to approve, on a non-binding advisory basis, the compensation proposal as more fully described in this joint proxy statement/prospectus; and

•
to approve the Xenith adjournment proposal as more fully described in this joint proxy statement/prospectus.

Recommendation of the Xenith Board of Directors
The Xenith board of directors believes that the merger with Union is fair to and is in the best interests of Xenith and its shareholders and unanimously recommends that Xenith shareholders vote “FOR” each of the proposals that will be presented at the Xenith special meeting as more fully described in this joint proxy statement/prospectus.
Record Date and Voting Rights; Quorum
The Xenith board of directors has fixed the close of business on September 11, 2017 as the record date for determining the Xenith shareholders entitled to notice of and to vote at the Xenith special meeting or any adjournments or postponements thereof. Accordingly, you are only entitled to notice of and to vote at the Xenith special meeting if you were a record holder of Xenith common stock at the close of business on the record date. At that date, 23,206,738 shares of Xenith common stock were outstanding and entitled to vote.
To have a quorum that permits Xenith to conduct business at the Xenith special meeting, the presence, whether in person or by proxy, of Xenith shareholders representing a majority of the outstanding shares of capital stock entitled to vote on the record date. You can cast one vote for each share of Xenith common stock you held as of the close of business on the record date.
Holders of shares of Xenith common stock present in person at the Xenith special meeting but not voting, and shares of Xenith common stock for which proxy cards are received indicating that their holders have abstained, will be counted as present at the Xenith special meeting for purposes of determining whether there is a quorum for transacting business. Shares held in “street name” that have been designated by brokers, banks or other nominees on proxies as not voted will not be counted as votes cast for or against any proposal and will not be counted for purposes of determining the presence of a quorum unless the broker, bank or other nominee has been instructed to vote on at least one of the proposals for the Xenith special meeting.

Votes Required
Vote Required for Approval of the Xenith Merger Proposal.   The approval of the Xenith merger proposal requires the affirmative vote of a majority of the shares of Xenith common stock entitled to vote on the proposal.
Failures to vote, “ABSTAIN” votes and broker non-votes will not count as votes cast on the proposal. Because the approval of the Xenith merger proposal requires the affirmative vote of a majority of the shares of Xenith common stock entitled to vote on the proposal, failures to vote, “ABSTAIN” votes and broker non-votes will have the same effect as votes “AGAINST” the Xenith merger proposal.
Vote Required for Approval, on a Non-Binding, Advisory Basis, of the Compensation Proposal.   The approval, on a non-binding, advisory basis, of the compensation proposal requires that the number of votes cast “FOR” the proposal exceed the number of votes cast “AGAINST” the proposal.
Failures to vote, “ABSTAIN” votes and broker non-votes will not count as votes cast and will have no effect for purposes of determining whether the compensation proposal has been approved.
Vote Required for Approval of the Xenith Adjournment Proposal.   The approval of the Xenith adjournment proposal requires that the number of votes cast “FOR” the proposal exceed the number of votes cast “AGAINST” the proposal, whether or not a quorum is present.
Failures to vote, “ABSTAIN” votes and broker non-votes will not count as votes cast and will have no effect for purposes of determining whether the Xenith adjournment proposal has been approved.
Stock Ownership of Xenith Directors and Executive Officers
Union and Xenith have entered into affiliate agreements with the directors of Xenith, in their capacities as shareholders, regarding the voting of their shares of Xenith common stock in connection with the merger. As of September 11, 2017, the record date for the Xenith special meeting, directors and executive officers of Xenith and their affiliates beneficially owned and were entitled to vote approximately 15,492,451 shares of Xenith common stock, or approximately 66.8% of the total voting power of the shares of Xenith common stock outstanding on that date, of which approximately 178,350 shares or approximately .01% of the total voting power of the shares of Xenith common stock outstanding on that date are subject to an affiliate agreement.
Pursuant to the affiliate agreements, each of Union’s and Xenith’s directors, respectively, has agreed, among other things and subject to several conditions and exceptions, to vote all shares of Union common stock or Xenith common stock, respectively, owned beneficially or of record by such director, and over which such director has sole power to vote or direct the disposition, in favor of the Union merger proposal or the Xenith merger proposal, respectively, and against any alternative acquisition proposal. The directors have also agreed to customary non-solicitation covenants relating to alternative acquisition proposals.
For more information about the affiliate agreements, see “The Merger Agreement — Affiliate Agreements” on page 105.
Stock Ownership of Certain Xenith Shareholders
Pursuant to the voting agreements, each Xenith institutional shareholder has agreed, among other things, to vote the shares of Xenith common stock beneficially owned and over which it has voting power in favor of the Xenith merger proposal and any related matters and against any alternative acquisition proposal. As of September 11, 2017, the record date for the Xenith special meeting, the Xenith institutional shareholders beneficially owned and were entitled to vote approximately 15,032,453 shares of Xenith common stock, or approximately 64.8% of the total voting power of the shares of Xenith common stock outstanding on that date, all of which are subject to a voting agreement.
For more information on the voting agreements, see “The Merger — Voting Agreements” beginning on page 105.

Voting at the Xenith Special Meeting
Record Holders.   If your shares of Xenith common stock are held of record in your name, your shares can be voted at the Xenith special meeting in any of the following ways:
•
By Mail.   You can vote your shares before the Xenith special meeting by using the enclosed proxy card for the Xenith special meeting. If you complete, sign and date the proxy card and return it in the enclosed postage-paid envelope, you will be appointing the proxies named in the proxy card to vote your shares for you at the Xenith special meeting. The authority you will be giving the proxies is described in the proxy card. When your proxy card is returned properly completed and signed, the shares of Xenith common stock represented by it will be voted at the Xenith special meeting in accordance with the instructions on the proxy card.

If proxy cards are returned properly signed without an indication as to how the proxies should vote, the Xenith common stock represented by each such proxy card will be considered to be voted (i) “FOR” the Xenith merger proposal, (ii) “FOR” the compensation proposal and (iii) “FOR” the Xenith adjournment proposal.
•
By the Internet or Telephone.   You can appoint the proxies to vote your shares for you by going to the Internet website (www.investorvote.com/xbks) or by calling 1-800-652-8683. When you are prompted for your “control number,” enter the number printed near your name on the enclosed proxy card and then follow the instructions provided. You may vote by the Internet or telephone only until 3:00 a.m. Eastern Time on October 26, 2017, which is the day of the Xenith special meeting. If you vote by the Internet or telephone, you need not complete, sign, date and return a proxy card. Under Virginia law, you will be appointing the proxies to vote your shares on the same terms as are described above and with the same authority as if you completed, signed, dated and returned a proxy card. The authority you will be giving the proxies is described in the proxy card.

•
In Person.   You can attend the Xenith special meeting and vote in person. A ballot will be provided for your use at the meeting.

Your vote is important. Accordingly, please complete, sign, date and return the enclosed proxy card, or follow the instructions above to vote by the Internet or telephone, whether or not you plan to attend the Xenith special meeting in person.
Shares Held in “Street Name.”   Only the record holders of shares of Xenith common stock, or their appointed proxies, may vote those shares. As a result, if your shares of Xenith common stock are held for you in “street name” by a broker, bank or other nominee, such as a custodian, then only your broker, bank or other nominee (i.e., the record holder) may vote them for you, or appoint the proxies to vote them for you, unless you previously have made arrangements for your broker, bank or other nominee to assign its voting rights to you or for you to be recognized as the person entitled to vote your shares. You will need to follow the directions your broker, bank or other nominee provides you and give it instructions as to how it should vote your shares by following the instructions you received from your broker, bank or other nominee with your copy of this joint proxy statement/prospectus. Brokers, banks and other nominees who hold shares in “street name” for their clients typically have the discretionary authority to vote those shares on “routine” proposals when they have not received instructions from beneficial owners of the shares. However, they may not vote those shares on “non-routine” matters, such as the proposals that will be presented at the Xenith special meeting, unless their clients give them voting instructions. To ensure that your shares are represented at the Xenith special meeting and voted in the manner you desire, it is important that you instruct your broker, bank or other nominee as to how it should vote your shares.
If your shares are held in “street name” and you wish to vote them in person at the Xenith special meeting, you must obtain a proxy, executed in your favor, from your broker, bank or other nominee (i.e., the record holder).

Changes of Votes and Revocation of Proxies
Record Holders.   If you are the record holder of shares of Xenith common stock and you complete, sign, date and return a proxy card or appoint the proxies by the Internet or by telephone and you later wish to revoke the authority or change the voting instructions you gave the proxies, you can do so at any time before the voting takes place at the Xenith special meeting by taking the appropriate action described below.
To change or revoke your vote:
•
you can complete, sign, date and return a new proxy card, bearing a later date than your original proxy card, which contains your new vote, and return it so that it is received before the Xenith special meeting or, if hand delivered, before the voting takes place at the Xenith special meeting;

•
if you appointed the proxies by the Internet or telephone, you can go to the same Internet website (www.investorvote.com/xbks), or use the same telephone number (1-800-652-8683) before 3:00 a.m. Eastern Time on October 26, 2017 (the day of the Xenith special meeting), enter the same control number (printed near your name on the enclosed proxy card) that you previously used to appoint the proxies and then change your vote;

•
you can attend the Xenith special meeting and vote in person. Simply attending the Xenith special meeting alone, without voting in person, will not change or revoke your proxy card or Internet or telephone appointment of proxies; or

•
you can send a written notice of revocation to Xenith’s secretary before the Xenith special meeting or, if hand delivered, before the voting takes place at the Xenith special meeting, that you want to revoke your proxy card or Internet or telephone appointment.

If you choose the first method (signing and returning a new proxy card) or the last method (a written notice revoking your proxy card), your new proxy card or your notice must be actually received before the Xenith special meeting. The proxies will follow the last vote received from you before the Xenith special meeting.
If you return your new proxy card or notice of revocation by mail, it should be addressed to Xenith’s secretary at Xenith Bankshares, Inc., 901 East Cary Street, Suite 1700, Richmond, Virginia 23219, Attention: Secretary, and must be received as set forth above. If hand delivered, your new proxy card or notice of revocation must be received by Xenith’s secretary as set forth above.
If you need assistance in changing or revoking your proxy, please contact Xenith’s secretary by calling (804) 433-2200 or by writing to the address as set forth above.
Shares Held in “Street Name.”   If your shares are held in “street name” and you want to change or revoke voting instructions you have given to the record holder of your shares, you must follow the directions given by your broker, bank or other nominee.
Holders of Xenith Common Stock through the Xenith 401(k) Plan
Holders of Xenith common stock through Xenith’s VBA Defined Contribution Plan (the “Xenith 401(k) Plan”) have the right to direct the trustee of the Xenith 401(k) Plan as to their vote on matters with respect to the approval or disapproval of any corporate merger or consolidation, recapitalization, reclassification, liquidation, dissolution, sale of substantially all the assets of the business or any similar transaction. If you hold Xenith common stock in the Xenith 401(k) Plan you will receive additional information and instructions about how to provide your confidential voting instructions to the trustee. Please follow the instructions carefully as the deadline to vote shares of Xenith common stock owned through the Xenith 401(k) Plan is earlier than the deadline for record holders of Xenith common stock.
Solicitation of Proxies
This solicitation is made on behalf of the Xenith board of directors, and Xenith will pay the costs of soliciting and obtaining proxies, including the cost of reimbursing brokers, banks and other nominees for forwarding proxy materials to shareholders. Proxies may be solicited, without extra compensation, by Xenith’s officers and employees by mail, electronic mail, telephone, fax or personal interviews. Xenith will also reimburse brokers, banks and other nominees for their expenses in getting your voting instructions.

proposals to be considered at the xenith special meeting
Approval of the Xenith Merger Proposal (Xenith Proposal No. 1)
At the Xenith special meeting, Xenith shareholders will be asked to approve the Xenith merger proposal providing for the merger of Xenith with and into Union, with Union being the surviving company in the merger. Xenith shareholders should read this joint proxy statement/prospectus carefully and in its entirety, including the appendices and the documents incorporated by reference herein, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Appendix A.
After careful consideration, the Xenith board of directors unanimously approved the merger agreement and the merger and determined the terms of the merger to be fair to and in the best interests of Xenith and the Xenith shareholders. For a more detailed discussion of the Xenith board of directors’ recommendation, see “The Merger — Xenith’s Reasons for the Merger; Recommendation of Xenith’s Board of Directors” beginning on page 56.
The Xenith board of directors unanimously recommends that Xenith shareholders vote “FOR” the Xenith merger proposal.
Approval of the Compensation Proposal (Xenith Proposal No. 2)
As required by Section 14A of the Exchange Act, Xenith is providing its shareholders with the opportunity to approve, on a non-binding advisory basis, the compensation proposal, by voting on the following resolution:
“RESOLVED, that the compensation that may be paid or become payable to the named executive officers of Xenith in connection with or as a result of the merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case, as disclosed in the section entitled “The Merger — Interests of Certain Xenith Directors and Executive Officers in the Merger” including the related table and narrative, is hereby APPROVED.”
Approval of the compensation proposal is not a condition to completion of the merger. The vote on this proposal is a vote separate and apart from the vote on the Xenith merger proposal. Because the compensation proposal is non-binding and advisory in nature, a vote for or against approval will not be binding on either Xenith or Union.
The compensation that is subject to the compensation proposal is a contractual obligation of Xenith and/or Xenith Bank, or of Union and/or Union Bank including as the successors to Xenith and Xenith Bank, respectively (although, as disclosed in “The Merger — Interests of Certain Xenith Directors and Executive Officers in the Merger” beginning on page 83, Xenith or Xenith Bank may accelerate the payment of some or all of that compensation). If the merger proposals are approved and the merger is completed, such compensation may be paid, subject only to the conditions applicable thereto, even if shareholders fail to approve this proposal. If the merger is not completed, the compensation committee of the Xenith board of directors will consider the results of the vote in making future executive compensation decisions.
The Xenith board of directors unanimously recommends that Xenith shareholders vote “FOR” the compensation proposal.
Approval of the Xenith Adjournment Proposal (Xenith Proposal No. 3)
If at the Xenith special meeting there are not sufficient votes to approve the Xenith merger proposal, the meeting may be adjourned to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies to approve the Xenith merger proposal. In that event, Xenith shareholders will be asked to vote on the Xenith adjournment proposal, may be asked to vote on the compensation proposal and will not be asked to vote on the Xenith merger proposal.

In order to allow proxies that have been received by Xenith at the time of the Xenith special meeting to be voted for the Xenith adjournment proposal, Xenith is submitting the Xenith adjournment proposal to its shareholders as a separate matter for their consideration. This proposal asks Xenith shareholders to authorize the holder of any proxy solicited by the Xenith board of directors on a discretionary basis to vote in favor of adjourning the Xenith special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Xenith shareholders who have previously voted.
If it is necessary to adjourn the Xenith special meeting, then no notice of such adjourned meeting is required to be given to shareholders, other than an announcement at the Xenith special meeting before adjournment of the place, date and time to which the Xenith special meeting is adjourned. Even if a quorum is not present, shareholders who are represented at a meeting may approve the Xenith adjournment proposal.
The Xenith board of directors unanimously recommends that Xenith shareholders vote “FOR” the Xenith adjournment proposal.

the merger
The following discussion contains certain information about the merger. The discussion is subject to and is qualified in its entirety by reference to the merger agreement, which is attached as Appendix A to this joint proxy statement/prospectus and incorporated herein by reference. We urge you to read carefully this joint proxy statement/prospectus, including the merger agreement attached as Appendix A, for a more complete understanding of the merger.
General Information
The Union board of directors and the Xenith board of directors have each approved the merger agreement and the merger, which provides for the merger of Xenith with and into Union, with Union being the surviving company in the merger.
Pursuant to the terms of the merger agreement, as a result of the merger each share of Xenith common stock issued and outstanding before the merger (except for any shares of Xenith common stock owned by Union or Xenith) will be converted into the right to receive 0.9354 shares of Union common stock and cash in lieu of any fractional shares. The exchange ratio is fixed and will not be adjusted to reflect any stock price fluctuations prior to completion of the merger.
As of the date of this joint proxy statement/prospectus, Union expects that it will issue approximately 21,757,286 shares of Union common stock to the holders of Xenith common stock in the merger based on 23,206,738 shares of Xenith common stock outstanding as of the record date for the Xenith special meeting. At the completion of the merger, it is expected that there will be issued and outstanding approximately 65,459,957 shares of Union common stock, with current holders of Union common stock owning approximately 67% of Union’s outstanding common stock, and current holders of Xenith common stock owning approximately 33% of Union’s outstanding common stock.
After the merger, it is expected that Xenith Bank, the Virginia chartered bank subsidiary of Xenith, will merge with and into Union Bank, the Virginia chartered bank subsidiary of Union. Union Bank will be the surviving bank in the subsidiary bank merger, which is expected to be completed during early January 2018.
Background of the Merger
Each of the Union and the Xenith boards of directors and executive management have, from time to time, separately engaged in long-term strategic reviews and have considered ways to enhance shareholder value and their respective companies’ performance and prospects in light of competitive and other relevant developments. For each company, these reviews have included periodic discussions concerning potential transactions that could further its strategic objectives and the potential benefits and risks of any such transactions.
In September 2016, at a retreat of the Union board of directors, the Union board of directors met with representatives of KBW to discuss the current banking environment, recent transactions in the banking and financial services industry and the impact of crossing the $10 billion asset regulatory threshold. KBW was not engaged by Union to provide investment banking or financial advisory services at that time. During this meeting, the representatives of KBW provided an overview of a number of potential strategic transactions for the Union board of directors, including a potential strategic transaction between Union and Xenith.
In October, 2016, the Xenith board of directors held a strategic planning retreat. During these meetings, the Xenith board of directors reviewed a variety of strategic alternatives, including (i) organic growth on a stand-alone basis, (ii) organic growth combined with one or more acquisitions of smaller or similarly sized financial institutions, (iii) a strategic merger with a larger financial institution, or (iv) a sale of Xenith. The Xenith board of directors also considered the regional and national landscape for community banks and financial institutions. During the retreat, members of the Xenith board of directors expressed uncertainty about Xenith’s ability to grow organically and noted that Xenith may not be viewed by potential strategic acquisition targets as an attractive partner because of Xenith’s relatively modest earnings growth as compared to other potential partners.

In January 2017, the Union board of directors and executive management discussed Union’s strategic approach to potential merger or acquisition transactions. During that meeting, the Union board of directors identified Xenith as an attractive acquisition candidate and authorized John C. Asbury, President and Chief Executive Officer of Union, to establish communication with T. Gaylon Layfield, III, Chief Executive Officer of Xenith, regarding a potential transaction between Union and Xenith. During the first quarter of 2017, Mr. Asbury had brief initial discussions with Mr. Layfield and also attempted to arrange a meeting with Mr. Layfield, but due to their respective schedules, they were unable to have a substantive discussion about a potential transaction until late March 2017.
In early January 2017, Xenith management and representatives of ACMO-HR, L.L.C., CapGen Capital Group VI LP and Carlyle Financial Services Harbor, L.P. (collectively, the “legacy Hampton Roads institutional investors”) had several conversations about whether these investors wanted to exercise certain contractual demand registration rights and request that Xenith facilitate a registered offering of some or all of the Xenith common stock owned by the legacy Hampton Roads institutional investors.
On January 25, 2017, the Xenith board of directors held a regular meeting which was attended by representatives of KBW. During this meeting, the representatives of KBW and the Xenith board of directors principally discussed the potential sale of the Xenith common stock held by the legacy Hampton Roads institutional investors. KBW was not engaged by Xenith to provide investment banking or financial advisory services at the time of the Xenith board meeting on January 25, 2017.
On February 2, 2017, the Xenith board of directors held a special meeting to continue its discussions about a potential secondary sale of Xenith common stock held by the legacy Hampton Roads institutional investors. Management reviewed with the board, among other things, the potential impact of this type of transaction on Xenith’s deferred tax assets. KBW was also invited to the meeting and discussed with the Xenith board of directors current market conditions for a secondary offering and the potential timing for such an offering. KBW was not engaged by Xenith to provide investment banking or financial advisory services at the time of the Xenith board meeting on February 2, 2017. The Xenith board of directors did not take any action regarding the potential secondary sale of Xenith’s common stock held by the legacy Hampton Roads institutional investors and directed Xenith’s management to further analyze the impact of the potential secondary sale on Xenith’s deferred tax assets, to provide any necessary updates to Xenith’s internal budget and forecast and to further explore with the legacy Hampton Roads institutional investors their preferences and intentions regarding a potential secondary sale.
As Xenith’s management and the Xenith board of directors continued to explore a potential secondary sale of Xenith common stock held by the legacy Hampton Roads institutional investors, they became concerned that the sale of 100% of the shares held by the legacy Hampton Roads institutional investors would not be accepted by the market and that the timing and structure of the secondary sale would need to be adjusted to accommodate multiple smaller offerings. Also, during the period from February 22, 2017 to March 22, 2017, the price of Xenith common stock on the NASDAQ Global Select Market declined by approximately 19.4%. This decline, coupled with the anticipated underwriting fees and expenses and softening in demand, caused Xenith’s management and the Xenith board of directors to become concerned about the viability at that time of a potential secondary sale of all of the Xenith common stock held by the legacy Hampton Roads institutional investors in a single transaction on financially acceptable terms.
On March 22, 2017, the Xenith board of directors held a regular meeting which was attended by representatives of Sandler O’Neill and representatives of KBW. The Xenith board of directors had separate discussions with the two investment banks regarding potential strategic alternatives for Xenith, including (i) organic growth on a stand-alone basis, (ii) organic growth combined with one or more acquisitions of smaller or similarly sized financial institutions, (iii) a strategic merger with a larger financial institution, or (iv) a sale of Xenith. During both discussions, Union was identified, among others, as a potential partner for a strategic transaction. At this meeting, representatives of the legacy Hampton Roads institutional investors informed the Xenith board of directors that they were no longer interested in pursuing a secondary sale of their Xenith common stock. Also at this meeting, representatives of Hunton & Williams LLP, outside legal counsel to Xenith, made a presentation to the Xenith board of directors regarding its fiduciary duties in the context of the Xenith board of director’s review of its strategic plan and evaluation of strategic alternatives. At this meeting the Xenith board of directors did not take any action regarding potential strategic alternatives or the engagement of a financial advisor and did not direct Xenith management to take any such action.
On March 30, 2017, the Xenith board of directors convened a special meeting to consider the engagement of a financial advisor in connection with potential strategic alternatives discussed in the prior meeting. The Xenith board of directors considered the qualifications, experience and recent transactions of both Sandler O’Neill and KBW. The Xenith board of directors determined that current market trends and timing made engaging a financial advisor advisable, and after discussion, the Xenith board of directors approved the engagement of Sandler O’Neill as Xenith’s financial advisor. After considering the potential strategic alternatives discussed in the prior meeting, the Xenith board of directors determined that it would be in the best interests of Xenith and its shareholders to explore Union’s interest in acquiring Xenith in a potential strategic transaction based on several factors, such as the current market environment, Union’s financial condition, the complementary branch networks and business lines of Xenith and Union, and those factors described below under “— Xenith’s Reasons for the Merger; Recommendation of the Xenith Board of Directors.” Accordingly, the Xenith board of directors authorized Mr. Layfield to reach out to Mr. Asbury to explore the potential for a strategic transaction between Union and Xenith. On March 31, 2017, Mr. Layfield informed a representative of KBW that Xenith’s board of directors had approved the engagement of Sandler O’Neill. On April 3, 2017, Xenith entered into an engagement letter with Sandler O’Neill.
On March 31, 2017, Mr. Layfield called Mr. Asbury to see if Mr. Asbury would be interested in meeting to discuss a potential strategic transaction between Union and Xenith. Mr. Asbury and Mr. Layfield agreed to convene an in-person meeting on April 4, 2017 to discuss the potential transaction in more detail. On March 31, 2017, Mr. Asbury contacted a representative of KBW to inform KBW of the upcoming April 4, 2017 meeting and discuss KBW’s engagement as Union’s financial advisor in the potential transaction. On April 3, 2017, and in preparation for the following day’s meeting between Mr. Asbury, Mr. Layfield and others, members of Union’s executive management team held a meeting with representatives of KBW, to review preliminary financial aspects of a potential merger of Xenith into Union.
On April 4, 2017, Mr. Asbury, Mr. Robert M. Gorman, Executive Vice President and Chief Financial Officer of Union, Mr. Layfield, and Mr. Patrick E. Corbin, Chairman of the Xenith board of directors, met to discuss each party’s interest in a potential strategic transaction in which Union would acquire Xenith. Based on each party’s preliminary interest in such a potential strategic transaction, Union’s and Xenith’s respective representatives agreed to exchange preliminary due diligence information to determine whether there was continued interest in pursuing a potential strategic transaction. Following this meeting, representatives of KBW, on behalf of Union, and representatives of Sandler O’Neill, on behalf of Xenith, agreed to exchange draft nondisclosure agreements and conduct preliminary due diligence.
On April 5, 2017, the executive committee of the Union board of directors held a meeting to discuss Xenith’s interest in a potential merger of Xenith into Union. During the meeting, the executive committee discussed the potential strategic fit and synergies that could be achieved through a transaction with Xenith, including significantly increasing Union’s Hampton Roads presence, expansion into Maryland and North Carolina, and expansion of the commercial and industrial lending business. The executive committee also discussed that a merger with Xenith would efficiently increase Union’s assets across the $10 billion in total assets threshold, and then discussed formally engaging KBW as Union’s financial advisor in the transaction, the expected timing of closing of the transaction should it occur, and expectations regarding due diligence and a non-binding indication of interest. The executive committee authorized Mr. Asbury and Mr. Gorman to continue discussions with respect to a potential transaction with Xenith and to commence Union’s due diligence review of Xenith.
On April 7, 2017, Union and Xenith executed a mutual nondisclosure agreement in order to facilitate the exchange of information in connection with a potential transaction.
During the week of April 10, 2017, members of Union management and representatives of KBW held several discussions regarding the potential transaction, and Union began work on initial due diligence reviews and related tasks. In addition, on April 10, 2017, Mr. Layfield and Mr. Asbury met to discuss the complementary nature of their respective organizations.

On April 13, 2017, Union executed an engagement letter to formally engage KBW as its financial advisor regarding the potential merger of Xenith into Union. In selecting KBW as Union’s financial advisor, Union considered KBW’s qualifications, experience, recent transactions on which KBW advised and Union’s long-term relationship with KBW.
On April 14, 2017, the executive committee of the Union board of directors held a meeting to discuss the potential merger of Xenith into Union. Mr. Gorman, Rachael R. Lape, General Counsel of Union, and representatives of KBW also attended the meeting. During the meeting, the executive committee discussed, amongst itself and with representatives of KBW and Union’s executive management, strategic considerations relating to a possible acquisition of Xenith, the proposed price to be paid for Xenith, other key proposed terms of the transaction, details regarding institutional ownership of Xenith, Xenith’s businesses, potential cost savings, impact to certain key financial metrics, and risks and costs of the transaction. The executive committee of the Union board of directors authorized delivery of a non-binding indication of interest to Xenith at an implied offer price of  $32.50 per share of Xenith common stock (or an exchange ratio of 0.9212) in the form of 90% Union common stock and 10% cash. The non-binding indication of interest provided for two current directors on the Xenith board of directors to be appointed to the Union board of directors at the effective time of the merger. The non-binding indication of interest also provided that certain Xenith institutional shareholders owning more than 4.9% of the Xenith common stock would be subject to restrictions on sales of shares after closing. The non-binding indication of interest required Xenith to agree to an exclusivity covenant through May 31, 2017. Later on April 14, 2017, representatives of KBW, on behalf of Union, delivered the non-binding indication of interest to representatives of Sandler O’Neill, on behalf of Xenith. That same day Mr. Layfield provided the draft non-binding indication of interest to the members of the Xenith board of directors.
Members of Xenith’s management, including Mr. Layfield, reviewed and discussed the initial non-binding indication of interest with Mr. Corbin and representatives of Sandler O’Neill. As a result of such discussions, on April 17, 2017, representatives of Sandler O’Neill, on behalf of Xenith, delivered to representatives of KBW, on behalf of Union, a revised non-binding indication of interest that proposed a purchase price of  $33.50 per share of Xenith common stock (or an exchange ratio of 0.9495) in the form of 90% Union common stock and 10% cash, provided that four current members of the Xenith board of directors be appointed to the Union board of directors at the effective time of the merger, and provided a shortened exclusivity period that expired on May 16, 2017.
On April 17, 2017, the executive committee of the Union board of directors held a meeting, which representatives of KBW also attended, to discuss among other matters Xenith’s revised non-binding indication of interest. The executive committee then approved delivery of a revised non-binding indication of interest to Xenith with the terms described below.
On April 18, 2017, Union delivered an updated non-binding indication of interest to Xenith that provided for an offer price per share of Xenith common stock of  $33.00 (or an exchange ratio of 0.9354) in the form of 90% Union common stock and 10% cash, and reflected the shortened exclusivity period that expired on May 16, 2017. The updated non-binding indication of interest continued to provide that two current directors on the Xenith board of directors would be appointed to the Union board of directors at the effective time of the merger.
On April 19, 2017, the Xenith board of directors held a special meeting to consider Union’s updated non-binding indication of interest. Mr. Layfield reviewed with the board the proposals that had been exchanged between the parties, and the related negotiations. Representatives of Sandler O’Neill presented a financial analysis of Union’s proposed offer and a capacity to pay analysis of other potential strategic partners for Xenith based on customary financial metrics in the banking and financial services sector. Representatives of Hunton & Williams LLP reviewed with the board its fiduciary duties under Virginia law in the context of a proposed merger. During this meeting, the Xenith board of directors discussed the advantages and disadvantages of engaging in discussions with other potential bidders or whether to enter into an exclusivity arrangement with Union, as requested by Union. As a part of this discussion, the Xenith board of directors considered the potential strategic alternatives discussed in this meeting and in prior meetings, the current market environment, Union’s financial condition, the complementary branch networks and business lines of Xenith and Union, and certain factors described below under “— Xenith’s

Reasons for the Merger; Recommendation of the Xenith Board of Directors” beginning on page 56. Following discussion, the Xenith board of directors approved the updated non-binding indication of interest and authorized management to continue negotiating the definitive terms of a merger with Union.
On April 19, 2017, Union and Xenith executed a non-binding indication of interest. Over the next several weeks, Union and Xenith conducted detailed due diligence of the other party.
Beginning April 24, 2017, Union and certain of its external advisors performed due diligence reviews of, among other things, Xenith’s deferred tax assets and tax compliance and the likelihood that the merger would limit the value of, or Union’s utilization of, Xenith’s deferred tax assets and certain other tax characteristics of Xenith following the merger including pursuant to Section 382 of the Code. During this due diligence review, Union engaged an external advisor to analyze Xenith’s tax compliance and the potential impact of Section 382 of the Code on Xenith’s net operating loss carryforwards and their utilization following the merger. Union also engaged a second external advisor to independently analyze the potential impact of Section 382 of the Code. These analyses identified no material issues, including with respect to the application of Section 382 of the Code in connection with the merger, and did not identify any valuation allowances that were anticipated to be recorded against Xenith’s deferred tax assets following the merger. These analyses were incorporated into certain financial models of the merger that were being prepared by KBW and Union’s management.
On April 26, 2017, the Xenith board of directors held a regularly scheduled meeting. At the meeting, Mr. Thomas W. Osgood, Chief Financial Officer of Xenith, updated the Xenith board of directors on the due diligence process being conducted by Union on Xenith, as well as Xenith’s reverse due diligence on Union.
On May 2, 2017, Union’s board of directors held a regularly scheduled meeting that immediately followed Union’s 2017 annual meeting of shareholders. Representatives from KBW and Troutman Sanders LLP, outside legal counsel to Union, were also present. In addition to its standard agenda, Union’s board of directors discussed the proposed merger of Xenith into Union. Union management provided an update regarding ongoing negotiations with Xenith. Representatives of KBW updated the Union board of directors regarding financial information for Xenith and Union and the financial aspects of the proposed transaction. The Union board of directors received information regarding and discussed, among other things, pro forma loan concentrations and market shares, key financial metrics, specific assumptions and methodologies used in the financial modeling and analysis, absorption of costs of crossing the $10 billion threshold, the valuation of and ability to utilitze Xenith’s deferred tax assets under current corporate tax rates and in light of potential changes in corporate tax rates, and data from comparable transactions. The Union board of directors then authorized the negotiation of a definitive agreement for Xenith to merge into Union, with the definitive agreement to be submitted to the Union board of directors for final approval. Representatives of Troutman Sanders LLP reviewed with the Union board of directors certain legal provisions expected to be in a definitive merger agreement and in voting agreements with Xenith’s institutional shareholders and affiliate agreements with directors of Union and Xenith. Representatives of Troutman Sanders LLP also reviewed with the Union board of directors its fiduciary duties under Virginia law in the context of a proposed merger.
On May 5, 2017, representatives of Troutman Sanders LLP provided representatives of Hunton & Williams LLP with a draft merger agreement, a draft voting agreement for the Xenith institutional shareholders and a draft form of affiliate agreement with directors of Union and Xenith. Xenith’s management and representatives of Hunton & Williams LLP and Sandler O’Neill began their respective reviews of the draft transaction documents. Xenith’s management then directed representatives of Hunton & Williams LLP to prepare a revised draft merger agreement with terms more favorable to Xenith, including to preserve the 10% cash consideration and to seek a termination fee lower than 4.5% of the transaction’s value, as proposed by Union. During this time, the parties continued their legal and financial due diligence reviews. On May 11, 2017 representatives of KBW, on behalf of Union, communicated to representatives of Sandler O’Neill, on behalf of Xenith, that as a result of Union’s due diligence review and Union’s focus on pro forma capital ratios, giving effect to the proposed transaction, Union was now proposing to eliminate the cash consideration so that the merger consideration would be 100% comprised of Union common stock. Additionally, representatives of KBW, on behalf of Union, proposed reducing the exchange ratio to 0.9000. Later on May 11, 2017 at Xenith’s direction, representatives of Hunton & Williams LLP provided a revised draft merger agreement to representatives of Troutman Sanders LLP preserving the 10% cash consideration and reflecting a termination fee of 3.5%. Between May 11 and May 15, 2017, the parties and their respective financial advisors and counsel conducted negotiations. On May 15, the parties agreed that the consideration for the transaction would be 100% Union common stock, but that the exchange ratio would remain 0.9354 as stated in the executed non-binding indication of interest.
On May 15, 2017, Union requested that Xenith extend the exclusivity period under the non-binding indication of interest to the earlier of May 23, 2017 or when Union informed Xenith that it was not interested in continuing negotiations, and representatives on Troutman Sanders LLP, on behalf of Union, provided a draft letter agreement to that effect to representatives of Hunton & Williams LLP, on behalf of Xenith. Mr. Layfield provided the draft letter agreement extending the exclusivity period to the Xenith board of directors and on May 16, 2016, the Xenith board unanimously approved the letter agreement by written consent. Later on May 16, 2017, Union and Xenith executed a letter agreement extending the exclusivity period under the non-binding indication of interest to the earlier of May 23, 2017 or when Union informed Xenith that it was not interested in continuing negotiations.
Between May 16, 2017 and May 19, 2017, the parties, with the assistance of their respective counsel, finalized the merger agreement and related transaction documents, including the voting agreements for the Xenith institutional shareholders and the affiliate agreements for Union’s and Xenith’s directors, and the parties finalized their respective due diligence reviews. The significant terms of the finalized merger agreement were substantially consistent with terms set forth in the non-binding indication of interest, executed by Union and Xenith dated April 19, 2017, except as noted above that the parties agreed that the merger consideration for shares of Xenith common stock would be paid entirely in shares of Union common stock (except for cash in lieu of fractional shares). On May 18, 2017, Mr. Asbury and Mr. Layfield met in person to discuss and resolve certain outstanding issues in the merger agreement, including agreeing to a termination fee of  $26,500,000, which represented approximately 3.8% of the transaction value on May 19, 2017.
On May 19, 2017, the Union board of directors held a special meeting to consider the terms of the proposed merger. At the meeting, Mr. Asbury, Mr. Gorman and other members of Union’s executive management team updated the Union board of directors on the status of the proposed merger and negotiations with Xenith, and reviewed the strategic rationale and the anticipated benefits of the proposed merger. Representatives of Union management, KBW and Troutman Sanders LLP provided input on the results of the due diligence conducted by Union on Xenith. Members of the Union board of directors asked questions on the due diligence results to which representatives of Union management, KBW and Troutman Sanders LLP responded. At this meeting, KBW reviewed the key transaction terms and the financial aspects of the proposed merger and rendered an opinion to the Union board of directors to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to Union. For more information, see “— Opinion of Union’s Financial Advisor” beginning on page 58. Representatives of Troutman Sanders LLP reviewed with the Union board of directors the terms of the merger agreement and related transaction documents (including the voting agreements with the Xenith institutional shareholders and the affiliate agreements with directors of Union and Xenith), and reviewed with the Union board of directors the legal standards applicable to its decisions and actions with respect to the proposed merger. After considering the proposed terms of the merger agreement and other transaction documents and the various presentations of its financial and legal advisors, and taking into account matters discussed during this meeting and in prior meetings of the Union board of directors and its executive committee, including the factors described below under “— Union’s Reasons for the Merger; Recommendation of Union’s Board of Directors,” the Union board of directors determined that the merger, the merger agreement and the transactions contemplated by the merger agreement were advisable and in the best interests of Union and its shareholders and approved and adopted the merger agreement and determined to recommend that Union shareholders approve the merger agreement and the transactions contemplated by the merger agreement.

Also on May 19, 2017, the Xenith board of directors held a special meeting to consider the terms of the proposed merger. At the meeting, representatives of Sandler O’Neill reviewed and discussed with the Xenith board of directors its financial analyses with respect to Xenith, Union and the proposed merger. Thereafter, at the request of the Xenith board of directors, Sandler O’Neill rendered its oral opinion to the Xenith board of directors (which was subsequently confirmed in writing by delivery of Sandler O’Neill’s written opinion dated May 19, 2017). In its opinion, Sandler O’Neill opined that, as of May 19, 2017, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of Xenith common stock. Representatives of Hunton & Williams LLP reviewed the final negotiated terms and conditions of the merger agreement and related transaction documents (including the voting agreements with the Xenith institutional shareholders and the affiliate agreements with directors of Union and Xenith), and reviewed with Xenith’s board the legal standards applicable to its decisions and actions with respect to the proposed merger. After considering the proposed terms of the merger agreement and other transaction documents and its discussions with Xenith’s financial and legal advisors, and taking into consideration the matters discussed during meetings of the Xenith board of directors, including the factors described below under “— Xenith’s Reasons for the Merger; Recommendation of the Xenith Board of Directors,” the Xenith board of directors unanimously approved and adopted the merger agreement, determined that the merger, the merger agreement and the transactions contemplated by the merger agreement were in the best interests of Xenith and its shareholders, and determined to recommend that Xenith shareholders approve the merger agreement and the transactions contemplated thereby.
Later on May 19, 2017, Union and Xenith executed the merger agreement. On May 22, 2017, Union and Xenith issued a joint press release announcing the execution of the merger agreement and the terms of the merger.
Union’s Reasons for the Merger; Recommendation of the Union Board of Directors
After careful consideration, the Union board of directors, at a meeting held on May 19, 2017, determined that the merger agreement is in the best interests of Union and its shareholders. Accordingly, Union’s board of directors approved and adopted the merger agreement and unanimously recommends that Union shareholders vote “FOR” the Union merger proposal and “FOR” the Union adjournment proposal.
In reaching its decision to adopt and approve the merger agreement and recommend that its shareholders approve the merger agreement, the Union board of directors consulted with Union’s management, as well as Union’s financial and legal advisors, and considered a number of factors, including, but not limited to, the following principal factors:
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the belief that the merger solidifies Union’s position as Virginia’s preeminent community bank;

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the expectation that the merger will create the largest community bank headquartered in Virginia, with approximately $12 billion in total assets and 147 branch locations on a pro forma basis;

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the fact that the merger will expand Union’s operations in the attractive Hampton Roads, Virginia banking market;

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the belief that the merger allows Union to efficiently cross the $10 billion in total assets threshold, which will result in additional regulatory burden and associated costs, including for example limitations on certain types of fee income, that Union expects to be mitigated due to the economies of scale provided by the size of the combined company following the merger;

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Xenith’s financial condition, earnings, business, operations, asset quality and prospects, taking into account the results of Union’s due diligence investigation of Xenith;

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the compatibility of and complementary nature of Xenith’s business, operations and business culture with those of Union;

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the belief that the merger will leverage Xenith’s expertise in commercial lending throughout the combined company’s operations;

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the belief that the merger will diversify Union’s client base, loan portfolio and revenue streams and will augment Union’s core funding position;

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the complementary branch networks of Union and Xenith and the fact that the merger will enhance Union’s branch network in Virginia and will expand Union’s branch network into Maryland and North Carolina;

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the expectation that the merger will be immediately accretive to Union’s EPS in 2018 and will be immediately accretive to Union’s tangible book value, based on current tax rates;

•
Union’s and its financial advisors’ expectations and analyses of cost synergies, earnings accretion, tangible book value dilution and internal rate of return, among other metrics;

•
the expectation, based on detailed diligence performed by Union and its advisors, that Union will not record any write-downs or impairments of Xenith’s deferred tax assets based on current tax rates or due to the impact of Section 382 of the Code;

•
Union’s belief that the merger will accelerate Union’s achievement of its financial performance goals including improving Union’s overall operating efficiency;

•
Union’s understanding of the current and prospective environment in which Union and Xenith operate, including national, regional and local economic conditions, the competitive environment for financial institutions generally and the likely effect of these factors on Union both with and without the merger;

•
the strong capital positions maintained by Union and Xenith prior to the merger and the anticipated strong capital position for the combined company following the merger;

•
the market for alternative merger or acquisition transactions in the financial services industry and the likelihood and timing of other material strategic transactions;

•
the regulatory and other approvals required in connection with the merger and the expectation that the approvals will be received in a timely manner and without imposition of unacceptable conditions;

•
the fact that the combined company will have more than $10 billion in assets on a pro forma basis and thus be subject to greater regulatory and compliance requirements;

•
the fact that Union shareholders would have an opportunity to approve the merger agreement and the merger;

•
Union’s past record of integrating acquisitions and realizing benefits of acquisitions;

•
the financial and other terms of the transaction, including the fixed exchange ratio, expected tax treatment, deal protection and termination fee provisions, which it reviewed with its outside financial and legal advisors; and

•
the opinion of KBW delivered to the Union board of directors on May 19, 2017 to the effect that, as of that date, and subject to and based on the various assumptions, considerations, qualifications and limitations set forth in the opinion, the exchange ratio in the merger agreement was fair, from a financial point of view, to Union.

The Union board of directors weighed the foregoing against a number of potentially negative factors, including:
•
the costs associated with the completion of the merger and the realization of the benefits expected to be obtained in connection with the merger, including management’s time and energy and potential opportunity cost;

•
the potential risks and costs associated with integrating Xenith’s business, operations and workforce with those of Union;

•
the potential risks of diverting management attention and resources from the operation of Union’s business and toward the completion of the merger;

•
the challenges in absorbing the effect of any failure to complete the merger, including potential payment of a termination fee and market reactions;

•
the restrictions on the conduct of Union’s business during the period between the execution of the merger agreement and the completion of the merger;

•
the risk that regulatory agencies may not approve the merger or may impose terms and conditions on their approvals that adversely affect the business and financial results of the combined company;

•
the risk of not being able to fully utilize after the merger certain tax attributes of Xenith and the risk that changes in tax laws may impact the value of Xenith’s deferred tax assets; and

•
the risk of not being able to realize all of the anticipated operational synergies and cost savings between Union and Xenith and the risk that other anticipated benefits might not be realized.

The foregoing discussion of the information and factors considered by the Union board of directors is not intended to be exhaustive but includes the material factors considered by the Union board of directors. In view of the wide variety of the factors considered in connection with its evaluation of the merger and the complexity of these matters, the Union board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, the individual members of the Union board of directors may have given different weight to different factors. The Union board of directors conducted an overall analysis of the factors described above including thorough discussions with, and questioning of, Union management and Union’s legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination.
The foregoing explanation of the Union board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in “Risk Factors” beginning on page 28 and “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 35.
Xenith’s Reasons for the Merger; Recommendation of Xenith’s Board of Directors
After careful consideration, the Xenith board of directors, at a meeting held on May 19, 2017, determined the terms of the merger to be fair and in the best interests of Xenith and its shareholders. Accordingly, the Xenith board of directors unanimously adopted and approved the merger agreement and the plan of merger and unanimously recommends that Xenith shareholders vote “FOR” the Xenith merger proposal, “FOR” the compensation proposal and “FOR” the Xenith adjournment proposal.
In reaching its decision to adopt and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, and to recommend that its shareholders approve the Xenith merger proposal, the Xenith board of directors consulted with Xenith’s management, as well as Xenith’s financial and legal advisors, and considered a number of factors, including, but not limited to, the following material factors:
•
the expectation that the merger will create the largest community bank headquartered in Virginia, with approximately $12 billion in total assets and 147 branch locations on a pro forma basis;

•
the belief that the merger allows the combined company to efficiently cross the $10 billion in total assets threshold, which will result in additional regulatory burden and associated costs that the combined company expects to be mitigated due to the economies of scale provided by the size of the combined company following the merger;

•
Union’s financial condition, earnings, business, operations, asset quality and prospects, taking into account the results of Xenith’s due diligence investigation of Union;

•
the compatibility of and complementary nature of Union’s business, operations and business culture with those of Xenith;

•
the complementary branch networks of Xenith and Union;

•
the expectation that the merger will be immediately accretive to the combined company’s EPS in 2018 and will be immediately accretive to the combined company’s tangible book value with no earnback period, based on current tax rates;

•
Xenith’s and its financial advisors’ expectations and analyses of cost synergies, earnings accretion, tangible book value dilution and internal rate of return, among other metrics;

•
Xenith’s belief that the merger will accelerate achievement of its financial performance goals for its shareholders;

•
Xenith’s understanding of the current and prospective environment in which Xenith and Union operate, including national, regional and local economic conditions, the competitive environment for financial institutions generally and the likely effect of these factors on Xenith both with and without the merger;

•
the strong capital positions maintained by Xenith and Union prior to the merger and the anticipated strong capital position for the combined company following the merger;

•
the market for alternative merger or acquisition transactions in the financial services industry and the likelihood and timing of other material strategic transactions;

•
the regulatory and other approvals required in connection with the merger and the expectation that the approvals will be received in a timely manner and without imposition of unacceptable conditions;

•
Union’s past record of integrating acquisitions and realizing benefits of acquisitions;

•
the financial and other terms of the transaction, including the fixed exchange ratio, expected tax treatment, deal protection and termination fee provisions, which it reviewed with its outside financial and legal advisors; and

•
the opinion of Sandler O’Neill delivered to the Xenith board of directors on May 19, 2017 to the effect that, as of that date, and subject to and based on the various assumptions, considerations, qualifications and limitations set forth in the opinion, the exchange ratio in the merger agreement was fair, from a financial point of view, to Xenith.

The Xenith board of directors also considered potential risks and potentially negative factors concerning the merger in connection with its deliberations on the merger, including the following material factors:
•
the costs associated with the completion of the merger and the realization of the benefits expected to be obtained in connection with the merger, including management’s time and energy and potential opportunity cost;

•
the potential risks of diverting management attention and resources from the operation of Xenith’s business and toward the completion of the merger;

•
the challenges in absorbing the effect of any failure to complete the merger, including potential payment of a termination fee and market reactions;

•
the restrictions on the conduct of Xenith’s business during the period between the execution of the merger agreement and the completion of the merger;

•
the fact that the combined company will have more than $10 billion in assets on a pro forma basis and thus be subject to greater regulatory and compliance requirements and limitations on certain types of fee income; and

•
the risk that regulatory agencies may not approve the merger or may impose terms and conditions on their approvals that adversely affect the business and financial results of the combined company.

The foregoing discussion of the information and factors considered by the Xenith board of directors is not intended to be exhaustive but includes the material factors considered by the Xenith board of directors. In view of the wide variety of the factors considered in connection with its evaluation of the merger and the complexity of these matters, the Xenith board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, the individual members of the Xenith board of directors may have given different weight to different factors. The Xenith board of directors conducted an overall analysis of the factors described above including thorough discussions with, and questioning of, Xenith’s management and Xenith’s legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination.
The foregoing explanation of the Xenith board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in “Risk Factors” beginning on page 28 and “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 35.
Opinion of Union’s Financial Advisor
Union engaged KBW to render financial advisory and investment banking services to Union, including an opinion to the Union board of directors as to the fairness, from a financial point of view, to Union of the exchange ratio in the merger. Union selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.
As part of its engagement, representatives of KBW attended the meeting of the Union board of directors held on May 19, 2017 at which the Union board of directors evaluated the merger. At this meeting, KBW reviewed the financial aspects of the merger and rendered an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the exchange ratio in the merger was fair, from a financial point of view, to Union. The Union board of directors approved the merger agreement at this meeting.
The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Appendix B to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.
KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Union board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the exchange ratio in the merger to Union. It did not address the underlying business decision of Union to engage in the merger or enter into the merger agreement or constitute a recommendation to the Union board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Union common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation as to whether or not any such shareholder should enter into a voting, shareholders’, affiliates’ or other agreement with respect to the merger or exercise any appraisal or dissenters’ rights that may be available to such shareholder.
KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.
In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Union and Xenith and bearing upon the merger, including, among other things:
•
a draft of the merger agreement, dated May 19, 2017 (the most recent draft then made available to KBW);

•
the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2016 of Union;

•
the unaudited quarterly financial statements and the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017 of Union;

•
the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2016 of Xenith;

•
the unaudited quarterly financial statements and the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017 of Xenith;

•
certain regulatory filings of Union and Xenith and their respective subsidiaries, including the quarterly reports on Form FRY-9C and quarterly call reports filed with respect to each quarter during the three year period ended December 31, 2016 and the quarter ended March 31, 2017;

•
certain other interim reports and other communications of Union and Xenith to their respective shareholders; and

•
other financial information concerning the respective businesses and operations of Union and Xenith furnished to KBW by Union and Xenith or that KBW was otherwise directed to use for purposes of its analysis.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:
•
the historical and current financial position and results of operations of Union and Xenith;

•
the assets and liabilities of Union and Xenith;

•
the nature and terms of certain other merger transactions and business combinations in the banking industry;

•
a comparison of certain financial and stock market information of Union and Xenith with similar information for certain other companies, the securities of which were publicly traded;

•
publicly-available consensus “street estimates” of Xenith, as well as assumed Xenith long-term growth rates provided to KBW by Union management, all of which information was discussed with KBW by such management and used and relied upon by KBW at the direction of Union management and with the consent of the Union board of directors;

•
the publicly available consensus “street estimates” of Union, as well as assumed Union long term growth rates provided to KBW by Union management, all of which information was discussed with KBW by such management and used and relied upon by KBW at the direction of Union management and with the consent of the Union board of directors;

•
estimates regarding certain pro forma financial effects of the merger on Union (including without limitation the cost savings and related expenses expected to result or be derived from the merger) that were prepared by Union management, provided to and discussed with KBW by such management, and used and relied upon by KBW at the direction of such management and with the consent of the Union board of directors; and

•
information regarding the deferred tax assets of Xenith (including without limitation estimates regarding the projected utilization of net operating loss carryforwards) that was provided to and discussed with KBW by Union management, and used and relied upon by KBW at the direction of such management and with the consent of the Union board of directors.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions that were held by the management teams of Union and Xenith regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry.
In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to it or that was publicly available and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of Union as to the reasonableness and achievability of the publicly available consensus “street estimates” of Union and Xenith (and the assumed long-term growth rates of Union and Xenith) referred to above that were provided to or otherwise discussed with KBW by such management, and that in each case KBW was directed by such management to use. KBW further relied upon Union management as to the reasonableness and achievability of the estimates regarding certain pro forma financial effects of the merger on Union (including, without limitation, the cost savings and related expenses expected to result or be derived from the merger) and the projected utilization of net operating loss carryforwards of Xenith referred to above. KBW assumed, at the direction of Union, that all of the foregoing information was reasonably prepared and represented, or in the case of both the Union publicly available consensus “street estimates” and the Xenith publicly available consensus “street estimates” referred to above that they were both consistent with, the best currently available estimates and judgments of Union management, and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated.
It is understood that the portion of the foregoing financial information of Union and Xenith that was provided to KBW was not prepared with the expectation of public disclosure, that all of the foregoing financial information, including the publicly available consensus “street estimates” of Union and Xenith referred to above, was based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in all of such information. KBW assumed, based on discussions with the respective managements of Union and Xenith and with the consent of the Union board of directors, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.
KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Union or Xenith since the date of the last financial statements of each such entity that were made available to KBW and that KBW was directed to use. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with Union’s consent, that the aggregate allowances for loan and lease losses for each of Union and Xenith are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Union or Xenith, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of Union or Xenith under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, KBW assumed no responsibility or liability for their accuracy.
KBW assumed, in all respects material to its analyses:
•
the merger and any related transactions (including the subsidiary bank merger) would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to its analyses from the draft version of the merger agreement that had been reviewed) with no adjustments to the exchange ratio and with no other consideration or payments in respect of the Xenith common stock;

•
the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

•
each party to the merger agreement or any of the related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•
that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger and any related transaction (including the subsidiary bank merger) and that all conditions to the completion of the merger and any related transaction (including the subsidiary bank merger) would be satisfied without any waivers or modifications to the merger agreement or any of the related documents; and

•
in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transactions (including the subsidiary bank merger), no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of Union, Xenith or the combined company or the contemplated benefits of the merger, including without limitation the cost savings and related expenses expected to result or be derived from the merger.

KBW assumed that the merger would be completed in a manner that complied with the applicable provisions of the Securities Act, the Exchange Act, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of Union that Union relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Union, Xenith, the merger and any related transaction (including the subsidiary bank merger), and the merger agreement. KBW did not provide advice with respect to any such matters.
KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of such opinion, of the exchange ratio in the merger to Union. KBW expressed no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transaction (including the subsidiary bank merger), including without limitation, the form or structure of the merger or any such related transaction, any consequences of the merger to Union, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, retention, consulting, voting, support, cooperation, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger, any such related transaction, or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. For purposes of its analyses, KBW did not incorporate recently-announced proposed changes to United States tax laws regarding corporate tax rates. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:
•
the underlying business decision of Union to engage in the merger or enter into the merger agreement;

•
the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Union or the Union board of directors;

•
any business, operational or other plans with respect to Xenith or the combined company that may be currently contemplated by Union or the Union board of directors or that may be implemented by Union or the Union board of directors subsequent to the completion of the merger;

•
the fairness of the amount or nature of any compensation to any of Union’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of Union common stock or relative to the exchange ratio;

•
the effect of the merger or any related transaction (including the subsidiary bank merger) on, or the fairness of the consideration to be received by, holders of any class of securities of Union, Xenith or any other party to any transaction contemplated by the merger agreement;

•
the actual value of Union common stock to be issued in connection with the merger;

•
the prices, trading range or volume at which Union common stock or Xenith common stock would trade following the public announcement of the merger or the prices, trading range or volume at which Union common stock would trade following the completion of the merger;

•
any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

•
any legal, regulatory, accounting, tax or similar matters relating to Union, Xenith, any of their respective shareholders, or relating to or arising out of or as a consequence of the merger or any other related transaction (including the subsidiary bank merger), including whether or not the merger would qualify as a tax free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Union and Xenith. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Union board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Union board of directors with respect to the fairness of the exchange ratio. The type and amount of consideration payable in the merger were determined through negotiation between Union and Xenith and the decision of Union to enter into the merger agreement was solely that of the Union board of directors.
The following is a summary of the material financial analyses presented by KBW to the Union board of directors in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the Union board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.
For purposes of the financial analyses described below, KBW utilized an implied transaction value for the merger of  $697.1 million, or $29.50 per outstanding share of Xenith common stock, based on the 0.9354x exchange ratio in the merger and the closing price of Union common stock on May 18, 2017. In addition to the financial analyses described below, KBW reviewed with the Union board of directors for informational purposes, among other things, implied transaction multiples for the merger, based on the implied transaction value for the merger of  $697.1 million, of 27.6x Xenith’s estimated 2017 net income and 21.2x Xenith’s estimated 2018 net income using 2017 and 2018 net income consensus “street estimates” for Xenith.
Union Selected Companies Analysis.   Using publicly available information, KBW compared the financial performance, financial condition and market performance of Union to 15 selected banks that were listed on the NASDAQ Stock Exchange, the New York Stock Exchange or the NYSE MKT Stock Exchange and headquartered in Alabama, Arkansas, Delaware, Florida, Georgia, Maryland, Mississippi, North Carolina, Pennsylvania, South Carolina, Tennessee, Virginia, Washington D.C. or West Virginia with total assets between $7.0 billion and $15.0 billion. Merger targets were excluded from the selected companies.

The selected companies were as follows:
South State Corporation	WesBanco, Inc.
Home BancShares, Inc.	Northwest Bancshares, Inc.
Simmons First National Corporation	FCB Financial Holdings, Inc.
Trustmark Corporation	First Commonwealth Financial Corporation
United Community Banks, Inc.	Ameris Bancorp
Renasant Corporation	Eagle Bancorp, Inc.
Customers Bancorp, Inc.	S&T Bancorp, Inc.
TowneBank
To perform this analysis, KBW used profitability data and other financial information for, as of, or, in the case of latest 12 months (“LTM”) information, through the most recent available completed fiscal quarter (“MRQ”) ended March 31, 2017 and market price information as of May 18, 2017. KBW also used 2017 and 2018 EPS estimates taken from consensus “street estimates” for Union and the selected companies. Balance sheet and capital data (including tangible book value per share) for South State Corporation, Home BancShares, Inc., Simmons First National Corporation, Renasant Corporation, TowneBank and First Commonwealth Financial Corporation were adjusted pro forma for pending acquisitions based on publicly available information. Certain financial data prepared by KBW, as referenced in the tables presented below, may not correspond to the data presented in Union’s historical financial statements, or the data prepared by Sandler O’Neill described in “The Merger — Opinion of Xenith’s Financial Advisor” beginning on page 70, as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.
KBW’s analysis showed the following concerning the financial performance of Union and the selected companies:
		Selected Companies
	Union	25th Percentile	Median	Average	75th Percentile
MRQ Core Return on Average Assets (%)(1)	0.94	0.99	1.11	1.18	1.21
MRQ Core Return on Average Equity (%)(1)	7.87	7.98	8.41	9.77	12.36
MRQ Core Return on Average Tangible Common Equity (%)(1)	11.48	11.31	12.92	13.15	14.56
MRQ Net Interest Margin (%)	3.61	3.40	3.46	3.66	3.97
MRQ Efficiency Ratio (%)	63.6	48.8	59.0	55.4	62.1

(1)
Core Income excluded extraordinary items, non-recurring items and gains / (losses) on sale of securities, non-controlling interest and amortization of intangibles and goodwill impairment.

KBW’s analysis also showed the following concerning the financial condition of Union and the selected companies:
		Selected Companies
	Union	25th Percentile	Median	Average	75th Percentile
Tangible Common Equity / Tangible Assets (%)	8.36	8.30	8.80	8.80	9.06
Leverage Ratio (%)	9.79	9.40	9.86	9.82	10.13
CET1 Ratio	9.55	10.28	10.97	10.88	11.44
Total Risk Based Capital Ratio (%)	13.30	12.13	12.75	12.98	13.73
Loans / Deposits (%)	99.1	89.6	90.8	92.7	97.8
Loan Loss Reserve / Gross Loans (%)	0.58	0.61	0.70	0.76	0.98
Nonperforming Assets / Loans + OREO (%)(1)	0.70	1.33	1.04	1.06	0.67
LTM Net Charge-Offs / Average Loans (%)	0.07	0.20	0.11	0.14	0.05

(1)
Asset quality ratios adjusted to exclude loans and OREO covered by FDIC loss share agreements; nonperforming assets included nonaccrual loans, restructured loans and OREO.

In addition, KBW’s analysis showed the following concerning the market performance of Union and the selected companies:
		Selected Companies
	Union	25th Percentile	Median	Average	75th Percentile
One-Year Stock Price Change (%)	19.4	14.4	20.8	24.3	34.6
One-Year Total Return (%)	22.4	16.3	23.0	26.4	36.9
Stock Price / Tangible Book Value per Share (%)	197	192	212	221	249
Stock Price / 2017 EPS Estimate (x)	16.4	16.0	17.3	16.9	18.1
Stock Price / 2018 EPS Estimate (x)	13.8	13.9	14.5	14.4	15.3
Dividend Yield (%)(1)	2.5	1.1	1.7	1.7	2.5
MRQ Dividend Payout Ratio (%)(1)	45.5	22.1	35.7	33.4	44.3

(1)
Most recent quarterly dividend annualized as a percentage of stock price and annualized MRQ EPS, respectively.

No company used as a comparison in the above selected companies analysis is identical to Union. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Xenith Selected Companies Analysis.   Using publicly available information, KBW compared the financial performance, financial condition and market performance of Xenith to 15 selected banks that were listed on the NASDAQ Stock Exchange, the New York Stock Exchange or the NYSE MKT Stock Exchange and headquartered in Alabama, Arkansas, Delaware, Florida, Georgia, Maryland, Mississippi, North Carolina, Pennsylvania, South Carolina, Tennessee, Virginia, Washington D.C. or West Virginia with assets between $2.0 billion and $5.0 billion. Merger targets and companies for which consensus “street estimates” were not available were excluded from the selected companies.
The selected companies were as follows:
Fidelity Southern Corporation	HomeTrust Bancshares, Inc.
FB Financial Corporation	Capital City Bank Group, Inc.
Univest Corporation of Pennsylvania	Atlantic Capital Bancshares, Inc.
State Bank Financial Corporation	National Commerce Corporation
Bryn Mawr Corporation	CNB Financial Corporation
City Holding Company	First Community Bancshares, Inc.
TriState Capital Holdings, Inc.	Carolina Financial Corporation
Franklin Financial Network, Inc.
To perform this analysis, KBW used profitability data and other financial information for, as of, or, in the case of LTM information, through the most recent available completed fiscal quarter ended March 31, 2017 and market price information as of May 18, 2017. KBW also used 2017 and 2018 EPS estimates taken from consensus “street estimates” for Xenith and the selected companies. Balance sheet and capital data (including tangible book value per share) for FB Financial Corporation, Bryn Mawr Corporation and National Commerce Corporation were adjusted pro forma for pending acquisitions based on publicly available information. Certain financial data prepared by KBW, as referenced in the tables presented below, may not correspond to the data presented in Xenith’s historical financial statements, or the data prepared by Sandler O’Neill presented in “The Merger — Opinion of Xenith’s Financial Advisors” beginning on page 70, as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of Xenith and the selected companies:
		Selected Companies
	Xenith	25th Percentile	Median	Average	75th Percentile
MRQ Core Return on Average Assets (%)(1)	0.74	0.81	1.03	0.97	1.20
MRQ Core Return on Average Equity (%)(1)	5.10	7.83	8.52	8.77	11.04
MRQ Core Return on Average Tangible Common Equity (%)(1)	5.46	9.99	11.91	10.84	13.01
MRQ Net Interest Margin (%)	3.45	3.17	3.62	3.58	3.93
MRQ Efficiency Ratio (%)	67.8	61.1	63.3	64.9	70.8

(1)
Core Income excluded extraordinary items, non-recurring items and gains / (losses) on sale of securities, non-controlling interest and amortization of intangibles and goodwill impairment.

KBW’s analysis also showed the following concerning the financial condition of Xenith and the selected companies:
		Selected Companies
	Xenith	25th Percentile	Median	Average	75th Percentile
Tangible Common Equity / Tangible Assets (%)	13.89	7.71	8.82	9.15	10.30
Leverage Ratio (%)	11.17	8.63	9.50	9.95	10.79
CET1 Ratio	12.76	10.61	11.32	11.91	13.70
Total Risk Based Capital Ratio (%)	13.85	12.76	13.84	14.21	15.49
Loans/Deposits (%)	90.0	85.0	89.3	88.8	96.6
Loan Loss Reserve/Gross Loans (%)	0.78	0.68	0.84	0.81	0.93
Nonperforming Assets/Loans + OREO (%)(1)	2.47	1.54	0.83	1.13	0.53
LTM Net Charge-Offs/Average Loans (%)	0.66	0.15	0.10	0.09	0.03

(1)
Asset quality ratios adjusted to exclude loans and OREO covered by FDIC loss share agreements; nonperforming assets included nonaccrual loans, restructured loans and OREO.

In addition, KBW’s analysis showed the following concerning the market performance of Xenith and the selected companies:
		Selected Companies
	Xenith	25th Percentile	Median	Average	75th Percentile
One-Year Stock Price Change (%)	52.4	29.2	35.7	43.8	50.9
One-Year Total Return (%)	52.4	31.1	36.9	45.5	52.9
Stock Price / Tangible Book Value per Share (%)	141	173	196	208	233
Stock Price / 2017 EPS Estimate (x)	24.6	16.5	18.4	19.0	20.1
Stock Price / 2018 EPS Estimate (x)	19.1	13.6	15.2	15.6	16.8
Dividend Yield (%)(1)	0.0	0.0	1.1	1.3	2.4
MRQ Dividend Payout Ratio (%)(1)	0.0	0.0	31.3	23.3	42.3

(1)
Most recent quarterly dividend annualized as a percentage of stock price and annualized MRQ EPS, respectively.

No company used as a comparison in the above selected companies analysis is identical to Xenith. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Select Transactions Analysis.   KBW reviewed publicly available information related to 27 selected U.S. bank transactions announced since January 1, 2016, with announced deal values between $200 million and $1.0 billion. The selected transactions were as follows:
Acquiror	Acquired Company
Sandy Spring Bancorp, Inc.	WashingtonFirst Bankshares, Inc.
TowneBank	Paragon Commercial Corporation
South State Corporation	Park Sterling Corporation
PacWest Bancorp	CU Bancorp
Home BancShares, Inc.	Stonegate Bank
First Merchants Corporation	Independent Alliance Banks, Inc.
Heartland Financial USA, Inc.	Citywide Banks of Colorado, Inc.
FB Financial Corporation	American City Bank/Clayton Bank and Trust
First Busey Corporation	First Community Financial Partners, Inc.
Simmons First National Corporation	First Texas BHC, Inc.
Columbia Banking System, Inc.	Pacific Continental Corporation
Simmons First National Corporation	Southwest Bancorp, Inc.
Pacific Premier Bancorp, Inc.	Heritage Oaks Bancorp
Independent Bank Group, Inc.	Carlile Bancshares, Inc.
First Interstate BancSystem, Inc.	Cascade Bancorp
Access National Corporation	Middleburg Financial Corporation
Community Bank System, Inc.	Merchants Bancshares, Inc.
United Bankshares, Inc.	Cardinal Financial Corporation
Cathay General Bancorp	SinoPac Bancorp
First Midwest Bancorp, Inc.	Standard Bancshares, Inc.
People’s United Financial, Inc.	Suffolk Bancorp
South State Corporation	Southeastern Bank Financial Corporation
WesBanco, Inc.	Your Community Bankshares, Inc.
Mechanics Bank	California Republic Bancorp
Pinnacle Financial Partners, Inc.	Avenue Financial Holdings, Inc.
Old National Bancorp	Anchor BanCorp Wisconsin Inc.
OceanFirst Financial Corp.	Cape Bancorp, Inc.
For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements and, to the extent publicly available, consensus “street estimates” prior to the announcement of the respective transaction:
•
Price per common share to tangible book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);

•
Price per common share to LTM EPS of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM net income);

•
Price per common share to estimated EPS of the acquired company in the 18 selected transactions in which consensus “street estimates” for the acquired company were then available; and

•
Tangible equity premium to core deposits (which was defined as total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium.

KBW also reviewed the price per common share paid for the acquired company in the 18 selected transactions in which the acquired company was publicly traded on the NASDAQ Stock Exchange, the New York Stock Exchange or the NYSE MKT Stock Exchange as a premium/discount to the closing price of the acquired company one day prior to the announcement of the acquisition (expressed as a percentage and referred to as the one-day market premium). The above transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the merger based on the implied transaction value for the merger of  $697.1 million and using historical financial information for Xenith as of or for the 12 months ended March 31, 2017 and an EPS estimate for Xenith for the next twelve months beginning May 18, 2017 derived from consensus “street estimates” of Xenith for 2017 and 2018.
The results of the analysis are set forth in the following table (excluding the impact of the LTM EPS multiples for three of the selected transactions, which multiples were considered to be not meaningful (“NM”) because they were greater than 35.0x, negative or less than 10.0x):
		Selected Companies
	Union/Xenith Merger	25th Percentile	Median	Average	75th Percentile
Price to Tangible Book Value (%)	158	186	212	215	240
Price to LTM EPS (x)	NM	19.2	23.1	22.1	27.6
Price to Estimated EPS (x)	24.7	18.6	22.1	20.0	25.1
Core Deposit Premium (%)	11.7	11.6	14.3	14.0	18.7
One-Day Market Premium (%)	10.0	8.1	18.7	15.0	25.0
No company or transaction used as a comparison in the above selected transactions analysis is identical to Xenith or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Relative Contribution Analysis.   KBW analyzed the relative standalone contribution of Union and Xenith to various pro forma balance sheet and income statement items of the combined company. This analysis did not include purchase accounting adjustments or cost savings. To perform this analysis, KBW used (i) balance sheet, regulatory capital and income data of Union and Xenith as of or for the 12 month period ended March 31, 2017, (ii) information regarding the deferred tax assets of Xenith (including without limitation estimates regarding the projected utilization of net operating loss carryforwards) provided by Union management and (iii) net income consensus “street estimates” for Union and Xenith. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of Union and Xenith shareholders in the combined company based on the 0.9354x exchange ratio in the merger:
	Union as a % of Total	Xenith as a % of Total
Balance Sheet
Total Assets	73.0	27.0
Gross Loans	73.6	26.4
Total Deposits	71.6	28.4
Equity	68.3	31.7
Tangible Common Equity	61.4	38.6
Adjusted Tangible Common Equity(1)	64.0	36.0
Regulatory Capital
Common Equity Tier 1 Capital	67.2	32.8
Tier 1 Capital	69.6	30.4
Total Capital	72.4	27.6

	Union as a % of Total	Xenith as a % of Total
Income Statement
LTM GAAP Net Income(2)	86.9	13.1
2017 Est. GAAP Net Income	76.9	23.1
2018 Est. GAAP Net Income	75.2	24.8
2019 Est. GAAP Net Income	75.2	24.8
Pro Forma Ownership Based on Merger Exchange Ratio	66.8	33.2

(1)
Based on Xenith’s tangible common equity as of March 31, 2017 adjusted downward to reflect the implied present value of the projected utilization of net operating loss carryforwards instead of recorded deferred tax assets related thereto.

(2)
Based on Xenith’s LTM GAAP (as defined below) net income excluding the reversal of a deferred tax asset valuation allowance by Xenith and after-tax merger charges relating to closing the merger of Hampton Roads Bankshares, Inc. and Xenith Bankshares, Inc. on July 29, 2016 and adjusted for a normalized tax rate provided by Union management.

Pro Forma Financial Impact Analysis.   KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of Union and Xenith. Using (i) closing balance sheet estimates as of December 31, 2017 for Union and Xenith provided by Union management, (ii) 2018 net income consensus “street estimates” for Union and Xenith, adjusted for a normalized tax rate provided by Union management, (iii) assumed long term growth rates for Union and Xenith provided by Union management, (iv) pro forma assumptions (including, without limitation, the cost savings and related expenses expected to result from the merger and accounting and certain other income adjustments assumed with respect thereto) provided by Union management and (v) information regarding the deferred tax assets of Xenith (including without limitation estimates regarding the projected utilization of net operating loss carryforwards) provided by Union management, KBW analyzed the estimated financial impact of the merger on certain projected financial results. This analysis indicated that the merger could be accretive to Union’s 2018 and 2019 estimated EPS and Union’s estimated tangible book value per share at the completion of the merger. Furthermore, the analysis indicated that, pro forma for the merger, each of Union’s tangible common equity to tangible assets ratio and Common Equity Tier 1 Ratio at the completion of the merger could be higher and each of Union’s leverage ratio, Tier 1 Risk Based Capital Ratio, and Total Risk-Based Capital Ratio at the completion of the merger could be lower. For all of the above analysis, the actual results achieved by Union following the merger may vary from the projected results, and the variations may be material.
Union Discounted Cash Flow Analysis.   KBW performed a discounted cash flow analysis to estimate a range for the implied equity value of Union. In this analysis KBW used the net income consensus “street estimate” of Union for 2018, adjusted for a normalized tax rate provided by Union management, and assumed long term growth rates for Union provided by Union management. KBW assumed discount rates ranging from 10.0% to 14.0%. The ranges of values were derived by adding (i) the present value of the estimated excess cash flows that Union could generate over the 4.75 year period from March 31, 2017 through 2021 and (ii) the present value of Union’s implied terminal value at the end of such period. KBW assumed that Union would maintain a tangible common equity to tangible assets ratio of 8.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of Union, KBW applied a range of 13.5x to 17.5x estimated 2022 earnings. This discounted cash flow analysis resulted in a range of implied values per share of Union common stock of  $25.07 per share to $36.41 per share.
The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Union.

Xenith Discounted Cash Flow Analysis.   KBW performed a discounted cash flow analysis to estimate a range for the implied equity value of Xenith, taking into account the cost savings and related expenses expected to result from the merger as well as certain accounting and other income adjustments assumed with respect thereto. In this analysis, KBW used the net income consensus “street estimate” of Xenith for 2018, adjusted for a normalized tax rate provided by Union management, assumed long term growth rates provided by Union management, estimated cost savings and related expenses and certain accounting and other income adjustments provided by Union management, and information regarding the deferred tax assets of Xenith (including without limitation estimates regarding the projected utilization of net operating loss carryforwards) provided by Union management. KBW assumed discount rates ranging from 10.0% to 14.0%. The ranges of values were derived in part by adding (i) the present value of the estimated excess cash flows that Xenith could generate over the five year period from 2018 to 2022 and (ii) the present value of Xenith’s implied terminal value at the end of such period, in each case applying estimated cost savings and related expenses, certain accounting adjustments and income adjustments related to the Durbin Amendment to the Dodd-Frank Act due to the combined assets of Union and Xenith exceeding $10 billion. The ranges of values also included the present value of future remaining deferred tax assets of Xenith relating to net operating loss carryforwards utilized after 2022. KBW assumed that Xenith would maintain a Tier 1 Leverage Ratio of 9.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of Xenith, KBW applied a range of 13.5x to 17.5x estimated 2023 earnings. This discounted cash flow analysis resulted in a range of implied values per share of Xenith common stock, taking into account the cost savings and related expenses expected to result from the merger as well as certain accounting and other income adjustments assumed with respect thereto, of  $32.24 per share to $45.30 per share.
The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Xenith.
Miscellaneous.   KBW acted as financial advisor to Union in connection with the merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. Further to certain existing sales and trading relationships of KBW and certain KBW broker-dealer affiliates with Union, as well as certain existing sales and trading relationships of KBW and certain KBW broker-dealer affiliates with Xenith and certain significant shareholders of Xenith and/or their affiliates, and otherwise in the ordinary course of KBW and its affiliates’ broker-dealer businesses, KBW and its affiliates may from time to time purchase securities from, and sell securities to, Union and Xenith, as well as from and to such Xenith shareholders and/or their affiliates. In addition, as a market maker in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Union or Xenith for its and their own respective accounts and for the accounts of its and their respective customers and clients.
Pursuant to the KBW engagement agreement, Union agreed to pay KBW a non-refundable cash fee equal to 0.65% of the aggregate merger consideration, $750,000 of which became payable concurrently with the rendering of KBW’s opinion and the balance of which is contingent upon the completion of the merger. Union also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its engagement and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. Other than in connection with this present engagement, in the two years preceding the date of KBW’s opinion, KBW has not provided investment banking and financial advisory services to Union. In the two years preceding the date of KBW’s opinion, KBW provided investment banking and financial advisory services to Xenith but did not receive any compensation for such services or enter into any engagement agreement in connection therewith. KBW may in the future provide investment banking and financial advisory services to Union or Xenith and receive compensation for such services.

Opinion of Xenith’s Financial Advisor
By a letter dated April 3, 2017, Xenith retained Sandler O’Neill to act as financial advisor to the Xenith board of directors in connection with Xenith’s consideration of a possible business combination. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.
Sandler O’Neill acted as financial advisor in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the May 19, 2017 meeting at which the Xenith board of directors considered and approved the merger agreement, Sandler O’Neill delivered to the Xenith board of directors its oral opinion, which was subsequently confirmed in writing, to the effect that, as of such date, the exchange ratio provided for in the merger was fair to the holders of Xenith common stock from a financial point of view.
The full text of Sandler O’Neill’s opinion is attached as Appendix C to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Xenith common shareholders are urged to read the entire opinion carefully in connection with their consideration of the Xenith merger proposal.
Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to the Xenith board of directors in connection with its consideration of the merger and is directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of Xenith common stock. Sandler O’Neill’s opinion does not constitute a recommendation to any Xenith shareholder as to how such Xenith shareholder should vote at any meeting of shareholders called to consider and vote upon the Xenith merger proposal. It does not address the underlying business decision of Xenith to engage in the merger, the form or structure of the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for Xenith or the effect of any other transaction in which Xenith might engage. Sandler O’Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by Xenith’s officers, directors or employees, or class of such persons, if any, relative to the compensation to be received in the merger by any other shareholders of Xenith. Sandler O’Neill’s opinion was approved by Sandler O’Neill’s fairness opinion committee.
In connection with rendering its opinion, Sandler O’Neill reviewed, among other things:
•
a draft of the merger agreement, dated May 18, 2017;

•
certain publicly available financial statements and other historical financial information of Xenith that Sandler O’Neill deemed relevant;

•
certain publicly available financial statements and other historical financial information of Union that Sandler O’Neill deemed relevant;

•
publicly available mean analyst EPS estimates for Xenith for the years ending December 31, 2017 and December 31, 2018, and an estimated long-term EPS growth rate for the years thereafter, based on guidance from the senior management of Xenith;

•
publicly available mean analyst EPS estimates for Union for the years ending December 31, 2017 and December 31, 2018, as guided by the senior management of Union to exclude a certain publicly available analyst estimate that assumed a change to the future federal corporate income tax rate, as well as an estimated long-term EPS growth rate for the years thereafter, which was based on guidance from the senior management of Union;

•
the pro forma financial impact of the merger on Union based on certain assumptions relating to transaction expenses, purchase accounting adjustments, cost savings, regulatory expenses as a result of Union crossing $10 billion in assets and assumptions with respect to a potential reduction in the federal corporate income tax rate, as provided by the senior management of

Union, as well as publicly available consensus mean EPS estimates for Xenith for the years ending December 31, 2017 and December 31, 2018 with an estimated long-term EPS growth rate for the years thereafter, as provided by the senior management of Union;
•
the publicly reported historical price and trading activity for Xenith and Union common stock, including a comparison of certain stock market information for Xenith and Union common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

•
a comparison of certain financial information for Xenith and Union with similar financial institutions for which information is publicly available;

•
the financial terms of certain recent business combinations in the banking industry (on a nationwide basis), to the extent publicly available;

•
the current market environment generally and the banking environment in particular; and

•
such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of the senior management of Xenith the business, financial condition, results of operations and prospects of Xenith and held similar discussions with certain members of senior management of Union and its representatives regarding the business, financial condition, results of operations and prospects of Union.
In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Sandler O’Neill from public sources, that was provided to Sandler O’Neill by Xenith or Union or their respective representatives or that was otherwise reviewed by Sandler O’Neill, and Sandler O’Neill assumed such accuracy and completeness for purposes of rendering its opinion. Sandler O’Neill further relied on the assurances of the respective managements of Xenith and Union that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. Sandler O’Neill was not asked to and did not undertake an independent verification of any of such information and Sandler O’Neill did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Xenith or Union, nor was Sandler O’Neill furnished with any such evaluations or appraisals. Sandler O’Neill rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of Xenith or Union. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Xenith or Union, or the combined company after the merger and Sandler O’Neill did not review any individual credit files relating to Xenith or Union. Sandler O’Neill assumed, with the consent of Xenith management, that the respective allowances for loan losses for both Xenith and Union were adequate to cover such losses and would be adequate on a pro forma basis for the combined company.
In preparing its analyses, Sandler O’Neill used publicly available mean analyst EPS estimates for Xenith for the years ending December 31, 2017 and December 31, 2018, and an estimated long-term EPS growth rate for the years thereafter, based on guidance from the senior management of the Xenith. In addition, in preparing its analyses, Sandler O’Neill used publicly available mean analyst EPS estimates for Union for the years ending December 31, 2017 and December 31, 2018, as guided by the senior management of Union to exclude a certain publicly available analyst estimate that assumed a change to the future federal corporate income tax rate, as well as an estimated long-term EPS growth rate for the years thereafter which was based on guidance from senior management of Union. Sandler O’Neill also received and used in its pro forma analyses certain assumptions related to transaction expenses, purchase accounting adjustments, cost savings, regulatory expenses as a result of Union crossing $10 billion in assets and impacts of a potential reduction in the federal corporate income tax rate, as provided by the senior management of Union. With respect to the foregoing information, the respective senior managements of Xenith and Union confirmed to Sandler O’Neill that such information reflected (or, in the case of the publicly available mean analyst EPS estimates (including as guided above, as applicable) referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective senior managements of the future financial performance of Xenith and Union, respectively, and Sandler O’Neill assumed that such performance would be achieved. Sandler O’Neill expressed no opinion as to such projections, estimates of judgments, or the assumptions on which such information was based. Sandler O’Neill also assumed that there has been no material change in Xenith’s or Union’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Sandler O’Neill. Sandler O’Neill assumed in all respects material to its analyses that Xenith and Union will remain as going concerns for all periods relevant to its analyses.
Sandler O’Neill also assumed, with the consent of Xenith senior management, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions to completing the merger in such agreements pertinent to Sandler O’Neill’s analyses were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Xenith, Union or the merger or any related transaction in any respect that would be material to Sandler O’Neill’s analyses, (iii) the merger and any related transactions would be completed in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the merger would qualify as a tax-free reorganization for federal income tax purposes. Sandler O’Neill expressed no opinion as to any of the legal, accounting or tax matters relating to the merger or any other transactions contemplated in connection therewith.
Sandler O’Neill’s analyses and views expressed in its opinion were necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Sandler O’Neill as of the date of its opinion. Events occurring after that date could materially affect Sandler O’Neill’s views. Sandler O’Neill did not undertake to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of its opinion. Sandler O’Neill expressed no opinion as to the trading values of Xenith common stock or Union common stock at any time or what the value of Union common stock would be once it is actually received by the holders of Xenith common stock.
In performing its analyses, Sandler O’Neill made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Sandler O’Neill, Xenith and Union. Any estimates contained in the analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the values of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, Sandler O’Neill’s opinion was among several factors taken into consideration by the Xenith board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Xenith board of directors with respect to the fairness of the merger consideration. The type and amount of consideration payable in the merger were determined through negotiation between Xenith and Union and the decision to enter into the merger agreement was solely that of the Xenith board of directors.
The following is a summary of the material financial analyses presented by Sandler O’Neill to the Xenith board of directors in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by Sandler O’Neill to the Xenith board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Sandler O’Neill believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.
Summary of Merger Consideration and Implied Transaction Metrics.   Sandler O’Neill reviewed the financial terms of the proposed merger. As described in the merger agreement, upon the effective time of the merger, each share of Xenith common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.9354 shares of Union common stock. Using Union’s May 18, 2017 closing stock price of  $31.54, and based upon the following (as provided by Xenith management): (a) 23,160,473 shares of Xenith common stock outstanding, (b) 92,782 outstanding Xenith restricted stock unit awards, (c) 323,817 outstanding Xenith warrants with a weighted average strike price of $21.64, and (d) 679,163 outstanding Xenith options with a weighted average exercise price of  $16.96, Sandler O’Neill calculated an implied transaction value per share of Xenith common stock of  $29.50 and aggregate implied transaction value of  $697.1 million.
Sandler O’Neill calculated the following implied transaction metrics:
Transaction Price / Xenith First Quarter Ended March 31, 2017 Annualized EPS	30.7x
Transaction Price / Xenith 2017 Mean Analyst Estimated EPS	26.9x
Transaction Price / Xenith 2018 Mean Analyst Estimated EPS	20.8x
Transaction Price / Xenith March 31, 2017 Book Value Per Share	145%
Transaction Price / Xenith March 31, 2017 Tangible Book Value Per Share	155%
Tangible Book Premium / Xenith Core Deposits(1)	11.7%
Xenith Market Premium as of May 18, 2017	10.0%

(1)
Core deposits defined as total deposits less time deposits over $100,000. Deposit data as of March 31, 2017.

Contribution Analysis.   Sandler O’Neill reviewed the relative contribution of various balance sheet and income statement items to be made by Union and Xenith to the combined company based on financial information for both companies as of March 31, 2017 and for the years ending December 31, 2017 and 2018 based on publicly available mean analyst net income estimates for Union and Xenith. The results of this analysis with the implied pro forma ownership percentages of Union and Xenith shareholders in the combined company based on the exchange ratio provided for in the merger agreement and assuming 100% stock consideration are set forth in the following table:
	Union	Xenith
Net Loans	74%	26%
Total Assets	73%	27%
Total Deposits	72%	28%
Non-Performing Assets	44%	56%
Loan Loss Reserve	68%	32%
Total Common Equity	68%	32%
Tangible Common Equity	61%	39%
Tangible Common Equity (Excl. net operating loss portion of the deferred tax assets(1)	69%	31%
2017E Net Income Available for Common(2)	77%	23%
2018E Net Income Available for Common(3)	72%	28%
Market Capitalization as of 5/18/17	69%	31%
Pro Forma Ownership	67%	33%

(1)
Xenith tangible common equity excludes the net operating loss portion of Xenith’s deferred tax assets.

(2)
Based on publicly available mean analyst earnings estimates of Union and Xenith.

(3)
Based on publicly available mean analyst net income estimates of Xenith and Union, Union as guided by the senior management of Union to exclude a certain publicly available analyst estimate that assumed a change to the future federal corporate income tax rate.

Stock Trading History.   Sandler O’Neill reviewed the historical publicly reported trading prices of Xenith common stock and Union common stock for the one year period and three year period ended May 18, 2017. Sandler O’Neill then compared the relationship between the movements in the price of Xenith common stock and Union common stock, respectively, to movements in certain stock indices.
Xenith’s One-Year Stock Performance
	Beginning Value May 18, 2016	Ending Value May 18, 2017
Xenith	100%	152.4%
SNL U.S. Bank and Thrift Index	100%	126.9%
NASDAQ Bank Index	100%	127.8%
S&P 500 Index	100%	115.5%
Xenith’s Three-Year Stock Performance
	Beginning Value May 18, 2014	Ending Value May 18, 2017
Xenith	100%	159.6%
SNL U.S. Bank and Thrift Index	100%	134.4%
NASDAQ Bank Index	100%	145.2%
S&P 500 Index	100%	125.5%
Union’s One-Year Stock Performance
	Beginning Value May 18, 2016	Ending Value May 18, 2017
Union	100%	119.4%
SNL U.S. Bank and Thrift Index	100%	126.9%
NASDAQ Bank Index	100%	127.8%
S&P 500 Index	100%	115.5%
Union’s Three-Year Stock Performance
	Beginning Value May 18, 2014	Ending Value May 18, 2017
Union	100%	126.9%
SNL U.S. Bank and Thrift Index	100%	134.4%
NASDAQ Bank Index	100%	145.2%
S&P 500 Index	100%	125.5%

Xenith Comparable Company Analysis.   Using publicly available information, Sandler O’Neill compared selected financial information for Xenith with a group of financial institutions selected by Sandler O’Neill (the “Xenith Peer Group”). The Xenith Peer Group consisted of public banks and thrifts with total assets between $2.0 billion and $5.0 billion and with tangible common equity to tangible assets as of the most recent quarter greater than 11.0%. The Xenith Peer Group included the following companies:
Republic Bancorp, Inc.	Burke & Herbert Bank & Trust Company
Meridian Bancorp, Inc.	First Financial Corporation
State Bank Financial Corporation	1867 Western Financial Corporation
Oritani Financial Corp.	Blue Hills Bancorp, Inc.
Community Trust Bancorp, Inc.	Sun Bancorp, Inc.
Northfield Bancorp, Inc.	Western New England Bancorp, Inc.
First National Bank Alaska	Bank of Marin Bancorp
HomeTrust Bancshares, Inc.
The analysis compared publicly available financial information for Xenith with the corresponding data for the Xenith Peer Group as of or for the period ended March 31, 2017 (or for the period ended December 31, 2016 if financial data for the period ended March 31, 2017 was yet to be reported or otherwise unavailable at the time Sandler O’Neill performed its analysis) with pricing data as of May 18, 2017. The table below sets forth the data for Xenith and the median, mean, high and low data for the Xenith Peer Group:
	Xenith	Xenith Peer Group Median	Xenith Peer Group Mean	Xenith Peer Group High	Xenith Peer Group Low
Total Assets (in millions)	$3,199	$3,165	$3,330	$4,665	$2,034
Loans/Deposits	90.0%	94.0%	95.4%	132.9%	67.8%
Non-performing Assets(1)/ Total Assets	1.82%	0.71%	0.85%	2.68%	0.26%
Tangible Common Equity/Tangible Assets	13.89%	12.98%	12.84%	15.55%	11.06%
Leverage Ratio	11.17%	13.23%	13.04%	15.64%	10.86%
RBC Ratio	13.85%	16.13%	17.11%	21.88%	13.84%
CRE/Total RBC Ratio	224.5%	203.7%	237.7%	549.8%	82.9%
MRQ Return on Average Assets(2)	0.70%	1.02%	1.01%	2.37%	0.04%
MRQ Return on Average Equity(2)	4.83%	7.54%	7.49%	17.75%	0.28%
LTM Net Interest Margin(3)	3.41%	3.55%	3.48%	4.68%	2.69%
LTM Efficiency Ratio(3)	69.1%	58.1%	62.0%	89.1%	39.1%
Price/Tangible Book Value	141%	136%	141%	186%	110%
Price/LTM EPS(3)	9.2x	16.2x	19.9x	41.6x	7.7x
Price/2017 Est. EPS(4)	24.8x	18.5x	24.3x	62.5x	14.8x
Price/2018 Est. EPS(4)	18.9x	16.9x	20.8x	43.9x	12.2x
Current Dividend Yield(5)	0.0%	1.9%	1.9%	4.5%	0.0%
Market Value (in millions)	$621	$558	$594	$990	$311

(1)
Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases and real estate owned.

(2)
MRQ is defined as the three month period ended March 31, 2017.

(3)
LTM is defined as the twelve month period ended March 31, 2017.

(4)
Based on publicly available mean analyst EPS estimates of Xenith and the Xenith Peer Group.

(5)
As of May 18, 2017.

No company in the Xenith Peer Group is identical to Xenith. Accordingly, an analysis of the results of Sandler O’Neill’s analyses is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Union Comparable Company Analysis.   Using publicly available information, Sandler O’Neill compared selected financial information for Union with a group of financial institutions selected by Sandler O’Neill (the “Union Peer Group”). The Union Peer Group consisted of publicly traded banks and thrifts in the southeastern U.S. with total assets between $7.0 billion and $11.0 billion. The Union Peer Group included the following companies:
United Community Banks, Inc.	Renasant Corporation
Home BancShares, Inc.	Simmons First National Corporation
WesBanco, Inc.	TowneBank
FCB Financial Holdings, Inc.	Ameris Bancorp
The analysis compared publicly available financial information for Union with corresponding data for the Union Peer Group as of or for the period ended March 31, 2017 (or for the period ended December 31, 2016 if financial data for the period ended March 31, 2017 was yet to be reported or otherwise unavailable at the time Sandler O’Neill performed its analysis) with pricing data as of May 18, 2017. The table below sets forth the data for Union and the median, mean, high and low data for the Union Peer Group:
	Union	Union Peer Group Median	Union Peer Group Mean	Union Peer Group High	Union Peer Group Low
Total Assets (in millions)	$8,670	$9,149	$9,181	$10,732	$7,095
Loans/Deposits	99.1%	89.2%	90.3%	103.1%	79.6%
Non-performing Assets(1)/Total Assets	0.53%	0.77%	0.88%	1.58%	0.33%
Tangible Common Equity/Tangible Assets	8.36%	9.26%	9.33%	10.26%	8.34%
Leverage Ratio	9.79%	10.44%	10.21%	10.94%	8.63%
RBC Ratio	13.30%	13.29%	13.49%	15.11%	12.25%
CRE/Total RBC Ratio	290.2%	222.0%	242.1%	339.7%	201.7%
LTM Return on Average Assets(2)	0.97%	1.14%	1.22%	1.87%	0.97%
LTM Return on Average Equity(2)	7.96%	8.96%	9.89%	14.06%	7.06%
LTM Net Interest Margin(2)	3.75%	3.72%	3.83%	4.77%	3.36%
LTM Efficiency Ratio(2)	62.0%	57.3%	54.3%	63.6%	36.4%
Price/Tangible Book Value	206%	227%	240%	347%	199%
Price/LTM EPS(2)	17.2x	18.6x	19.1x	25.6x	17.0x
Price/2017 EPS(3)	16.4x	17.0x	17.0x	18.6x	15.3x
Price/2018 EPS(3)	13.8x	14.5x	14.5x	15.7x	12.8x
Current Dividend Yield(4)	2.5%	1.6%	1.5%	2.7%	0.0%
Market Value (in millions)	$1,378	$1,839	$1,998	$3,462	$1,632

(1)
Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases and real estate owned.

(2)
LTM is defined as the twelve month period ended March 31, 2017.

(3)
Based on publicly available median analyst EPS estimates of Union and the Union Peer Group.

(4)
As of May 18, 2017.

No company in the Union Peer Group is identical to Union. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Selected Transactions Analysis.   Sandler O’Neill reviewed publicly available information for a group of selected nationwide bank and thrift merger and acquisition transactions with announced deal values between January 1, 2015 and May 18, 2017, and with target assets between $2.0 billion and $10.0 billion (the “Precedent Transactions”). The Precedent Transactions included the following transactions:
Acquirer:	Target:
Sandy Spring Bancorp Inc.	WashingtonFirst Bankshares Inc
South State Corporation	Park Sterling Corporation
PacWest Bancorp	CU Bancorp
Home BancShares Inc.	Stonegate Bank
IBERIABANK Corp.	Sabadell United Bank N.A.
Simmons First National Corp.	First Texas BHC Inc.
Pinnacle Financial Partners	BNC Bancorp
Columbia Banking System Inc.	Pacific Continental Corp.
Simmons First National Corp.	Southwest Bancorp Inc.
Independent Bk Group Inc.	Carlile Bancshares Inc.
First Interstate BancSystem	Cascade Bancorp
United Bankshares Inc.	Cardinal Financial Corp.
F.N.B. Corp.	Yadkin Financial Corporation
First Midwest Bancorp Inc.	Standard Bancshares Inc.
People’s United Financial Inc.	Suffolk Bancorp
Chemical Financial Corp.	Talmer Bancorp Inc.
Old National Bancorp	Anchor BanCorp Wisconsin Inc.
BBCN Bancorp Inc.	Wilshire Bancorp Inc.
Capital Bank Financial Corp	CommunityOne Bancorp
MB Financial Inc.	American Chartered Bancorp Inc
Bank of the Ozarks Inc.	Community & Southern Holdings, Inc
Yadkin Financial Corporation	NewBridge Bancorp
BB&T Corp.	National Penn Bancshares Inc.
F.N.B. Corp.	Metro Bancorp Inc.
PacWest Bancorp	Square 1 Financial Inc.
Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to LTM EPS, transaction price to median analyst estimated EPS, transaction price to tangible book value per share, core deposit premium, and 1-day market premium. Sandler O’Neill compared the indicated transaction metrics for the merger to the median, mean, high and low metrics of the Precedent Transactions.
	Xenith/ Union	Median Precedent Transactions	Mean Precedent Transactions	High Precedent Transactions	Low Precedent Transactions
Transaction Price/LTM EPS	30.7x(1)	22.6x	22.6x	47.4x	2.1x
Transaction Price/Median Analyst Estimated EPS(2)	26.9x	21.1x	21.9x	34.1x	13.1x
Transaction Price/Tangible Book Value Per Share	190%(3)	219%	216%	317%	123%
Core Deposit Premium	11.7%	17.5%	15.6%	25.5%	4.7%
1-Day Market Premium	10.0%	9.5%	14.0%	42.8%	(0.7)%

(1)
Due to Xenith’s deferred tax asset valuation allowance reversal in the third quarter of 2016, the Xenith LTM earnings reflects annualized first quarter of 2017 EPS.

(2)
Based on publicly available median analyst EPS estimates for the year ending December 31, 2017.

(3)
Based on an assumed adjusted tangible common equity to tangible assets ratio of 9.0%, based on March 31, 2017 Xenith tangible assets of  $3.2 billion.

Net Present Value Analyses.   Sandler O’Neill performed an analysis that estimated the net present value per share of Xenith common stock, assuming Xenith performed in accordance with mean analyst consensus EPS estimates for the years ending December 31, 2017 and December 31, 2018, and EPS estimates for the years ending December 31, 2019, December 31, 2020 and December 31, 2021 calculated based on an estimated long-term EPS growth rate, based on guidance from the senior management of Xenith. To approximate the terminal value of Xenith common stock at December 31, 2021, Sandler O’Neill applied the price to 2021 earnings multiples ranging from 13.0x to 23.0x and multiples of December 31, 2021 tangible book value ranging from 120% to 170%. The terminal values were then discounted to present values using different discount rates ranging from 9.5% to 12.5%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Xenith common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Xenith common stock of  $14.40 to $29.16 when applying multiples of earnings and $17.89 to $29.02 when applying multiples of tangible book value.
Earnings Per Share Multiples
Discount Rate	13.0x	15.0x	17.0x	19.0x	21.0x	23.0x
9.5%	$16.48	$19.02	$21.56	$24.09	$26.63	$29.16
10.0%	$16.11	$18.59	$21.07	$23.55	$26.03	$28.51
10.5%	$15.75	$18.17	$20.60	$23.02	$25.44	$27.87
11.0%	$15.40	$17.77	$20.14	$22.51	$24.88	$27.25
11.5%	$15.06	$17.37	$19.69	$22.01	$24.32	$26.64
12.0%	$14.72	$16.99	$19.25	$21.52	$23.79	$26.05
12.5%	$14.40	$16.62	$18.83	$21.05	$23.26	$25.48
Tangible Book Value Multiples
Discount Rate	120%	130%	140%	150%	160%	170%
9.5%	$20.48	$22.19	$23.90	$25.60	$27.31	$29.02
10.0%	$20.02	$21.69	$23.36	$25.03	$26.70	$28.37
10.5%	$19.57	$21.20	$22.84	$24.47	$26.10	$27.73
11.0%	$19.14	$20.73	$22.33	$23.92	$25.52	$27.11
11.5%	$18.71	$20.27	$21.83	$23.39	$24.95	$26.51
12.0%	$18.30	$19.82	$21.35	$22.87	$24.40	$25.92
12.5%	$17.89	$19.39	$20.88	$22.37	$23.86	$25.35
Sandler O’Neill also considered and discussed with the Xenith board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis, assuming Xenith’s net income varied from 25% above estimates to 25% below estimates. This analysis resulted in the following range of per share values for Xenith common stock, applying the price to 2021 earnings multiples range of 13.0x to 23.0x referred to above and a discount rate of 10.81%.

Earnings Per Share Multiples
Annual Estimate Variance	13.0x	15.0x	17.0x	19.0x	21.0x	23.0x
(25.0)%	$11.65	$13.44	$15.23	$17.03	$18.82	$20.61
(20.0)%	$12.43	$14.34	$16.25	$18.16	$20.07	$21.98
(15.0)%	$13.20	$15.23	$17.26	$19.30	$21.33	$23.36
(10.0)%	$13.98	$16.13	$18.28	$20.43	$22.58	$24.73
(5.0)%	$14.76	$17.03	$19.30	$21.57	$23.84	$26.11
0.0%	$15.53	$17.92	$20.31	$22.70	$25.09	$27.48
5.0%	$16.31	$18.82	$21.33	$23.84	$26.34	$28.85
10.0%	$17.09	$19.71	$22.34	$24.97	$27.60	$30.23
15.0%	$17.86	$20.61	$23.36	$26.11	$28.85	$31.60
20.0%	$18.64	$21.51	$24.37	$27.24	$30.11	$32.98
25.0%	$19.41	$22.40	$25.39	$28.38	$31.36	$34.35
Sandler O’Neill also performed an analysis that estimated the net present value per share of Union common stock, assuming that Union performed in accordance with publicly available mean analyst EPS and dividend per share estimates for the years ending December 31, 2017 and December 31, 2018, as guided by the senior management of Union to exclude a certain publicly available analyst estimate that assumed a change to the future federal corporate income tax rate, and an estimated long-term annual EPS growth rate for the years thereafter which was guided by the senior management of Union. To approximate the terminal value of Union common stock at December 31, 2021, Sandler O’Neill applied the price to 2021 earnings multiples ranging from 17.0x to 22.0x and multiples of December 31, 2021 tangible book value ranging from 185% to 260%. The terminal values were then discounted to present values using different discount rates ranging from 7.5% to 10.5%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Union common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Union common stock of  $32.56 to $46.98 when applying earnings multiples and $29.91 to $46.42 when applying multiples of tangible book value.
Earnings Per Share Multiples
Discount Rate	17.0x	18.0x	19.0x	20.0x	21.0x	22.0x
7.5%	$37.14	$39.11	$41.08	$43.04	$45.01	$46.98
8.0%	$36.33	$38.25	$40.17	$42.09	$44.01	$45.93
8.5%	$35.53	$37.41	$39.29	$41.16	$43.04	$44.92
9.0%	$34.76	$36.59	$38.43	$40.26	$42.10	$43.93
9.5%	$34.00	$35.80	$37.59	$39.38	$41.18	$42.97
10.0%	$33.27	$35.02	$36.78	$38.53	$40.28	$42.04
10.5%	$32.56	$34.27	$35.98	$37.70	$39.41	$41.12
Tangible Book Value Multiples
Discount Rate	185%	200%	215%	230%	245%	260%
7.5%	$34.10	$36.57	$39.03	$41.49	$43.95	$46.42
8.0%	$33.35	$35.76	$38.17	$40.57	$42.98	$45.39
8.5%	$32.63	$34.98	$37.33	$39.68	$42.03	$44.39
9.0%	$31.92	$34.22	$36.52	$38.81	$41.11	$43.41
9.5%	$31.23	$33.48	$35.72	$37.97	$40.22	$42.46
10.0%	$30.56	$32.76	$34.95	$37.15	$39.34	$41.54
10.5%	$29.91	$32.05	$34.20	$36.35	$38.49	$40.64

Sandler O’Neill also considered and discussed with the Xenith board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Union’s net income varied from 25% above estimates to 25% below estimates. This analysis resulted in the following range of per share values for Union common stock, applying the price to 2021 earnings multiples range of 17.0x to 22.0x referred to above and a discount rate of 8.74%.
Earnings Per Share Multiples
Annual Estimate Variance	17.0x	18.0x	19.0x	20.0x	21.0x	22.0x
(25.0)%	$27.27	$28.66	$30.06	$31.45	$32.84	$34.24
(20.0)%	$28.85	$30.34	$31.82	$33.31	$34.79	$36.28
(15.0)%	$30.43	$32.01	$33.59	$35.16	$36.74	$38.32
(10.0)%	$32.01	$33.68	$35.35	$37.02	$38.69	$40.36
(5.0)%	$33.59	$35.35	$37.11	$38.88	$40.64	$42.41
0.0%	$35.16	$37.02	$38.88	$40.74	$42.59	$44.45
5.0%	$36.74	$38.69	$40.64	$42.59	$44.54	$46.49
10.0%	$38.32	$40.36	$42.41	$44.45	$46.49	$48.54
15.0%	$39.90	$42.04	$44.17	$46.31	$48.44	$50.58
20.0%	$41.48	$43.71	$45.94	$48.16	$50.39	$52.62
25.0%	$43.06	$45.38	$47.70	$50.02	$52.34	$54.66
In connection with its analyses, Sandler O’Neill considered and discussed with the Xenith board of directors how the present value analyses would be affected by changes in the underlying assumptions. Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
Pro Forma Merger Analysis.   Sandler O’Neill analyzed certain potential pro forma effects of the merger assuming the merger is completed at the end of the fourth calendar quarter of 2017. Sandler O’Neill utilized the following information and assumptions: (i) publicly available mean analyst EPS estimates for Xenith for the years ending December 31, 2017 and December 31, 2018 as well as an estimated long-term annual EPS growth rate for the years thereafter, as provided by the senior management of Union, (ii) publicly available mean analyst EPS estimates for Union for the years ending December 31, 2017 and December 31, 2018, as well as an estimated long-term annual EPS growth rate for the years thereafter which was based on guidance from the senior management of Union, and (iii) certain assumptions related to transaction expenses, purchase accounting adjustments, cost savings, regulatory expenses as a result of Union crossing $10 billion in assets as well as assumptions with respect to and impact of a potential reduction in the federal corporate income tax rate, as provided by the senior management of Union. The analysis indicated that the merger could be accretive to Union’s EPS (excluding one-time transaction costs and expenses) in the years ending December 31, 2018 and December 31, 2019 and dilutive to Union’s estimated tangible book value per share at the completion of the merger and at December 31, 2018 and December 31, 2019.
In connection with this analysis, Sandler O’Neill considered and discussed with the Xenith board of directors how the analysis would be affected by changes in the underlying assumptions and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.
Sandler O’Neill’s Relationship.   Sandler O’Neill is acting as Xenith’s financial advisor in connection with the merger and a significant portion of Sandler O’Neill’s fee is contingent upon the completion of the merger. Sandler O’Neill’s fee will be an amount equal to: (i) 0.70% of the aggregate purchase price in the event that the consideration paid or exchanged for each share of each class of common stock (or its equivalent) of Xenith, based on the price of Union’s common stock at closing (the “Per Share Price”) is equal to or less than $32.50; or (ii) 0.85% of the aggregate purchase price in the event that the Per Share

Price is equal to or greater than $32.50. As of the date of the announcement of the merger, and based upon the closing price of Union’s common stock of  $31.72 on May 19, 2017, Sandler O’Neill’s fee was approximately $4.9 million. Sandler O’Neill’s fee is due and payable in immediately available funds on the day of the completion of the merger. Sandler O’Neill also received a fee of  $500,000 for rendering its opinion, which was payable at the time such opinion was rendered, and which will be credited in full towards the portion of the transaction fee becoming payable to Sandler O’Neill on the day of the completion of the merger. Xenith has also agreed to indemnify Sandler O’Neill against certain liabilities arising out of Sandler O’Neill’s engagement and to reimburse Sandler O’Neill for certain of its out-of-pocket expenses incurred in connection with its engagement.
In 2016, Sandler O’Neill was retained by Xenith (then known as Hampton Roads Bankshares, Inc.) to act as its financial advisor in connection with the merger of Hampton Roads Bankshares, Inc. and Xenith Bankshares, Inc. for which Sandler O’Neill received a transaction fee of approximately $4.27 million. Other than as described in the immediately preceding sentence, Sandler O’Neill did not provide any other investment banking services to Xenith in the two years preceding the date of its opinion. As Sandler O’Neill previously advised the board of directors of Xenith, Sandler O’Neill has provided investment banking services to, and received fees from, Union in the two years preceding the date of its opinion. Most recently, Sandler O’Neill acted as underwriter in connection with Union’s offer and sale of subordinated debt in 2016 for a fee of approximately $1.45 million. Additionally, in the ordinary course of Sandler O’Neill’s business as a broker-dealer, Sandler O’Neill may purchase securities from or sell securities to Xenith, Union or their respective affiliates. Sandler O’Neill may also actively trade the equity and debt securities of Xenith, Union or their affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.
Certain Unaudited Prospective Financial Information
Union and Xenith do not as a matter of course make public projections as to future performance due to, among other reasons, the inherent difficulty of accurately predicting financial performance for future periods and the uncertainty of underlying assumptions and estimates. However, Union and Xenith are including in this joint proxy statement/prospectus certain limited unaudited prospective financial information for Union and Xenith on a standalone basis, without giving effect to the merger or the subsidiary bank merger, which was discussed with KBW, Sandler O’Neill, and the other parties in connection with the merger.
The unaudited prospective financial information included below was prepared solely for internal use and is subjective in many respects. The inclusion of any unaudited prospective financial information for Union and Xenith should not be regarded as an indication that any of Union, Xenith, KBW, Sandler O’Neill, their respective representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results, or that it should be construed as financial guidance, and it should not be relied on as such. While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to Union’s and Xenith’s respective businesses, all of which are difficult to predict and many of which are beyond Union’s or Xenith’s control.
The unaudited prospective financial information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Neither Union nor Xenith can give any assurance that the unaudited prospective financial information and the underlying estimates and assumptions will be realized. In addition, since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include risks and uncertainties relating to Union’s and Xenith’s respective businesses, industry performance, general business and economic conditions, customer requirements, competition and adverse changes in applicable laws, regulations or rules. For other factors that could cause actual results to differ, see “Risk Factors” beginning on page 28 and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 35.

The unaudited prospective financial information appearing below was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. None of Ernst & Young, Union’s current independent registered public accounting firm, or Yount, Hyde & Barbour, P.C., Union’s former independent registered public accounting firm, or KPMG LLP, Xenith’s independent registered public accounting firm, or any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.
Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. Neither Union nor Xenith can give any assurance that, had the unaudited prospective financial information been prepared either as of the date of the merger agreement or as of the date of this joint proxy statement/prospectus, similar estimates and assumptions would be used. Neither Union nor Xenith intend to, and disclaim any obligation to, make publicly available any update or other revision to the unaudited prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.
The unaudited prospective financial information does not take into account the possible financial and other effects on Union or Xenith of the merger or the subsidiary bank merger and does not attempt to predict or suggest future results of the surviving company of the merger or the subsidiary bank merger. The unaudited prospective financial information does not give effect to the merger or the subsidiary bank merger, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with completing the merger and the subsidiary bank merger, the potential synergies that may be achieved by Union as the surviving company as a result of the merger, the effect on Union or Xenith of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger or the subsidiary bank merger. Further, the unaudited prospective financial information does not take into account the effect on Union or Xenith of any possible failure of the merger or the subsidiary bank merger to occur. None of Union, KBW, Xenith, Sandler O’Neill or their respective representatives has made, makes or is authorized in the future to make any representation to any shareholder of Union or Xenith or other person regarding Union’s or Xenith’s ultimate performance compared to the information contained in the unaudited prospective financial information or that the forecasted results will be achieved.
In light of the foregoing, and considering that the special meetings will be held several months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, Union shareholders and Xenith shareholders are cautioned not to place unwarranted reliance on such information, and Union shareholders and Xenith shareholders are urged to review Union’s most recent SEC filings for a description of Union’s reported financial results and the financial statements of Union incorporated by reference into this joint proxy statement/prospectus and Xenith’s most recent SEC filings for a description of Xenith’s reported financial results and the financial statements of Xenith incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 128.
Certain Unaudited Prospective Financial Information of Union
For purposes of certain financial analyses performed in connection with KBW’s and Sandler O’Neill’s respective opinions, KBW and Sandler O’Neill considered publicly available consensus analyst estimates of EPS of Union, available as of May 19, 2017, for the years ended December 31, 2017 and December 31, 2018, and KBW and Sandler O’Neill also considered such publicly available consensus analyst estimates of EPS of Union as adjusted to exclude a certain publicly available analyst estimate that assumed a change to the future federal corporate income tax rate, based on guidance from Union management. For purposes of the financial analyses performed in connection with KBW’s opinion, Union management instructed KBW to use assumed long-term growth rates of 8% for Union and 10% for Xenith to forecast EPS for years for which publicly available consensus analyst estimates were not available (i.e., beginning with 2019).

The following table summarizes certain unaudited prospective financial information with respect to Union, including publicly available consensus analyst EPS estimates and information that was extrapolated for future financial periods from historical financial information and the EPS estimates and long-term growth rates discussed in the paragraph above.
	Year ended December 31,
	2017	2018	2019	2020	2021
EPS	$1.92	$2.28	$2.46	$2.66	$2.87
Tangible book value per share, at end of period	$16.89	$18.39	$19.93	$21.52	$23.27
The following table summarizes certain assumed prospective financial information that Union provided to KBW and, at the request of Xenith, to Sandler O’Neill for purposes of performing their respective pro forma financial analysis giving effect to the merger.
Transaction Assumptions (approximate)
Cost savings (annual)	$28.4 million (pre-tax) (80% in 2018, and 100% annually thereafter)
Gross credit mark	1.5%, or $37.0 million
Merger and integration costs	$33.0 million (after tax)
Revenue reduction due to Union exceeding $10 billion in assets following the merger (annual)	$11.0 million (pre-tax), beginning in 3Q 2019
Certain Unaudited Prospective Financial Information of Xenith
For purposes of certain financial analyses performed in connection with KBW’s and Sandler O’Neill’s respective opinions, KBW and Sandler O’Neill considered publicly available consensus analyst estimates of EPS of Xenith, available as of May 19, 2017, for the years ended December 31, 2017 and December 31, 2018. For purposes of the financial analyses performed in connection with Sandler O’Neill’s opinion, Sandler O’Neill used an assumed long-term growth rate of 12% for Xenith, as confirmed with Xenith management, to forecast EPS for years for which publicly available consensus analyst estimates were not available (i.e., beginning with 2019).
The following table summarizes certain unaudited prospective financial information with respect to Xenith, including publicly available consensus analyst EPS estimates and information that was extrapolated for future financial periods from historical financial information and the EPS estimates and long-term growth rates discussed in the paragraph above which was considered by Sandler O’Neill in its financial analyses.
	Year ended December 31,
	2017	2018	2019	2020	2021
EPS	$1.10	$1.42	$1.59	$1.78	$2.00
Tangible book value per share	$19.89	$21.36	$23.00	$24.83	$26.87
Interests of Certain Xenith Directors and Executive Officers in the Merger
The amounts shown below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below, and do not reflect certain compensation actions that may occur before the completion of the merger. For purposes of calculating such amounts, the following assumptions and estimates were used:
•
for purposes of valuing Xenith stock options, Xenith restricted stock awards and Xenith restricted stock units, the relevant price per share of Xenith common stock is $30.75, which is the average closing price per share of Xenith common stock as quoted on the NASDAQ Global Select Market over the first five business days following the first public announcement of the merger on May 22, 2017;

•
the effective time of the merger is September 1, 2017, which is the assumed date of the completion of the merger solely for purposes of the disclosure in this section;

•
each executive officer is terminated “without cause” (as such term is defined in the relevant Xenith employment agreements in effect on the date) immediately before the assumed effective time of the merger of September 1, 2017; and

•
each executive officer receives an incentive award under Xenith’s annual incentive plan for 2017 performance equal to the award that was earned by such executive officer for 2016 performance.

In considering the recommendation of the Xenith board of directors to vote for the Xenith merger proposal, Xenith shareholders should be aware that certain of Xenith’s directors and executive officers have economic interests in the merger and have arrangements that are different from, or in addition to, those of Xenith shareholders generally. The Xenith board of directors was aware of these factors and considered them, among other matters, in approving the merger agreement and the merger. These interests are described below.
Severance Entitlements of Executive Officers
The employees of Xenith or Xenith Bank who have employment agreements are: T. Gaylon Layfield, III; Donna W. Richards; Thomas B. Dix, III; Thomas W. Osgood; Wellington W. Cottrell, III; Ronald E. Davis; Linda D. Majikes; William E. Callaghan and Edward H. Phillips, Jr. (collectively, the “executive officers”). Xenith and/or Xenith Bank will terminate the employment of each executive officer effective immediately before the effective time of the merger. Each such termination will be a termination “without cause” as defined in the applicable employment agreement with such executive officer (described below). At the effective time of the merger the combined company will assume the obligations of Xenith and Xenith Bank under each of the employment agreements, including the obligation to pay severance benefits as described herein.
An executive officer will not be entitled to receive severance benefits under his or her employment agreement unless the executive officer signs a release and waiver of claims and the release becomes effective and irrevocable. The executive officer may not execute the release and waiver of claims before the effective time of the merger. Subject to the effectiveness of the executive officer’s release and waiver of claims, the cash severance benefit and any payment as reimbursement of COBRA premiums payable to the executive officer under his or her employment agreement will be paid to the executive officer as provided in his or her employment agreement and separation agreement.
Xenith and/or Xenith Bank will enter into a separation agreement with each of the executive officers that confirms (i) each executive officer’s rights under his or her applicable employment agreement; (ii) in the case of Messrs. Davis and Phillips, the schedule or timing of payments to such executive officer that comply with, or satisfy exemption from, Section 409A of the Code (“Section 409A”); and (iii) each executive officer’s obligations to comply with the restrictive covenants under his or her applicable employment agreement with respect to Xenith, Xenith Bank, Union and/or Union Bank. Each separation agreement also may confirm the amount of cash severance payable to the executive officer. The release and waiver of claims that an executive officer must provide as a condition to the payment of severance will be attached to such separation agreement. Each separation agreement also may set forth any reduction in payments that are subject to Section 280G of the Code if such reduction is required in accordance with the terms of the executive officer’s employment agreement (as discussed in “— Section 280G”).
Named Executive Officers.
T. Gaylon Layfield, III.   Under the terms of Mr. Layfield’s employment agreement, if Mr. Layfield’s employment is terminated “without cause” within 12 months following or within six months preceding a change in control and the release described above becomes effective, Mr. Layfield will be entitled to receive (A) a lump sum cash payment equal to 299% of the sum of his then-current rate of annual base salary and the average of his last two years’ annual bonuses earned; and (B) immediate vesting of unvested outstanding equity-based awards. Such payments will be in addition to any accrued but unused paid time off, bonuses or short term incentive compensation, vested benefits, earned but unpaid base salary, and the transaction bonus payable to Mr. Layfield.

Donna W. Richards.   Under the terms of Ms. Richards’ employment agreement, if Ms. Richards’ employment is terminated “without cause” within 12 months following or within six months preceding a change in control and the release described above becomes effective, Ms. Richards will be entitled to receive (A) a lump sum cash payment in an amount equal to 200% of the sum of her then-current rate of annual base salary and the average of her last two years’ annual bonuses earned; (B) continued participation for Ms. Richards and her covered dependents in the surviving bank’s group health plan pursuant to COBRA for a period of up to 24 months following the date of termination of employment and payment by the surviving bank of her premiums during such period provided that she and her dependents are covered on the date of termination and she timely elects COBRA coverage or, if coverage is not available for Ms. Richards and her covered dependents under the plan during such period, then monthly payments to Ms. Richards in the amount of such monthly premiums for the duration of such period; and (C) immediate vesting of unvested outstanding equity-based awards. Such payments will be in addition to any accrued but unused paid time off, bonuses or short term incentive compensation, vested benefits, earned but unpaid base salary, and the transaction bonus payable to Ms. Richards.
Thomas B. Dix, III.   Under the terms of Mr. Dix’s employment agreement, if Mr. Dix’s employment is terminated “without cause” within 12 months following or within six months preceding a change in control and the release described above becomes effective, Mr. Dix will be entitled to receive (A) a lump sum cash payment in an amount equal to 200% of the sum of his then-current rate of annual base salary and the average of his last two years’ annual bonuses earned; (B) continued participation for Mr. Dix and his covered dependents in the surviving bank’s group health plan pursuant to COBRA for a period of up to 24 months following the date of termination of employment and payment by the surviving bank of his premiums during such period provided that he and his dependents are covered on the date of termination and he timely elects COBRA coverage or, if coverage is not available for Mr. Dix and his covered dependents under the plan during such period, then monthly payments to Mr. Dix in the amount of such monthly premiums for the duration of such period; and (C) immediate vesting of unvested outstanding equity-based awards. Such payments will be in addition to any accrued but unused paid time off, bonuses or short term incentive compensation, vested benefits, earned but unpaid base salary, and the transaction bonus payable to Mr. Dix.
See “— Quantification of Payments and Benefits to Xenith’s Named Executive Officers” below for an estimate of the value of the severance and COBRA benefits payable to, and the settlement and/or vesting of equity awards for, Xenith’s named executive officers upon a qualifying termination under their employment agreements.
Other Executive Officers.
Thomas W. Osgood and Wellington W. Cottrell, III.   Under the terms of each of Mr. Osgood’s and Mr. Cottrell’s employment agreements, if Mr. Osgood’s or Mr. Cottrell’s, as applicable, employment is terminated “without cause” within 12 months following or within six months preceding a change in control and the release described above becomes effective, such executive officer will be entitled to receive (A) a lump sum cash payment in an amount equal to 200% of the sum of his then-current rate of annual base salary and the average of his last two years’ annual bonuses earned; (B) continued participation for such executive officer and his covered dependents in the surviving bank’s group health plan pursuant to COBRA and, provided that such executive officer is covered on the date of termination and he timely elects COBRA coverage, such executive officer will be reimbursed for the full COBRA cost of the coverage for such executive officer for up to 24 months; and (C) immediate vesting of unvested outstanding equity-based awards. It is estimated that the lump sum severance payment for each of Messrs. Osgood and Cottrell will be equal to $742,314 and each of their COBRA benefits will have a value equal to $28,076. Such payments will be in addition to any accrued but unused paid time off, bonuses or short term incentive compensation, vested benefits, earned but unpaid base salary, and the transaction bonus payable to Messrs. Osgood and Cottrell.
Ronald E. Davis.   Under the terms of Mr. Davis’s employment agreement, if Mr. Davis’s employment is terminated “without cause” within 12 months following or within six months preceding a change in control and the release described above becomes effective, Mr. Davis will be entitled to receive (A) cash severance equal to 200% of the sum of his then-current rate of annual base salary and the amount of any annual bonus paid to him during the 12 months preceding termination; and (B) during the period that Mr. Davis and his eligible dependents are entitled to continued health plan coverage under COBRA, reimbursements on a monthly basis of the amount paid by Mr. Davis for the COBRA health plan coverage for himself and his dependents, and if such coverage ends before the second anniversary of his termination, then a monthly cash payment equal to the COBRA premium for the type and level of coverage provided to Mr. Davis and his eligible dependents immediately before the cessation of COBRA coverage. Under Mr. Davis’s employment agreement, any additional income tax, excise tax, penalty or interest that results from a payment in violation of Section 409A will be paid by Xenith, not including any taxes assessed that would have been due by Mr. Davis if no violation of Section 409A occurred (the “additional payment”). Mr. Davis’s employment agreement provides that the base salary component of the severance benefit will be payable in 12 monthly installments beginning 30 days following termination and the annual bonus component of the severance benefit will be paid on the first day of the seventh month following termination; provided, however, that the separation agreement with Mr. Davis may provide for the cash severance to be paid in a lump sum cash payment. The separation agreement with Mr. Davis may provide for a lump sum payment of his cash severance benefit only if before the effective time of the merger, Mr. Davis has waived (in writing) his right under his employment agreement to the additional payment. If Mr. Davis does not waive his right to the additional payment or Mr. Davis’s separation agreement does not provide for a single payment of the cash severance benefit, then his cash severance benefits and any payment as reimbursement of COBRA premiums will be payable to Mr. Davis in accordance with Section 409A (after giving effect to any applicable exemptions from Section 409A) and the terms of his employment agreement (including the requirement to provide a release and waiver of claims) if the termination of his employment from Xenith and Xenith Bank constitutes a “separation from service” under Section 409A. If Mr. Davis does not waive his right to the additional payment or Mr. Davis’s separation agreement does not provide for a single payment of the cash severance benefit and the termination of his employment from Xenith and Xenith Bank is not a “separation from service” under Section 409A, then the cash severance benefit and reimbursement of COBRA premiums will be paid to Mr. Davis in accordance with Section 409A (after giving effect to any applicable exemptions from Section 409A) and the terms of his employment agreement (including the requirement to provide a release and waiver of claims) upon his “separation from service” under Section 409A (regardless of when that occurs and regardless of the reason for such separation). Any severance or other benefits payable under the two preceding sentences that remains payable at Mr. Davis’s death will be paid to his surviving spouse, if any, or if none, to his estate. Mr. Davis cannot execute the release and waiver of claims required under his employment agreement before the termination or separation that results in the payment of the cash severance benefit. It is estimated that Mr. Davis’s lump sum severance payment will be equal to $729,642 and his COBRA benefits will have a value equal to $38,429. Such payments will be in addition to any accrued but unused paid time off, bonuses or short term incentive compensation, vested benefits, earned but unpaid base salary, and transaction bonus payable to Mr. Davis.
Linda D. Majikes and William E. Callaghan.   Under the terms of each of Ms. Majikes’ and Mr. Callaghan’s employment agreements, if Ms. Majikes’ and Mr. Callaghan’s, as applicable, employment is terminated “without cause” and the release described above becomes effective, such executive officer will be entitled to receive (A) a lump sum cash payment in an amount equal to 100% of the sum of her or his then-current rate of annual base salary and the average of her or his last two years’ annual bonuses earned, including, if applicable annual bonuses earned during the employment with any predecessors of Xenith and Xenith Bank; and (B) continued participation for such executive officer and his or her covered dependents in the surviving bank’s group health plan pursuant to COBRA and, provided that such executive is covered on the date of termination and she or he timely elects COBRA coverage, such executive will be reimbursed for the full COBRA cost of the coverage for such executive for 12 months or until the end of the continuation coverage, whichever occurs first. It is estimated that Ms. Majikes’ lump sum severance payment will be equal to $205,834 and her COBRA benefits will have a value equal to $18,593. It is estimated that Mr. Callaghan’s lump sum severance payment will be equal to $233,465 and his COBRA benefits will have a value equal to $14,246. Such payments will be in addition to any accrued but unused paid time off, bonuses or short term incentive compensation, vested benefits, earned but unpaid base salary, and transaction bonus payable to Ms. Majikes and Mr. Callaghan.

Edward H. Phillips, Jr.   Under the terms of Mr. Phillips’s employment agreement, if Mr. Phillips’ employment is terminated “without cause” within 12 months following or within six months preceding a change in control and the release described above becomes effective, Mr. Phillips will be entitled to receive (A) cash severance equal to 200% of his then-current rate of annual base salary; and (B) during the period that Mr. Phillips and his eligible dependents are entitled to continued health plan coverage under COBRA, or if sooner, until the second anniversary of his termination, reimbursements on a monthly basis of the amount paid by Mr. Phillips for the COBRA health plan coverage for himself and his dependents. Mr. Phillips’s employment agreement provides that the cash severance benefit will be payable over 12 months following termination; provided, however, that the separation agreement with Mr. Phillips may provide for the cash severance to be paid in a lump sum cash payment. If Mr. Phillips’ separation agreement does not provide for a single payment of the cash severance benefit, then his cash severance benefits and any payment as reimbursement of COBRA premiums will be payable to Mr. Phillips in accordance with Section 409A (after giving effect to any applicable exemptions from Section 409A) and the terms of his employment agreement (including the requirement to provide a release and waiver of claims) if the termination of his employment from Xenith and Xenith Bank constitutes a “separation from service” under Section 409A. If Mr. Phillips’ separation agreement does not provide for a single payment of the cash severance benefit, and the termination of his employment from Xenith and Xenith Bank is not a “separation from service” under Section 409A, then the cash severance benefit and reimbursement of COBRA premiums will be paid to Mr. Phillips in accordance with Section 409A (after giving effect to any applicable exemptions from Section 409A) and the terms of his employment agreement (including the requirement to provide a release and waiver of claims) upon his “separation from service” under Section 409A (regardless of when that occurs and regardless of the reason for such separation). Any severance or other benefits payable under the two preceding sentences that remain payable at Mr. Phillips’ death will be paid his surviving spouse, if any, or if none, to his estate. Mr. Phillips cannot execute the release and waiver of claims required under his employment agreement before the termination or separation that results in the payment of the cash severance benefits. It is estimated that Mr. Phillips’s lump sum severance payment will be equal to $460,014 and his COBRA benefits will have a value equal to $40,333. Such payments will be in addition to any accrued but unused paid time off, bonuses or short term incentive compensation, vested benefits, earned but unpaid base salary, and transaction bonus payable to Mr. Phillips.
Transaction Bonuses
On May 19, 2017, the Xenith board of directors and the Xenith Bank board of directors approved the payment of transaction bonuses (collectively, the “transaction bonuses”) to the executive officers. The aggregate amount of the transaction bonuses payable to the executive officers is $7,000,000, which amount is allocated among the executive officers as follows: $1,400,000 for Mr. Layfield; $1,250,000 for each of Ms. Richards and Mr. Osgood; $900,000 for each of Messrs. Cottrell and Davis; $350,000 for each of Messrs. Dix and Phillips; and $300,000 for each of Ms. Majikes and Mr. Callaghan.
Each executive officer’s right to receive the transaction bonus will be set forth in a transaction bonus agreement (a “transaction bonus agreement”) with Xenith Bank. Each transaction bonus agreement will provide that the transaction bonus will be payable only if the executive officer continues employment and satisfactorily performs his or her duties until the earlier of the date of payment or the effective time of the merger. The transaction bonuses will be payable in a lump sum at the effective time of the merger unless an earlier time of payment is unanimously approved by Xenith’s Chief Executive Officer, the chairman of the Xenith board of directors and the chairman of the audit committee of the Xenith board of directors.
Potential Early Receipt of 2017 Annual Incentive Awards
The executive officers are participants in Xenith’s annual incentive plan, which is intended to reward each participant based on the attainment of a financial performance goal tied to 2017 pre-tax net income, which is weighted at 75% of any potential incentive award. In addition, individual performance ratings, which are based on annual management objectives set forth by the Chief Executive Officer in the case of all participants other than the Chief Executive Officer and by the governance and compensation committee of the Xenith board of directors in the case of the Chief Executive Officer, are weighted at 25% of any potential incentive award.

Before any incentive awards can be earned, however, the pre-tax net income goal must be achieved at the threshold level and Xenith’s subsidiary, Xenith Bank, must have an acceptable rating, as determined by the governance and compensation committee of the Xenith board of directors, from the Federal Reserve Bank of Richmond. The Xenith governance and compensation committee of the board of directors will make the final determination of and approve any incentive awards made under the annual incentive plan based on the recommendation of the Chief Executive Officer in the case of all participants other than the Chief Executive Officer.
Historically, Xenith has not paid annual incentive awards until Xenith’s independent public accounting firm has approved the audited financial statements; however, because the completion of the merger is targeted during early January 2018, the governance and compensation committee of the Xenith board of directors may decide to pay these annual incentive awards prior to the effective time of the merger.
See “— Quantification of Payments and Benefits to Xenith’s Named Executive Officers” below for an estimate of the value of the 2017 annual incentive awards each of Xenith’s named executive officers may receive. It is estimated that the total value of the 2017 incentive awards that each of Xenith’s executive officers who are not named executive officers may receive will be equal to $448,317.
Potential Accelerated Vesting of Xenith Equity Awards
As described in detail in “The Merger Agreement — Treatment of Xenith Stock Options and Awards” beginning on page 95, unvested equity awards, including those held by the executive officers, will become vested at the effective time of the merger and (i) outstanding Xenith stock options will be cancelled in exchange for the right to receive a cash payment; (ii) outstanding Xenith restricted stock awards will receive the merger consideration with respect to each share of Xenith common stock; and (iii) outstanding Xenith restricted stock units will be converted into the right to receive the merger consideration with respect to each share of Xenith common stock underlying the Xenith restricted stock unit award.
The merger agreement authorizes Xenith and/or Xenith Bank to take all actions necessary or appropriate to cause (a) some or all of the unvested Xenith stock options to become vested and exercisable in 2017, (b) some or all of the unvested Xenith restricted stock awards to become vested and nonforfeitable in 2017 and (c) some or all of the unvested Xenith restricted stock unit awards to become vested and settled in 2017.
In addition, Xenith and/or Xenith Bank may allow the holder of a Xenith stock option that is exercised in 2017 to pay the exercise price by surrendering shares of Xenith common stock and/or by means of a “net exercise,” whereby the number of shares of Xenith common stock issuable upon exercise of the option is reduced in either case based on the fair market value of Xenith common stock (as determined under Xenith’s omnibus incentive plan) and the aggregate exercise price being paid with shares, to the extent such reduction does not create a modification of any incentive stock option under Section 424 of the Code.
Xenith and/or Xenith Bank may allow the holder of a Xenith stock option, Xenith restricted stock award or Xenith restricted stock unit award to settle any tax withholding obligation relating to the vesting, settlement or exercise of the award by surrendering shares of Xenith common stock or by reducing the number of shares of Xenith common stock issuable or deliverable, in either case, based on the fair market value of Xenith common stock (as determined under Xenith’s omnibus incentive plan) and the aggregate tax withholding obligation being satisfied with shares.
See “— Quantification of Payments and Benefits to Xenith’s Named Executive Officers” for an estimate of the value of the unvested Xenith stock options and unvested and/or unsettled Xenith restricted stock unit awards held by each of Xenith’s named executive officers that will become vested in connection with the merger. It is estimated that the total value of the unvested Xenith stock options, unvested Xenith restricted stock awards and unvested and/or unsettled Xenith restricted stock unit awards held by each of Xenith’s executive officers who are not named executive officers that will become vested in connection with the merger is $1,071,793.

Section 280G
Section 280G of the Code (“Section 280G”) applies to compensation that is contingent upon a change in control or that is payable on account of an event that is materially related to a change in control such as termination of employment (“parachute payments”). If the total value of the parachute payments (as determined under Section 280G and the applicable regulations) exceeds a prescribed amount (the “safe harbor amount”), then Xenith and Xenith Bank will not be permitted to claim a federal income tax deduction for a portion of the parachute payments and a portion of the parachute payments will be subject to a 20% excise tax payable by the executive officer.
The safe harbor amount is $1 less than three times the executive officer’s average taxable compensation for the five years preceding the year in which a change in control occurs. For the executive officers, and assuming the effective time of the merger occurs in 2018 as provided in the merger agreement, the safe harbor amount for each executive officer will be his or her average taxable compensation for the years 2013 through 2017. If the total value of an executive officer’s parachute payments (calculated under Section 280G and the applicable regulations) exceeds the safe harbor amount, then the total value in excess of one times the five year average will be nondeductible by Xenith and Xenith Bank and will be subject to the 20% excise tax payable by the executive officer.
The severance benefits, transaction bonuses and accelerated vesting and settlement of equity awards (at either the effective time of the merger or in 2017) are expected to constitute parachute payments. Payment of the 2017 annual incentive awards also might be characterized as parachute payments under Section 280G.
The employment agreement with each executive officer of Xenith includes provisions related to Section 280G. Each employment agreement provides that if the total of any parachute payments that are payable to the executive officer exceed the safe harbor amount then the payments will be reduced to the safe harbor amount. However, each employment agreement provides that the parachute payments will not be reduced if the executive officer will receive greater after-tax benefits (with the executive officer paying the excise tax liability) than if the parachute payments were reduced to the safe harbor amount. If the executive officer receives the total parachute payments and their value exceeds the safe harbor amount, then Section 280G will disallow the federal income tax deduction of Xenith and Xenith Bank for a portion of the payments and result in an excise tax liability payable by the executive officer. The employment agreements for Messrs. David and Phillips provide that if payments thereunder are reduced to the extent necessary to result in the payment of excise taxes as a result of 280G and such excise taxes are in any case imposed, Xenith will pay such excise taxes and any additional income taxes resulting from the payment of such taxes, but no other taxes assessed as a result of the payments.
Since the merger agreement provides that the effective time of the merger will be in 2018, the executive officers’ taxable compensation for 2017 will be included in the calculation of each executive officer’s safe harbor amount. Accordingly, if payment of the transaction bonuses and 2017 annual incentive awards occurs during 2017, then each executive officer’s safe harbor amount will be increased by including the amount of such bonuses and awards in the executive officer’s taxable compensation for 2017 and, therefore, in the five-year average calculation. Similarly, if the vesting and exercisability of unvested and unexercisable stock options, the vesting of unvested restricted stock awards, and the vesting and settlement of unvested restricted stock unit awards is accelerated into 2017, and assuming that any such options are also exercised by the executive officer in 2017, then each executive officer’s safe harbor amount will be increased to the extent that any portion of any such award is included in the executive officer’s taxable compensation for 2017 and, therefore, in the five year average calculation. Increasing an executive officer’s safe harbor amount thus could result in an executive officer’s parachute payment values being less than the safe harbor amount (so that Section 280G will not apply) or reduce the adverse consequences to Xenith, Xenith Bank and the executive officer under Section 280G.

Section 162(m)
Under Section 162(m) of the Code, a publicly held corporation that is a smaller reporting company may not claim a federal income tax deduction for remuneration paid to any of the chief executive officer or the two highest compensated officers other than the chief executive officer for a taxable year whose compensation is required to be reported to the shareholders under the Exchange Act to the extent that such remuneration exceeds $1,000,000, provided that the $1,000,000 limit can be reduced on account of payments that are not deductible under Section 280G. There is an exception to this rule precluding a deduction for certain “performance based compensation” as described in the regulations under Section 162(m).
It is anticipated that the payment of base salary, annual incentive awards for the 2016 and 2017 calendar years, transaction bonuses, and the accelerated vesting of restricted stock units as provided for under the merger agreement will result in payments to Mr. Layfield, Ms. Richards and Mr. Dix that will be nondeductible under Section 162(m) of the Code. Xenith is currently unable to accurately estimate the amounts of the deduction that might be disallowed under Section 162(m) because that depends on several variables, including the timing of such payments and the amount that otherwise would be deductible for the 2017 annual incentive awards and equity awards.
Appointment of Xenith Directors to the Union Board of Directors
Union will, on or prior to the effective time of the merger, cause two Xenith Directors to be appointed as directors of Union as of the effective time of the merger to serve until the next annual meeting of the Union shareholders, and the Union board of directors will nominate each Xenith Director for reelection to the Union board of directors at such meeting, subject to compliance with the Union board of directors’ fiduciary duties. Union, as the sole shareholder of Union Bank, will appoint each Xenith Director as a director of Union Bank following the subsidiary bank merger to serve until the next annual meeting of the shareholder of Union Bank, and the Union Bank board of directors will nominate each Xenith Director for reelection to the Union Bank board of directors at such meeting, subject to compliance with the Union Bank board of directors’ fiduciary duties. The Xenith Directors will be chosen by mutual agreement of Union and Xenith prior to the effective time of the merger. As of the date of this joint proxy statement/prospectus, Union and Xenith have not selected the current directors of Xenith who will join the Union board of directors as of the effective time of the merger.
Indemnification
Union has agreed to indemnify the officers and directors of Xenith against certain liabilities arising before the effective time of the merger. Union has also agreed to purchase a six year “tail” prepaid policy, on the same terms as Xenith’s existing directors’ and officers’ liability insurance, for the current officers and directors of Xenith, subject to a cap on the cost of such policy equal to 300% of Xenith’s current annual premium.
Quantification of Payments and Benefits to Xenith’s Named Executive Officers
The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for each “named executive officer” of Xenith that is based on, or otherwise relates to, the merger (the “Xenith merger-related compensation”). The Xenith merger-related compensation described below is based on each named executive officer’s existing employment agreement, draft transaction bonus agreement and accelerated vesting and/or settlement, as applicable, under outstanding equity award agreements. As noted below, Mr. Johnston resigned effective July 29, 2016, and is not currently an executive officer or employee of Xenith. The merger will not result in any additional payments, distributions or benefits becoming due to Mr. Johnston.

The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur before the completion of the merger. For purposes of calculating such amounts, the following assumptions and estimates were used:
•
for purposes of valuing Xenith stock options and Xenith restricted stock units, the relevant price per share of Xenith common stock is $30.75, which is the average closing price per share of Xenith common stock as quoted on the NASDAQ Global Select Market over the first five business days following the first public announcement of the merger on May 22, 2017;

•
the effective time of the merger is September 1, 2017, which is the assumed date of the completion of the merger solely for purposes of the disclosure in this section;

•
each named executive officer is terminated “without cause” (as such term is defined in the relevant Xenith employment agreements in effect on the date) immediately before the assumed effective time of the merger of September 1, 2017 and the release described above becomes effective; and

•
each named executive officer receives an incentive award under Xenith’s annual incentive plan for 2017 performance equal to the award that was paid to such executive officer for 2016 performance.

Golden Parachute Compensation
Named Executive Officer	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)(4)
T. Gaylon Layfield, III	$3,726,456	$1,268,466	—	$4,994,922
Donna W. Richards	$2,454,940	$535,718	$17,246	$3,007,904
Thomas B. Dix, III	$1,178,397	$458,843	$42,248	$1,679,488
Charles M. Johnston(5)	—	—	—	—

(1)
The amounts in this column include (i) severance payments (Mr. Layfield, $2,118,071; Ms. Richards, $1,069,960; Mr. Dix, $735,598); (ii) transaction bonuses (Mr. Layfield, $1,400,000; Ms. Richards, $1,250,000; Mr. Dix, $350,000); and (iii) 2017 annual incentive awards (Mr. Layfield, $208,385; Ms. Richards, $134,980; Mr. Dix, $92,799). Pursuant to the terms of the named executive officers’ employment agreements, the severance payments are “double-trigger” payments, payable when the named executive officers’ employment is terminated “without cause” within 12 months following or within six months preceding a change in control. Payment of the transaction bonuses and incentive awards are “single-trigger” payments as they not conditioned on the named executive officers’ termination.

(2)
The amounts in this column reflect the value of equity awards that will experience accelerated vesting pursuant to the terms of the named executive officers’ employment agreements. It does not include the actual value the named executive officers will receive under the terms of the merger agreement. For information on the treatment of Xenith equity awards under the merger agreement, see “The Merger Agreement — Exchange of Stock in the Merger,” “The Merger Agreement — Treatment of Xenith Stock Options and Awards” and “The Merger Agreement — Treatment of Xenith Warrants.” The amounts in this column include the following “double-trigger” payments: (i) accelerated vesting and/or settlement of outstanding Xenith restricted stock unit awards (Mr. Layfield, $395,383; Ms. Richards, $307,500; Mr. Dix, $230,625) and (ii) accelerated vesting of outstanding Xenith stock options (Mr. Layfield, $873,083; Ms. Richards, $228,218; Mr. Dix, $228,218).

(3)
The amounts in this column include “double-trigger” COBRA payments pursuant to the named executive officer’s employment agreement.

(4)
These amounts may be subject to potential reduction under Section 280G of the Code for Messrs. Layfield and Dix and Ms. Richards, as described above. The application of any reduction is based on a number of factors and will be determined after the effective time of the merger.

(5)
Mr. Johnston resigned as Xenith’s Interim Chief Executive Officer effective July 29, 2016. No payments, distributions or benefits that are based on or otherwise relate to the merger will be due to Mr. Johnston.

Regulatory Approvals Required for the Merger
Union and Xenith cannot complete the merger or the subsidiary bank merger without prior approval from the Federal Reserve and the Virginia SCC. Furthermore, the completion of each of the merger and the subsidiary bank merger is subject to receipt of the prior approval from the Federal Reserve and Virginia SCC without certain conditions being imposed by either governmental authority as part of such approval that would reasonably be likely to have a material adverse effect on Union, as the surviving company, and its subsidiaries, taken as a whole. Union and Xenith have each agreed to cooperate and use their reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all regulatory approvals necessary to complete the merger. As of the date of this joint proxy statement/prospectus, Union has filed the required applications with the Federal Reserve and the Virginia SCC seeking approval of the merger and the subsidiary bank merger, but we have not received the required approvals. While we do not know of any reason why we would not be able to obtain the necessary approvals in a timely manner, we cannot be certain when or if we will receive them, and there can be no assurance that such approvals will not impose conditions that would be unduly burdensome on Union after the merger or would be reasonably likely to have a material adverse effect on Union after the merger.
The merger and the subsidiary bank merger are subject to approval by the Federal Reserve pursuant to the Bank Holding Company Act of 1956, as amended, and the Bank Merger Act, as amended, respectively. When reviewing Union’s applications under the Bank Holding Company Act and the Bank Merger Act, the Federal Reserve will consider Union’s and the combined organization’s following the merger financial and managerial resources, the competitive impacts of the merger, the future prospects of the combined organization, and the Community Reinvestment Act performance of Union and Xenith in meeting the credit needs of their communities, including low- and moderate-income borrowers and neighborhoods. The Federal Reserve will also consider Union’s effectiveness in combating money laundering, the convenience and needs of the communities to be served, and the extent to which the transactions would result in greater or more concentrated risks to the stability of the U.S. banking or financial system.
In addition, CapGen Capital Group VI LLP and its general partner, CapGen Capital Group VI LLC, each a bank holding company of Xenith, have filed an application with the Federal Reserve with respect to acquiring as a bank holding company more than 5% of the outstanding shares of Union common stock pursuant to the merger.
Appraisal or Dissenters’ Rights in the Merger
Under Virginia law, the Union shareholders and Xenith shareholders are not entitled to appraisal or dissenters’ rights in connection with the merger.
Certain Differences in Rights of Shareholders
Union and Xenith are Virginia corporations governed by the Virginia SCA. In addition, the rights of Union and Xenith shareholders are governed by their respective articles of incorporation and bylaws. Upon completion of the merger, Xenith shareholders will become Union shareholders, and as such their shareholder rights will then be governed by the Virginia SCA, Union’s articles of incorporation and Union’s bylaws. The rights of Union shareholders differ in certain respects from the rights of Xenith shareholders.
A summary of the material differences between the rights of a Xenith shareholder under the Virginia SCA, Xenith’s articles of incorporation and Xenith’s bylaws, on the one hand, and the rights of a Union shareholder under the Virginia SCA, Union’s articles of incorporation and Union’s bylaws, on the other hand, is provided in “Comparative Rights of Shareholders” beginning on page 116.

Accounting Treatment
The merger will be accounted for under the acquisition method of accounting pursuant to GAAP. Under the acquisition method of accounting, the assets and liabilities, including identifiable intangible assets arising from the transaction, of Xenith will be recorded, as of completion of the merger, at their respective fair values and added to those of Union. Any excess of purchase price over the fair values is recorded as goodwill. Financial statements and reported results of operations of Union issued after completion of the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of Xenith. See also “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 19.
Litigation Related to the Merger
On September 7, 2017, Paul Parshall, a purported shareholder of Xenith, filed a putative class action lawsuit in the United States District Court for the Eastern District of Virginia, captioned Parshall v. Xenith Bankshares, Inc., et al. (3:17cv00612), against Xenith, the members of the Xenith board of directors, and Union on behalf of all public shareholders of Xenith. The plaintiff in the action alleges that Union’s registration statement on Form S-4 of which this joint proxy statement/prospectus is a part omitted certain material information in violation of Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder, and further that the individual defendants are liable for those omissions under Section 20(a) of the Exchange Act. The relief sought in the lawsuit includes preliminary and permanent injunction to prevent the completion of the merger, rescission or rescissory damages if the merger is completed, costs and attorneys’ fees. At this stage, it is not possible to predict the outcome of the proceeding or its impact on Xenith, Union or the merger. Xenith, the Xenith board of directors and Union believe that the claims are without merit and intend to defend vigorously against them.

the merger agreement
The following is a summary description of the material provisions of the merger agreement. The following description of the merger agreement is subject to and is qualified in its entirety by reference to the merger agreement, which is attached as Appendix A to this joint proxy statement/prospectus and incorporated herein by reference. We urge you to read the merger agreement in its entirety as it is the legal document governing the merger.
Terms of the Merger
The Union board of directors and the Xenith board of directors have each approved the merger agreement, which provides for the merger of Xenith with and into Union, with Union being the surviving company in the merger.
After the merger, Xenith Bank, the bank subsidiary of Xenith, will merge with and into Union Bank, the bank subsidiary of Union. Union Bank will be the surviving bank in the subsidiary bank merger.
Effective Time
The merger will become effective at the time the certificate of merger is issued by the Virginia SCC, or at such later time as may be specified by mutual agreement of Union and Xenith in the articles of merger that the parties file with the Virginia SCC. We anticipate that we will complete the merger during early January 2018, subject to the receipt of required shareholder approvals and all required regulatory approvals, and the satisfaction or waiver of the conditions to completion of the merger set forth in the merger agreement, and we have agreed to use our reasonable best efforts to cause the effective time to occur at 12:01 a.m. Eastern Time on January 1, 2018. We have also agreed that the effective time will not occur on a date before January 1, 2018.
There can be no assurances as to if or when the shareholder or regulatory approvals will be obtained or continued or that the merger will be completed. If we do not complete the merger by March 31, 2018, either party may terminate the merger agreement, unless the failure to complete the merger on or before that time is caused by the terminating party’s action or failure to act and such action or failure to act constitutes a breach of the merger agreement.
Union and Xenith expect to complete the subsidiary bank merger during early January 2018.
Merger Consideration
General.   In the merger, holders of Xenith common stock will receive 0.9354 shares of Union common stock for each of their shares of Xenith common stock outstanding immediately prior to the effective time of the merger. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the completion of the merger. Based on the closing sale price for Union common stock on the NASDAQ Global Select Market on May 19, 2017 ($31.72), the last trading day before public announcement of the merger, the 0.9354 exchange ratio represented approximately $29.67 in value for each share of Xenith common stock, or $687.2 million on an aggregate basis. The most recent reported closing sale price for Union common stock on September 14, 2017 was $31.24; based on this closing sale price, the 0.9354 exchange ratio represents approximately $29.22 in value for each share of Xenith common stock, or $678.1 million on an aggregate basis. We urge you to obtain current market quotations for Union (trading symbol “UBSH”) and Xenith (trading symbol “XBKS”).
If the outstanding shares of Union common stock or Xenith common stock are increased, decreased, changed into or exchanged for a different number or kind of securities as a result of a reorganization, stock dividend, stock split or similar change in capitalization, then a proportionate adjustment will be made to the exchange ratio.
Union shareholders will continue to own their existing shares of Union common stock. Each share of Union common stock will continue to represent one share of Union common stock following the merger.

Fractional Shares.   Union will not issue any fractional shares of Union common stock in the merger. Instead, a Xenith shareholder who would otherwise have received a fraction of a share will receive an amount of cash equal to the fraction of a share of Union common stock to which such holder would otherwise be entitled (rounded to the nearest cent), multiplied by the product of  (i) the average of the closing sale prices of Union common stock on the NASDAQ Global Select Market for the 10 full trading days ending on the trading day immediately preceding (but not including) the effective time of the merger, and (ii) the exchange ratio.
Exchange of Stock in the Merger
Union Common Stock.   Each share of Union common stock issued and outstanding immediately before the effective time of the merger will remain issued and outstanding immediately after the effective time of the merger as a share of Union common stock. As a result, there is no need for Union shareholders to take any action as a result of the completion of the merger, including submitting any certificates representing shares of Union common stock to Union, the exchange agent or any other person in connection with the merger.
Xenith Common Stock.   At or prior to the effective time of the merger, Union will deposit with the exchange agent cash sufficient to pay the aggregate amount of cash payable in lieu of fractional shares of Union common stock that would otherwise be issued in the merger, and the cash payable with respect to the Xenith stock options and awards as described above, and will authorize and direct issuance by the exchange agent of non-certificated shares of Union common stock represented by book-entry registry.
Within five business days after the effective time of the merger, the exchange agent will send transmittal materials to each holder of Xenith common stock for use in exchanging such Xenith common stock for shares of Union common stock and cash instead of fractional shares, if applicable.
Xenith common stock certificates should NOT be returned with the enclosed proxy card, and should NOT be forwarded to the exchange agent until you receive a transmittal letter following completion of the merger. Until you exchange your shares of Xenith common stock for shares of Union common stock, you will not receive any dividends or distributions in respect of shares of Union common stock. Once you exchange your shares of Xenith common stock for shares of Union common stock, you will receive, without interest, the merger consideration and all undelivered dividends or distributions with a record date after the effective time of the merger. Beginning 30 days after the effective time of the merger, if you have not exchanged your shares of Xenith common stock for shares of Union common stock, you will not be entitled to vote on any matter at any meeting of Union shareholders until you exchange your shares as described above.
If you own Xenith common stock through a broker, bank or other holder of record, you will not need to obtain a certificate to represent shares of Xenith common stock to deliver it to the exchange agent to exchange for the merger consideration.
If your Xenith common stock certificate has been lost, destroyed or stolen or is otherwise missing, Union and the exchange agent may require you to make an affidavit of that fact and to post a bond in a reasonable amount as an indemnity against any claim that may be made against Union with respect to the lost, destroyed, stolen or otherwise missing Xenith common stock certificate.
Treatment of Xenith Stock Options and Awards
Stock Options.   At the effective time of the merger, each Xenith stock option, whether vested or unvested, that is outstanding and unexercised immediately prior to the merger will cease and be automatically converted without any action on the part of the holder thereof into the right to receive a cash payment equal to the product of  (i) the difference between (A) the product of the average of the closing sale prices of Union common stock on the NASDAQ Global Select Market for the 10 full trading days ending on the trading day immediately preceding (but not including) the effective time of the merger and the exchange ratio (the “conversion price”) and (B) the per share exercise price of the Xenith stock option immediately prior to the effective time of the merger, and (ii) the number of shares of Xenith common stock subject to such Xenith stock option, subject to any applicable withholdings. Each outstanding Xenith stock option with a per share exercise price in excess of the conversion price will be cancelled without any payment made.

Restricted Stock Awards.   At the effective time of the merger, each outstanding Xenith restricted stock award that is unvested or contingent and outstanding immediately prior to the effective time of the merger, will vest fully and will be converted into the right to receive the merger consideration in respect of each share of Xenith common stock underlying such Xenith restricted stock award.
Restricted Stock Unit Awards.   At the effective time of the merger, each outstanding Xenith restricted stock unit award in respect of shares of Xenith common stock that is outstanding and unsettled, unvested or contingent immediately prior to the effective time of the merger will vest fully and will be converted into the right to receive, without interest, the merger consideration payable in respect of each share of Xenith common stock underlying such Xenith restricted stock unit award.
Treatment of Xenith Warrants
At the effective time of the merger, each warrant exercisable to purchase shares of Xenith common stock that is outstanding and unexercised immediately prior to the effective time of the merger will be converted into a warrant to purchase, on the same terms and conditions as were applicable prior to the merger, the number of shares of Union common stock equal to the product of the number of shares of Xenith common stock subject to such warrant immediately prior to the effective time of the merger and the exchange ratio (with any fractional shares resulting from the multiplication rounded down to the nearest whole share), at a price per share of Union common stock equal to the price per share under the warrant prior to the effective time of the merger divided by the exchange ratio (with the exercise price rounded up to the nearest cent for any fractional cents resulting from the division).
Xenith has agreed to use its reasonable best efforts to repurchase prior to or in connection with the completion of the merger the warrant to acquire shares of Xenith common stock that was originally issued to the U.S. Department of Treasury pursuant to the Troubled Asset Relief Program Capital Purchase Program. If Xenith is unable to repurchase this warrant, it will be converted at the effective time of the merger in the same manner as all other warrants exercisable to acquire shares of Xenith common stock.
Corporate Governance
Articles of Incorporation and Bylaws.   Union’s articles of incorporation and Union’s bylaws as in effect immediately prior to the merger will be Union’s articles of incorporation and Union’s bylaws after the merger.
The Union Board of Directors.   Union will, on or prior to the effective time of the merger, cause two directors of Xenith (each, a “Xenith Director”) to be appointed as directors of Union as of the effective time of the merger to serve until the next annual meeting of the Union shareholders, and the Union board of directors will nominate each Xenith Director for reelection to the Union board of directors at such meeting, subject to compliance with the Union board of directors’ fiduciary duties. Union, as the sole shareholder of Union Bank, will appoint each Xenith Director as a director of Union Bank following the subsidiary bank merger to serve until the next annual meeting of the shareholder of Union Bank, and the Union Bank board of directors will nominate each Xenith Director for reelection to the Union Bank board of directors at such meeting, subject to compliance with the Union Bank board of directors’ fiduciary duties. The Xenith Directors will be chosen by mutual agreement of Union and Xenith prior to the effective time of the merger. As of the date of this joint proxy statement/prospectus, Union and Xenith have not selected the Xenith Directors.
Officers of Union.   The executive officers of Union immediately prior to the merger will continue serving in their current positions as executive officers of Union after the merger. In addition, T. Gaylon Layfield, III, Xenith’s Chief Executive Officer, will serve as Executive Vice Chairman of Union Bank for a transition period following the merger and the subsidiary bank merger.

Representations and Warranties
The merger agreement contains representations and warranties relating to Union’s and Xenith’s respective businesses, including but not limited to:
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corporate matters including corporate organization, good standing, authority to operate its business, and subsidiaries;

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requisite corporate authority to enter into the merger agreement and to complete the merger and other contemplated transactions;

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capital structure;

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SEC filings, financial statements included in certain of those filings, regulatory reports filed with governmental agencies, and accounting controls;

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absence of certain changes or events and absence of certain undisclosed liabilities;

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material contracts;

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legal proceedings and compliance with applicable laws;

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tax matters and tax treatment of merger;

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ownership of and leasehold interests in properties;

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labor and employment matters and employee benefit matters;

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insurance;

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loan portfolio, allowance for loan losses and mortgage loan buy-backs;

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environmental matters;

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books and records;

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intellectual property;

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derivative instruments;

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brokered deposits;

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investment securities;

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takeover laws and provisions;

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transactions with affiliates and related parties;

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financial advisors, including brokers and finders; and

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information systems and security.

With the exception of specified representations relating to capitalization, absence of certain changes reasonably likely to have a material adverse effect and financial advisors, which will be true and correct in all respects (other than, with respect to representations relating to capitalization, failures to be true and correct as are de minimis), and representations relating to corporate authority, which must be true and correct in all material respects, no representation will be deemed untrue or incorrect as a consequence of the existence or absence of any fact, event or circumstance unless that fact, event or circumstance, individually or taken together with all other facts, events or circumstances, has had or is reasonably likely to have a material adverse effect on the party making the representation.
The representations and warranties described above and included in the merger agreement were made for purposes of the merger agreement and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement. The representations and warranties do not survive the effective time of the merger. In addition, certain representations and warranties were made as of a specific date and may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should only be read together with the information provided elsewhere in this joint proxy statement/prospectus, in the documents incorporated by reference into this joint proxy statement/prospectus by Union and Xenith, and in the periodic and current reports and statements that Union and Xenith each file with the SEC. For more information on these reports and statements, see “Where You Can Find More Information” beginning on page 128.
Conditions to Completion of the Merger
The respective obligations of Union and Xenith to complete the merger are subject to the fulfillment or waiver of certain conditions, including the following:
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the approval of the Union merger proposal and the Xenith merger proposal by Union shareholders and Xenith shareholders, respectively;

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the approval of the merger by necessary federal and state regulatory authorities;

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the SEC declaring Union’s registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, effective under the Securities Act and its continued effectiveness;

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the approval from the NASDAQ Stock Market for the listing on the NASDAQ Global Select Market of the shares of Union common stock to be issued in the merger;

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the absence of any order, decree or injunction of a court or regulatory agency that enjoins or prohibits the completion of the merger;

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the accuracy of the other party’s representations and warranties in the merger agreement, subject to the materiality standards in the merger agreement (subject to limited exceptions);

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the other party’s performance in all material respects of its obligations under the merger agreement;

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the receipt by Union from Troutman Sanders LLP, Union’s outside legal counsel, and the receipt by Xenith from Hunton & Williams LLP, Xenith’s outside legal counsel, of written legal opinions to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code;

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with respect to Union’s obligation to complete the merger, the continued effectiveness of the voting agreements between Union, Xenith and the Xenith institutional shareholders and the affiliate agreements between Union, Xenith and the directors of Xenith; and

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with respect to Xenith’s obligation to complete the merger, the continued effectiveness of the affiliate agreements between Union, Xenith and the directors of Union.

Where the merger agreement and/or applicable law permits, Union and Xenith could choose to waive a condition to its obligation to complete the merger even if that condition has not been satisfied. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived or that the merger will be completed.
Business Pending the Merger
Union and Xenith have made customary agreements that place restrictions on them until completion of the merger. In general, Union and Xenith are required to conduct their respective businesses in the ordinary and usual course and to take no action that would affect adversely or delay the ability to obtain the required approvals and consents for the merger, perform the covenants and agreements under the merger agreement or complete the merger on a timely basis.
Xenith has also agreed that, with certain exceptions, it will not, and will not permit any of its subsidiaries to, without the prior written consent of Union:
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amend any articles of incorporation, bylaws of similar governing instruments;

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issue any additional shares of capital stock or grant any stock options, restricted shares or other stock-based awards, other than pursuant to stock options and other stock awards outstanding as of the date of the merger agreement;

•
enter into or amend any written employment or severance agreement or similar arrangement with any of its directors, officers or employees, or grant any salary or wage increase or increase any employee benefit, except for (i) normal individual increases in compensation to employees (other than executive officers) in the ordinary course of business consistent with past practice and consistent with the terms of Xenith’s employee benefit or compensation plans or programs and applicable law, (ii) incentive or bonus payments payable under Xenith’s employee benefit or compensation plans or programs, or (iii) in connection with hiring a new employee to replace a similarly situated employee who has annual compensation of less than $100,000;

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enter into, amend or terminate any pension, retirement, stock option, stock purchase or other employee benefit plan or arrangement for any directors, officers or employees;

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exchange, cancel, borrow from, surrender, or increase or decrease the death benefit provided under, or otherwise amend or terminate, any existing bank or corporate owned life insurance covering any current or former employee, other than any increase in the death benefit in the ordinary course of business consistent with past practice, or any such change that is required by law or regulation;

•
incur any material obligation, indebtedness or liability or encumber or dispose of any material assets, except in the ordinary course of business and for adequate value;

•
other than as permitted in the merger agreement, make, declare, pay any dividend on, or redeem, purchase or otherwise acquire any shares of capital stock, or adjust, split, combine or reclassify any shares of capital stock;

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make any material investment in or acquisitions of any other person or entity, other than by way of foreclosure or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business;

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implement or adopt any change in its tax or financial accounting principles, practices or methods, including reserving methodologies, other than as may be required by GAAP, regulatory accounting guidelines or applicable law or as recommended by Xenith’s outside auditor;

•
make, change or revoke any tax election, change an annual tax accounting period, adopt or change any tax accounting method, file;

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knowingly take, or knowingly omit to take, any action that would reasonably be expected to prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

•
knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any condition to the completion of the merger not being satisfied on a timely basis;

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enter into any new line of business, or change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies that are material to it, except as required by applicable law;

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fail to materially follow its existing policies or practices with respect to managing exposure to interest rate and other risk, or fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk;

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take any other action that would make any representation or warranty in the merger agreement untrue;

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without first notifying and obtaining consent from Union, (i) make, renew, restructure or otherwise modify any loans or extensions of credit that would result in the aggregate lending relationship to a borrower and its affiliates to exceed $15,000,000, or (ii) if an aggregate lending relationship to a borrower and its affiliates exceeds $15,000,000 as of the date of the merger agreement, to make, renew, restructure or otherwise modify any loan or extension of credit for such borrower or its affiliates;

•
make any material changes to its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service loans, or to its hedging practices and policies, except as required by law or by a regulatory agency;

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enter into, modify, amend, terminate, fail to renew, cancel or extend any material contract or waive any benefits under a material contract, other than in the ordinary course of business consistent with past practice;

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purchase or otherwise acquire any investment securities or enter into any derivative contract other than provided in Xenith’s investment policies and in accordance with prudent investment practices in the ordinary course of business consistent with past practice;

•
settle any material claim, suit, action or proceeding, except in the ordinary course of business consistent with past practice involving a settlement in an amount not to exceed $500,000 and that would not impose any material restriction on the business of Xenith or Union as Xenith’s successor in the merger;

•
adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization; or

•
agree to take any of the actions prohibited by the preceding.

Union has agreed to a more limited set of additional restrictions on its business prior to the completion of the merger. Specifically, Union has also agreed that, with certain exceptions, it will not, and will not permit any of its subsidiaries to, without the prior written consent of Xenith:
•
amend any articles of incorporation, bylaws of similar governing instruments;

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knowingly take, or knowingly omit to take, any action that would reasonably be expected to prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

•
knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any condition to the completion of the merger not being satisfied on a timely basis;

•
fail to materially follow its existing policies or practices with respect to managing exposure to interest rate and other risk, or fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk;

•
take any other action that would make any representation or warranty in the merger agreement untrue;

•
adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization; or

•
agree to take any of the actions prohibited by the preceding.

Regulatory Matters
Union and Xenith have each agreed to cooperate and use their reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all regulatory approvals necessary to complete the merger.

Shareholder Meetings and Recommendations of the Boards of Directors
Union and Xenith have each agreed to call a special meeting of shareholders as soon as reasonably practicable for the purpose of obtaining the required shareholder votes on the proposals described in this joint proxy statement/prospectus, and have each agreed to use their reasonable best efforts to hold the meetings on the same date. In addition, Union and Xenith have each agreed to use their reasonable best efforts to obtain from their shareholders the required shareholder votes in favor of the Union merger proposal or Xenith merger proposal, respectively, and include the appropriate approval recommendations of each of their boards of directors in this joint proxy statement/prospectus, unless it has received and its board of directors has recommended (or submitted to shareholders) an acquisition proposal from a third party that qualifies as a “superior proposal” under the merger agreement. For more information, see “— No Solicitation” beginning on page 101.
No Solicitation
Union and Xenith have agreed that, while the merger agreement is in effect, each party will not directly or indirectly:
•
initiate, solicit, endorse, or knowingly encourage or knowingly facilitate any inquiries, proposals or offers with respect to or any inquiry, proposal or offer that is reasonably likely to lead to an acquisition proposal; or

•
engage or participate in any negotiations or discussions concerning, or provide any confidential or nonpublic information relating to, an acquisition proposal.

For purposes of the merger agreement, an “acquisition proposal” means, other than transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, any of the following transactions involving Union or Xenith or their respective subsidiaries:
•
a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the party;

•
any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of a party and its subsidiaries or 20% or more of any class of equity or voting securities of a party or its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the party; or

•
any tender offer (including a self-tender offer) or exchange offer that, if completed, would result in a third party beneficially owning 20% or more of any class of equity or voting securities of a party or its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the party.

Under the merger agreement, however, if Union or Xenith receives an unsolicited bona fide written acquisition proposal, such party may engage or participate in negotiations or discussions with or provide confidential or nonpublic information to the person or entity making the acquisition proposal only if:
•
such party’s board of directors receives the proposal prior to the party’s special meeting;

•
such party’s board of directors concludes in good faith, after consultation with outside legal counsel, that the failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties to its shareholders under applicable law;

•
such party’s board of directors also concludes in good faith, after consultation with outside legal counsel and financial advisors, that the acquisition proposal constitutes or is reasonably likely to result in a superior proposal; and

•
before furnishing any confidential or nonpublic information, such party receives from the person or entity making the proposal an executed confidentiality agreement, which confidentiality agreement does not provide such person or entity with any exclusive right to negotiate with such party, provided that any non-public information provided to any person given such access will have previously been provided to the other party or will be provided to the other party prior to or concurrently with the time it is provided to such person.
Union and Xenith have each agreed to advise the other within 24 hours following receipt of any acquisition proposal, including a description of the material terms and conditions of the proposal (including the identity of the proposing party), and to thereafter keep the other party apprised of any related material developments, discussions and negotiations on a reasonably current basis.
For purposes of the merger agreement, a “superior proposal” means an unsolicited, bona fide written acquisition proposal made by a person or entity that the board of directors of Union or Xenith, as the case may be, concludes in good faith, after consultation with its outside financial and legal advisors, taking into account all legal, financial, regulatory and other aspects of the acquisition proposal, including the likelihood of obtaining financing, and including the terms and conditions of the merger agreement (as it may be proposed to be amended by Union or Xenith, as applicable) would, if completed, result in a transaction that is more favorable to Union shareholders or Xenith shareholders, as the case may be, from a financial point of view, than the transaction contemplated by the merger agreement (as it may be proposed in writing to be amended by Union or Xenith, as applicable).
For the purposes of the definition of  “superior proposal,” the term “acquisition proposal” has the same meaning as described above, except the references to “20% or more” are changed to be references to “50% or more,” and an “acquisition proposal” can only refer to a transaction involving Union or Xenith or one of their respective banking subsidiaries.
Furthermore, neither the Union board of directors nor the Xenith board of directors will terminate the merger agreement and enter into a definitive agreement with respect to a superior proposal, or will withhold, withdraw or modify in any manner adverse to the other company (or propose publicly to do so) its recommendations of approval of the Union merger proposal and the Xenith merger proposal, respectively, unless (i) an unsolicited bona fide written acquisition proposal is made by a third party and not withdrawn, (ii) the board of directors of the applicable party concludes in good faith (in consultation with its outside legal counsel and financial advisors) that the acquisition proposal constitutes a superior proposal, (iii) the board of directors of the applicable party concludes in good faith (after consultation with its outside legal counsel) that failure to do so would be reasonably likely to result in a violation of its fiduciary duties to its shareholders under applicable law, (iv) five business days have elapsed since the required notice is given to the other party (three days for any notice regarding the amendment to any material term of the acquisition proposal), (v) the notifying party considers any adjustments or modifications to the merger agreement offered in writing by the other party and engages in good faith discussions if requested, and (vi) after the five business day period, the board of directors of the applicable party again reasonably determines in good faith (after consultation with outside legal counsel and financial advisors and taking into account any modifications to the merger agreement proposed in writing) that the acquisition proposal continues to constitute a superior proposal and failure to change the recommendation would be reasonably likely to result in a violation of its fiduciary duties to its shareholders under applicable law.
Termination of the Merger Agreement
Termination by Union and Xenith.   The merger agreement may be terminated and the merger abandoned by Union and Xenith, at any time before the merger is completed, by mutual consent of the parties.
Termination by Union or Xenith.   The merger agreement may be terminated and the merger abandoned, by either party’s board of directors if:
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the merger has not been completed by March 31, 2018, unless the failure to complete the merger on or before that time is caused by the terminating party’s action or failure to act and such action or failure to act constitutes a breach of the merger agreement;

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any required regulatory approval has been denied by the relevant governmental authority and such denial has become final and nonappealable or any governmental authority has issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the completion of the merger or the other transactions contemplated in the merger agreement, unless the denial of such regulatory approval is due to, or materially contributed to by, the failure of the terminating party to perform or observe the covenants or agreements set forth in the merger agreement;

•
there is a breach by the other party of any representation, warranty, covenant, or obligation contained in the merger agreement that would cause the failure of a condition to completion of the merger, and the breach is not cured within 30 days following written notice to the breaching party or by its nature cannot be cured within such time period; or

•
the Xenith shareholders do not approve the Xenith merger proposal or the Union shareholders do not approve the Union merger proposal.

Termination by Union.   Union may terminate the merger agreement at any time before the Xenith special meeting if:
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the Xenith board of directors (i) fails to recommend to the Xenith shareholders that they approve the Xenith merger proposal, or (ii) withholds, withdraws or modifies in any manner adverse to Union, or proposes publicly to withhold, withdraw or modify in any manner adverse to Union, the approval or recommendation with respect to the Xenith merger proposal or approves, adopts, endorses or recommends any acquisition proposal; or

•
Xenith fails to comply in all material respects with its obligations under the merger agreement requiring the calling and holding of a meeting of shareholders to consider the Xenith merger proposal or its obligations regarding the non-solicitation of other competing offers.

Termination by Xenith.   Xenith may terminate the merger agreement at any time before the Union special meeting if:
•
the Union board of directors (i) fails to recommend to the Union shareholders that they approve the Union merger proposal, or (ii) withholds, withdraws or modifies in any manner adverse to Xenith, or proposes publicly to withhold, withdraw or modify in any manner adverse to Xenith, the approval or recommendation with respect to the Union merger proposal or approves, adopts, endorses or recommends any acquisition proposal; or

•
Union fails to comply in all material respects with its obligations under the merger agreement requiring the calling and holding of a meeting of shareholders to consider the Union merger proposal or its obligations regarding the non-solicitation of other competing offers.

In addition, Xenith may terminate the merger agreement at any time to enter into a definitive agreement to accept a superior proposal, as defined in the merger agreement and described above, which has been received and considered by Xenith in compliance with the applicable terms of the merger agreement, provided Xenith pays to Union the termination fee described below.
In the event of termination, the merger agreement will become null and void, except that certain provisions thereof relating to fees and expenses (including the obligation to pay the termination fee described below in certain circumstances) and confidentiality of information exchanged between the parties will survive any such termination.
Termination Fee
Termination Fee Paid to Union.   The merger agreement provides that Xenith must pay Union a $26.5 million termination fee if the merger agreement is terminated by Union under the following circumstances:
•
the Xenith board of directors (i) fails to recommend to the Xenith shareholders that they approve the Xenith merger proposal, or (ii) withholds, withdraws or modifies in any manner adverse to Union, or proposes publicly to withhold, withdraw or modify in any manner adverse to Union, the approval or recommendation with respect to the Xenith merger proposal or approves, adopts, endorses or recommends any acquisition proposal; or

•
Xenith fails to comply in all material respects with its obligations in the merger agreement requiring the calling and holding of a meeting of shareholders to consider the Xenith merger proposal or its obligations regarding the non-solicitation of other competing offers.

In addition, Xenith will be subject to the same termination fee if the merger agreement is terminated by Union or Xenith under the following circumstances:
•
an acquisition proposal or intent to make an acquisition proposal with respect to Xenith is communicated to or otherwise made known to the shareholders, senior management or board of directors of Xenith;

•
the merger agreement is terminated (i) by Union or Xenith because the merger has not been completed by March 31, 2018, (ii) by Union if Xenith is in breach of any representation, warranty, covenant or obligation contained in the merger agreement that would cause the failure of a condition to completion of the merger, or (iii) by Union or Xenith if the Xenith shareholders did not approve the Xenith merger proposal; and

•
before the date that is 12 months after the merger agreement termination date, Xenith enters into a definitive agreement or completes a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above).

For the purposes of the termination fee payment obligations described above, the term “acquisition proposal” has the same meaning described in “— No Solicitation” beginning on page 101, except the references to “20% or more” are changed to “50% or more.”
Furthermore, Xenith must pay Union the termination fee in order to enter into a definitive agreement to accept a superior proposal, as defined in the merger agreement and described above, which has been received and considered by Xenith in compliance with the applicable terms of the merger agreement.
Termination Fee Paid to Xenith.   The merger agreement provides that Union must pay Xenith a $26.5 million termination fee if the merger agreement is terminated by Xenith under the following circumstances:
•
the Union board of directors (i) fails to recommend to the Union shareholders that they approve the Union merger proposal, or (ii) withholds, withdraws or modifies in any manner adverse to Xenith, or proposes publicly to withhold, withdraw or modify in any manner adverse to Xenith, the approval or recommendation with respect to the Union merger proposal or approves, adopts, endorses or recommends any acquisition proposal; or

•
Union fails to comply in all material respects with its obligations in the merger agreement requiring the calling and holding of a meeting of shareholders to consider the Union merger proposal or its obligations regarding the non-solicitation of other competing offers.

Furthermore, Union must pay Xenith the termination fee in order to enter into a definitive agreement to accept a superior proposal, as defined in the merger agreement and described above, which has been received and considered by Union in compliance with the applicable terms of the merger agreement.
Any termination fee that becomes payable to Union or Xenith pursuant to the merger agreement will be paid by wire transfer of immediately available funds to an account designated by the party to receive payment. If the party obligated to make payment of the termination fee fails to timely pay the termination fee to the other party, the paying party also will be obligated to pay the costs and expenses incurred by other party to collect such payment, together with interest.
Indemnification and Insurance
Union has agreed to indemnify the officers and directors of Xenith against certain liabilities arising before the effective time of the merger. Union has also agreed to purchase a six year “tail” prepaid policy, on the same terms as Xenith’s existing directors’ and officers’ liability insurance, for the current officers and directors of Xenith, subject to a cap on the cost of such policy equal to 300% of Xenith’s current annual premium.

Expenses
In general, whether or not the merger is completed, each of Union and Xenith will pay its respective expenses incident to preparing, entering into and carrying out the terms of the merger agreement. The parties will share the costs of printing and mailing this joint proxy statement/prospectus and all filing fees paid to the SEC and other governmental authorities.
Waiver and Amendment
At any time on or before the effective time of the merger, any term or provision of the merger agreement, other than the exchange ratio, may be waived by the party which is entitled to the benefits thereof, without shareholder approval, to the extent permitted under applicable law. The terms of the merger agreement may be amended at any time before completion of the merger by agreement of the parties, whether before or after the later of the date of their respective special meetings, except with respect to statutory requirements and requisite shareholder and regulatory authority approvals.
Affiliate Agreements
Union and Xenith have entered into affiliate agreements with the directors of Union and Xenith, in their capacities as shareholders, regarding the voting of their shares of common stock in Union and Xenith, respectively, in connection with the merger. As of September 11, 2017, the record date for the Union special meeting, directors and executive officers of Union and their affiliates beneficially owned and were entitled to vote approximately 845,757 shares of Union common stock, or approximately 1.9% of the total voting power of the shares of Union common stock outstanding on that date, of which approximately 507,135 shares or approximately 1.2% of the total voting power of the shares of Union common stock outstanding on that date are subject to an affiliate agreement. As of September 11, 2017, the record date for the Xenith special meeting, directors and executive officers of Xenith and their affiliates beneficially owned and were entitled to vote approximately 15,492,451 shares of Xenith common stock, or approximately 66.8% of the total voting power of the shares of Xenith common stock outstanding on that date, of which approximately 178,350 shares or approximately .01% of the total voting power of the shares of Xenith common stock outstanding on that date are subject to an affiliate agreement.
Pursuant to the affiliate agreements, each director has agreed, among other things and subject to several conditions and exceptions, to vote all shares of Union common stock or Xenith common stock, respectively, owned beneficially or of record by such director, and over which such director has sole power to vote or direct the disposition, in favor of the Union merger proposal or the Xenith merger proposal, respectively, and against any alternative acquisition proposal, any action, proposal, transaction or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Union or Xenith, respectively, under the merger agreement or of the director under his or her affiliate agreement. Each such director has also agreed to vote against any other action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely completion of the merger, and has also agreed to certain other restrictions with respect to the voting and transfer of such director’s shares of Union common stock or Xenith common stock, respectively. The directors have also agreed to customary non-solicitation covenants relating to alternative acquisition proposals.
The foregoing description of the affiliate agreements is subject to the Union affiliate agreements and the Xenith affiliate agreements, forms of which are attached to this joint proxy statement/prospectus as Appendix D and Appendix E, respectively.
Voting Agreements
Union and Xenith have entered into voting agreements with the Xenith institutional shareholders. As of September 11, 2017, the record date for the Xenith special meeting, the Xenith institutional shareholders beneficially owned and were entitled to vote approximately 15,032,453 shares of Xenith common stock, or approximately 64.8% of the total voting power of the shares of Xenith common stock outstanding on that date, all of which are subject to a voting agreement.

Pursuant to the voting agreements, each Xenith institutional shareholder has agreed, among other things, to vote the shares of Xenith common stock beneficially owned and over which it has voting power in favor of the Xenith merger proposal and any related matters and against any alternative acquisition proposal, any corporate action the completion of which would reasonably be expected to frustrate the purposes, or prevent or materially delay the completion of, the transactions contemplated by the merger agreement, and any corporate action the completion of which would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Xenith under the merger agreement and any other matter relating to, or in connection with, any of the foregoing.
Also pursuant to the voting agreements, the Xenith institutional shareholders have agreed to customary lock-up restrictions that restrict the transfer of their shares of Union common stock without the prior written consent of Union for a period of 60 days following the effective time of the merger. The Xenith institutional shareholders have also agreed to customary non-solicitation covenants relating to alternative acquisition proposals. The voting agreements also provide that any existing investor agreements between Xenith and such Xenith institutional shareholder will terminate at the effective time of the merger.
Each Xenith institutional shareholder and Union have also agreed, at each Xenith institutional shareholder’s election, to enter into a registration rights agreement within 30 days following the effective time of the merger, which registration rights agreement would apply to up to all the shares of Union common stock that the Xenith institutional shareholder, as of the effective time of the merger, owns or has the right to receive pursuant to the terms of the merger agreement (“registrable securities”). Any such registration rights agreement will contain an obligation of Union, upon the Xenith institutional shareholder’s request made at any time on or following the 20th day prior to the expiration of the 60 day lock-up period, to prepare and file a shelf registration statement for the registrable securities and to use its reasonable best efforts to keep the shelf registration statement open for 12 months following its effective date, and will contain the right of the Xenith institutional shareholder to demand rights for an underwritten offering of the registrable securities under the shelf registration statement one time during the registration period, in addition to other customary terms and conditions. Any such registration rights agreement will provide that any sale of registrable securities pursuant to such shelf registration statement must be to a purchaser (other than an underwriter or investment bank or broker executing a block trade) that does not own more than 4.9% of the Union common stock outstanding at the time of such sale. Union has agreed to pay all expenses of any such registration statement or any such underwritten offering, including attorneys’ fees but excluding discounts, selling commissions or stock transfer taxes applicable to the sale of registrable securities.
The voting agreements terminate upon the earlier to occur of the completion of the merger, the termination of the merger agreement in accordance with its terms or any amendment to the merger agreement that reduces the consideration payable to the Xenith institutional shareholders in the merger or otherwise materially and adversely affects the Xenith institutional shareholders.
The foregoing description of the voting agreements is subject to the full text of the voting agreements, a form of which is attached to this joint proxy statement/prospectus as Appendix F.
Possible Alternative Merger Structure
The merger agreement provides that Union and Xenith may mutually agree to change the method or structure of the merger. However, no change may be made that alters or changes the exchange ratio or the merger consideration, adversely affects the tax treatment of Union or Xenith or Xenith shareholders pursuant to the merger agreement, or materially impedes or delays completion of the merger in a timely manner. In addition, the merger agreement prohibits a change to the method or structure of the merger that would materially affect the tax consequences to Xenith or Xenith shareholders without the prior written consent of Xenith.
Resales of Union Common Stock
The shares of Union common stock to be issued in connection with the merger will be freely transferable under the Securities Act, except for shares issued to any shareholder who may be deemed to be an “affiliate” of Union for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with, Union and may include the executive officers and directors of Union and any significant Union shareholders.

material u.s. federal income tax consequences
Subject to the limitations, assumptions and qualifications described herein, it is the opinion of each of Troutman Sanders LLP and Hunton & Williams LLP that the material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) of Xenith common stock that exchange their shares of Xenith common stock for shares of Union common stock in the merger are as described below. The following discussion is based upon the Code, regulations of the U.S. Department of the Treasury (“Treasury”), judicial authorities, published positions of the IRS and other applicable authorities, all as currently in effect and all of which are subject to change or differing interpretations (possibly with retroactive effect). The tax opinions of outside legal counsel for each of Union and Xenith are filed as Exhibit 8.1 and Exhibit 8.2, respectively, to the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part. These opinions, however, will not bind the IRS or the courts. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.
This discussion does not address the tax consequences of the merger under state, local or foreign tax laws, or federal laws other than those pertaining to income tax, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.
This discussion is limited to U.S. holders (as defined below) that hold their shares of Xenith common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Furthermore, this discussion does not address all of the tax consequences that may be relevant to a particular Xenith shareholder or to Xenith shareholders that are subject to special rules under U.S. federal income tax laws, such as, without limitation: shareholders that are not U.S. holders; banks, thrifts or other financial institutions; qualified insurance plans; insurance companies; mutual funds; qualified retirement plans and individual retirement accounts; tax-exempt organizations; S corporations or other pass-through entities (or investors in such entities); regulated investment companies; real estate investment trusts; controlled foreign corporations or passive foreign investment companies; dealers or brokers in securities, commodities or currencies; persons subject to the alternative minimum tax provisions of the Code; former citizens or residents of the United States; persons whose functional currency is not the U.S. dollar; persons who purchase or sell their shares of Xenith common stock as part of a wash sale; traders in securities that elect to use a mark-to-market method of accounting; persons who own more than 5% of the outstanding Xenith common stock; persons who hold Xenith common stock as part of a straddle, hedge, constructive sale or conversion transaction; and U.S. holders who acquired their shares of Xenith common stock through the exercise of an employee stock option or otherwise as compensation.
For purposes of this section, the term “U.S. holder” means a beneficial owner of Xenith common stock that for U.S. federal income tax purposes is: a citizen or resident of the United States; a corporation, or other entity or arrangement treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; an estate that is subject to U.S. federal income tax on its income regardless of its source; or a trust, the substantial decisions of which are controlled by one or more U.S. persons (as defined in Section 7701(a)(30) of the Code) and which is subject to the primary supervision of a U.S. court, or a trust that was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.
If a partnership (or other entity or arrangement taxed as a partnership for U.S. federal income tax purposes) holds Xenith common stock, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisers about the tax consequences of the merger to them.
If you are a Xenith shareholder, the actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within the control of Xenith or Union. Holders of Xenith common stock are urged to consult their own tax advisors as to the tax consequences of the merger in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of any possible changes in those laws after the date of this joint proxy statement/prospectus.

The Merger
Subject to the limitations, assumptions and qualifications described herein, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. Accordingly, and as described in greater detail below, no gain or loss will be recognized for U.S. federal income tax purposes in respect of the receipt of shares of Union common stock in the merger, except for any gain or loss that may result from the receipt of cash instead of fractional shares of Union common stock. The completion of the merger is conditioned upon each of Union and Xenith receiving a written tax opinion, dated the closing date of the merger, from its outside legal counsel to the effect that, based upon facts, representations and assumptions set forth or referred to in such opinions, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. The issuance of the opinions is conditioned on, among other things, such counsel’s receipt of representation letters from each of Union and Xenith, in each case in form and substance reasonably satisfactory to such counsel, and on customary factual assumptions. Union and Xenith each has the ability to waive the condition to obtain a tax opinion. Neither Union nor Xenith currently intends to waive this opinion condition to its obligation to complete the merger. If either Union or Xenith waives this opinion condition after the registration statement of which this joint proxy statement/prospectus forms a part is declared effective by the SEC, and if the tax consequences of the merger to Xenith shareholders have materially changed, Union and Xenith will recirculate appropriate soliciting materials to resolicit the votes of the Union and Xenith shareholders. Neither of these opinions of counsel is binding on the IRS or the courts and no ruling has been, or will be, sought from the IRS as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to the consequences set forth below. In addition, if any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected. Accordingly, each Xenith shareholder should consult its tax advisor with respect to the particular tax consequences of the merger to such holder.
Consequences to Union and Xenith
Each of Union and Xenith will be a party to the merger within the meaning of Section 368(b) of the Code, and neither Union nor Xenith will recognize any gain or loss as a result of the merger.
Consequences to Shareholders
Exchange of Xenith Common Stock for Union Common Stock.   U.S. holders of Xenith common stock that exchange all of their Xenith common stock for Union common stock in the merger will not recognize income, gain or loss for U.S. federal income tax purposes, except, as discussed below, with respect to cash received in lieu of fractional shares of Union common stock.
Cash Received in Lieu of Fractional Shares.   A U.S. holder of Xenith common stock that receives cash in lieu of a fractional share of Union common stock in the merger generally will be treated as if the fractional share of Union common stock had been distributed to such U.S. holder as part of the merger, and then redeemed by Union in exchange for the cash actually distributed in lieu of the fractional share, with the redemption generally qualifying as an “exchange” under Section 302(a) of the Code. Consequently, those holders generally will recognize capital gain or loss with respect to the cash payments they receive in lieu of fractional shares, measured by the difference between the amount of cash received instead of the fractional share and the tax basis allocated to the fractional share, and such gain or loss will be long-term capital gain or loss if, as of the effective time of the merger, the holder’s holding period with respect to such fractional share (including the holding period of shares of Xenith common stock surrendered therefor) is greater than one year. The deductibility of capital losses is subject to limitations.
Tax Basis in, and Holding Period For, Union Common Stock Received in the Merger.   A U.S. holder’s aggregate tax basis in the Union common stock received in the merger (including a fractional share of Union common stock deemed received and exchanged for cash, as discussed above) will be equal to such shareholder’s aggregate tax basis in the Xenith common stock surrendered in the merger, reduced by the amount of any cash received in the merger (excluding any cash received instead of a fractional share of Union common stock), and increased by the amount of gain recognized on the exchange (excluding any gain recognized with respect to a fractional share of Union common stock for which cash is received, as discussed above). The holding period of Union common stock received by a U.S. holder in the merger will include the holding period of the Xenith common stock exchanged in the merger if the Xenith common stock is held as a capital asset at the time of the merger. If a U.S. holder acquired different blocks of Xenith common stock at different times or at different prices, the Union common stock such holder receives will be allocated pro rata to each block of Xenith common stock, and the basis and holding period of each block of Union common stock such holder receives will be determined on a block-for-block basis depending on the basis and holding period of the blocks of Xenith common stock exchanged for such block of Union common stock. If a U.S. holder has differing tax bases or differing holding periods in respect of shares of Xenith common stock, the U.S. holder should consult its tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of Union common stock received in the merger.
Backup Withholding and Reporting Requirements
U.S. holders of Xenith common stock, other than certain exempt recipients, may be subject to backup withholding at a rate of 28% with respect to any cash payment received in the merger in lieu of fractional shares. However, backup withholding will not apply to any U.S. holder that either (a) furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding or (b) otherwise proves to Union and its exchange agent that the U.S. holder is exempt from backup withholding. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the holder timely furnishes the required information to the IRS.
In addition, U.S. holders of Xenith common stock are required to retain permanent records and make such records available to any authorized IRS officers and employees. The records should include the number of shares of Xenith common stock exchanged, the number of shares of Union common stock received, the fair market value and tax basis of Xenith common stock exchanged and the U.S. holder’s tax basis in the Union common stock received.
If a U.S. holder of Xenith common stock that exchanges such stock for Union common stock is a “significant holder” with respect to Xenith, the U.S. holder is required to include a statement with respect to the exchange on or with the U.S. federal income tax return of the U.S. holder for the year of the exchange. A U.S. holder of Xenith common stock will be treated as a significant holder in Xenith if the U.S. holder’s ownership interest in Xenith is five percent (5%) or more, by vote or value, of Xenith’s issued and outstanding common stock or if the U.S. holder’s basis in the shares of Xenith common stock exchanged is one million dollars ($1,000,000) or more. The statement must be prepared in accordance with Treasury Regulation Section 1.368-3 and must be entitled “STATEMENT PURSUANT TO §1.368-3 BY [INSERT NAME AND TAXPAYER IDENTIFICATION NUMBER (IF ANY) OF TAXPAYER], A SIGNIFICANT HOLDER”. The statement must include the information set forth in such regulation, including the names and employer identification numbers of Xenith and Union, the date of the merger, and the fair market value and tax basis of Xenith common stock exchanged (determined immediately before the merger).
The foregoing tax discussion is only a summary. It is not intended to be, and should not be construed as, tax advice. Holders of Xenith common stock are urged to consult their independent tax advisors as to the tax consequences of the merger in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of any possible changes in those laws after the date of this joint proxy statement/prospectus.

market for common stock and dividends
Union common stock is traded on the NASDAQ Global Select Market under the symbol “UBSH.” Xenith common stock is traded on the NASDAQ Global Select Market under the symbol “XBKS.”
As of September 11, 2017, the record date for the Union special meeting, there were 43,702,671 shares of Union common stock outstanding, which were held by approximately 4,406 holders of record. As of September 11, 2017, the record date for the Xenith special meeting, there were 23,206,738 shares of Xenith common stock outstanding, which were held by approximately 2,574 holders of record. Such numbers of shareholders do not reflect the number of individuals or institutional investors holding stock in nominee name through brokers, banks and other nominees.
The following table sets forth during the periods indicated the high and low sales prices of Union common stock and Xenith common stock as reported on the NASDAQ Global Select Market, and the dividends declared per share of Union common stock and Xenith common stock. Per share prices for Xenith common stock in 2015 and 2016 have been adjusted for a 1-for-10 reverse stock split that occurred on December 13, 2016.
	Union Common Stock			Xenith Common Stock
	Sales Price		Dividends Declared Per Share	Sales Price		Dividends Declared Per Share
	High	Low		High	Low
2017
First Quarter	$39.37	$33.23	$0.20	$29.47	$22.61	—
Second Quarter	$36.49	$29.50	$0.20	$33.30	$24.05	—
Third Quarter (through September 14, 2017)	$35.22	$30.45	$0.20	$32.46	$27.79	—
2016
First Quarter	$25.48	$20.57	$0.19	$19.70	$15.50	—
Second Quarter	$27.39	$23.79	$0.19	$18.60	$16.70	—
Third Quarter	$27.96	$23.28	$0.19	$26.60	$17.50	—
Fourth Quarter	$36.69	$26.13	$0.20	$30.13	$21.70	—
2015
First Quarter	$24.23	$19.92	$0.15	$19.80	$15.80	—
Second Quarter	$23.75	$21.01	$0.17	$21.00	$17.50	—
Third Quarter	$25.00	$21.77	$0.17	$25.40	$17.10	—
Fourth Quarter	$27.25	$22.78	$0.19	$20.50	$17.80	—
The following table sets forth the closing sale prices per share of Union common stock and Xenith common stock as reported on the NASDAQ Global Select Market as reported on the NASDAQ Global Select Market on May 19, 2017, the last trading day before we announced the signing of the merger agreement, and on September 14, 2017, the last trading day before the date of this joint proxy statement/prospectus. The following table also includes the equivalent price per share of Xenith common stock on those dates. The equivalent per share price reflects the value on each date of the Union common stock that would have been received by Xenith shareholders if the merger had been completed on those dates, based on the exchange ratio of 0.9354 shares of Union common stock for each share of Xenith common stock and the closing sales prices of Union common stock.
	Union Common Stock	Xenith Common Stock	Equivalent Market Value Per Share of Xenith
May 19, 2017	$31.72	$26.87	$29.67
September 14, 2017	$31.24	$28.84	$29.22

You are advised to obtain current market quotations for Union common stock and Xenith common stock. The market price of Union common stock at the effective time of the merger or at the time current Xenith shareholders receive evidence of book entry issuance of shares of Union common stock after the merger is completed may be higher or lower than the market price at the time the merger agreement was executed, at the date of mailing of this joint proxy statement/prospectus or at the time of the special meetings.
Union and Xenith are legal entities separate and distinct from their subsidiaries, and their revenues depend primarily on the payment of dividends from their subsidiary banks. Therefore, Union’s and Xenith’s principal sources of funds with which to pay dividends on their stock and their other separate expenses are dividends they receive, respectively, from Union Bank and Xenith Bank. The subsidiary banks of both Union and Xenith are subject to certain regulatory and other legal restrictions on the amount of dividends they are permitted to pay to Union and Xenith. See “Description of Union Capital Stock — Common Stock — Dividends” on page 114.
Union currently pays dividends on its common stock on a quarterly basis, and it anticipates declaring and paying quarterly dividends after completion of the merger. Union has no current intention to change its dividend strategy, but has and will continue to evaluate that decision on a quarterly basis. After the merger, the final determination of the timing, amount and payment of dividends on Union common stock will be at the discretion of its board of directors and will depend upon the earnings of Union and its subsidiaries, the financial condition of Union and other factors, including general economic conditions and applicable governmental regulations and policies.

information about union bankshares corporation
Union Bankshares Corporation is a bank holding company organized under the laws of the Commonwealth of Virginia and headquartered in Richmond, Virginia. Union provides a full range of financial services through its community bank subsidiary, Union Bank & Trust, to the Northern, Central, Rappahannock, Roanoke Valley, Shenandoah, Tidewater, and Northern Neck regions of Virginia. Union Bank is a commercial bank chartered under the laws of the Commonwealth of Virginia that provides banking, trust, and wealth management services and has 111 bank branches and approximately 173 ATMs. Non-bank affiliates of Union include: Union Mortgage Group, Inc., which provides a full line of mortgage products; Union Insurance Group, LLC, which offers various lines of insurance products; and Old Dominion Capital Management, Inc., which provides investment advisory services. The Union common stock is traded on the NASDAQ Global Select Market under the symbol “UBSH.”
As of June 30, 2017, Union had total consolidated assets of approximately $8.9 billion, total consolidated loans, net of deferred fees and costs, of approximately $6.8 billion, total consolidated deposits through Union Bank of approximately $6.8 billion, and consolidated shareholders’ equity of approximately $1.0 billion.
The principal executive office of Union is located at 1051 East Cary Street, Suite 1200, Richmond, Virginia 23219, and its telephone number is (804) 633-5031. Union’s website can be accessed at http://www.bankatunion.com. Information contained in, or that can be accessed through, Union’s website does not constitute a part of, and is not incorporated into, this joint proxy statement/prospectus.
For more information about Union, see “Where You Can Find More Information” beginning on page 128.

information about xenith bankshares, inc.
Xenith Bankshares, Inc. is a bank holding company organized under the laws of the Commonwealth of Virginia and headquartered in Richmond, Virginia. Xenith owns all of the stock of its subsidiary bank, Xenith Bank. Xenith Bank is a commercial bank chartered under the laws of the Commonwealth Virginia and offers a wide range of banking products and services to individuals and businesses primarily located in Virginia, Maryland, North Carolina, and the greater Washington, D.C. area, through 40 full service branches and two loan production offices. The Xenith common stock is traded on the NASDAQ Global Select Market under the symbol “XBKS.”
As of June 30, 2017, Xenith had total assets of  $3.2 billion, loans, net of allowance for loan losses, of $2.4 billion, total deposits through Xenith Bank of  $2.6 billion, and shareholders’ equity of  $478.8 million.
The principal executive office of Xenith is located at One James Center, 901 East Cary Street, Suite 1700, Richmond, Virginia 23219, and its telephone number is (804) 433-2200. Xenith’s website can be accessed at http://www.xenithbank.com. Information contained in, or that can be accessed through, Xenith’s website does not constitute a part of, and is not incorporated into, this joint proxy statement/prospectus.
For more information about Xenith, see “Where You Can Find More Information” beginning on page 128.

description of union capital stock
The following summary description of the material features of the capital stock of Union is qualified in its entirety by reference to the applicable provisions of Virginia law and by Union’s articles of incorporation and Union’s bylaws.
As a result of the merger, Xenith shareholders will receive shares of Union common stock in the merger and will become Union shareholders. Your rights as Union shareholders will be governed by Virginia law and Union’s articles of incorporation and Union’s bylaws. We urge you to read the applicable provisions of the Virginia SCA, Union’s articles of incorporation and Union’s bylaws and federal laws governing bank holding companies carefully and in their entirety. Copies of Union’s and Xenith’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see “Where You Can Find More Information” beginning on page 128.
Authorized and Outstanding Capital Stock
The authorized capital stock of Union consists of  (i) 100,000,000 shares of common stock, par value $1.33 per share; and (ii) 500,000 shares of preferred stock, par value $10.00 per share. As of September 11, 2017, the record date for the Union special meeting, there were 43,702,671 shares of common stock issued and outstanding held by approximately 4,406 holders of record, and no shares of preferred stock issued and outstanding. As of the record date, there were options outstanding to purchase 152,899 shares of Union common stock and 339,938 shares of Union common stock that were subject to unvested restricted stock awards, all granted under Union’s equity compensation plans.
Common Stock
General.   Each share of Union common stock has the same relative rights as, and is identical in all respects to, each other share of Union common stock. Union common stock is traded on the NASDAQ Global Select Market under the symbol “UBSH.” The transfer agent for Union common stock is Computershare, 250 Royall Street, Canton, Massachusetts 02021.
Dividends.   Union shareholders are entitled to receive dividends or distributions that its board of directors may declare out of funds legally available for those payments. The payment of distributions by Union is subject to the restrictions of Virginia law applicable to the declaration of distributions by a corporation. A Virginia corporation generally may not authorize and make distributions if, after giving effect to the distribution, it would be unable to meet its debts as they become due in the usual course of business or if the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if it were dissolved at that time, to satisfy the preferential rights of shareholders whose rights are superior to the rights of those receiving the distribution. In addition, the payment of distributions to shareholders is subject to any prior rights of outstanding preferred stock.
As a bank holding company, Union’s ability to pay dividends is affected by the ability of Union Bank, its bank subsidiary, to pay dividends to the holding company. The ability of Union Bank, as well as Union, to pay dividends in the future is, and could be further, influenced by bank regulatory requirements and capital guidelines.
Liquidation Rights.   In the event of any liquidation, dissolution or winding up of Union, the holders of shares of its common stock will be entitled to receive, after payment of all debts and liabilities of Union and after satisfaction of all liquidation preferences applicable to any preferred stock, all remaining assets of Union available for distribution in cash or in kind.
Voting Rights.   Union shareholders are entitled to one vote per share and, in general, a majority of votes cast with respect to a matter is sufficient to authorize action upon routine matters. Directors are elected by a plurality of the votes cast. Holders of Union common stock are not entitled to cumulative voting rights in the election of directors.
Directors and Classes of Directors.   The Union board of directors is divided into three classes, apportioned as evenly as possible, with directors serving staggered three-year terms. Any newly created directorships or any decrease in directorships are apportioned among the classes as evenly as possible. Currently, the Union board of directors consists of 18 directors. Under Union’s articles of incorporation, directors may be removed only for cause upon the affirmative vote of at least two-thirds of the outstanding shares entitled to vote.

No Preemptive Rights; Redemption and Assessment.   Holders of shares of Union common stock will not be entitled to preemptive rights with respect to any shares that may be issued. Union common stock is not subject to redemption or any sinking fund and the outstanding shares are fully paid and nonassessable.
For more information regarding the rights of holders of Union common stock, see “Comparative Rights of Shareholders” beginning on page 116.
Preferred Stock
The Union board of directors is empowered to authorize the issuance, in one or more series, of shares of preferred stock at such times, for such purposes and for such consideration as it may deem advisable without shareholder approval. The Union board of directors is also authorized to fix the designations, voting, conversion, preference and other relative rights, qualifications and limitations of any such series of preferred stock.
The Union board of directors, without shareholder approval, may authorize the issuance of one or more series of preferred stock with voting and conversion rights which could adversely affect the voting power of Union shareholders and, under certain circumstances, discourage an attempt by others to gain control of Union.
The creation and issuance of any series of preferred stock, and the relative rights, designations and preferences of such series, if and when established, will depend upon, among other things, the future capital needs of Union, then existing market conditions and other factors that, in the judgment of the Union board of directors, might warrant the issuance of preferred stock.

comparative rights of shareholders
Union and Xenith are Virginia corporations subject to the provisions of the Virginia SCA. The rights of Union shareholders and Xenith shareholders are governed by their respective articles of incorporation and bylaws. Upon completion of the merger, Xenith shareholders will become Union shareholders and, as such, their shareholder rights will be governed by Union’s articles of incorporation and Union’s bylaws and will continue to be governed by the Virginia SCA.
The following is a summary of the material differences in the rights of Union shareholders and Xenith shareholders, but is not a complete statement of all those differences or of all specific rights of the respective shareholders. Shareholders should read carefully the relevant provisions of the Virginia SCA and the respective articles of incorporation and bylaws of Union and Xenith. This summary is qualified in its entirety by reference to the provisions of the Virginia SCA, Union’s articles of incorporation, Union’s bylaws, Xenith’s articles of incorporation and Xenith’s bylaws.
Authorized Capital Stock
Union.   Union is authorized to issue 100,000,000 shares of common stock, par value $1.33 per share, of which 43,702,671 shares were issued and outstanding as of the record date for the Union special meeting, and 500,000 shares of preferred stock, par value $10.00 per share, of which no shares were issued and outstanding as of the record date for the Union special meeting.
Union’s articles of incorporation permit its board of directors, without shareholder approval, to fix the preferences, limitations, and relative rights of its preferred stock and to establish series of such preferred stock and determine the variations between each series. Holders of Union stock of any class do not have any preemptive right to subscribe to or purchase (i) any shares of capital stock of Union (ii) any securities convertible into such shares, or (iii) any options, warrants or rights to purchase such shares or securities convertible into any such shares.
Xenith.   Xenith is authorized to issue 1,000,000,000 shares of common stock, par value $0.01 per share, of which 23,206,738 shares were issued and outstanding as of the record date for the Xenith special meeting, and 1,000,000 shares of preferred stock, no par value per share, of which no shares were issued and outstanding as of the record date for the Xenith special meeting.
Xenith’s articles of incorporation permit its board of directors, without shareholder approval, to fix the preferences, limitations, and relative rights of its preferred stock and to establish series of such preferred stock and determine the variations between each series. Holders of Xenith stock of any class do not have any preemptive right to subscribe to or purchase (i) any shares of capital stock of Xenith, (ii) any warrants, rights or options to purchase such shares, or (iii) any obligations convertible into such shares or into any warrants, rights or options to purchase any such shares.
Dividend Rights
The holders of Union and Xenith common stock are entitled to share ratably in dividends when and as declared by their respective board of directors out of funds legally available therefor. Union’s and Xenith’s articles of incorporation permit their boards of directors to issue preferred stock with terms set by their boards of directors, which terms may include the right to receive dividends ahead of the holders of their common stock. Neither Union nor Xenith currently has any outstanding shares of preferred stock.
Voting Rights
The holders of both Union and Xenith common stock have one vote for each share held and entitled to vote on any matter presented for consideration by the holders of common stock at a shareholder meeting. Neither the holders of Union nor Xenith common stock are entitled to cumulative voting in the election of directors.
Directors and Classes of Directors
Union.   The Union board of directors is divided into three classes, apportioned as evenly as possible, with directors serving staggered three-year terms. The Union board of directors is authorized to set and change the actual number of directors from time to time. Currently, the Union board of directors consists of 18 directors. Directors of Union may be removed by Union shareholders only for cause and with the affirmative vote of at least two-thirds of the outstanding shares entitled to vote.
On or prior to the effective time of the merger, the Union board of directors will cause 2 directors of Xenith, chosen by mutual agreement of Union and Xenith, to be appointed as directors of Union to serve until the next Union annual meeting of shareholders. The Union board of directors will nominate each such Xenith director for reelection to the Union board of directors at the first annual meeting of the Union shareholders following the effective time of the merger. As of the date of this joint proxy statement/prospectus, Union and Xenith have not selected the current directors of Xenith who will join the Union board of directors as of the effective time of the merger.
Xenith.   The Xenith board of directors is not divided into classes and all directors are elected at each annual meeting of shareholders to serve one-year terms. The Xenith articles of incorporation require the board of directors to have not less than 8 or no more than 24 directors, with the exact size set by resolution of the Xenith board of directors. Currently, the Xenith board of directors consists of 12 directors and one vacancy. Directors of Xenith may only be removed by shareholders for cause.
Anti-takeover Provisions
Certain provisions of the Virginia SCA, Union’s articles of incorporation, Union’s bylaws, Xenith’s articles of incorporation and Xenith’s bylaws may discourage attempts to acquire control of Union or Xenith, respectively, that the majority of either company’s shareholders may determine was in their best interests. These provisions also may render the removal of one or all directors more difficult or deter or delay corporate changes of control that the Union or Xenith boards of directors did not approve.
Classified Board of Directors.   The provisions of Union’s articles of incorporation providing for classification of the board of directors into three separate classes may have certain anti-takeover effects. Xenith’s articles of incorporation do not provide for classification of the board of directors.
Authorized Preferred Stock.   The articles of incorporation of both Union and Xenith authorize the issuance of preferred stock. The Union and Xenith boards of directors may, subject to application of Virginia law and federal banking regulations, authorize the issuance of preferred stock at such times, for such purposes and for such consideration as the board of directors may deem advisable without further shareholder approval. The issuance of preferred stock under certain circumstances may have the effect of discouraging an attempt by a third party to acquire control of Union or Xenith by, for example, authorizing the issuance of a series of preferred stock with rights and preferences designed to impede the proposed transaction.
Supermajority Voting Provisions.   The Virginia SCA provides that, unless a corporation’s articles of incorporation provide for a greater or lesser vote, certain significant corporate actions must be approved by the affirmative vote of more than two-thirds of all the votes entitled to be cast on the matter. Certain corporate actions requiring a more than two-thirds vote include:
•
the adoption of plans of merger or share exchange;

•
sales of all or substantially all of a corporation’s assets other than in the ordinary course of business; and

•
the adoption of plans of dissolution.

The Virginia SCA provides that a corporation’s articles may either increase the vote required to approve those actions or may decrease the vote required to not less than a majority of all the votes cast by each voting group entitled to vote at a meeting at which a quorum of the voting group exists.
Union’s articles of incorporation state that the actions set out above must be approved by a majority of all votes entitled to be cast on the transaction by each voting group entitled to vote at a meeting at which a quorum of the voting group is present, provided that the transaction has been approved and recommended by at least two-thirds of the directors in office at the time of such approval and recommendation. Xenith’s articles of incorporation state that the actions set out above must be approved by a majority of all the votes entitled to be cast on the transaction by each voting group entitled to vote on such transaction at a meeting at which a quorum of the voting group is present.

Anti-takeover Statutes.   Virginia has two anti-takeover statutes in force, the Affiliated Transactions Statute and the Control Share Acquisitions Statute.
The Affiliated Transaction Statute of the Virginia SCA contains provisions governing “affiliated transactions.” These include various transactions such as mergers, share exchanges, sales, leases, or other dispositions of material assets, issuances of securities, dissolutions, and similar transactions with an “interested shareholder.” An interested shareholder is generally the beneficial owner of more than 10% of any class of a corporation’s outstanding voting shares. During the three years following the date a shareholder becomes an interested shareholder, any affiliated transaction with the interested shareholder must be approved by both a majority (but not less than two) of the “disinterested directors” (those directors who were directors before the interested shareholder became an interested shareholder or who were recommended for election by a majority of the disinterested directors) and by the affirmative vote of two-thirds of the corporation’s voting shares other than shares beneficially owned by the interested shareholder. These requirements do not apply to affiliated transactions if, among other things, a majority of the disinterested directors approve the interested shareholder’s acquisition of voting shares making such a person an interested shareholder before such acquisition. Beginning three years after the shareholder becomes an interested shareholder, the corporation may engage in an affiliated transaction with the interested shareholder if:
•
the transaction is approved by two-thirds of the corporation’s voting shares, other than shares beneficially owned by the interested shareholder;

•
the affiliated transaction has been approved by a majority of the disinterested directors; or

•
subject to certain additional requirements, in the affiliated transaction the holders of each class or series of voting shares will receive consideration meeting specified fair price and other requirements designed to ensure that all shareholders receive fair and equivalent consideration, regardless of when they tendered their shares.

Under the Virginia SCA’s Control Share Acquisitions Statute, voting rights of shares of stock of a Virginia corporation acquired by an acquiring person or other entity at ownership levels of 20%, 33 1∕3%, and 50% of the outstanding shares may, under certain circumstances, be denied. The voting rights may be denied:
•
unless conferred by a special shareholder vote of a majority of the outstanding shares entitled to vote for directors, other than shares held by the acquiring person and officers and directors of the corporation; or

•
among other exceptions, such acquisition of shares is made pursuant to a merger agreement with the corporation or the corporation’s articles of incorporation or bylaws permit the acquisition of such shares before the acquiring person’s acquisition thereof.

If authorized in the corporation’s articles of incorporation or bylaws, the statute also permits the corporation to redeem the acquired shares at the average per share price paid for such shares if the voting rights are not approved or if the acquiring person does not file a “control share acquisition statement” with the corporation within 60 days of the last acquisition of such shares. If voting rights are approved for control shares comprising more than 50% of the corporation’s outstanding stock, objecting shareholders may have the right to have their shares repurchased by the corporation for “fair value.”
Corporations may provide in their articles of incorporation or bylaws to opt-out of the Affiliated Transactions Statute or the Control Share Acquisitions Statute. Union has not opted-out of the Affiliated Transactions Statute or the Control Share Acquisitions Statute, and Union’s bylaws provide that it may, but is not required to, redeem shares of its common stock which have been the subject of a “control share acquisition” as defined in the Control Share Acquisitions Statute. Xenith’s bylaws provide that the Control Share Acquisitions Statute does not apply to acquisitions of shares of Xenith’s capital stock.
Amendments to Articles of Incorporation and Bylaws
The Virginia SCA generally requires that in order for an amendment to the articles of incorporation to be adopted it must be approved by each voting group entitled to vote on the proposed amendment by more than two-thirds of all the votes entitled to be cast by that voting group, unless the Virginia SCA otherwise requires a greater vote, or the articles of incorporation provide for a greater or lesser vote, or a vote by separate voting groups. However, under the Virginia SCA, no amendment to the articles of incorporation may be approved by a vote that is less than a majority of all the votes cast on the amendment by each voting group entitled to vote at a meeting at which a quorum of the voting group exists.
Under the Virginia SCA, unless another process is set forth in the articles of incorporation or bylaws, a majority of the directors (except to the extent authority to amend the bylaws is reserved by the Virginia SCA), or, if a quorum exists at a meeting of shareholders, a majority of the shareholders present and entitled to vote may adopt, amend or repeal the bylaws.
Union.   Union’s articles of incorporation state that an amendment to the articles of incorporation must be approved by a majority of all the votes entitled to be cast on the amendment by each voting group entitled to vote at a meeting at which a quorum of the voting group is present, provided that the amendment has been approved and recommended by at least two-thirds of the directors in office at the time of such approval and recommendation. If the amendment is not so approved and recommended by two-thirds of the directors in office, then the amendment must be approved by the affirmative vote of 80% or more of all of the votes entitled to be cast on such amendment by each voting group entitled to vote.
Union’s bylaws may be amended, altered, or repealed by the board of directors at any time. Union shareholders have the power to rescind, alter, amend, or repeal any bylaws and to enact bylaws which, if so expressed by the shareholders, may not be rescinded, altered, amended, or repealed by the Union board of directors.
Xenith.   Xenith’s articles of incorporation state that an amendment to the articles of incorporation must be approved by a majority of all the votes entitled to be cast on the amendment by each voting group entitled to vote on such action at a meeting at which a quorum of the voting group is present.
Xenith’s bylaws may be amended or altered by the board of directors by the affirmative vote of a majority of the directors fixed by the board of directors in accordance with Xenith’s articles of incorporation. Xenith shareholders have the power to rescind, alter, amend, or repeal any bylaws and to enact bylaws which, if expressly so provided, may not be amended, altered, or repealed by the board of directors.
Appraisal and Dissenters’ Rights
The Virginia SCA provides that appraisal or dissenters’ rights are not available to holders of shares of any class or series of shares of a Virginia corporation in a merger when the stock is either listed on a national securities exchange, such as the NASDAQ Global Select Market, or is held by at least 2,000 shareholders of record and has a public float of at least $20 million. Despite this exception, appraisal or dissenters’ rights will be available to holders of common stock of a Virginia corporation in a merger if:
•
the articles of incorporation provide for appraisal or dissenters’ rights regardless of an available exception (although neither Union’s nor Xenith’s articles of incorporation authorize such special appraisal or dissenters’ rights);

•
in the case of a merger or share exchange, shareholders are required by the terms of the merger to accept anything for their shares other than cash, shares of the surviving or acquiring corporation, or shares of another corporation that are either listed on a national securities exchange or held by more than 2,000 shareholders of record having a public float of at least $20 million, or a combination of cash or such shares; or

•
the merger is an “affiliated transaction,” as described in “— Anti-takeover Provisions” above, and it has not been approved by a majority of the disinterested directors.

The common stock of each of Union and Xenith is listed on the NASDAQ Global Select Market. Therefore, unless one of the exceptions outlined above applies to a given transaction, Union shareholders and Xenith shareholders are not entitled to appraisal or dissenters’ rights. Union shareholders and Xenith shareholders are not entitled to appraisal or dissenters’ rights in connection with the merger.

Liability of Directors and Officers
The Virginia SCA provides that in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders of the corporation, the damages assessed against an officer or director arising out of a single transaction, occurrence or course of conduct may not exceed the lesser of (a) the monetary amount, including the elimination of liability, specified in the articles of incorporation or, if approved by the shareholders, in the bylaws as a limitation on or elimination of the liability of the officer or director, or (b) the greater of  (i) $100,000 or (ii) the amount of cash compensation received by the officer or director from the corporation during the twelve months immediately preceding the act or omission for which liability was imposed. The liability of an officer or director is not limited under the Virginia SCA or a corporation’s articles of incorporation and bylaws if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.
The articles of incorporation of Union and Xenith provide that, to the full extent that the Virginia SCA permits the limitation or elimination of liability of directors or officers, a director or officer of either corporation is not liable to his or her respective corporation or its shareholders for monetary damages.
Indemnification
A Virginia corporation generally is authorized to indemnify its directors and officers in civil and criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The Virginia SCA requires such indemnification when a director or, unless limited by a corporation’s articles of incorporation, officer entirely prevails in the defense of any proceeding to which he or she was a party because he or she is or was a director or officer of the corporation, and further provides that a corporation may make any other or further indemnity (including indemnity to a proceeding by or in the right of the corporation), and may make additional provision for advances and reimbursement of expenses, if authorized by its articles of incorporation or shareholder-adopted bylaw or resolution, except an indemnity against willful misconduct or a knowing violation of the criminal law. The Virginia SCA establishes a statutory limit on liability of officers and directors of a corporation for damages assessed against them in a suit brought by or in the right of the corporation or brought by or on behalf of shareholders of the corporation and authorizes a corporation, to specify a lower monetary limit on liability (including the elimination of liability for monetary damages) in the corporation’s articles of incorporation or bylaws; however, the liability of an officer or director will not be limited if such officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.
Union’s articles of incorporation provide that, to the full extent permitted by the Virginia SCA, Union is required to indemnify a director or officer against liabilities, fines, penalties and claims imposed upon or asserted against him or her by reason of having been a director or officer and against all expenses reasonably incurred by him or her in connection therewith, except in relation to matters as to which he or she is liable by reason of his or her willful misconduct or knowing violation of criminal law.
Xenith’s articles of incorporation require Xenith, to the full extent permitted by the Virginia SCA, to indemnify a director or officer who is or was a party to any proceeding by reason of the fact that he or she is or was such a director or officer or is or was serving at the request of Xenith as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

security ownership of certain beneficial owners and
management of union
The following tables set forth certain information as of August 31, 2017, concerning the number and percentage of shares of Union common stock beneficially owned by each of Union’s directors and named executive officers, and by Union’s directors and executive officers as a group. In addition, the tables include information with respect to persons known to Union who own or may be deemed to own more than 5% of Union common stock as of August 31, 2017. Except as otherwise indicated, all shares are owned directly, and the named person possesses sole voting and sole investment power with respect to all such shares. The tables include shares of Union common stock that the named person has the right to acquire within 60 days of August 31, 2017 through the exercise of any option, warrant or right or settlement of phantom stock. Percentage ownership is calculated based on 43,697,829 shares of Union’s common stock outstanding as of August 31, 2017.
Name	Shares of Common Stock	Shares Subject to Exercisable Options	Total Number of Shares Beneficially Owned	Percent of Common Stock
Directors:
L. Bradford Armstrong	12,866(1)	—	12,866	*
Glen C. Combs	46,090(2)	—	46,090	*
Beverley E. Dalton	16,898	—	16,898	*
Gregory L. Fisher	15,552	—	15,552	*
Daniel I. Hansen	140,043(3)	—	140,043	*
Jan S. Hoover	19,565	—	19,565	*
Patrick J. McCann	18,241(4)	—	18,241	*
W. Tayloe Murphy, Jr.	159,934(5)	—	159,934	*
Alan W. Myers	26,046(6)	—	26,046	*
Thomas P. Rohman	6,681	—	6,681	*
Linda V. Schreiner	6,664	—	6,664	*
Raymond L. Slaughter	15,537(7)	—	15,537	*
Raymond D. Smoot, Jr.	31,081	—	31,081	*
Charles W. Steger	16,159	—	16,159	*
Ronald L. Tillett	29,193(8)	—	29,193	*
Keith L. Wampler	17,087(9)	—	17,087	*
Named Executive Officers:				*
John C. Asbury	22,829(10)	—	22,829	*
G. William Beale	128,223(11)	49,749	177,972	*
M. Dean Brown	16,980(12)	—	16,980	*
Robert M. Gorman	23,278(13)	—	23,278	*
D. Anthony Peay	49,149(14)	22,138	71,287	*
All other executive officers	58,507(15)	20,232	78,739	*
All current executive officers and directors as a group: (23 persons)	827,454	69,981	897,435	2.05%
5% Shareholders:
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, Texas 78746	3,419,464	—	3,419,464(16)	7.83%
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	3,062,766	—	3,062,766(17)	7.01%
Vaughan Nelson Investment Management, L.P. 600 Travis Street, Suite 6300 Houston, Texas 77002	2,507,019	—	2,507,019(18)	5.74%

*
Represents less than 1% of Union’s common stock.

(1)
Includes 8,395 shares of phantom stock allocated to Mr. Armstrong’s account under the Virginia Bankers Association’s nonqualified deferred compensation plan for Union.

(2)
Includes 9,777 shares of common stock held in an IRA for the benefit of Mr. Combs’s spouse.

(3)
Includes 137,201 shares of common stock held jointly by Mr. Hansen and his spouse.

(4)
Includes 201 shares of common stock registered in the name of Mr. McCann’s spouse.

(5)
Includes 2,772 shares of common stock registered in the name of Mr. Murphy’s spouse.

(6)
Includes 1,000 shares of common stock registered in the name of Mr. Myers’s spouse.

(7)
Includes 1,382 shares of common stock held jointly by Mr. Slaughter and his spouse and 13,512 shares of phantom stock allocated to Mr. Slaughter’s account under the Virginia Bankers Association’s nonqualified deferred compensation plan for Union.

(8)
Includes 501 shares of phantom stock allocated to Mr. Tillett’s account under the Virginia Bankers Association’s nonqualified deferred compensation plan for Union.

(9)
Includes 4,201 shares of phantom stock allocated to Mr. Wampler’s account under the Virginia Bankers Association’s nonqualified deferred compensation plan for Union.

(10)
Includes 22,529 shares of restricted stock over which Mr. Asbury has no investment power until such shares vest.

(11)
Includes 9,446 shares of phantom stock allocated to Mr. Beale’s account under the Virginia Bankers Association’s nonqualified deferred compensation plan for Union, 12,845 shares of common stock held jointly by Mr. Beale and his spouse and 25,530 shares of common stock registered in the name of Mr. Beale’s spouse.

(12)
Includes 15,546 shares of restricted stock over which Mr. Brown has no investment power until such shares vest.

(13)
Includes 17,068 shares of restricted stock over which Mr. Gorman has no investment power until such shares vest.

(14)
Mr. Peay retired from Union on August 31, 2017. Includes 3,867 shares of common stock held jointly by Mr. Peay and his spouse and 100 shares of common stock registered in the name of Mr. Peay’s spouse.

(15)
Includes shares of common stock (including 32,699 shares of restricted stock over which the executive officers have no investment power until such shares vest) held by David G. Bilko, Elizabeth M. Bentley, and Loreen A. Lagatta. Also includes 2,072 shares of common stock held jointly by Ms. Bentley and her spouse.

(16)
Based solely on information as of December 31, 2016 contained in Amendment No. 1 to Schedule 13G filed with the SEC on February 9, 2017, which reported sole voting power over 3,313,018 shares, sole investment power over 3,419,464 shares and no shared voting or investment power. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the reported shares of Union common stock, and may be deemed to be the beneficial owner of such shares. However, all reported shares are owned by the Funds. Dimensional disclaims beneficial ownership of the reported shares of Union common stock.

(17)
Based solely on information as of December 31, 2016 contained in Amendment No. 3 to Schedule 13G filed with the SEC on January 27, 2017, which reported sole voting power over 2,913,207 shares, sole investment power over 3,062,766 shares and no shared voting or investment power.

(18)
Based solely on information as of December 31, 2016 contained in Amendment No. 2 to Schedule 13G filed with the SEC on February 14, 2017, which reported sole voting power over 1,800,950 shares, sole investment power over 2,401,025 shares, shared investment power over 105,994 shares and no shared voting power. Vaughan Nelson Investment Management, Inc., as General Partner of Vaughan Nelson Investment Management, L.P. (“Vaughan Nelson”) may be deemed the indirect owner of the reported shares of Union common stock. Both Vaughan Nelson and Vaughan Nelson Investment Management, Inc. disclaim beneficial ownership of the reported shares of Union common stock.

security ownership of certain beneficial owners and
management of xenith
The following table sets forth certain information as of August 31, 2017, concerning the number and percentage of shares of Xenith common stock beneficially owned by each of Xenith’s directors and named executive officers, and by Xenith’s directors and executive officers as a group. In addition, the table includes information with respect to persons known to Xenith who own or may be deemed to own more than 5% of Xenith common stock as of August 31, 2017. Except as otherwise indicated, all shares are owned directly and the named person possesses sole voting and sole investment power with respect to all such shares.
Name	Shares of Common Stock	Shares Subject to Exercisable Options and Warrants	Total Number of Shares Beneficially Owned	Percent of Outstanding Shares(1)
Directors and Named Executive Officers:
James F. Burr	300	—	300(2)	*
Patrick E. Corbin	32,954	—	32,954(3)	*
Henry P. Custis, Jr.	10,120	—	10,120(4)	*
Thomas B. Dix III	17,013	46,734	63,747(5)	*
Palmer G. Garson	26,272	8,782	35,054	*
Robert B. Goldstein	5,111,296	—	5,111,296(6)	22.0%
Edward Grebow	500	—	500(7)	*
Charles M. Johnston	39,607	—	39,607(8)	*
T. Gaylon Layfield, III	98,965	141,058	240,023	1.0%
Robert J. Merrick	23,764	8,399	32,163	*
William A. Paulette	8,797	—	8,797(9)	*
Scott A. Reed	1,462,653	179,894	1,642,547(10)	7.0%
Donna W. Richards	21,097	46,734	67,831	*
Thomas G. Snead	39,900	—	39,900(11)	*
W. Lewis Witt	14,531	—	14,531(12)	*
All Directors and Executive Officers, as a group (21 persons)	7,012,735	593,931	7,606,666	32.0%
Certain Beneficial Owners:
CapGen Capital Group VI LP	5,109,537	—	5,109,537(6)(13)	22.0%
Carlyle Financial Services Harbor, L.P.	4,239,858	—	4,239,858(2)(14)	18.3%
ACMO-HR, L.L.C.	4,239,858	—	4,239,858(7)(15)	18.3%
BCP Fund I Virginia Holdings, LLC	1,443,200	172,260	1,615,460(10)(16)	6.9%
Former Xenith Corporation Shareholder Voting Group	1,707,831	473,070	2,108,901(17)	9.2%

(1)
Applicable percentages are based on 23,206,738 shares outstanding on August 31, 2017. Shares of Xenith common stock subject to warrants, options or rights exercisable within 60 days of August 31, 2017 are deemed outstanding (without regard for limitations on exercise) for computing the percentage of the person holding such warrants, options or rights but are not deemed outstanding for computing the percentage held by any other person. The table includes shares owned by spouses, other immediate family members, in trust, shares held in retirement accounts or funds for the benefit of the named individuals, shares held as restricted stock and other forms of ownership over which shares the persons named in the table may possess voting and/or investment power. Percent of outstanding shares marked with an asterisk (*) represents less than 1% of total outstanding shares.

(2)
Carlyle Group Management L.L.C. is the general partner of The Carlyle Group L.P., which is a publicly traded entity listed on NASDAQ. The Carlyle Group L.P. is the sole member of Carlyle Holdings II GP L.L.C., which is the general partner of Carlyle Holdings II L.P., which is the general partner of TC Group Cayman Investment Holdings, L.P., which is the general partner of TC Group Cayman Investment Holdings Sub L.P., which is the sole shareholder of Carlyle Financial Services, Ltd., which is the general partner of TCG Financial Services, L.P., which is the general partner of Carlyle Financial Services Harbor, L.P. By virtue of these relationships, the aforementioned entities may be deemed to share beneficial ownership of the shares of common stock owned by Carlyle Financial Services Harbor, L.P. Each such entity expressly disclaims beneficial ownership of the shares of common stock owned by Carlyle Financial Services Harbor, L.P. except to the extent of its pecuniary interest herein. James F. Burr, who serves on Xenith’s board, is a Managing Director of The Carlyle Group Financial Services Group and does not share voting or disposition power over the shares of Xenith common stock beneficially owned by Carlyle Financial Services Harbor, L.P.

(3)
Includes 13,975 shares held in a revocable trust for Patrick E. Corbin.

(4)
Includes 200 shares owned by his wife.

(5)
Includes 5,226 shares that are owned jointly with his wife.

(6)
Mr. Eugene A. Ludwig is the managing member of CapGen Capital Group VI, LLC, which is the general partner of CapGen Capital Group VI LP. Robert B. Goldstein, who serves on Xenith’s board, is a founding Principal in CapGen Capital Group VI, LLC. As a principal member and member of the investment committee of CapGen Capital Group VI, LLC, the general partner of CapGen Capital Group VI LP, Mr. Goldstein may be deemed to be the indirect beneficial owner of such shares or shares underlying the warrants under Rule 16a-1(a)(2) promulgated under the Exchange Act. Pursuant to Exchange Act Rule 16a-1(a)(4), Mr. Goldstein disclaims that he is the beneficial owner of such shares, to the extent of his pecuniary interest. Mr. Goldstein owns 1,759 shares personally 5,109,537 shares are attributable to CapGen Capital Group VI LP.

(7)
All investment and voting decisions with respect to the shares of Xenith common stock held by ACMO-HR, L.L.C. are made by Anchorage Capital Group, L.L.C. (formerly named Anchorage Advisors, L.L.C.). Because of their respective relationships with ACMO-HR, L.L.C. and each other, each of Anchorage Advisors Management, L.L.C., Anchorage Capital Group, L.L.C., Anchorage Capital Master Offshore, Ltd., ACMO-HR, L.L.C and Messrs. Anthony L. Davis and Kevin M. Ulrich may be deemed to share voting and disposition power with respect to the shares of Xenith common stock beneficially owned by ACMO-HR, L.L.C. None of these persons or entities may be deemed to have sole voting and disposition power with respect to any shares of common stock beneficially owned by ACMO-HR, L.L.C. Mr. Grebow does not share voting or disposition power over the shares of Xenith common stock beneficially owned by ACMO-HR, L.L.C.

(8)
Mr. Johnston resigned as Xenith’s Interim Chief Executive Officer effective July 29, 2016. The number of shares beneficially owned by Mr. Johnston in the table is based solely on Mr. Johnston’s Section 16 filings with the SEC.

(9)
Includes 119 shares owned jointly with his wife.

(10)
Includes 1,615,460 shares held by BCP Fund I, Virginia Holdings, LLC (“BCP Fund LLC”). Mr. Reed shares voting and investment power over the shares held by BCP Fund LLC. BankCap Partners Fund is the sole member of BCP Fund LLC. The general partner of BankCap Partners Fund is BankCap Partners GP. The general partner of BankCap Partners GP is BankCap LLC. Scott A. Reed, who serves on Xenith’s board of directors, is a manager of BankCap LLC.

(11)
Includes 28,710 shares held in a trust for which Mr. Snead serves as investment manager.

(12)
Includes 25 shares held in an IRA for W. Lewis Witt, 90 shares held in an IRA for his wife, 317 shares owned by Inner-View, Ltd., a company owned by W. Lewis Witt, 603 shares held in an IRA for W. Lewis Witt, 492 shares for TOD Registration Account for W. Lewis Witt and 30 shares for TOD Registration Account for his wife.

(13)
The business address of CapGen Capital Group VI LP is 280 Park Avenue, 40th Floor West, Suite 401, New York, NY 10017.

(14)
The business address of Carlyle Financial Services Harbor, L.P. is c/o The Carlyle Group, 1001 Pennsylvania Avenue, NW, Suite 220 South, Washington, DC 20004-2505.

(15)
The business address of ACMO-HR, L.L.C. is c/o Anchorage Capital Group, L.L.C., 610 Broadway, 6th Floor, New York, NY 10012.

(16)
The business address of BCP Fund LLC is 2100 McKinney Avenue, Suite 1225, Dallas, Texas 75201.

(17)
Under the terms of that certain Second Amended and Restated Investor Rights Agreement, July 29, 2016, BankCap Partners and the shareholders who purchased shares of Xenith Corporation in its June 2009 private offering, referred to as “holders”, agreed to vote their shares of Xenith common stock in favor of one individual designated by BankCap Partners for election to Xenith’s board of directors at any meeting of Xenith’s shareholders at which shareholders will be voting on the election of directors until Xenith’s 2018 annual meeting of shareholders and only for so long as BankCap Partners, together with its affiliates, beneficially owns shares of Xenith common stock representing at least 5% of Xenith’s outstanding capital stock. BankCap Partners and the holders also agreed to vote their respective shares of Xenith common stock in favor of  (1) removing the BankCap Partners director upon the request of BankCap Partners and electing to Xenith’s board of directors a substitute designated by BankCap Partners and (2) ensuring that any vacancy on Xenith’s board of directors caused by the resignation, death or removal of a BankCap Partners director is filled in accordance with the Second Amended and Restated Investor Rights Agreement. The members of the former Xenith Corporation Shareholder Voting Group are BankCap Partners, Messrs. Layfield, Merrick, Reed, Cottrell, Davis and Osgood and Ms. Palmer Garson. The address for the former Xenith Corporation shareholder voting group is One James Center, 901 East Cary Street, Suite 1700, Richmond, Virginia 23219.

legal matters
The validity of the Union common stock to be issued upon completion of the merger will be passed upon for Union by Troutman Sanders LLP (Richmond, Virginia). Certain U.S. federal income tax consequences relating to the merger will be passed upon for Union by Troutman Sanders LLP (New York, New York), and for Xenith by Hunton & Williams LLP (Richmond, Virginia).
experts
The consolidated financial statements of Union Bankshares Corporation and its subsidiaries (i) as of December 31, 2016 and 2015 and for each of the two years in the period ended December 31, 2016, and the effectiveness of Union Bankshares Corporation’s internal control over financial reporting as of December 31, 2016, have been audited by Ernst & Young LLP, an independent registered public accounting firm; and (ii) for the year ended December 31, 2014 have been audited by Yount, Hyde & Barbour, P.C., an independent registered public accounting firm, each as set forth in their respective reports appearing in Union’s Annual Report on Form 10-K for the year ended December 31, 2016 and incorporated in this joint proxy statement/prospectus by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.
With respect to the unaudited consolidated interim financial information of Union Bankshares Corporation for the three-month periods ended March 31, 2017 and 2016 and the three and six-month periods ended June 30, 2017 and 2016, incorporated by reference herein, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 9, 2017 and August 8, 2017, included in Union Bankshares Corporation’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not “reports” or “parts” of the registration statement of which this joint proxy statement/prospectus is a part prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act.
The consolidated financial statements of Xenith as of December 31, 2016 and 2015 and for the years then ended, have been audited by KPMG LLP, an independent registered public accounting firm, as set forth in its report appearing in Xenith’s Annual Report on Form 10-K for the year ended December 31, 2016 and incorporated in this joint proxy statement/prospectus by reference, given upon their authority as experts in accounting and auditing.
future shareholder proposals
If any Union shareholder intends to propose a matter to be considered for possible inclusion in the proxy statement for Union’s 2018 annual meeting of shareholders, it must comply with SEC Rule 14a-8 and be received by Union on or before November 21, 2017. If any Union shareholder intends to propose a matter for consideration at Union’s 2018 annual meeting of shareholders, although not included in Union’s proxy statement, notice of the proposal must comply with Union’s bylaws and must be received in writing by Union on or before February 19, 2018. All shareholder proposals for Union’s 2018 annual meeting of shareholders should be sent to, Union Bankshares Corporation, 1051 East Cary Street, Suite 1200, Richmond, Virginia 23219, Attention: Corporate Secretary.
As of the date of this joint proxy statement/prospectus, Xenith intends to hold its 2017 annual meeting of shareholders only if the Xenith shareholders do not approve the Xenith merger proposal. However, if the Xenith shareholders do not approve the Xenith merger proposal, or if Xenith is otherwise required to do so under applicable law, Xenith will hold a 2017 annual meeting of shareholders at a future date, and in that event Xenith will publicly announce the date of such meeting and the deadline for submission of shareholder proposals for such meeting.

other matters
In accordance with Virginia law, no business may be brought before the Union special meeting or Xenith special meeting unless it is described in the applicable notice of meeting that accompanies this joint proxy statement/prospectus. As of the date of this joint proxy statement/prospectus, neither the Union board of directors nor the Xenith board of directors know of any matters that will be presented for consideration at either of the special meetings other than those specifically set forth in the notices for the meetings. If, however, any other matters properly come before the Union special meeting, or any adjournments or postponements thereof, or before the Xenith special meeting, or any adjournments or postponements thereof, and are voted upon, it is the intention of the proxy holders to vote such proxies in accordance with the recommendation of the management of Union or Xenith, as applicable.
where you can find more information
Union and Xenith each file reports, proxy statements and other information with the SEC You may read and copy any reports, statements or other information that Union or Xenith files with the SEC at the SEC’s public reference room in Washington, D.C., which is located at the following address: Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings made by Union and Xenith are also available to the public from commercial document retrieval services and at the SEC’s Internet website at http://www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this joint proxy statement/prospectus.
Union has filed a registration statement on Form S-4 under the Securities Act to register with the SEC the shares of Union common stock to be issued in the merger. This document is a part of the registration statement and constitutes a prospectus of Union and a proxy statement of each of Union and Xenith for their respective special meetings of shareholders. As allowed by SEC rules, this document does not contain all the information that you can find in the registration statement or the exhibits to the registration statement.
The SEC allows Union and Xenith to “incorporate by reference” information into this joint proxy statement/prospectus, which means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this joint proxy statement/prospectus, except for any information superseded by information contained directly in this joint proxy statement/prospectus or incorporated by reference subsequent to the date of this joint proxy statement/prospectus as described below.
This joint proxy statement/prospectus incorporates by reference the documents set forth below that Union and Xenith have previously filed with the SEC (except Items 2.02 and 7.01 of any Current Report on Form 8-K, unless otherwise indicated in the Form 8-K). These documents contain important business information about the companies and their financial condition.
Union SEC Filings (File No. 000-20293)
•
Annual Report on Form 10-K for the year ended December 31, 2016, filed on February 28, 2017.

•
Definitive Proxy Statement on Schedule 14A for Union’s 2017 Annual Meeting of Shareholders, filed on March 21, 2017.

•
Quarterly Reports on Form 10-Q for the quarter ended March 31, 2017, filed on May 9, 2017, and for the quarter ended June 30, 2017, filed on August 8, 2017.

•
Current Reports on Form 8-K filed on January 4, 2017, January 10, 2017, January 26, 2017, April 5, 2017, May 4, 2017, May 22, 2017, May 23, 2017, June 5, 2017, June 9, 2017, July 5, 2017, July 19, 2017, July 20, 2017, and September 5, 2017.

•
The description of Union common stock contained in Union’s registration statement on Form 8-A, as filed with the SEC on July 2, 1999 (incorporated by reference from Union’s registration statement on Form S-4 (333-49563), originally filed with the SEC on April 7, 1998), including any subsequently filed amendments and reports updating such description.

Xenith SEC Filings (File No. 001-32968)
•
Annual Report on Form 10-K for the year ended December 31, 2016, filed on March 14, 2017, as amended by Annual Report on Form 10-K/A filed on May 1, 2017.

•
Quarterly Reports on Form 10-Q for the quarter ended March 31, 2017, filed on May 10, 2017, and for the quarter ended June 30, 2017, filed on August 10, 2017.

•
Current Reports on Form 8-K filed on March 31, 2017, May 22, 2017 and May 23, 2017.

In addition, Union and Xenith incorporate by reference any future filings each company makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and before the date of the Union special meeting and the Xenith special meeting (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.
Documents contained in or incorporated by reference in this document by Union and Xenith are available through the SEC as set forth above or from Union and Xenith. You may obtain such documents by requesting them in writing or by telephone from Union and Xenith as follows:

Union Bankshares Corporation
1051 East Cary Street, Suite 1200
Richmond, Virginia 23219
Telephone: (804) 663-5031
Attention: Rachael R. Lape
General Counsel and Corporate Secretary
Regan & Associates, Inc.
505 Eighth Avenue, Suite 800
New York, New York 10018
Telephone: (212) 587-3005
Attention: Artie Regan
Xenith Bankshares, Inc. 901 East Cary Street, Suite 1700 Richmond, Virginia 23219 Telephone: (804) 433-2200 Attention: Thomas W. Osgood Executive Vice President and Chief Financial Officer
These documents are available from Union or Xenith, as the case may be, without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part. You can also find information about Union at its Internet website at http://www.bankatunion.com under “Investor Relations” and Xenith at its Internet website at http://www.xenithbank.com under “Investor Relations.” Information contained on the websites of Union and Xenith does not constitute part of this joint proxy statement/prospectus and will not be incorporated into other filings either company makes with the SEC.
If you would like to request documents from Union or Xenith, please do so by October 19, 2017 in order to receive timely delivery of the documents before the special meetings.
Union has supplied all information contained or incorporated by reference in this document relating to Union, and Xenith has supplied all such information related to Xenith.
You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus. Union and Xenith have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. Union is not making an offer to sell or soliciting an offer to buy any securities other than the Union common stock to be issued by Union in the merger, and Union is not making an offer of such securities in any state where the offer is not permitted. This joint proxy statement/prospectus is dated September 15, 2017. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this joint proxy statement/prospectus to you nor the issuance of Union common stock in the merger creates any implication to the contrary.

APPENDIX A
AGREEMENT AND PLAN OF REORGANIZATION
between
UNION BANKSHARES CORPORATION
and
XENITH BANKSHARES, INC.

May 19, 2017

A-i

A-ii

INDEX OF DEFINED TERMS
Section
401(k) Plan	Section 5.8(d)
ACA	Section 3.3(o)(ii)
Acquisition Proposal	Section 5.5(c)
Agreement	Preamble
Articles of Merger	Section 1.3
Bank Merger	Section 1.5(a)
Bank Merger Agreement	Section 1.5(a)
Bank Reports	Section 3.3(g)
Benefit Plan	Section 3.3(o)(i)
Benefit Plans	Section 3.3(o)(i)
Book-Entry Shares	Section 2.2(c)
Certificates	Section 2.2(c)
Change in UBSH Recommendation	Section 5.5(e)
Change in XBKS Recommendation	Section 5.5(e)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Recitals
Computer Systems	Section 3.3(cc)(i)
Confidentiality Agreement	Section 5.2(c)
Continuing Corporation	Section 1.1
Continuing Corporation Common Stock	Section 2.1(c)
Continuing Corporation Plans	Section 5.8(a)
Conversion Price	Section 2.5(a)
Derivative Contract	Section 3.3(v)
Disclosure Letter	Section 3.1(a)
Effective Time	Section 1.3
Environmental Claim	Section 3.3(s)(iv)(A)
Environmental Laws	Section 3.3(s)(iv)(B)
ERISA	Section 3.3(o)(i)
ERISA Affiliate	Section 3.3(o)(i)
Exchange Act	Section 3.3(c)(iv)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(b)
Exchange Ratio	Section 2.1(c)
FDIC	Section 3.3(b)
Financial Statements	Section 3.3(f)(ii)
GAAP	Section 3.3(f)(ii)
Governmental Authority	Section 3.3(k)
Indemnified Party	Section 5.10(a)
Intellectual Property	Section 3.3(u)
Joint Proxy Statement	Section 3.3(c)(iv)
A-iii

Section
Knowledge	Section 3.2(c)
Letter of Transmittal	Section 2.2(c)
Loan	Section 3.3(r)(xi)
Loan Loss Allowance	Section 3.3(r)(iii)
Material Adverse Effect	Section 3.2(b)
Materials of Environmental Concern	Section 3.3(s)(iv)(C)
Merger	Recitals
Merger Consideration	Section 2.1(c)
Notice of Change	Section 5.5(f)(i)
OREO	Section 3.3(r)(iv)
Organizational Documents	Section 3.3(a)
Plan of Merger	Section 1.1
Registration Statement	Section 3.3(c)(iv)
Regulatory Agencies	Section 3.3(g)
Regulatory Approvals	Section 5.6(a)
Rights	Section 3.3(d)(iv)
SCC	Section 1.3
SEC	Section 3.3(c)(iv)
SEC Reports	Section 3.3(f)(i)
Section 16 Information	Section 5.17
Securities Act	Section 3.3(c)(iv)
Subsidiary	Section 3.3(b)
Superior Proposal	Section 5.5(d)
Takeover Laws	Section 3.3(y)
Tax	Section 3.3(l)(i)
Tax Return	Section 3.3(l)(i)
Taxes	Section 3.3(l)(i)
Technology Systems	Section 3.3(u)
Termination Fee	Section 7.4(a)
Treasury Regulations	Recitals
UBSH	Recitals
UBSH 401(k) Plan	Section 5.8(d)
UBSH Benefit Plans	Section 3.3(p)(i)
UBSH Board Recommendation	Section 5.4(a)
UBSH Common Stock	Section 2.1(a)
UBSH Material Contract	Section 3.3(j)(ii)
UBSH Shareholder Approval	Section 3.3(c)(i)
UBSH Shareholders Meeting	Section 5.4(a)
UBSH Stock Plan	Section 3.3(d)(iii)
Union Bank	Section 1.5(a)
Union PTO Policy	Section 5.8(b)
VSCA	Section 1.1
Warrant Purchase	Section 2.7(b)
A-iv

Section
XBKS	Recitals
XBKS 401(k) Plan	Section 5.8(d)
XBKS Board Recommendation	Section 5.4(b)
XBKS Cancelled Shares	Section 2.1(b)
XBKS Common Stock	Section 2.1(b)
XBKS Continuing Employees	Section 5.8(a)
XBKS Converted Warrant	Section 2.7(a)
XBKS Directors	Section 1.4
XBKS Equity Awards	Section 2.2
XBKS Insiders	Section 5.17
XBKS Investor Warrant	Section 2.7(a)
XBKS Material Contract	Section 3.3(j)(i)
XBKS Restricted Stock Award	Section 2.5(b)
XBKS RSU Award	Section 2.5(c)
XBKS Shareholder Approval	Section 3.3(c)(i)
XBKS Shareholders Meeting	Section 5.4(b)
XBKS Stock Option	Section 2.5(a)
XBKS Stock Plan	Section 2.5(a)
XBKS Warrant	Section 2.7(a)
Xenith Bank	Section 1.5(a)
A-v

AGREEMENT AND PLAN OF REORGANIZATION
THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of May 19, 2017, between UNION BANKSHARES CORPORATION, a Virginia corporation (“UBSH”), and XENITH BANKSHARES, INC., a Virginia corporation (“XBKS”).
WHEREAS, the Boards of Directors of UBSH and XBKS have approved, and deem it advisable and in the best interests of their respective shareholders to consummate, the business combination transaction provided for herein in which XBKS will merge with and into UBSH (the “Merger”); and
WHEREAS, the Boards of Directors of UBSH and XBKS have each determined that the Merger is consistent with and will further their respective business strategies and goals; and
WHEREAS, as an inducement for each party to enter into this Agreement, certain shareholders of each of UBSH and XBKS have simultaneously herewith entered into voting agreements in connection with the Merger; and
WHEREAS, it is the intention of the parties that, for federal income tax purposes, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations promulgated under the Code (and any future amendments to such regulations and any corresponding provisions of succeeding regulations) (the “Treasury Regulations”), and that this Agreement shall constitute, and is adopted as, a “plan of reorganization” within the meaning of Section 368(a) of the Code for purposes of Sections 354, 356 and 361 of the Code (and any comparable provision of state law) for federal and applicable state income tax purposes.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE 1
The merger and related matters
Section 1.1   The Merger.
Subject to the terms and conditions of this Agreement and in accordance with the Virginia Stock Corporation Act (the “VSCA”), at the Effective Time (as defined in Section 1.3), XBKS will be merged with and into UBSH pursuant to the Plan of Merger, substantially in the form attached hereto as Exhibit 1.1 and made a part hereof  (the “Plan of Merger”). The separate corporate existence of XBKS thereupon shall cease, and UBSH will be the surviving corporation in the Merger (UBSH is referred to herein as the “Continuing Corporation” whenever reference is made to it as of the Effective Time or thereafter). The Merger will have the effect set forth in Section 13.1-721 of the VSCA.
Section 1.2   Closing.
Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. at the offices of Troutman Sanders LLP, 1001 Haxall Point, Richmond, Virginia on a date, which date shall be no later than three (3) business days following the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article 6 (other than those conditions that by their nature only can be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless accelerated or extended as both parties may agree in writing (the “Closing Date”). All documents required by this Agreement to be delivered at or prior to the Closing Date will be exchanged by the parties at the Closing.
Section 1.3   Effective Time.
On the Closing Date, UBSH and XBKS will execute and file articles of merger meeting the requirements of Section 13.1-720 of the VSCA, including containing the Plan of Merger (the “Articles of Merger”), with the Virginia State Corporation Commission (the “SCC”). The Merger shall become effective at the time the Certificate of Merger is issued by the SCC (or at such later time as may be specified by mutual agreement of the parties in the Articles of Merger), as provided in Sections 13.1-720 and 13.1-606 of the VSCA (the date and time the Merger becomes effective being the “Effective Time”). Subject to the satisfaction or waiver of the conditions set forth in Article 6, the parties will use their reasonable best efforts to cause the Effective Time to occur at 12:01 a.m. Eastern Time on January 1, 2018, and the parties agree that in no event shall the Effective Time occur on a date before January 1, 2018. Notwithstanding that the Closing Date may occur prior to the date of the Effective Time, the parties hereto acknowledge and agree that the Merger shall not be effective until the occurrence of the Effective Time.
Section 1.4   Corporate Governance and Related Matters.
On or prior to the Effective Time, the Board of Directors of UBSH shall cause two (2) directors of XBKS (the “XBKS Directors”) to be appointed as directors of the Continuing Corporation as of the Effective Time to serve until the next annual meeting of the shareholders of the Continuing Corporation following the Effective Time. The XBKS Directors shall be chosen by mutual agreement of UBSH and XBKS. Subject to compliance by the Board of Directors of the Continuing Corporation with its fiduciary duties (including compliance with the Continuing Corporation’s Organizational Documents and Corporate Governance Guidelines), the Continuing Corporation shall nominate each XBKS Director for reelection to the Board of Directors of the Continuing Corporation at the first annual meeting of the shareholders of the Continuing Corporation following the Effective Time, and the Continuing Corporation’s proxy materials with respect to such annual meeting shall include the recommendation of the Board of Directors of the Continuing Corporation that its shareholders vote to reelect each XBKS Director to the same extent as recommendations are made with respect to other directors on the Board of Directors of the Continuing Corporation.
Section 1.5   Banking Operations.
(a) After the Effective Time, Xenith Bank, Richmond, Virginia (“Xenith Bank”), the wholly owned subsidiary of XBKS, shall merge with and into Union Bank & Trust, Richmond, Virginia (“Union Bank”), the wholly owned subsidiary of UBSH (the “Bank Merger”), pursuant to the terms and conditions of an Agreement and Plan of Merger substantially in the form attached as Exhibit 1.5(a) (the “Bank Merger Agreement”) and the separate existence of Xenith Bank shall cease and Union Bank shall survive and continue to exist as a bank incorporated and chartered under the laws of the Commonwealth of Virginia. UBSH may at any time change the method or timing of effecting the combination of Xenith Bank and Union Bank if and to the extent UBSH deems such changes necessary, appropriate or desirable for any reason in its discretion (including, without limitation, to ensure that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code); provided, however, that no such change shall (i) alter or change the amount or kind of Merger Consideration (as defined herein), (ii) adversely affect the ability of the Merger to quality as a “reorganization” within the meaning of Section 368(a) of the Code, (iii) materially impede or delay consummation of the transactions contemplated by this Agreement or (iv) result in the Bank Merger occurring prior to the Merger of XBKS and UBSH; and provided, further, that (x) UBSH shall provide XBKS with five days’ prior written notice of such change and the reasons therefor, and (y) UBSH shall not make any change that would materially affect the tax consequences to XBKS or its shareholders without the prior written consent of XBKS (such consent not to be unreasonably withheld, conditioned or delayed).
(b) On or prior to the effective time of the Bank Merger, UBSH as the sole shareholder of Union Bank shall cause the XBKS Directors to be appointed as directors of Union Bank as of the effective time of the Bank Merger to serve until the next annual meeting of the shareholders of Union Bank following the Effective Time. Provided that each XBKS Director continues to be eligible to serve as a director of UBSH, and subject to compliance by the Board of Directors of Union Bank with its fiduciary duties (including compliance with Union Bank’s Organizational Documents and Corporate Governance Guidelines) Union Bank shall nominate each XBKS Director for reelection to the Board of Directors of Union Bank at the first annual meeting of the shareholder of Union Bank following the Effective Time.
Section 1.6   Articles of Incorporation and Bylaws of the Continuing Corporation.
As of the Effective Time, the Articles of Incorporation and Bylaws of UBSH, as in effect immediately prior to the Effective Time, will be the Articles of Incorporation and Bylaws of the Continuing Corporation until thereafter amended in accordance with the provisions thereof and applicable law.

Section 1.7   Tax Consequences.
It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and the Treasury Regulations promulgated thereunder, and that this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368(a) of the Code for purposes of Sections 354, 356 and 361 of the Code (and any comparable provision of state law) for federal and applicable state income tax purposes. XBKS and UBSH shall prepare and file with each of their respective Tax Returns all information required by Treasury Regulation Section 1.368-3 and related provisions of the Treasury Regulations in a manner consistent with treating the transactions contemplated by this Agreement as a reorganization described in Section 368(a) of the Code and shall take no position (whether in audits, Tax Returns or otherwise) that is inconsistent with this treatment unless required to do so by applicable law.
Section 1.8   Appraisal Rights.
In accordance with Section 13.1-730 of the VSCA, no appraisal rights shall be available to the holders of XBKS Common Stock in connection with the Merger or the other transactions contemplated by this Agreement.
ARTICLE 2
merger consideration; exchange procedures
Section 2.1   Conversion of Shares.
At the Effective Time, by virtue of the Merger and without any action on the part of UBSH, XBKS or any holder of any of the following securities:
(a) Each share of common stock, par value $1.33 per share, of UBSH (“UBSH Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Continuing Corporation and shall not be affected by the Merger.
(b) All shares of common stock, par value $0.01 per share, of XBKS (“XBKS Common Stock”) issued and outstanding immediately prior to the Effective Time that are owned, directly or indirectly, by UBSH or XBKS (other than shares of XBKS Common Stock held in trust accounts (including grantor or rabbi trust accounts), managed accounts and similar accounts, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties) (any such shares, the “XBKS Cancelled Shares”) shall no longer be outstanding, shall automatically be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.
(c) Each share of XBKS Common Stock, except for XBKS Cancelled Shares, issued and outstanding immediately prior to the Effective Time will cease to be outstanding and will be converted automatically into and exchanged for the right to receive 0.9354 shares (the “Exchange Ratio”) of validly issued, fully paid and nonassessable shares of common stock, par value $1.33 per share, of the Continuing Corporation (“Continuing Corporation Common Stock”) (with respect to a given share of XBKS Common Stock, together with any cash in lieu of fractional shares of Continuing Corporation Common Stock to be paid pursuant to Section 2.6, the “Merger Consideration”); it being understood that upon the Effective Time, pursuant to Section 2.1(a), UBSH Common Stock, including the shares issued to former holders of XBKS Common Stock, shall be the Continuing Corporation Common Stock.
(d) If, between the date hereof and the Effective Time, the outstanding shares of UBSH Common Stock or XBKS Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, stock dividend, stock split, reverse stock split or similar change in capitalization, appropriate and proportionate adjustments shall be made to the Exchange Ratio, and any other amounts payable pursuant to this Agreement.
Section 2.2   Exchange Procedures.
(a) Appointment of Exchange Agent.   Prior to the Effective Time, UBSH shall appoint an exchange and paying agent reasonably acceptable to XBKS (the “Exchange Agent”) for the payment and exchange of the Merger Consideration.

(b) At or prior to the Effective Time, UBSH shall for the benefit of holders of shares of XBKS Common Stock and the holders of XBKS Stock Options, XBKS Restricted Stock Awards, XBKS RSU Awards and the XBKS Warrants (collectively, “XBKS Equity Awards”) and for exchange in accordance with this Article 2, (i) deposit, or cause to be deposited, with the Exchange Agent an amount of cash sufficient to pay (A) the cash payable in lieu of fractional shares of Continuing Corporation Common Stock and (B) the cash payable with respect to the XBKS Equity Awards (such cash deposited pursuant to this clause (i), the “Exchange Fund”), and (ii) evidence of shares in book-entry form, representing the shares of the Continuing Corporation Common Stock to be issued and paid pursuant to this Article 2.
(c) Letter of Transmittal.   UBSH shall prepare appropriate and customary transmittal materials on which UBSH and XBKS shall mutually agree (the “Letter of Transmittal”). The Letter of Transmittal shall specify that delivery of the Letter of Transmittal and, as applicable, title and risk of loss with respect to (i) an outstanding Certificate or outstanding Certificates that immediately prior to the Effective Time represent outstanding shares of XBKS Common Stock (the “Certificates”), and (ii) uncertificated shares of XBKS Common Stock represented by book-entry (“Book-Entry Shares”), in each case other than XBKS Cancelled Shares, shall be effected only upon proper delivery of the completed Letter of Transmittal and, as applicable and subject to Section 2.3(d), the surrender of the Certificates or Book-Entry Shares to the Exchange Agent. UBSH shall make available and mail the Letter of Transmittal not more than five (5) business days after the Effective Time to all persons who were record holders of shares of XBKS Common Stock immediately prior to the Effective Time, and use its reasonable best efforts to make the Letter of Transmittal available to any such shareholder who requests such Letter of Transmittal.
Section 2.3   Exchange of Shares.
(a) Each holder of an outstanding share of XBKS Common Stock who has properly surrendered such Certificates or Book-Entry Shares to the Exchange Agent (or has complied with Section 2.3(d)), together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto and such other documentation as the Exchange Agent and UBSH may reasonably require, shall be entitled to receive the Merger Consideration with respect to such share of XBKS Common Stock in accordance with Section 2.3(b).
(b) Whenever a holder of an outstanding share of XBKS Common Stock shall become entitled to receive the Merger Consideration pursuant to Section 2.3(a), in addition to the rights of such holder set forth in Section 2.4, any such holder shall be entitled to receive:
(i) evidence of issuance in book-entry form the number of whole shares of Continuing Corporation Common Stock into which the aggregate number of shares of XBKS Common Stock previously represented by such Certificates or Book-Entry Shares surrendered shall have been converted pursuant to this Agreement; and
(ii) the amount of cash, if any, into which the aggregate number of shares of XBKS Common Stock previously represented by such Certificates or Book-Entry Shares surrendered shall have been converted pursuant to Section 2.6 of this Agreement.
For the avoidance of doubt, the Exchange Agent shall not be obligated to deliver the Merger Consideration to which any holder of XBKS Common Stock is entitled as a result of the Merger until such holder surrenders his, her or its Certificates or Book-Entry Shares, or otherwise complies with Section 2.3(d), for exchange as provided in Section 2.3(a). Whenever a holder of an outstanding share of XBKS Common Stock shall become entitled to receive any Merger Consideration, the Continuing Corporation shall use its reasonable best efforts to cause the Exchange Agent to deliver such Merger Consideration to such holder within two (2) business days thereafter.
(c) Abandoned Property.   Any other provision of this Agreement notwithstanding, neither the Continuing Corporation nor the Exchange Agent shall be liable to a holder of XBKS Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property law.

(d) Lost Certificates.   A holder of XBKS Common Stock whose Certificates have been lost, destroyed, stolen or are otherwise missing shall be entitled to receive its portion of the Merger Consideration and dividends or distributions to which such shareholder shall be entitled, if any, upon compliance with reasonable conditions imposed by the Continuing Corporation and the Exchange Agent pursuant to applicable law and as required in accordance with the Continuing Corporation’s and the Exchange Agent’s standard policy (including the requirement that the shareholder furnish an affidavit of lost certificate, surety bond or other customary indemnity).
(e) Exchange Fund.   The Exchange Agent shall invest any cash included in the Exchange Fund as directed by the Continuing Corporation; provided, that no such investment or losses thereon shall affect the Merger Consideration, and the Continuing Corporation shall promptly provide additional funds to the Exchange Agent for the benefit of holders of XBKS Common Stock or XBKS Equity Awards in the amount of any such losses to the extent necessary for payment of the cash portion of the Merger Consideration. Any interest or other income resulting from such investments shall be paid to the Continuing Corporation or as directed by the Continuing Corporation. Any portion of the Exchange Fund (and any interest or other income earned thereon) that remains unclaimed by the former holders of XBKS Common Stock or XBKS Equity Awards for twelve (12) months after the Effective Time shall, to the extent permitted by law, be paid to the Continuing Corporation. Any former holder of XBKS Common Stock who has not theretofore complied with this Article 2 shall thereafter look only to the Continuing Corporation for payment of the Merger Consideration and any unpaid dividends and distributions on Continuing Corporation Common Stock deliverable in respect of each former share of XBKS Common Stock such shareholder holds as determined pursuant to this agreement, in each case, without any interest thereon.
(f) Rounding.   All dollar amounts payable to any registered holder of XBKS Common Stock pursuant to this Article 2 shall be rounded to the nearest whole cent (with one-half cent being rounded upward), based on the aggregate amount payable for all shares of XBKS Common Stock registered in such shareholder’s name.
Section 2.4   Rights of Former Holders of XBKS Common Stock.
At the Effective Time, the stock transfer books of XBKS shall be closed as to holders of XBKS Common Stock, and no transfer of XBKS Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 2.3(a), each Book-Entry Share or Certificate shall from and after the Effective Time represent for all purposes only the right to receive the applicable portion of the Merger Consideration in exchange therefor. To the extent permitted by law, former holders of record of XBKS Common Stock shall be entitled to vote after the Effective Time at any meeting of Continuing Corporation shareholders the number of whole shares of Continuing Corporation Common Stock into which their respective shares of XBKS Common Stock are converted, regardless of whether such holders have surrendered their Book-Entry Shares or Certificates for exchange as provided in Section 2.3(a), but beginning thirty (30) days after the Effective Time, no such holder shall be entitled to vote on any matter until such holder surrenders such Certificate or Book-Entry Share for exchange as provided in Section 2.3(a). Whenever a dividend or other distribution is declared by the Continuing Corporation on Continuing Corporation Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of XBKS Common Stock, if any, as of any time subsequent to the Effective Time shall be delivered to the holder of any Book-Entry Share or Certificate issued and outstanding at the Effective Time until such holder surrenders such Book-Entry Share or Certificate for exchange as provided in Section 2.3(a). However, upon surrender of such Book-Entry Share or Certificate representing XBKS Common Stock, the Merger Consideration, together with all such undelivered dividends or other distributions without interest, shall be delivered and paid with respect to each Book-Entry Share or other share represented by such Certificate.

Section 2.5   XBKS Stock Options and Other Equity-Based Awards.
(a) Section 2.5(a) of the Disclosure Letter of XBKS lists all of the equity or equity-based compensation plans maintained by XBKS under which awards are currently outstanding or any awards may be made thereunder (collectively, a “XBKS Stock Plan”). At the Effective Time, each option to purchase shares of XBKS Common Stock (an “XBKS Stock Option”) granted under an XBKS Stock Plan, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time shall cease, at the Effective Time, to represent a right to acquire XBKS Common Stock and shall be automatically converted at the Effective Time without any action on the part of the holder thereof into the right to receive a cash payment in an amount equal to the product of  (i) the difference between (A) the product of the average of the closing sale prices of UBSH Common Stock on the NASDAQ Global Select Market for the ten (10) full trading days ending on the trading day immediately preceding (but not including) the Effective Time and the Exchange Ratio (the “Conversion Price”) and (b) the per share exercise price of the XBKS Stock Option immediately prior to the Effective Time, and (B) the number of shares of XBKS Common Stock subject to such XBKS Stock Option, subject to any applicable withholdings authorized by Section 2.8. If the exercise price of an XBKS Stock Option immediately prior to the Effective Time is greater than the Conversion Price, then at the Effective Time such XBKS Stock Option shall be cancelled without any payment made in exchange therefor.
(b) At the Effective Time, each restricted stock award granted under an XBKS Stock Plan, which is unvested or contingent and outstanding immediately prior to the Effective Time (an “XBKS Restricted Stock Award”), shall vest fully and shall be converted into the right to receive the Merger Consideration payable pursuant to this Agreement in respect of each share of XBKS Common Stock underlying such XBKS Restricted Stock Award, and the shares of XBKS Common Stock subject to such XBKS Restricted Stock Award will be treated in the same manner as all other shares of XBKS Common Stock for such purposes.
(c) At the Effective Time, each restricted stock unit award in respect of shares of XBKS Common Stock that is outstanding and unsettled, unvested or contingent immediately prior to the Effective Time (a “XBKS RSU Award”) shall vest fully and shall be converted into the right to receive, without interest, the Merger Consideration payable pursuant to this Agreement in respect of each share of XBKS Common Stock underlying such XBKS RSU Award.
(d) Prior to the Effective Time, XBKS shall take all actions necessary to cause each XBKS Stock Plan to terminate effective immediately prior to the Effective Time and contingent upon the consummation of the Merger.
(e) At or prior to the Effective Time, the Board of Directors of XBKS or a committee thereof, as applicable, shall adopt any resolutions and take any actions which are reasonably necessary to effectuate the provisions of this Section 2.5, including, but not limited to, delivering written notice (in form reasonably approved by UBSH) to each holder of an XBKS Stock Option, XBKS Restricted Stock Award, or XBKS RSU Award of the treatment of such award pursuant to this Section 2.5.
Section 2.6   No Fractional Shares.
Each holder of shares of XBKS Common Stock exchanged pursuant to the Merger which would otherwise have been entitled to receive a fraction of a share of Continuing Corporation Common Stock shall receive, in lieu thereof, cash (without interest and rounded to the nearest cent) in an amount equal to such fractional part of a share of Continuing Corporation Common Stock multiplied by the product of (i) the average of the closing sale prices of UBSH Common Stock on the NASDAQ Global Select Market for the ten (10) full trading days ending on the trading day immediately preceding (but not including) the Effective Time and (ii) the Exchange Ratio.
Section 2.7   XBKS Warrants.
(a) At the Effective Time, each warrant to purchase shares of XBKS Common Stock (an “XBKS Warrant”) that is outstanding and unexercised immediately prior to the Effective Time shall cease, at the Effective Time, to represent a right to acquire XBKS Common Stock and shall be automatically converted at the Effective Time without any action on the part of the holder thereof into the right to purchase shares of Continuing Corporation Common Stock upon exercise of such XBKS Warrant, with the exercise price of each share of Continuing Corporation Common Stock subject to such XBKS Warrant and the number of shares of Continuing Corporation Common Stock subject to such XBKS Warrant determined as provided below:
(i) the number of shares of Continuing Corporation Common Stock to be subject to the XBKS Warrant shall be equal to the product of the number of shares of XBKS Common Stock subject to the XBKS Warrant immediately prior to the Effective Time and the Exchange Ratio, provided that any fractional shares of Continuing Corporation Common Stock resulting from such multiplication shall be rounded down to the nearest whole share; and
(ii) the exercise price per share of Continuing Corporation Common Stock under the XBKS Warrant shall be equal to the exercise price per share of Continuing Corporation Common Stock under the XBKS Warrant immediately prior to the Effective Time divided by the Exchange Ratio, provided that if the exercise price resulting from such division includes a fractional cent, the exercise price shall be rounded up to the nearest cent.
(b) XBKS, in consultation with UBSH, shall use its reasonable best efforts to repurchase the XBKS Warrant originally issued pursuant to the Troubled Asset Relief Program Capital Purchase Program and held by the U.S. Department of the Treasury prior to or concurrent with the Effective Time (the “Warrant Purchase”). The method of funding the Warrant Purchase shall be mutually agreed to by XBKS and UBSH.
(c) Prior to the Effective Time, XBKS and UBSH shall take all other actions necessary to give effect to this Section 2.7.
Section 2.8   Withholding Rights.
The Exchange Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax (as defined herein) law. The Continuing Corporation will be entitled to deduct and withhold from any amounts payable by it pursuant to Article 2 of this Agreement to any person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax (as defined herein) law. To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Authority by the Exchange Agent or by the Continuing Corporation, such amounts withheld will be treated for all purposes of this Agreement as having been paid to such person in respect of which such deduction and withholding was made by the Exchange Agent or the Continuing Corporation, respectively.
ARTICLE 3
representations and warranties
Section 3.1   Disclosure Letters.
(a) Prior to the execution and delivery of this Agreement, each party has delivered to the other party a letter (its “Disclosure Letter”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party’s representations or warranties contained in Section 3.3, or to one or more of its covenants or agreements contained in Article 4 or Article 5, or as required pursuant to Article 6; provided, that (i) no such item is required to be set forth in a party’s Disclosure Letter as an exception to any representation or warranty of such party if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 3.2, and (ii) the mere inclusion of an item in a party’s Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by that party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined herein) with respect to such party.

(b) Any disclosures made with respect to a subsection of Section 3.3 shall be deemed to qualify (i) any subsections of Section 3.3 specifically referenced or cross-referenced and (ii) other subsections of Section 3.3 to the extent it is reasonably apparent (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure (x) applies to such other subsections and (y) contains sufficient detail to enable a reasonable person to recognize the relevance of such disclosure to such other subsections.
Section 3.2   Standard.
(a) No representation or warranty of UBSH or XBKS contained in Section 3.3 (other than the representations and warranties contained in (i) Section 3.3(d), Section 3.3(e), Section 3.3(h)(ii) and Section 3.3(aa)(i), which shall be true and correct in all respects (other than, in the case of Section 3.3(d) and Section 3.3(e) only, such failures to be true and correct as are de minimis) and (ii) Section 3.3(c)(i), which shall be true and correct in all material respects) will be deemed untrue or incorrect, including for purposes of Section 6.2(a) and Section 6.3(a), and no party will be deemed to have breached a representation or warranty, as a consequence of the existence or absence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 3.3 has had or is reasonably likely to have a Material Adverse Effect on such party (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded).
(b) The term “Material Adverse Effect,” as used with respect to a party, means any event, change, effect or occurrence which, individually or together with any other event, change, effect or occurrence, (i) has a material adverse effect on the business, properties, assets, liabilities, financial condition or results of operations of such party and its Subsidiaries, taken as a whole, or (ii) materially impairs the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement on a timely basis; provided that in the case of clause (i) only, a Material Adverse Effect shall not be deemed to include the impact of  (A) changes after the date of this Agreement in laws or regulations generally affecting banking and bank holding company businesses or the interpretation of such laws and regulations by any Governmental Authority, (B) changes after the date of this Agreement in generally accepted accounting principles or regulatory accounting requirements generally affecting banking and bank holding company businesses, (C) changes after the date of this Agreement in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets) conditions generally affecting banking and bank holding company businesses, (D) changes to interest rates, (E) changes in state or federal corporate income Tax rates, (F) the effects of the actions expressly permitted or required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (G) the public disclosure of this Agreement and the transactions contemplated hereby, including its impact on the customers, employees and vendors of such party or other persons doing business with such party or (H) a decline, in and of itself, in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including the underlying causes thereof to the extent such causes are not otherwise excluded by clauses (A) though (F); except, with respect to clauses (A), (B) or (C) to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, financial condition or results of operations of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate.
(c) The term “Knowledge” with respect to UBSH, shall mean the actual knowledge, after due inquiry, of those individuals set forth in Section 3.2 of the Disclosure Letter of UBSH and, with respect to XBKS, shall mean the actual knowledge, after due inquiry, of those individuals set forth in Section 3.2 of the Disclosure Letter of XBKS.
Section 3.3   Representations and Warranties.
Subject to and giving effect to Section 3.1 and Section 3.2 and except as set forth in the relevant Disclosure Letters or in any of such party’s SEC Reports (as defined below) filed on or after January 1, 2016 and prior to the date hereof  (but excluding any risk factor disclosures contained under the heading

“Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), UBSH represents and warrants to XBKS, to the extent applicable, and XBKS represents and warrants to UBSH, except where expressly stated otherwise, as follows:
(a) Organization, Standing and Power.   It is a Virginia corporation duly organized, validly existing and in good standing under the laws of Virginia. It has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, properties and business. It is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. It is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. Neither it nor any of its Subsidiaries is in violation of any provision of the Organizational Documents or such articles or certificate of incorporation and bylaws (or comparable organizational documents) of such Subsidiary, as applicable. True and complete copies of its Articles of Incorporation, Bylaws or other similar governing instruments (the “Organizational Documents”), in each case as amended to the date hereof and as in full force and effect as of the date hereof have been made available to the other party.
(b) Subsidiaries.   Each of its Subsidiaries (i) is a duly organized bank, corporation, limited liability company, partnership or statutory trust, validly existing and in good standing under applicable laws of the jurisdiction in which it is incorporated or organized, (ii) has full corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, properties and business, and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect. The outstanding shares of capital stock or equity interests of each of its Subsidiaries are validly issued and outstanding, fully paid and nonassessable and all such shares or equity interests are directly or indirectly owned by it free and clear of all liens, claims and encumbrances or preemptive rights of any person. No rights are authorized, issued or outstanding with respect to the capital stock or equity interests of any of its Subsidiaries and there are no agreements, understandings or commitments relating to the right to vote or to dispose of the capital stock or equity interests of any of its Subsidiaries. There are no restrictions on the ability of any of its Subsidiaries to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposits of each of its Subsidiaries that is a commercial bank are insured by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation (the “FDIC”) to the maximum extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. A true and complete list of its direct and indirect Subsidiaries as of the date hereof is set forth in Section 3.3(b) of its Disclosure Letter that shows each Subsidiary’s jurisdiction of incorporation, each jurisdiction in which each Subsidiary is qualified and/or licensed to do business, its form of organization (corporate, partnership, joint venture), and lists the owner(s) and percentage ownership (direct or indirect) of each Subsidiary.
The term “Subsidiary” when used with respect to any party means any corporation or other business organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which that have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries.
(c) Authority; No Breach of the Agreement.
(i) It has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement, and, subject to obtaining the UBSH Shareholder Approval (as defined below) and the XBKS Shareholder Approval (as defined below) to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, by it have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by its board of directors) and subject only to the receipt of  (A) in the case of XBKS, approval of this Agreement and the Plan of Merger by the holders of a majority of the outstanding shares of XBKS Common Stock (the “XBKS Shareholder Approval”) and (B) in the case of UBSH, approval of this Agreement and the Plan of Merger by the holders of a majority of the outstanding shares of UBSH Common Stock (the “UBSH Shareholder Approval”).
(ii) This Agreement has been duly executed and delivered by it and assuming due authorization, execution and delivery of this Agreement by the other party, this Agreement is a valid and legally binding obligation, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of rights of creditors or by general principles of equity. UBSH represents and warrants that the Continuing Corporation Common Stock to be issued in the Merger, when issued, will be validly issued, fully paid and nonassessable.
(iii) Neither the execution and delivery of this Agreement by it, nor the consummation by it of the transactions contemplated hereby, nor compliance by it with any of the provisions hereof will: (A) conflict with, violate or result in a breach or default of any provision of its Organizational Documents; (B) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or asset of it or any of its Subsidiaries pursuant to any (1) note, bond, mortgage or indenture, or (2) any material license, agreement or other instrument or obligation, to which it or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of their properties or assets may be bound; or (C) subject to the receipt of all required regulatory and shareholder approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to it or any of its Subsidiaries.
(iv) Except for (A) the filing of applications, filings and notices, as applicable, with The NASDAQ Stock Market and the approval of the listing of the Continuing Corporation Common Stock issued pursuant to the Merger on the NASDAQ Global Select Market, (B) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, and approval of such applications, filings and notices, (C) the filing of applications, filings and notices, as applicable, with the Bureau of Financial Institutions of the Virginia State Corporation Commission in connection with the Merger and the Bank Merger, and approval of such applications, filings and notices, (D) the filing of any required applications, filings or notices with any state banking authorities listed on Section 3.3(c)(iv) of the Disclosure Letter of UBSH and approval of such applications, filings and notices, (E) the filing with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form relating to the UBSH Shareholders Meeting and the XBKS Shareholders Meeting (including any amendments or supplements thereto, the “Joint Proxy Statement”), and of the registration statement on Form S-4, in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by UBSH in connection with the transactions contemplated by this Agreement (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and declaration of effectiveness of the Registration Statement under the Securities Act and such other filings and reports as required pursuant to the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (F) the filing of the Articles of Merger with the SCC pursuant to the VSCA, and (G) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of the Continuing Corporation Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the consummation of the transactions contemplated hereby, including the Merger. As of the date hereof, it is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the transactions contemplated hereby, including the Merger.

(d) UBSH Capital Stock.   UBSH represents and warrants that:
(i) As of May 18, 2017, the authorized capital stock of UBSH consists of: (1) 100,000,000 shares of common stock, par value $1.33 per share, of which 43,696,973 shares are issued and outstanding; and (2) 500,000 shares of preferred stock, par value $10.00 per share, of which no shares are issued and outstanding;
(ii) All outstanding shares of capital stock of UBSH have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person;
(iii) As of May 18, 2017, (1) 153,399 shares of UBSH Common Stock are subject to options to purchase UBSH Common Stock, 499,537 shares of UBSH Common Stock are subject to unvested restricted stock awards, in each case granted under an equity or equity-based compensation plan of UBSH (a “UBSH Stock Plan”), and (2) 1,586,217 shares of UBSH Common Stock were available for future grant under the UBSH Stock Plans; and
(iv) Except as set forth in Section 3.3(d)(iv) of the Disclosure Letter of UBSH, as of the date of this Agreement, no shares of capital stock of UBSH are reserved for issuance, or any outstanding or authorized options, warrants, rights, agreements, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to its capital stock pursuant to which UBSH is or may become obligated to make a cash payment or to issue shares of capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock (collectively, “Rights”), except as contemplated by each UBSH Stock Plan.
(e) XBKS Capital Stock.   XBKS represents and warrants that:
(i) As of May 18, 2017, the authorized capital stock of XBKS consists of: (1) 1,000,000,000 shares of common stock, par value $0.01 per share, of which 23,160,473 shares are issued and outstanding (which number, for purposes of clarity, includes 14,419 XBKS Restricted Stock Awards described in Section 3.3(e)(iii)); and (2) 1,000,000 shares of preferred stock, no par value per share, of which no shares are issued and outstanding;
(ii) All outstanding shares of capital stock of XBKS have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person;
(iii) As of May 18, 2017, (1) 679,163 shares of XBKS Common Stock are subject to options to purchase XBKS Common Stock, 14,419 shares of XBKS Common Stock are subject to unvested XBKS Restricted Stock Awards, and 92,782 shares of XBKS Common Stock are subject to XBKS RSU Awards, in each case granted under an XBKS Stock Plan, and (2) 346,011 shares of XBKS Common Stock were available for future grant under the XBKS Stock Plans;
(iv) Except as set forth in Section 3.3(e)(iv) of the Disclosure Letter of XBKS, as of the date of this Agreement, no shares of capital stock of XBKS are reserved for issuance, or any outstanding or authorized options, warrants, rights, agreements, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to its capital stock pursuant to which XBKS is or may become obligated to make a cash payment or to issue shares of capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock, except as contemplated by each XBKS Stock Plan or by the XBKS Warrants (as defined below); and
(v) As of May 18, 2017, 323,817 shares of XBKS Common Stock are subject to an XBKS Warrant. Section 3.3(e)(v) of the Disclosure Letter of XBKS sets forth a true and complete list of each XBKS Warrant that is issued and outstanding as of May 18, 2017.
(f) SEC Filings; Financial Statements.
(i) It has filed or furnished all reports, registration statements, proxy statements, offering circulars, schedules and other documents required to be filed or furnished by it, together with any amendments required to be made with respect thereto (collectively, the “SEC Reports”), with the SEC since

December 31, 2013 under the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, and, to the extent such SEC Reports are not available on the SEC’s Electronic Data Gathering Analysis and Retrieval system, made available to the other party copies of such SEC Reports. Its SEC Reports, including the financial statements, exhibits and schedules contained therein, (A) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and (B) at the time they were filed (or if amended or superseded by another SEC Report filed prior to the date of this Agreement, then on the date of such filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Reports or necessary in order to make the statements made in such SEC Reports, in light of the circumstances under which they were made, not misleading.
(ii) Each of its financial statements contained in or incorporated by reference into any SEC Reports, including the related notes, where applicable (the “Financial Statements”) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act with respect thereto, fairly presented in all material respects the consolidated financial position of it and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, in each case in accordance with generally accepted accounting principles in the United States of America (“GAAP”) consistently applied during the periods indicated, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited financial statements.
(iii) It and each of its Subsidiaries has devised and maintains a system of  “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances that: (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary (1) to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to institutions such as such party or other criteria applicable to such financial statements, and (2) to maintain proper accountability for items therein; (C) access to its and its Subsidiaries’ properties and assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.
(iv) Its “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information required to be disclosed by it in its SEC Reports is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that all such information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of its chief executive officer and chief financial officer required under the Exchange Act with respect to such reports. It has disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of its Board of Directors and on Section 3.3(f)(iv) of its Disclosure Letter (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect its ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting. These disclosures were made in writing by management to its auditors and the audit committee of its Board of Directors and a copy has previously been made available to the other party. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as of the date hereof.
(v) As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC staff with respect to its SEC Reports.
(vi) For the avoidance of doubt, the representations and warranties contained in this Section 3.3(f) shall, with respect to XBKS, apply to Hampton Roads Bankshares, Inc. (SEC CIK #0001143155) and Xenith Bankshares, Inc. (SEC CIK #0001442741) as legal predecessors of XBKS.

(g) Bank Reports.   It and each of its Subsidiaries, have filed all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto (the “Bank Reports”), that they were required to file since December 31, 2013 with the Board of Governors of the Federal Reserve System, the FDIC, the Bureau of Financial Institutions of the Virginia State Corporation Commission and any other federal, state or foreign governmental or regulatory agency or authority having jurisdiction over it or each of its Subsidiaries (collectively, the “Regulatory Agencies”), including any Bank Report required to be filed pursuant to the laws of the United States, any state or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such Bank Report or to pay such fees and assessments, would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it. Any such Bank Report regarding it or any of its Subsidiaries filed with or otherwise submitted to any Regulatory Agency complied in all material respects with relevant legal requirements, including as to content. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of its and its Subsidiaries business, there is no pending proceeding before, or, to its Knowledge, examination or investigation by, any Regulatory Agency into the business or operations of it or any of its Subsidiaries. There is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any Bank Report or relating to any examination or inspection of it or any of its Subsidiaries, and there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of it or any of its Subsidiaries since December 31, 2013, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it.
For the avoidance of doubt, the representations and warranties contained in this Section 3.3(g) shall, with respect to XBKS, apply to Hampton Roads Bankshares, Inc. and Xenith Bankshares, Inc. (merged) as legal predecessors of XBKS, and with respect to Xenith Bank, apply to The Bank of Hampton Roads and Xenith Bank (merged) as legal predecessors of Xenith Bank.
(h) Absence of Certain Changes or Events.   Since March 31, 2017, except as disclosed in the SEC Reports, Bank Reports or Financial Statements filed by it or its Subsidiaries or made available to the other party prior to the date of this Agreement or as set forth in Section 3.3(h) of its Disclosure Letter, (i) it and each of its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practices, and (ii) there have been no events, changes, developments or occurrences which have had or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it.
(i) Absence of Undisclosed Liabilities.   Except for (i) those liabilities that are fully reflected or reserved for in the SEC Reports, Bank Reports or Financial Statements filed by it or its Subsidiaries or made available to the other party prior to the date of this Agreement, (ii) liabilities incurred since March 31, 2017 in the ordinary course of business consistent with past practice, (iii) liabilities and obligations that are not material to it and its Subsidiaries, taken as a whole, (iv) liabilities incurred in connection with the transactions contemplated by the Agreement, and (v) as set forth in Section 3.3(i) of its Disclosure Letter, neither it nor any of its Subsidiaries has, and since March 31, 2017 has not incurred (except as permitted by Article 4), any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in the SEC Reports, Bank Reports or Financial Statements of it or any of its Subsidiaries).
(j) Material Contracts; Defaults.
(i) With respect to XBKS, except as set forth in Section 3.3(j) of its Disclosure Letter (which may incorporate the contracts and instruments reflected as exhibits on the exhibit list included in its latest annual report on Form 10-K filed prior to the date of this Agreement), as of the date hereof, neither it nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a “material contract” required to be filed as an exhibit pursuant to Item 601(b)(10) of the SEC’s Regulation S-K that has not been filed as an exhibit to or incorporated by reference in its SEC Reports filed prior to the date of this Agreement, (ii) that prohibits or restricts the conduct of business by it or any of its Subsidiaries or any of its personnel in any geographic area or its or their ability to compete in any line of business, (iii) with respect to employment of an officer, director or consultant, including any employment, severance, termination, consulting or retirement agreement, (iv) that would be terminable other than by it or any of its Subsidiaries or under which a material payment obligation would arise or be accelerated, in each case as a result of the announcement or consummation of this Agreement or the transactions contemplated herein (either alone or upon the occurrence of any additional acts or events), (v) that would require any consent or approval of a counterparty as a result of the consummation of this Agreement or the transactions contemplated herein, (vi) pursuant to which XBKS or one of its Subsidiaries leases real property to or from any other person, (vii) for the use or purchase of materials, supplies, goods, services, equipment or other assets that involves payments in excess of  $250,000 per year, (viii) involves Intellectual Property (other than contracts entered into in the ordinary course with customers and “shrink-wrap” software licenses) that is material to its business or the business of any of its Subsidiaries, (ix) relating to the borrowing of money by it or any of its Subsidiaries or the guarantee by it or any of its Subsidiaries of any such obligation (other than contracts pertaining to fully-secured repurchase agreement payables or trade payables), (x) relating to the provision of data processing, network communication or other technical services or (xi) that is material to the financial condition, results of operations or business of it or any of its Subsidiaries and not otherwise described in clauses (i) through (x) above (any such being referred to as an “XBKS Material Contract”). With respect to each XBKS Material Contract: (A) the contract is in full force and effect, (B) neither it nor any of its Subsidiaries is in default thereunder, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default, (C) neither it nor any of its Subsidiaries has repudiated or waived any material provision of any such contract from January 1, 2016 to the date hereof, and (D) no other party to any such contract is, to its Knowledge, in default in any material respect.
(ii) With respect to UBSH, each agreement, contract, arrangement, commitment or understanding (whether written or oral) to which it or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound as of the date of this Agreement that is a “material contract” required to be filed as an exhibit pursuant to Item 601(b)(10) of the SEC’s Regulation S-K has been filed as an exhibit to its Annual Report on Form 10-K for the year ended December 31, 2016, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K filed subsequent thereto. With respect to UBSH, except as set forth in Section 3.3(j)(ii) of its Disclosure Letter (which may incorporate the contracts and instruments reflected as exhibits on the exhibit list included in the latest annual report on Form 10-K filed prior to the date of this Agreement), as of the date hereof, neither it nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral), (i) that is a “material contract” required to be filed as an exhibit pursuant to Item 601(b)(10) of the SEC’s Regulation S-K, or (ii) that is material to the financial condition, results of operations or business of its or any of its Subsidiaries and not otherwise described in clause (i) above (any such being referred to as a “UBSH Material Contract”). With respect to each UBSH Material Contract: (A) the contract is in full force and effect, (B) neither it nor any of its Subsidiaries is in default thereunder, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default, (C) neither it nor any of its Subsidiaries has repudiated or waived any material provision of any such contract from January 1, 2016 to the date hereof, and (D) no other party to any such contract is, to its Knowledge, in default in any material respect.
(k) Legal Proceedings; Compliance with Laws.   Except as set forth in Section 3.3(k) of its Disclosure Letter, there are no actions, suits or proceedings instituted or pending or, to its Knowledge, threatened in writing against it or any of its Subsidiaries or against any of its or its Subsidiaries’ properties, assets, interests or rights, or against any of its or its Subsidiaries’, or to its Knowledge, any of its officers, directors or employees in their capacities as such. Neither it nor any of its Subsidiaries is a party to or subject to any agreement, order, memorandum of understanding, enforcement action, or supervisory or commitment letter by or with any Governmental Authority (as defined herein) restricting its operations or the operations of any of its Subsidiaries or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business and neither it nor any of its Subsidiaries has been advised by any Governmental Authority that any such Governmental Authority is contemplating issuing or requesting the issuance of any such agreement, order, memorandum, action or letter in the future. It and each of its Subsidiaries have complied in all material respects with all laws, ordinances, requirements, regulations or orders applicable to its business (including environmental laws, ordinances, requirements, regulations or orders). It and each of its Subsidiaries hold, and have at all times since December 31, 2012, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on it, and to its Knowledge no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. For the purposes of this Agreement, a “Governmental Authority” means any court, administrative agency or commission or other governmental authority, agency or instrumentality, domestic or foreign, or any industry self-regulatory authority, and includes Regulatory Agencies.
(l) Tax Matters.
(i) It and each of its Subsidiaries have timely filed all income Tax Returns and all other material Tax Returns required to be filed, and all such Tax Returns are true, correct and complete in all material respects. All material Taxes (as defined herein) due and payable by it or any of its Subsidiaries have been fully and timely paid, other than those that are being contested in good faith, as set forth in Section 3.3(l)(i) of its Disclosure Letter, and are reflected as a liability in its SEC Reports, Bank Reports or Financial Statements. Neither it nor any of its Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of any Tax that remains in effect. Except as set forth in such section of its Disclosure Letter, no Tax Return filed by it or any of its Subsidiaries is under examination by any Governmental Authority or is the subject of any administrative or judicial proceeding, and no written notice of assessment, proposed assessment or unpaid tax deficiency has been received by or asserted against it or any of its Subsidiaries by any Governmental Authority. As used herein, “Tax” or “Taxes” means all federal, state, local and foreign income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, gains, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, and property taxes, together with any interest and any penalties, additions to tax or additional similar amounts, imposed by any Governmental Authority. As used herein, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Authority.
(ii) It and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. It and each of its Subsidiaries have complied in all material respects with all information reporting and backup withholding provisions of applicable law.
(iii) There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable) upon any of its assets or any of its Subsidiaries assets. Neither it nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among it and its Subsidiaries). Neither it nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.
(iv) Neither it nor any of its Subsidiaries is or has been a party to any “reportable transaction,” as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4. It and each of its Subsidiaries have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. It is not and has not been a “United States real property holding company” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(v) With respect to XBKS, (i) XBKS entered into the merger of Hampton Roads Bankshares, Inc. and Xenith Bankshares, Inc. for the material reasons set forth in the registration statement on form S-4 filed by Hampton Roads Bankshares, Inc. with the SEC on April 7, 2016 (as thereafter amended from time to time and together with all exhibits thereto) under the captions “The Merger — XBKS’s Reasons for the Merger” and “The Merger — HRB’s Reasons for the Merger”; and (ii) no purpose of that merger was to enhance the amount of a limitation under Section 382 of the Internal Revenue Code on the use of deferred tax attributes that may apply following the Merger contemplated by this Agreement.
(vi) Neither it nor any of its Subsidiaries has taken or agreed to take (or failed to take or agree to take) any action or knows of any facts or circumstances that would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.
(m) Property.
(i) Except as set forth in Section 3.3(m)(i) of its Disclosure Letter or reserved against as disclosed in its SEC Reports, Bank Reports or Financial Statements, it and each of its Subsidiaries have good and marketable title in fee simple absolute, free and clear of all material liens, encumbrances, charges, defaults or equitable interests, to all of the properties and assets, real and personal, reflected in the balance sheet included in its SEC Reports, Bank Reports or Financial Statements as of December 31, 2016 or acquired after such date (except to the extent that such properties and assets have been disposed of for fair value in the ordinary course of business since December 31, 2016). All buildings, and all fixtures, equipment, and other property and assets that are material to its or any of its Subsidiaries business, held under leases, licenses or subleases, are held under valid instruments enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws and each such instrument is in full force and effect. Other than real estate that was acquired by foreclosure or voluntary deed in lieu of foreclosure, all of the buildings, structures and appurtenances owned, leased, licensed, subleased or occupied by it and each of its Subsidiaries are in good operating condition and in a state of good maintenance and repair, reasonable wear and tear excepted.
(ii) In the case of XBKS, Section 3.3(m)(ii) of its Disclosure Letter provides a summary spreadsheet that identifies and sets forth the address of each parcel of real estate or interest therein, leased, licensed or subleased by XBKS and each of its Subsidiaries or in which XBKS or any of its Subsidiaries has any ownership or leasehold interest. XBKS has made available to UBSH true and complete copies of all lease, license and sublease agreements, including without limitation every amendment thereto, for each parcel of real estate or interest therein to which UBSH or any of its Subsidiaries is a party.
(n) Labor and Employment Matters.
(i) Neither it nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of a pending or threatened proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to its Knowledge, threatened, nor is it, to its Knowledge, subject to any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.
(ii) It and its Subsidiaries have complied with all applicable state and federal equal employment opportunity laws and regulations and other laws and regulations related to employment, including those related to wages, hours, working classification and collective bargaining, and, except as otherwise set forth in Section 3.3(n)(ii) of its Disclosure Letter, there are no complaints, lawsuits, arbitrations, administrative proceedings, or other proceedings of any nature pending or threatened against it or its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee, any person alleging to be a current or former employee, any class of the foregoing, or any governmental entity, relating to any such law, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with employment with it or its Subsidiaries. To its Knowledge, there are no unfair labor practice complaints pending against it or any of its Subsidiaries before the National Labor Relations Board or any other labor relations tribunal or authority. It and its Subsidiaries have properly classified individuals providing services to it as employees or independent contractors, as the case may be, and have properly withheld and reported related income and employment taxes in accordance with such classification.
(iii) With respect to XBKS, except as set forth in Section 3.3(n)(iii) of its Disclosure Letter, employment of each employee and the engagement of each independent contractor by it or any of its Subsidiaries is terminable at will by it or its Subsidiaries without (A) any material penalty, liability or severance obligation and (B) prior consent by any Governmental Authority.
(iv) To its Knowledge, all of the employees employed in the United States are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration laws and the laws related to the employment of non-United States citizens applicable in the state in which the employees are employed.
(o) XBKS Employee Benefit Plans. With respect to XBKS:
(i) Section 3.3(o)(i) of its Disclosure Letter sets forth a complete and accurate list of all of its and its Subsidiaries’ employee benefit plans and programs, including without limitation: (A) all retirement, savings, pension, stock bonus, profit sharing and any other similar plans, programs or similar arrangements; (B) all health, severance, insurance, disability and other employee welfare or fringe benefit plans, programs or similar arrangements; (C) all employment agreements, vacation and other similar plans or policies, (D) all bonus, stock option, stock purchase, restricted stock, equity or equity based compensation, incentive, deferred compensation, supplemental retirement, change in control and other employee and director benefit plans, programs or arrangements; and (E) all other compensation plans, programs or arrangements, in each case of  (A) through (E) for the benefit of or relating to its current and former employees (including any current or former leased employees), directors and contractors, or any spouse, dependent or beneficiary thereof, whether or not written or unwritten for which it or any of its Subsidiaries or any trade or business of it or any of its Subsidiaries, whether or not incorporated, all of which together with it are deemed a “single employer” within the meaning of Code Section 414 or Section 4001(b) of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended (“ERISA Affiliate”) sponsors, has an obligation to contribute or has any liability (individually, a “Benefit Plan” and collectively, the “Benefit Plans”).
(ii) It has and its Subsidiaries have, with respect to each Benefit Plan, previously made available to the other party true and complete copies of the following documents, to the extent applicable: (A) all current Benefit Plan agreements and documents (including any amendments or modifications thereto) and related trust agreements, annuity contracts, or any other funding arrangement and any amendments thereto; (B) all current summary plan descriptions (including any summaries of material modifications thereto) and material communications to employees and Benefit Plan participants and beneficiaries; (C) the Form 5500 filed in each of the most recent two plan years (including all schedules thereto and the opinions of independent accountants); (D) the most recent actuarial valuation; (E) the most recent annual and periodic accounting of plan assets; (F) all information regarding determination of full-time status of employees for purposes of the Patient Protection and Affordable Care Act of 2010, as amended (the “ACA”), including any look-back measurement periods thereunder; (G) if the Benefit Plan is intended to qualify under Section 401(a) or 403(a) or 403(b) of the Code, the most recent determination letter or opinion letter, as applicable, received from the Internal Revenue Service; (H) copies of the most recent nondiscrimination tests for all Benefit Plans; (I) copies of all material correspondence with any governmental agency within the last five years, including but not limited to any investigation materials, any “Top Hat” filings, and any filings under amnesty, voluntary compliance, or similar programs; and (J) a written summary of any unwritten Benefit Plans that provide for material compensation or benefits.

(iii) Except as set forth in Section 3.3(o)(iii) of its Disclosure Letter, neither it nor any of its Subsidiaries, nor any ERISA Affiliate has at any time been a party to or maintained, sponsored, contributed to, or been obligated to contribute to, or had any liability with respect to: (A) any plan subject to Title IV of ERISA, including a “multiemployer plan” (as defined in ERISA Section 3(37) and 4001(a)(3) or Section 414(f) of the Code) or a plan subject to Code Section 412; (B) a “multiple employer plan” (within the meaning of ERISA or Section 413(c) of the Code); (C) any voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code); or (D) a “multiple employer welfare association” as defined in Section 3(40) of ERISA.
(iv) All Benefit Plans are in compliance in all material respects with applicable laws and regulations, and each Benefit Plan has been administered in accordance with its terms and applicable laws and regulations in all material respects.
(v) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, as reflected in a current favorable determination letter or is maintained under a prototype or volume submitter plan and is entitled to rely upon a favorable opinion or advisory letter, as applicable issued by the Internal Revenue Service, or a filing for the same has been made with the Internal Revenue Service seeking such a determination letter and that request is still awaiting decision by the Internal Revenue Service (based on Internal Revenue Service permitted determination request procedures). To its Knowledge, nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption. There have been no “terminations,” “partial terminations” or “discontinuances of contributions,” as such terms are used in Section 411 of the Code and the regulations thereunder, to any tax-qualified plan during the preceding five years without notice to and approval by the Internal Revenue Service and payment of all obligations and liabilities attributable to such tax-qualified plans.
(vi) All required contributions (including all employer contributions and employee salary reduction contributions), premiums and other payments for the current plan year or any plan year ending on or before the Closing Date that are due on or before the Closing Date, under all Benefit Plans have been made or properly accrued. All contributions to any Benefit Plan have been contributed within the time specified in ERISA and the Code and the respective regulations thereunder.
(vii) To its Knowledge, neither it nor any of its Subsidiaries has engaged in any prohibited transactions, as defined in Section 4975 of the Code or Section 406 of ERISA, with respect to any Benefit Plan or its related trust. To its Knowledge, no “fiduciary,” as defined in Section 3(21) of ERISA, of any Benefit Plan has any liability (including threatened, anticipated or contingent) for breach of fiduciary duty under ERISA.
(viii) There are no actions, suits, investigations or claims pending, or to its Knowledge threatened or anticipated, with respect to any Benefit Plans (other than routine claims for benefits). No Benefit Plan is the subject of a pending or, to its Knowledge, threatened investigation or audit by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, or any other federal or state governmental department or entity.
(ix) Except as set forth in Section 3.3(o)(ix) of its Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (A) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any current or former employee, leased employee, independent contractor, officer, director or other service provider of it or any of its Subsidiaries, or (B) result in any (1) requirement to fund any benefits or set aside benefits in a trust (including a rabbi trust) or (2) limitation on the right of it or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust. It has previously delivered to the other party its preliminary estimate and analysis as to whether any amount paid or payable to the individuals identified in Section 5.8(e) of its Disclosure Letter (whether in cash, in property, or in the form of benefits) by it or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code, and to its Knowledge and subject to the assumptions and methods described or set forth in those materials, such estimates are true, correct and complete. With respect to individuals who are not identified in Section 5.8(e) of its Disclosure Letter neither it nor its Subsidiaries are required to make any payments or provide any benefits that will be an “excess parachute payment” within the meaning of Section 280G of the Code. In addition to the foregoing, except as otherwise set forth in Section 3.3(o)(ix) of its Disclosure Letter, no amounts payable in connection with the transactions contemplated hereby (whether in cash, in property, or in the form of benefits) shall be non-deductible pursuant to Section 162(m) of the Code. Except as set forth in Section 3.3(o)(ix) of its Disclosure Letter, no Benefit Plan maintained by it or any of its Subsidiaries provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.
(x) Each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code. Each Benefit Plan of it and its Subsidiaries which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is not qualified under Section 401(a) or 403(a) of the Code is exempt from Parts 2, 3, and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA and it has filed a “top hat” registration letter with the Department of Labor for each such plan.
(xi) Except as set forth in Section 3.3(o)(xi) of its Disclosure Letter, it and its Subsidiaries have made prior to the date hereof all bonus and commission payments to which they were required or are otherwise committed to make to any employee or independent contractor under any Benefit Plan for calendar years 2014, 2015 and 2016.
(xii) Each Benefit Plan of it and its Subsidiaries that is a health or welfare plan has terms that are in compliance with and has been administered in accordance with the requirements of the ACA. It and its Subsidiaries have complied in all respects with the requirements of Section 4980H of the Code so as to avoid the imposition of any taxes or assessable payments thereunder. Neither it nor any of its Subsidiaries has any liability or obligation to provide postretirement health, medical or life insurance benefits to any employees or former employees, leased employees, independent contractors, officers, or directors, or any dependent or beneficiary thereof, except as otherwise required under state or federal benefits continuation laws. In the case of any such required continuation coverage, except as set forth in Section 3.3(o)(xii) of its Disclosure Letter, the covered individual is required to pay the full cost of coverage. No tax under Code Sections 4980B, 4980H or 5000 has been incurred with respect to any Benefit Plan and to its Knowledge no circumstance exists which could give rise to such tax.
(xiii) Except as set forth in Section 3.3(o)(xiii) of its Disclosure Letter, no Benefit Plan maintained by it or its Subsidiaries (other than an XBKS Stock Plan, with respect to XBKS) permits investments in equity of XBKS or UBSH, as the case may be, or investments in which the value is based on or associated with equity of XBKS or UBSH, as the case may be.
(p) UBSH Employee Benefit Plans.   With respect to UBSH:
(i) For purposes of this Agreement, “UBSH Benefit Plans” means all employee benefit plans and programs, including without limitation: (A) all retirement, savings, pension, stock bonus, profit sharing and any other similar plans, programs or similar arrangements; (B) all health, severance, insurance, disability and other employee welfare or fringe benefit plans, programs or similar arrangements; (C) all employment agreements, vacation and other similar plans or policies, (D) all bonus, stock option, stock purchase, restricted stock, equity or equity based compensation, incentive, deferred compensation, supplemental retirement, change in control and other employee and director benefit plans, programs or arrangements; and (E) all other compensation plans, programs or arrangements, in each case of (A) through (E) for the benefit of or relating to its current and former employees (including any current or former leased employees), directors and contractors, or any spouse, dependent or beneficiary thereof, whether or not written or unwritten for which it or any of its Subsidiaries or any trade or business of it or any of its Subsidiaries, whether or not incorporated, all of which together with it are deemed a “single employer” within the meaning of Section 4001 of ERISA, sponsors, has an obligation to contribute or has any liability (and each such plan individually, a “UBSH Benefit Plan”).
(ii) Except as set forth in Section 3.3(p)(ii) of its Disclosure Letter, neither it nor any of its Subsidiaries, nor any ERISA Affiliate has at any time been a party to or maintained, sponsored, contributed to, or been obligated to contribute to, or had any liability with respect to: (A) any plan subject to Title IV of ERISA, including a “multiemployer plan” (as defined in ERISA Section 3(37) and 4001(a)(3) or Section 414(f) of the Code) or a plan subject to Code Section 412; (B) a “multiple employer plan” (within the meaning of ERISA or Section 413(c) of the Code); (C) any voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code); or (D) a “multiple employer welfare association” as defined in Section 3(40) of ERISA.
(iii) All UBSH Benefit Plans are in compliance in all material respects with applicable laws and regulations, and each UBSH Benefit Plan has been administered in accordance with its terms and applicable laws and regulations in all material respects.
(iv) Each UBSH Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, as reflected in a current favorable determination letter or is maintained under a prototype or volume submitter plan and is entitled to rely upon a favorable opinion or advisory letter, as applicable issued by the Internal Revenue Service, or a filing for the same has been made with the Internal Revenue Service seeking such a determination letter and that request is still awaiting decision by the Internal Revenue Service (based on Internal Revenue Service permitted determination request procedures). To its Knowledge, nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption. There have been no “terminations,” “partial terminations” or “discontinuances of contributions,” as such terms are used in Section 411 of the Code and the regulations thereunder, to any tax-qualified plan during the preceding five years without notice to and approval by the Internal Revenue Service and payment of all obligations and liabilities attributable to such tax-qualified plans.
(q) Insurance.   It and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as its management reasonably has determined to be prudent in accordance with industry practices, and are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof. Each such insurance policy is outstanding and in full force and effect, and, except for policies insuring against potential liabilities of officers, directors and employees of it and its Subsidiaries, it or its relevant Subsidiary is the sole named beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Since December 31, 2015, neither it nor any of its Subsidiaries has received any notice of a premium increase or cancellation or a failure to renew with respect to any insurance policy or bond or, within the last three (3) calendar years and since January 1, 2016 has been refused any insurance coverage sought or applied for, and it has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience on the part of it or its Subsidiaries. Set forth in Section 3.3(q) of its Disclosure Letter is a list of all insurance policies or bonds currently maintained by it and its Subsidiaries.
(r) Loan Portfolio; Allowance for Loan Losses; Mortgage Loan Buy Backs.   Except as set forth in Section 3.3(r) of its Disclosure Letter and except for any changes hereafter made to the allowances and reserves described below pursuant to this Agreement:
(i) All evidences of indebtedness reflected as assets in its SEC Reports, Bank Reports or Financial Statements as of March 31, 2017 were as of such dates: (A) evidenced by notes, agreements or evidences of indebtedness which are true, genuine and what they purport to be; (B) to the extent secured, secured by valid liens and security interests which have been perfected; and (C) the legal, valid and binding obligation of the obligor and any guarantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and no defense, offset or counterclaim has been asserted with respect to any such loan which if successful could have a Material Adverse Effect.
(ii) Except as set forth in Section 3.3(r)(ii) of its Disclosure Letter, (A) there are no material modifications or amendments, oral or written, of a Loan (as defined herein) that is not reflected on the records of it or its Subsidiaries, (B) all currently outstanding Loans are owned by it free and clear of any liens, except for liens on Loans granted to a member of the Federal Home Loan Bank System or a Federal Reserve Bank, (C) no claims of defense as to the enforcement of any Loan with an outstanding balance of  $250,000 or more have been asserted in writing against it or any of its Subsidiaries for which there is a reasonable possibility of an adverse determination in any legal proceeding, and to its Knowledge there are no acts or omissions which could give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a possibility of an adverse determination in any legal proceeding, and (D) no Loans owned by it or its Subsidiaries are presently serviced by third parties, and there is no obligation that could result in any such Loan becoming subject to any third party servicing.
(iii) The allowance for possible loan losses (the “Loan Loss Allowance”) shown on its Financial Statements as of March 31, 2017 was, and the Loan Loss Allowance to be shown on its Financial Statements as of any date subsequent to the date of this Agreement will be, as of such dates, adequate in all material respects to provide for all known or reasonably anticipated losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including letter of credit or commitments to make loans or extend credit).
(iv) Except as set forth on Section 3.3(r)(iv) of the Disclosure Letter of XBKS, the reserve for losses with respect to other real estate owned (“OREO”) shown on its SEC Reports, Bank Reports or Financial Statements as of March 31, 2017 were, and the OREO reserve to be shown on its SEC Reports, Bank Reports or Financial Statements as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate in all material respects to provide for all known or reasonably anticipated losses relating to the OREO portfolio of it and any of its Subsidiaries as of the dates thereof.
(v) The Loan Loss Allowance has been established by it in accordance with the accounting principles described in Section 3.3(f)(ii) and applicable regulatory requirements and guidelines.
(vi) With respect to XBKS, Section 3.3(r)(vi) of its Disclosure Letter sets forth all residential mortgage or commercial Loans originated on or after January 1, 2014 by it or any of its Subsidiaries (A) that were sold in the secondary mortgage market and have been re-purchased by it or any of its Subsidiaries, (B) that the institutions to whom such Loans were sold (or their successors or assigns) have asked it or any of its Subsidiaries to purchase back (but have not been purchased back), or (C) that the institutions to whom such Loans were sold (or their successors or assigns) have submitted a claim for indemnification from it or any of its Subsidiaries, or have notified it or any of its Subsidiaries of an intent to request indemnification, in connection with such loans.
(vii) With respect to UBSH, except as set forth in Section 3.3(r)(vii) of its Disclosure Letter, as of March 31, 2017, neither it nor any of its Subsidiaries was a party to any Loan with an outstanding balance of  $2,000,000 or more (A) under the terms of which the obligor was sixty (60) days delinquent in payment of principal or interest or in default of any other provision as of the date hereof; (B) which had been classified by any source as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List,” or any comparable classifications by such persons; or (C) in material violation of any law, regulation or rule applicable to it or any of its Subsidiaries including, but not limited to, those promulgated, interpreted or enforced by any Governmental Authority.
(viii) With respect to XBKS, except as set forth in Section 3.3(r)(viii) of its Disclosure Letter, as of March 31, 2017, neither it nor any of its Subsidiaries was a party to any Loan with an outstanding balance of  $500,000 or more (A) under the terms of which the obligor was sixty (60) days delinquent in payment of principal or interest or in default of any other provision as of the date hereof; (B) which had been classified by XBKS as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” or any comparable classifications; or (C) in material violation of any law, regulation or rule applicable to it or any of its Subsidiaries including, but not limited to, those promulgated, interpreted or enforced by any Governmental Authority.
(ix) Except as set forth in Section 3.3(r)(ix) of its Disclosure Letter, as of the date of this Agreement neither it nor its Subsidiaries was a party to any Loan with any of its directors or officers or the directors or officers of any of its Subsidiaries that was not made in compliance with Regulation O, as amended, of the Board of Governors of the Federal Reserve System.
(x) With respect to XBKS, except as set forth in Section 3.3(r)(x) of its Disclosure Letter, each Loan outstanding as of the date of this Agreement has been solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in accordance in all material respects with the relevant notes or other credit or security documents, its applicable written underwriting and servicing standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.
(xi) For the purposes of this Agreement, “Loan” means any written or oral loan, loan agreement, loan commitment, letter of credit, note, borrowing arrangement, loan guarantee or other extension of credit.
(s) Environmental Matters.
(i) Except as set forth in Section 3.3(s) of its Disclosure Letter, it and each of its Subsidiaries are in material compliance with all applicable Environmental Laws (as defined herein). Neither it nor any of its Subsidiaries has received any written communication alleging that it or such Subsidiary is not in such material compliance, and there are no present circumstances that would prevent or interfere with the continuation of such compliance.
(ii) Neither it nor any of its Subsidiaries has received written notice of pending, and has no Knowledge of any threatened, legal, administrative, arbitral or other proceedings, asserting Environmental Claims (as defined herein) or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that is reasonably likely to result in the imposition of, any material liability arising under any Environmental Laws upon (A) it or such Subsidiary, (B) any person or entity whose liability for any Environmental Claim it or any Subsidiary has or may have retained either contractually or by operation of law, (C) any real or personal property owned or leased by it or any Subsidiary, or any real or personal property which it or any Subsidiary has been, or is, judged to have managed or to have supervised or to have participated in the management of, or (D) any real or personal property in which it or a Subsidiary holds a security interest securing a loan recorded on the books of it or such Subsidiary. Neither it nor any of its Subsidiaries is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.
(iii) There are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws against it or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim it or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect.
(iv) For purposes of this Agreement, the following terms shall have the following meanings:
(A) “Environmental Claim” means any written notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, clean-up, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based upon, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern (as defined herein).

(B) “Environmental Laws” means all applicable federal, state and local laws and regulations, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended that relate to pollution or protection of human health or the environment.
(C) “Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.
(t) Books and Records.   Its books and records and those of its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.
(u) Intellectual Property.   It and its Subsidiaries own, or are licensed or otherwise possess sufficient legally enforceable rights to use, all Intellectual Property and the Technology Systems (as such terms are defined herein) that are used by it and its Subsidiaries in their respective businesses as currently conducted. To its Knowledge, it and its Subsidiaries have not infringed or otherwise violated the Intellectual Property rights of any other person in any material respect, and there is no claim pending, or to its Knowledge threatened, against it or its Subsidiaries concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property. It has no contracts with its directors, officers or employees which requires such officer, director or employee to assign any interest in any Intellectual Property to it or its Subsidiaries and no such officer, director or employee is party to any contract with any person that requires such officer, director or employee to assign any interest in any Intellectual Property to any person. “Intellectual Property” means all trademarks, trade names, service marks, patents, domain names, database rights, copyrights, and any applications therefor, technology, know-how, trade secrets, processes, computer software programs or applications, and tangible or intangible proprietary information or material. The term “Technology Systems” means the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals and computer systems, including any outsourced systems and processes, and Intellectual Property used by either party and its Subsidiaries or by a third party.
(v) Derivative Instruments.   With respect to XBKS, Section 3.3(v) of its Disclosure Letter lists all derivative instruments, including but not limited to interest rate swaps, caps, floors, option agreements, futures, and forward contracts, whether entered into for its own account or for the account of one or more of its Subsidiaries or its or their customers (each, a “Derivative Contract”). Except as set forth in Section 3.3(v) of its Disclosure Letter, all Derivative Contracts were entered into (i) only in the ordinary course of business consistent with past practice, (ii) in accordance with prudent practices and in all material respects with all applicable laws, rules, regulations and regulatory policies and (iii) with counterparties believed to be financially responsible at the time. Each Derivative Contract constitutes the valid and legally binding obligation of it or one of its Subsidiaries, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws, and is in full force and effect. Neither it or its Subsidiaries, nor, to its Knowledge, any other party thereto, is in breach of any of its material obligations under any such agreement or arrangement, except as set forth in Section 3.3(v) of its Disclosure Letter.
(w) Deposits.   Except as set forth in Section 3.3(w) of its Disclosure Letter, as of the date hereof none of its deposits or deposits of any of its Subsidiaries are “brokered” deposits or are subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, liens, levies, subpoenas, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and no portion of such deposits represents a deposit of it or any of its Subsidiaries.
(x) Investment Securities.
(i) It and each of its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any lien, encumbrance or security interest, except to the extent that such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of it or its Subsidiaries and except for such defects in title or liens, encumbrances or security interests that would not be material to it. Such securities are valued on the books of it and each of its Subsidiaries in accordance with GAAP in all material respects.

(ii) It and each of its Subsidiaries employs investment, securities, risk management and other policies, practices and procedures that it and each such Subsidiary believes are prudent and reasonable in the context of such businesses. Prior to the date of this agreement, each party has delivered to the other party the material terms of such policies, practices and procedures.
(y) Takeover Laws and Provisions.   It has taken all action necessary, if any, to exempt this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby from the requirements of any “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover laws and regulations of any state (collectively, “Takeover Laws”), including without limitation Sections 13.1-725 through 13.1-728 of the VSCA (because a majority of its disinterested directors approved such transactions for such purposes before any “determination date” with respect to it) and Sections 13.1-728.1 through 13.1-728.9 of the VSCA. It has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any articles, sections or provisions of its articles of incorporation and bylaws concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions.
(z) Transactions with Affiliates; Transactions with Related Parties.
(i) All “covered transactions” between it or any of its Subsidiaries and an “affiliate,” within the meaning of Sections 23A and 23B of the Federal Reserve Act and regulations promulgated thereunder, have been in compliance with such provisions.
(ii) Except as set forth in Section 3.3(z)(ii) of its Disclosure Letter, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between it or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of it or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) five percent (5%) or more of its outstanding common stock (or any of such person’s immediate family members or affiliates) on the other hand, except those of a type available to its employees or its Subsidiaries generally.
(aa) Financial Advisors.
(i) None of it, its Subsidiaries or any of their officers, directors or employees has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with transactions contemplated herein, except that, in connection with this Agreement, UBSH has retained Keefe, Bruyette & Woods, Inc. as its financial advisor, and XBKS has retained Sandler O’Neill & Partners, L.P. as its financial advisor, in each case pursuant to an engagement letter.
(ii) It has made available to the other party a true and complete copy of the engagement letter with its financial advisor referenced in Section 3.3(aa)(i) above.
(bb) Fairness Opinion.   Prior to the execution of this Agreement, the Board of Directors of UBSH has received the opinion of Keefe, Bruyette & Woods, Inc. (which, if initially rendered verbally has been or will be confirmed by a written opinion, dated the same date) to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio in the Merger is fair, from a financial point of view, to UBSH. Prior to the execution of this Agreement, the Board of Directors of XBKS has received the opinion of Sandler O’Neill & Partners, L.P. (which, if initially rendered verbally has been or will be confirmed by a written opinion, dated the same date) to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of XBKS Common Stock. Such opinions have not been amended or rescinded as of the date of this Agreement.
(cc) Information Systems and Security.
(i) It, each of its Subsidiaries, and to its Knowledge each third-party vendor to it or a Subsidiary, has established and is in compliance in all material respects with (A) commercially reasonable security programs designed to protect (1) the integrity, security and confidentiality of information processed and transactions executed through any servers, computer hardware, networks, software (whether embodied in software, firmware or otherwise), databases, telecommunications systems, data centers, storage devices, voice and data network services interfaces and related systems maintained by or on behalf of it or its Subsidiaries (“Computer Systems”), and (2) the integrity, security and confidentiality of all confidential or proprietary data or personal financial information in its possession, and (B) commercially reasonable security policies and privacy policies that comply with all applicable legal and regulatory requirements. Except as set forth in Section 3.3(cc)(i) of its Disclosure Letter, to its Knowledge neither it nor any of its Subsidiaries has suffered a security incident or breach with respect to its data or Computer systems any part of which occurred within the past three (3) years.
(ii) To its Knowledge, all of its and its Subsidiaries’ Computer Systems have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with industry practice. Neither it nor any of its Subsidiaries has experienced within the past three (3) years any material disruption to, or material interruption in, conduct of its business attributable to a defect, breakdown, bug or other deficiency of its Computer Systems. It and its Subsidiaries have taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of its business without material disruption to, or material interruption in, the conduct of its business.
(dd) No Further Representations.   Except for the representations and warranties specifically set forth in this Article 3, neither it nor its Subsidiaries nor any other person makes or shall be deemed to make any representation or warranty to the other party, express or implied, at law or in equity, with respect to the transactions contemplated by this Agreement and it hereby disclaims any such representation or warranty whether by it or any of its officers, directors, employees, agents, representatives or any other person. It acknowledges and agrees that, except for the representations and warranties specifically set forth in this Article 3, neither the other party nor its Subsidiaries nor any other person makes or shall be deemed to make any representation or warranty to it, express or implied, at law or in equity, with respect to the transactions contemplated by this Agreement.
ARTICLE 4
covenants related to conduct of business
Section 4.1   XBKS Forbearances.
From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, as required by law or regulation, or as expressly set forth in the Disclosure Letter of XBKS, without the prior written consent of UBSH (which consent will not be unreasonably conditioned, withheld or delayed), XBKS agrees that it will not, and will cause each of its Subsidiaries not to:
(a) Conduct its business other than in the ordinary and usual course or fail to use its reasonable best efforts to maintain and preserve intact its business organization, assets, rights and properties and preserve its relationships with its customers, employees, Regulatory Agencies and other entities with which it has advantageous business relationships.
(b) Take any action that would adversely affect or delay the ability of either party (i) to obtain any necessary approvals, consents or waivers of any Regulatory Agency or Governmental Authority or third party required for the transactions contemplated hereby, (ii) to perform its covenants and agreements under this Agreement, or (iii) to consummate the transactions contemplated hereby on a timely basis.
(c) Amend its Organizational Documents or the Organizational Documents of any of its Subsidiaries.
(d) Other than pursuant to stock options and other stock awards outstanding as of the date hereof under the XBKS Stock Plans or pursuant to warrants to acquire shares of XBKS Common Stock outstanding as of the date hereof: (A) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or any Rights with respect thereto; (B) enter into any agreement with respect to the foregoing; or (C) permit any additional shares of capital stock to become subject to new grants of employee and director stock options, restricted stock grants, stock appreciation rights, restricted stock units or similar stock-based rights.

(e) Enter into or amend any written employment agreement, severance or similar agreements or arrangements with any of its directors, officers or employees, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for: (i) normal individual increases in compensation to employees (other than executive officers of it or its Subsidiaries) in the ordinary course of business consistent with past practice and consistent with the terms of the Benefit Plans of XBKS and applicable law; (ii) incentive or bonus payments payable under Benefit Plans existing on the date hereof in the ordinary course of business consistent with past practice or (iii) in connection with hiring a new employee to replace a similarly situated employee who has annual compensation of less than $100,000.
(f) Enter into, amend or terminate (except as may be required by applicable law or the terms of any Benefit Plan) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive, welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any directors, officers or employees, including without limitation taking any action that accelerates, or the lapsing of restrictions with respect to, the vesting or exercise of any benefits payable thereunder, except as otherwise specifically permitted in this Agreement.
(g) Exchange, cancel, borrow from, surrender, or increase or decrease the death benefit provided under, or otherwise amend or terminate, any existing bank or corporate owned life insurance covering any current or former employee, other than any increase in the death benefit in the ordinary course of business consistent with past practice, or any such change that is required by law or regulation.
(h) Incur any material obligation, indebtedness or liability (whether absolute or contingent, excluding suits instituted against it), make any pledge or encumber any of its material assets, or dispose of any of its material assets in any other manner, except in the ordinary course of its business and for adequate value, except as otherwise specifically permitted in this Agreement.
(i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries) or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.
(j) Make any material investment in or acquisition of  (either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets) any other person other than its wholly owned Subsidiaries, except by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business.
(k) Implement or adopt any material change in its tax or financial accounting principles, practices or methods, including reserving methodologies, other than as may be required by GAAP, regulatory accounting guidelines or applicable law, or as recommended by XBKS’ outside auditor.
(l) Make, change or revoke any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, or settle any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of Taxes.
(m) Notwithstanding anything herein to the contrary, (i) knowingly take, or knowingly omit to take, any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 6 not being satisfied on a timely basis, except as may be required by applicable law or regulation.
(n) Enter into any new line of business or change its investment, risk and asset liability management and other banking and operating policies that are material to it and its Subsidiaries, taken as a whole, except as required by applicable law or regulation or by then applicable market conditions.
(o) Fail to materially follow its existing policies or practices with respect to managing exposure to interest rate and other risk, or fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(p) Take any other action that would make any representation or warranty in Article 3 hereof untrue.
(q) Make, renew, restructure or otherwise modify any loans or extensions of credit that would result in the aggregate amount of the lending relationship to any one borrower or its affiliates to exceed $15,000,000 or, if the total lending relationship to any one borrower and its affiliates is in excess of  $15,000,000 as of the date of this Agreement, to make, renew, restructure or otherwise modify any loan or extension of credit for such borrower and its affiliates; provided that any consent sought from UBSH pursuant to this clause (q) shall be given within three (3) business days after the relevant loan package is provided to UBSH.
(r) Make any material changes to its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service Loans, or to its hedging practices and policies, in each case except as required by law or by a Regulatory Agency.
(s) (i) Enter into, modify, amend, terminate, fail to renew, cancel or extend any XBKS Material Contract or expressly waive any material benefits under any XBKS Material Contract, other than in the ordinary course of business consistent with past practice; (ii) purchase or otherwise acquire any investment securities or enter into any Derivative Contract other than as provided in XBKS’s currently existing investment policies and in accordance with prudent investment practices in the ordinary course of business consistent with past practice; or (iii) make any capital expenditures in the aggregate in excess of  $250,000 and other than expenditures necessary to maintain existing assets in good repair.
(t) Materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any investment security rated below investment grade, in all cases except as provided in XBKS’s currently existing investment policies and in accordance with prudent investment practices in the ordinary course of business consistent with past practice.
(u) Settle any material claim, suit, action or proceeding, except (i) in the ordinary course of business consistent with past practice involving a settlement in an amount and for consideration not in excess of $500,000 and that would not impose any material restriction on the business of it or its Subsidiaries or the Continuing Corporation; and (ii) as set forth in Section 4.1(u) of its Disclosure Letter.
(v) Adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization.
(w) Agree to take any of the actions prohibited by this Section 4.1.
Section 4.2   UBSH Forbearances.
From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, , as required by law or regulation, or as expressly set forth in the Disclosure Letter of UBSH, without the prior written consent of XBKS (which consent will not be unreasonably conditioned, withheld or delayed), UBSH agrees that it will not, and will cause each of its Subsidiaries not to:
(a) Conduct its business other than in the ordinary and usual course or fail to use its reasonable best efforts to maintain and preserve intact its business organization, assets, rights and properties and preserve its relationships with its customers, employees, Regulatory Agencies and other entities with which it has advantageous business relationships.
(b) Take any action that would adversely affect or delay the ability of either party (i) to obtain any necessary approvals, consents or waivers of any Regulatory Agency or Governmental Authority or third party required for the transactions contemplated hereby, (ii) to perform its covenants and agreements under this Agreement, or (iii) to consummate the transactions contemplated hereby on a timely basis.
(c) Amend its Organizational Documents or the Organizational Documents of any of its Subsidiaries.
(d) Notwithstanding anything herein to the contrary, (i) knowingly take, or knowingly omit to take, any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 6 not being satisfied on a timely basis, except as may be required by applicable law or regulation.

(e) Fail to materially follow its existing policies or practices with respect to managing exposure to interest rate and other risk, or fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.
(f) Take any other action that would make any representation or warranty in Article 3 hereof untrue.
(g) Adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization.
(h) Agree to take any of the actions prohibited by this Section 4.2.
Section 4.3   Transition.
To facilitate the integration of the operations of UBSH and XBKS and their Subsidiaries and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate to the earliest time possible following the Effective Time the realization of synergies, operating efficiencies and other benefits expected to be realized by the parties as a result of the Merger, each of UBSH and XBKS shall, and shall cause its Subsidiaries to, consult with the other on all material strategic and operational matters to the extent such consultation is practical and not in violation of applicable laws, including laws regarding the exchange of information and other laws regarding competition.
Section 4.4   Control of the Other Party’s Business.
Prior to the Effective Time, nothing contained in this Agreement (including, without limitation, Section 4.1 and Section 4.2) shall give UBSH, directly or indirectly, the right to control or direct the operations of XBKS, and nothing contained in this Agreement shall give XBKS, directly or indirectly, the right to control or direct the operations of UBSH. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over it and its Subsidiaries’ respective operations.
ARTICLE 5
additional agreements
Section 5.1   Reasonable Best Efforts.
Subject to the terms and conditions of this Agreement, the parties will use their reasonable best efforts to take, or cause to be taken, in good faith all actions, and to do, or cause to be done, all things necessary or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and shall cooperate fully with the other party hereto to that end. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of UBSH, on the one hand, and a Subsidiary of XBKS, on the other) or to vest the Continuing Corporation or any of its Subsidiaries with full title to all properties, assets, rights, approvals, immunities and franchises of XBKS or any of its Subsidiaries, the proper officers and directors of UBSH and its respective Subsidiaries shall have the power to take all such necessary action on behalf of XBKS and its Subsidiaries as may be reasonably requested by the Continuing Corporation.
Section 5.2   Access to Information; Notice of Certain Events; Confidentiality.
(a) During the period prior to the Effective Time or the termination of this Agreement in accordance with its terms, each party will permit the other party to make or cause to be made such investigation of its operational, financial and legal condition as the other party reasonably requests; provided, that such investigation shall be reasonably related to the Merger and shall not interfere unnecessarily with normal operations. No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other party set forth in this Agreement.

(b) Each party will give (and in the case of clause (ii) will use commercially reasonable efforts to give) prompt notice to the other party (and subsequently keep the other party informed on a current basis) upon its becoming actually aware of the occurrence or existence of any fact, event or circumstance known that (i) is reasonably likely to result in any Material Adverse Effect with respect to it, or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.
(c) Each party shall comply, and shall use its reasonable best efforts to cause each of its directors, officers, employees, attorneys and advisors to comply, with all of their respective obligations under the letter agreement, dated as of April 7, 2017 (the “Confidentiality Agreement”), between UBSH and XBKS, which agreement shall survive the termination of this Agreement in accordance with the terms set forth therein.
Section 5.3   Registration Statement; Joint Proxy Statement; SEC Filings.
(a) Each party will cooperate with the other party, and their representatives, in the preparation of the Registration Statement and the Joint Proxy Statement. Neither the Joint Proxy Statement nor the Registration Statement shall be filed, and, prior to the termination of this Agreement, no amendment or supplement to the Joint Proxy Statement or the Registration Statement shall be filed by UBSH or XBKS without consultation with the other party and its counsel. Each party will advise the other, promptly after it receives notice thereof, of any request by the SEC to amend the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and the parties shall use reasonable best efforts to respond (with the assistance of the other party) as promptly as practicable to any comments of the SEC with respect thereto. UBSH will use its reasonable best efforts, in which XBKS will reasonably cooperate as necessary, to file the Registration Statement, including the Joint Proxy Statement in preliminary form, with the SEC as promptly as reasonably practicable after the date of this Agreement and to cause the Registration Statement to be declared effective under the Securities Act, as promptly as reasonably practicable after the filing thereof, and UBSH and XBKS shall thereafter mail or deliver the Joint Proxy Statement to their respective shareholders.
(b) Each party agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the times of the respective shareholder meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each party further agrees that if it becomes aware that any information furnished by it that would cause any of the statements in the Joint Proxy Statement or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Joint Proxy Statement or the Registration Statement.
Section 5.4   Shareholder Approvals.
(a) As promptly as reasonably practicable after the date the Registration Statement is declared effective, UBSH shall call a meeting of its shareholders for the purpose of obtaining the UBSH Shareholder Approval and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable (such meeting and any adjournment or postponement thereof, the “UBSH Shareholders Meeting”). Subject to Section 5.5, the Board of Directors of UBSH shall (i) recommend to UBSH’s shareholders the approval of this Agreement and the transactions contemplated hereby, including the Merger (the “UBSH Board Recommendation”), (ii) include the UBSH Board Recommendation in the Joint Proxy Statement, and (iii) solicit and use its reasonable best efforts to obtain the UBSH Shareholder Approval.

(b) As promptly as reasonably practicable after the date the Registration Statement is declared effective, XBKS shall call a meeting of its shareholders for the purpose of obtaining the XBKS Shareholder Approval and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable (such meeting and any adjournment or postponement thereof, the “XBKS Shareholders Meeting”). Subject to Section 5.5, the Board of Directors of XBKS shall (i) recommend to XBKS’s shareholders the approval of this Agreement and the transactions contemplated hereby, including the Merger (the “XBKS Board Recommendation”), (ii) include the XBKS Board Recommendation in the Joint Proxy Statement, and (iii) solicit and use its reasonable best efforts to obtain the XBKS Shareholder Approval.
(c) UBSH and XBKS shall use their reasonable best efforts to hold their respective shareholder meetings on the same day.
(d) Promptly following the UBSH Shareholder Approval and the XBKS Shareholder Approval, UBSH, as the sole shareholder of Union Bank, and XBKS, as the sole shareholder of XBKS, each in such capacity, will approve the Bank Merger Agreement, whether at a meeting or by written consent.
Section 5.5   No Other Acquisition Proposals.
(a) Each party agrees that it will not, and will cause its Subsidiaries and its and its Subsidiaries’ officers, directors and employees and will instruct and use reasonable best efforts to cause its and their agents and representatives (including any financial advisor, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, endorse, or knowingly encourage or knowingly facilitate any inquiries, proposals or offers with respect to or any inquiry, proposal or offer that is reasonably likely to lead to, (ii) furnish any confidential or nonpublic information relating to, or (iii) engage or participate in any negotiations or discussions concerning, an Acquisition Proposal (as defined herein).
(b) Notwithstanding Section 5.5(a), nothing contained in this Agreement shall prohibit either party, prior to its respective meeting of shareholders to be held pursuant to Section 5.4 and subject to compliance with the other terms of this Section 5.5, from furnishing confidential or nonpublic information to, or engaging or participating in discussions or negotiations with, any person or entity that makes an unsolicited, bona fide written Acquisition Proposal with respect to such party (that did not result from a material breach of this Section 5.5) if  (i) such party’s board of directors concludes in good faith, after consultation with outside legal counsel, that the failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties to its shareholders under applicable law, (ii) before furnishing any confidential or nonpublic information, such party receives from such person or entity an executed confidentiality agreement on terms no less restrictive with respect to the confidential treatment of information by such party than the Confidentiality Agreement, which confidentiality agreement shall not provide such person or entity with any exclusive right to negotiate with such party, provided, that any non-public information provided to any person given such access shall have previously been provided to the other party or shall be provided to the other party prior to or concurrently with the time it is provided to such person, and (iii) such party’s board of directors concludes in good faith, after consultation with its outside legal counsel and financial advisors, that the Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal (as defined below). Each party shall immediately (within twenty-four (24) hours) notify the other party orally and in writing of its receipt of any such Acquisition Proposal, the material terms and conditions thereof and, the identity of the person making such Acquisition Proposal, and will thereafter keep the other party apprised of any related material developments, discussions and negotiations on a reasonably current basis, including by providing a copy of all material documentation or correspondence relating thereto.
(c) For purposes of this Agreement, an “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, any of the following transactions involving UBSH or XBKS, or their respective Subsidiaries: (i) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the party; (ii) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of a party and its Subsidiaries or 20% or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the party; or (iii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 20% or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the party. Solely for purposes of Section 7.4(a), all references to “20% or more” in such definition shall be deemed to be references to “50% or more.”
(d) For purposes of this Agreement, a “Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal made by a person or entity (or group of persons or entities acting in concert within the meaning of Rule 13d-5 under the Exchange Act) that the Board of Directors of XBKS or UBSH, as the case may be, concludes in good faith, after consultation with its outside financial and legal advisors, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal, including the likelihood of obtaining financing, and including the terms and conditions of this Agreement (as it may be proposed in writing to be amended by XBKS or UBSH, as applicable) would, if consummated, result in a transaction that is more favorable to the shareholders of XBKS or UBSH, as the case may be, from a financial point of view, than the transactions contemplated by this Agreement (as it may be proposed in writing to be amended by XBKS or UBSH, as applicable); provided that, for purposes of this definition of “Superior Proposal,” “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.5(c), except the reference to “20% or more” in such definition shall be deemed to be a reference to “50% or more” and “Acquisition Proposal” shall only be deemed to refer to a transaction involving UBSH or XBKS or one of their respective banking Subsidiaries.
(e) Except as provided in Section 5.5(f), neither the Board of Directors of XBKS, the Board of Directors of UBSH, nor, in each case, any committee thereof shall withhold, withdraw or modify in any manner adverse to the other party, or propose publicly to withhold, withdraw or modify in any manner adverse to the other party, the approval or recommendation of the Board of Directors of XBKS or UBSH, as applicable, or any such committee thereof with respect to this Agreement or the transactions contemplated hereby (a “Change in XBKS Recommendation” or a “Change in UBSH Recommendation,” respectively).
(f) Notwithstanding anything in this Agreement to the contrary, the Board of Directors of XBKS or UBSH, as applicable, may either:
(i) terminate this Agreement pursuant to Section 7.1(i) or Section 7.1(j), as the case may be, and enter into a definitive agreement with respect to a Superior Proposal provided that such party shall pay the Termination Fee required to be paid pursuant to Section 7.4(b) or Section 7.4(c), as the case may be; or
(ii) make a Change in XBKS Recommendation or a Change in UBSH Recommendation, as applicable,
(iii) if and only if in the case of both clause (i) and (ii) above, (A) an unsolicited bona fide written Acquisition Proposal (that did not result from a breach of this Section 5.5) is made to XBKS or UBSH, as applicable, by a third party, and such Acquisition Proposal is not withdrawn, (B) the Board of Directors of XBKS or UBSH, as applicable, has concluded in good faith (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal constitutes a Superior Proposal, (C) the Board of Directors of XBKS or UBSH, as applicable, have concluded in good faith (after consultation with their outside legal counsel) that failure to do so would be reasonably likely to result in a violation of its fiduciary duties to its shareholders under applicable law, (D) five (5) business days shall have elapsed since the party proposing to take such action has given written notice to the other party advising such other party that the notifying party intends to take such action and specifying in reasonable detail the reasons therefor, including, the terms and conditions of any such Acquisition Proposal that is the basis of the proposed action (a “Notice of Change”) (it being understood that any amendment to any material term of such Acquisition Proposal shall require a new Notice of Change, except that, in such case, the five (5) business day period referred to in this clause (D) and in clauses (E) and (F) shall be reduced to three (3) business days following the giving of such new Notice of Change), (E) during such five (5) business day period, the notifying party has considered and, at the reasonable request of the other party, engaged in good faith discussions with such party regarding, any adjustment or modification of the terms of this Agreement proposed in writing by the other party, and (F) the board of directors of the party proposing to take such action, following such five (5) business day period, again reasonably determines in good faith (after consultation with its outside legal counsel and its financial advisors, and taking into account any adjustment or modification of the terms of this Agreement proposed in writing by the other party by the conclusion of such five (5) business day period) that such Acquisition Proposal nonetheless continues to constitute a Superior Proposal and that failure to take such action would be reasonably likely to result in a violation of its fiduciary duties to its shareholders under applicable law.
(g) Nothing contained in this Agreement shall prohibit XBKS, UBSH or their respective Boards of Directors or any committee thereof from at any time taking and disclosing to XBKS’s or UBSH’s shareholders, as applicable, a position contemplated by Rule 14d-9, Rule 14e-2(a), or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; provided that any such disclosure shall be deemed to be a Change in XBKS Recommendation or a Change in UBSH Recommendation, as applicable, unless the Board of Directors reaffirms the XBKS Board Recommendation, in the case of XBKS, or the UBSH Board Recommendation, in the case of UBSH, in such statement without qualification, and shall have the consequences provided for in this Agreement.
Section 5.6   Applications and Consents.
(a) The parties hereto shall cooperate and use their reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of each Regulatory Agency or Governmental Authority and all third parties necessary to consummate the transactions contemplated by this Agreement (the “Regulatory Approvals”) and will make all necessary filings, including supplemental responses thereto, in respect of the Regulatory Approvals as soon as practicable.
(b) Each party hereto will promptly furnish to the other party copies of applications filed with all Regulatory Agencies or Governmental Authorities and copies of written communications received by such party from any Regulatory Agency or Governmental Authority with respect to the transactions contemplated hereby. Each party will consult with the other party with respect to the obtaining of all Regulatory Approvals and other material consents from third parties advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other party apprised of the status of material matters relating to the consummation of the transactions contemplated hereby. All documents that the parties or their respective Subsidiaries are responsible for filing with any Regulatory Agency or Governmental Authority in connection with the transactions contemplated hereby (including to obtain Regulatory Approvals) will comply as to form in all material respects with the provisions of applicable law.
Section 5.7   Public Announcements.
Prior to the Effective Time, the parties hereto will consult with each other as to the form and substance of any press release or other public statement materially related to this Agreement prior to issuing such press release or public statement or making any other public disclosure related thereto (including any broad based employee communication that is reasonably likely to become the subject of public disclosure); provided, that nothing in this Section 5.7 or Section 5.5 shall prohibit any party from making any disclosure necessary in order to satisfy such party’s disclosure obligations imposed by applicable law or the rules established by the NASDAQ Stock Market or any other self-regulatory organization.
Section 5.8   Employee Benefit Plans.
(a) As of the Effective Time and for a period of one year thereafter, the Continuing Corporation shall provide to employees of XBKS and its Subsidiaries, who after the Effective Time become employees of the Continuing Corporation or its Subsidiaries (“XBKS Continuing Employees”) (i) base salary or wages that are comparable to the base salary or wages provided to similarly situated employees of the Continuing Corporation and its Subsidiaries; (ii) incentive compensation opportunities that are comparable to the incentive compensation opportunities provided to similarly situated employees of the Continuing Corporation and its Subsidiaries and (iii) employee benefits which are, in the aggregate, comparable to the employee benefits provided to similarly situated employees of the Continuing Corporation and its Subsidiaries; provided that the Continuing Corporation may provide such benefits to XBKS Continuing Employees under the Benefit Plans of XBKS or a Subsidiary, under benefit plans maintained by the Continuing Corporation (“Continuing Corporation Plans”) or by a combination thereof.
(b) For purposes of eligibility and participation, but not benefit accrual, service with or credited by XBKS or any of its Subsidiaries (including service with any predecessor of XBKS or any of its Subsidiaries) shall be treated as service with the Continuing Corporation. For purposes of vacation and sick leave under the Union Time Away From Work Policy (“Union PTO Policy”), XBKS Continuing Employees will receive benefit credit for prior service and will be eligible to rollover, for short-term disability leave only, into the “PTOR” subaccount of the Union PTO Policy, up to a maximum of 40 hours of unused amounts that were carried over from the prior year under XBKS’s paid time off policy.
(c) To the extent permitted under applicable law, the Continuing Corporation shall cause welfare Continuing Corporation Plans that cover the XBKS Continuing Employees after the Effective Time to (i) waive any waiting period and restrictions and limitations for preexisting conditions or insurability (except for pre-existing conditions that were excluded, or restrictions or limitations that were applicable, under the corresponding Benefit Plans of XBKS or a Subsidiary), and (ii) cause any deductible, co-insurance, or maximum out-of-pocket payments made by the XBKS Continuing Employees under welfare Benefit Plans maintained by XBKS to be credited to such XBKS Continuing Employees under welfare Continuing Corporation Plans, so as to reduce the amount of any deductible, co-insurance, or maximum out-of-pocket payments payable by such XBKS Continuing Employees under welfare Continuing Corporation Plans.
(d) Prior to the Effective Time, XBKS shall vest one hundred percent all accrued benefits for affected participants under the Virginia Bankers Association Master Defined Contribution Plan for Xenith Bankshares (the “XBKS 401(k) Plan”), effective on and subject to the consummation of the Merger. On or within four months following the Effective Time, UBSH shall cause the XBKS 401(k) Plan to be merged into the 401(k) plan maintained by UBSH (the “UBSH 401(k) Plan” and together with the XBKS 401(k) Plan, each a “401(k) Plan”). Each party agrees to amend its 401(k) Plan to the extent necessary to ensure that there is no duplication of participation or benefits under the 401(k) Plans and XBKS agrees to amend its 401(k) Plan effective immediately prior to the Effective Time, to provide that no additional amounts under the XBKS 401(k) Plan may be invested in the XBKS stock fund under the XBKS 401(k) Plan on or after the Effective Time. No XBKS Continuing Employee shall be eligible to participate in the 2017 UBSH/Union Bank profit sharing program, which amounts are (if any) payable in 2018.
(e) All employees of XBKS or a Subsidiary with employment agreements are listed in Section 5.8(e) of the XBKS Disclosure Letter and XBKS and UBSH agree that Section 5.8(e) of the XBKS Disclosure Letter shall apply to such employees. UBSH will decide prior to the Effective Time which of those employees will receive an offer of employment with the Continuing Corporation. Any such employee who receives and accepts an offer of employment will be employed by the Continuing Corporation or a Subsidiary as an at-will employee and pursuant to terms established by the Continuing Corporation and will be an XBKS Continuing Employee. Any such XBKS Continuing Employee shall be eligible, immediately following the Effective Time, to become a participant in a Continuing Corporation severance plan, which plan shall be determined based on his or her position and shall be similar to the plan applicable to similarly situated employees of the Continuing Corporation.
(f) Prior to the Effective Time, UBSH and XBKS shall consult with respect to how benefits will be provided to the XBKS Continuing Employees, e.g., by continued participation in the Benefit Plans of XBKS or a Subsidiary, by participation in Continuing Corporation Plans or a combination thereof. In consultation with UBSH, XBKS shall terminate any Benefit Plan of XBKS or a Subsidiary (other than the XBKS 401(k) Plan), in accordance with applicable law and effective immediately prior to the Effective Time, if the XBKS Continuing Employees will become eligible to participate in the corresponding Continuing Corporation Plan at the Effective Time, and pay any benefits due thereunder in accordance with the terms of any such plan.

(g) Nothing in this Section 5.8 shall be construed to limit the right of the Continuing Corporation or any of its Subsidiaries, from and after the Effective Time, to amend or terminate any of the benefit plans maintained by UBSH or XBKS or their respective Subsidiaries before the Effective Time to the extent that such benefit plans permit any such amendment or termination.
Section 5.9   Reservation of Shares; NASDAQ Listing.
(a) UBSH shall take all corporate action as may be necessary to authorize and reserve for issuance such number of shares of Continuing Corporation Common Stock to be issued pursuant to this Agreement, and to cause all such shares, when issued pursuant to this Agreement, to be duly authorized, validly issued, fully paid and nonassessable.
(b) UBSH shall use all reasonable best efforts to cause the shares of the Continuing Corporation Common Stock to be issued in the Merger to be approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance, as promptly as practicable, and in any event before the Effective Time.
Section 5.10   Indemnification.
(a) Following the Effective Time, the Continuing Corporation and its Subsidiaries, as the case may be, shall jointly and severally indemnify, defend and hold harmless, and advance expenses to any person who has rights to indemnification or advancement of expenses from XBKS or any of its Subsidiaries (an “Indemnified Party”) (in any capacity), to the same extent and on the same conditions as such person was entitled to indemnification or advancement of expenses pursuant to applicable law and XBKS’s Organizational Documents or any XBKS Subsidiary’s Organizational Documents, as the case may be, or any indemnification agreements to which an Indemnified Party is a party as in effect on the date of this Agreement, subject, in the case of advancement of expenses, to the Indemnified Party providing a written undertaking to repay such advancements as contemplated by Section 13.1-699A of the VSCA. Without limiting the foregoing, in any case or proceeding in which corporate approval may be required to effectuate any indemnification, the Continuing Corporation or its applicable Subsidiary shall direct, if any Indemnified Party elects, that the determination of permissibility of indemnification shall be made by independent counsel mutually agreed upon between the Continuing Corporation or such Subsidiary and such Indemnified Party.
(b) The Continuing Corporation shall, at or prior to the Effective Time, purchase a six (6) year “tail” prepaid policy on the same terms and conditions as the existing directors’ and officers’ liability (including fiduciary and cyber coverage) insurance maintained by XBKS from insurance carriers with comparable credit ratings, covering, without limitation, the Merger; provided, however, that the cost of such “tail” policy shall in no event exceed three hundred percent (300%) of the amount of the last annual premium paid by XBKS for such existing directors’ and officers’ liability (and fiduciary) insurance. If, but for the proviso to the immediately preceding sentence, the Continuing Corporation would be required to expend more than three hundred percent (300%) of current annual premiums, the Continuing Corporation will obtain the maximum amount of that insurance obtainable by payment of annual premiums equal to three hundred percent (300%) of current annual premiums.
(c) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to XBKS or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.10 is not prior to or in substitution for any such claims under such policies.
(d) This covenant is intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her respective heirs and legal representatives. The rights to indemnification and advancement of expenses and the other rights provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.
(e) If the Continuing Corporation or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger, transfers all or substantially all of its assets or deposits to any other entity or engages in any similar transaction, then in each case, the Continuing Corporation will cause proper provision to be made so that the successors and assigns of the Continuing Corporation will expressly assume the obligations set forth in this Section 5.10. For the avoidance of doubt, to the extent required by any agreement previously entered into by XBKS in connection with a merger, acquisition or other business combination, the provisions of this Section 5.10 shall apply to directors, officers, employees and fiduciaries of predecessor entities previously acquired by XBKS.
Section 5.11   Employment and Other Arrangements.
Except for employees of XBKS or a Subsidiary listed in Section 5.8(e) of the XBKS Disclosure Letter, XBKS and UBSH agree that each employee of XBKS and its Subsidiaries who is involuntarily terminated by XBKS following the date of this Agreement and before the Effective Time shall receive severance payments pursuant to the severance practice in use by XBKS as of the date of this Agreement, subject to the execution of a release by such employee. Except for employees of XBKS or a Subsidiary listed in Section 5.8(e) of the XBKS Disclosure Letter, XBKS and UBSH agree that each employee of XBKS and its Subsidiaries who is involuntarily terminated by the Continuing Corporation or a Subsidiary on and after the Effective Time and through the first anniversary after the Effective Time shall receive severance payments pursuant to the Xenith Bank Severance Pay Plan, subject to the execution of a release by such employee. Employees of XBKS or a Subsidiary who are not listed in Section 5.8(e) of the XBKS Disclosure Letter shall not be eligible to receive severance benefits under any UBSH/Union Bank severance plan during the one-year period after the Effective Time.
Section 5.12   Consent to Assign and Use Leased Premises.
On Section 5.12 of its Disclosure Letter, XBKS has provided a list of all leases with respect to real or personal property used by it or any Subsidiary. With respect to the leases disclosed in Section 5.12 of its Disclosure Letter, XBKS and each of its Subsidiaries will use commercially reasonable best efforts to obtain all consents necessary or appropriate to transfer and assign, as of the Effective Time, all right, title and interest of XBKS and each of its Subsidiaries to the Continuing Corporation and to permit the use and operation of the leased premises by the Continuing Corporation.
Section 5.13   Change of Method.
UBSH and XBKS shall be empowered, upon their mutual agreement and at any time prior to the Effective Time, to change the method or structure of effecting the combination of UBSH and XBKS (including the provisions of Article 1 and Article 2), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided that no such change shall (i) alter or change the Exchange Ratio or Merger Consideration, (ii) adversely affect the tax treatment of XBKS’s or UBSH’s shareholders pursuant to this Agreement, (iii) adversely affect the tax treatment of XBKS or UBSH pursuant to this Agreement or (iv) materially impede or delay the consummation of the transactions contemplated hereby in a timely manner; and provided further that no such change shall be made that would materially affect the tax consequences to XBKS or its shareholders without the prior written consent of XBKS (such consent not to be unreasonably withheld, conditioned or delayed). The parties hereto agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 8.2.
Section 5.14   Takeover Laws.
If any Takeover Laws may become, or may purport to be, applicable to the transactions contemplated hereby, each party hereto and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary and legally permissible (other than as contemplated by Section 5.4) so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such laws or regulations on any of the transactions contemplated by this Agreement.
Section 5.15   Supplemental Indentures.
(a) Prior to the Effective Time, XBKS and UBSH shall take all actions necessary for UBSH to enter into a supplemental indenture or other documents with the trustee of XBKS’s trust preferred securities to evidence the succession of UBSH as the obligor on those securities as of the Effective Time and the parties hereto shall provide any opinion of counsel to the trustee required to make such assumptions effective. UBSH shall be responsible for the form of supplemental indenture, which form shall be reasonably acceptable to XBKS. UBSH agrees to assume XBKS’s obligations under the above indentures and related subordinated debentures as well as under guaranty agreements related to the trust preferred securities issued by XBKS’s trust subsidiaries.
(b) Prior to the Effective Time, XBKS and UBSH shall take all actions necessary for UBSH to enter into a supplemental indenture or other documents with the trustee of XBKS’s subordinated notes to evidence the succession of UBSH as the obligor on those securities as of the Effective Time and the parties hereto shall provide any opinion of counsel to the trustee required to make such assumptions effective. UBSH shall be responsible for the form of supplemental indenture, which form shall be reasonably acceptable to XBKS. UBSH agrees to assume XBKS’s obligations under the above indenture.
Section 5.16   Shareholder Litigation.
XBKS shall give UBSH prompt notice of any shareholder litigation against such party or its directors or affiliates (or combination thereof) relating to the transactions contemplated by this Agreement and shall give UBSH the opportunity to consult in the defense of any shareholder litigation relating to the transactions contemplated by this Agreement, and shall give UBSH the right to review and comment on all filings or responses to be made by XBKS in connection with any such litigation, and the right to consult on the settlement with respect to any such litigation, and XBKS will in good faith take such comments into account. In addition, no such settlement by XBKS shall be agreed to without UBSH’s prior written consent, and no such consent of UBSH shall be unreasonably withheld, conditioned or delayed.
Section 5.17   Section 16 Matters.
XBKS and UBSH agree that, to most effectively compensate and retain XBKS Insiders (as defined below), both prior to and after the Effective Time, it is desirable that XBKS Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of XBKS Common Stock and XBKS Equity Awards in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 5.17. XBKS shall deliver to UBSH in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of XBKS subject to the reporting requirements of Section 16(a) of the Exchange Act (the “XBKS Insiders”), and the Board of Directors of UBSH and of XBKS, or a committee of non-employee directors thereof  (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of XBKS) any dispositions of XBKS Common Stock or XBKS Equity Awards (including the conversion of XBKS Warrants into warrants to purchase Continuing Corporation Common Stock) by the XBKS Insiders, and (in the case of UBSH) any acquisitions of Continuing Corporation Common Stock or warrants to purchase Continuing Corporation Common Stock by any XBKS Insiders who (if any), immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.
ARTICLE 6
conditions to the merger
Section 6.1   General Conditions.
The respective obligations of each party to consummate the Merger are subject to the satisfaction of the following conditions, unless waived by each party pursuant to Section 8.2.
(a) Corporate Action.   The UBSH Shareholder Approval and the XBKS Shareholder Approval shall have been obtained.

(b) Regulatory Approvals.   UBSH and XBKS shall have received all Regulatory Approvals required in connection with the transactions contemplated by this Agreement, all notice periods and waiting periods required after the granting of any such approvals shall have passed, and all such approvals shall be in effect; provided, that no such approvals shall contain any conditions, restrictions or requirements that would, after the Effective Time, have or be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on the Continuing Corporation and its Subsidiaries taken as a whole (after giving effect to the Merger).
(c) Registration Statement.   The Registration Statement shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.
(d) NASDAQ Listing.   The shares of the Continuing Corporation Common Stock to be issued to the holders of XBKS Common Stock, XBKS Restricted Stock Awards, and XBKS RSU Awards upon consummation of the Merger shall have been authorized for listing on the NASDAQ Global Market, subject to official notice of issuance.
(e) No Injunctions or Legal Restraints; Illegality.   Neither party shall be subject to any order, decree or injunction of a Governmental Authority of competent jurisdiction that enjoins or prohibits or makes illegal the consummation of the Merger.
Section 6.2   Conditions to Obligations of UBSH.
The obligations of UBSH to consummate the Merger are subject to the satisfaction of the following conditions, unless waived by UBSH pursuant to Section 8.2.
(a) Representations and Warranties.   The representations and warranties of XBKS, after giving effect to Section 3.1 and Section 3.2, shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and UBSH shall have received a certificate, dated as of the Closing Date, signed on behalf of XBKS by the Chief Executive Officer and Chief Financial Officer of XBKS to such effect.
(b) Performance of Obligations.   XBKS shall have performed in all material respects all obligations required to be performed by it under this Agreement on or before the Closing Date, and UBSH shall have received a certificate, dated as of the Closing Date, signed on behalf of XBKS by the Chief Executive Officer and Chief Financial Officer of XBKS to such effect.
(c) Federal Tax Opinion.   UBSH shall have received a written opinion, dated the Closing Date, from its counsel Troutman Sanders LLP in form and substance reasonably satisfactory to UBSH, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and shall be entitled to rely upon representations of officers of UBSH and XBKS reasonably satisfactory in form and substance to such counsel.
(d) XBKS Voting Agreements.   All of the voting agreements between UBSH, XBKS and the holders of XBKS Common Stock set forth on Section 6.2(d) of the Disclosure Letter of XBKS, each of which is in the form attached as Exhibit 6.2(d) hereof, shall be in full force and effect upon the Effective Time.
(e) XBKS Affiliate Agreements.   All of the affiliate agreements between UBSH, XBKS and the holders of XBKS Common Stock set forth on Section 6.2(e) of the Disclosure Letter of XBKS, each of which is in the form attached as Exhibit 6.2(e) hereof, shall be in full force and effect upon the Effective Time.
Section 6.3   Conditions to Obligations of XBKS.
The obligations of XBKS to consummate the Merger are subject to the satisfaction of the following conditions, unless waived by XBKS pursuant to Section 8.2.

(a) Representations and Warranties.   The representations and warranties of UBSH, after giving effect to Section 3.1 and Section 3.2, shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and XBKS shall have received a certificate, dated as of the Closing Date, signed on behalf of UBSH by the Chief Executive Officer and Chief Financial Officer of UBSH to such effect.
(b) Performance of Obligations.   UBSH shall have performed in all material respects all obligations required to be performed by it under this Agreement on or before the Closing Date, and XBKS shall have received a certificate, dated as of the Closing Date, signed on behalf of UBSH by the Chief Executive Officer and Chief Financial Officer of UBSH to such effect.
(c) Federal Tax Opinion.   XBKS shall have received a written opinion, dated the Closing Date, from its counsel, Hunton & Williams LLP, in form and substance reasonably satisfactory to XBKS, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and shall be entitled to rely upon representations of officers of XBKS and UBSH reasonably satisfactory in form and substance to such counsel.
(d) UBSH Affiliate Agreements.   All of the affiliate agreements between UBSH, XBKS and the holders of UBSH Common Stock set forth on Section 6.3(d) of the Disclosure Letter of XBKS, each of which is in the form attached as Exhibit 6.3(d) hereof, shall be in full force and effect upon the Effective Time.
ARTICLE 7
termination
Section 7.1   Termination.
This Agreement may be terminated and the Merger and the other transactions contemplated hereby abandoned at any time before the Effective Time, whether before or after the approval of the Merger by the shareholders of UBSH or XBKS, as provided below:
(a) By the mutual consent in writing of UBSH and XBKS;
(b) By either UBSH or XBKS, evidenced by written notice, if the Merger has not been consummated by March 31, 2018, provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Effective Time to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;
(c) By either UBSH or XBKS in the event any Regulatory Approval required to be obtained pursuant to Section 6.1(b) has been denied by the relevant Governmental Authority and such denial has become final and nonappealable or any Governmental Authority of competent jurisdiction shall have issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, unless the denial of such regulatory approval shall be due to, or materially contributed to by, the fault of the party seeking to terminate this Agreement to perform or observe the covenants or agreements of such party set forth in this Agreement;
(d) By either UBSH or XBKS (provided that the terminating party is not then in material breach of any representation or warranty contained in this Agreement or in material breach of any covenant or agreement contained in this Agreement) in the event of a breach or inaccuracy of any representation, warranty or obligation of the other party contained in this Agreement which is not cured within thirty (30) days after the giving of written notice to the breaching party or by its nature cannot be cured within such time period and which breach or inaccuracy would provide the terminating party the ability to refuse to consummate the Merger under Section 6.2(a) and (b) in the case of UBSH and Section 6.3(a) and (b) in the case of XBKS;
(e) By UBSH, at any time prior to the XBKS Shareholder Approval, (i) if XBKS has failed to make the XBKS Board Recommendation, (ii) upon a Change in XBKS Recommendation or upon XBKS’s approval, adoption, endorsement or recommendation of any Acquisition Proposal or (iii) if XBKS has failed to comply in all material respects with its obligations under Section 5.4(b) and Section 5.5;

(f) By either UBSH or XBKS, if the XBKS Shareholder Approval shall not have been obtained at the XBKS Shareholders Meeting;
(g) By XBKS, at any time prior to the UBSH Shareholder Approval, (i) if UBSH has failed to make the UBSH Board Recommendation, (ii) upon a Change in UBSH Recommendation or upon UBSH’s approval, adoption, endorsement or recommendation of any Acquisition Proposal or (iii) if UBSH has failed to comply in all material respects with its obligations under Section 5.4(a) and Section 5.5;
(h) By either XBKS or UBSH, if the UBSH Shareholder Approval shall not have been obtained at the UBSH Shareholders Meeting;
(i) By UBSH if the Board of Directors of UBSH determines to enter into a definitive agreement to accept a Superior Proposal in accordance with Section 5.5(f), provided that UBSH pays to XBKS the Termination Fee simultaneously with such termination pursuant to Section 7.4(c); or
(j) By XBKS if the Board of Directors of XBKS determines to enter into a definitive agreement to accept a Superior Proposal in accordance with Section 5.5(f), provided that XBKS pays to UBSH the Termination Fee simultaneously with such termination pursuant to Section 7.4(b).
Section 7.2   Effect of Termination.
In the event of termination of this Agreement by either party as provided in Section 7.1, none of UBSH, XBKS, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability hereunder or in connection with the transactions contemplated hereby, except that (i) Section 5.2(c) (Confidentiality), Section 5.7 (Public Announcements), Section 7.1 (Termination), Section 7.2 (Effect of Termination), Section 7.4 (Termination Fee) and Article 8 (General Provisions) shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary in this Agreement, termination will not relieve a breaching party from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.
Section 7.3   Non-Survival of Representations, Warranties and Covenants.
None of the representations, warranties, covenants or agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement and the XBKS Voting Agreements, all of which shall survive in accordance with their respective terms) shall survive the Effective Time, except for Sections 5.9, 5.11 and 5.12 for any other covenant and agreement contained in this Agreement that by its terms applies or is to be performed in whole or in part after the Effective Time.
Section 7.4   Termination Fee.
(a) In the event that (i) an Acquisition Proposal with respect to XBKS shall have been communicated to or otherwise made known to the shareholders, senior management or Board of Directors of XBKS, or any person or entity shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to XBKS after the date of this Agreement, (ii) thereafter this Agreement is terminated (A) by XBKS or UBSH pursuant to Section 7.1(b) (unless the condition set forth in Section 6.1(b) has not been satisfied on or before March 31, 2018), (B) by UBSH pursuant to Section 7.1(d) or (C) by UBSH or XBKS pursuant to Section 7.1(f) and (iii) prior to the date that is twelve (12) months after the date of such termination XBKS enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then XBKS shall, on the earlier of the date it enters into such definitive agreement or the date of consummation of such transaction, pay UBSH a fee equal to $26,500,000 (the “Termination Fee”) by wire transfer of immediately available funds to the account or accounts designated by UBSH.
(b) In the event this Agreement is terminated by UBSH pursuant to Section 7.1(e) or by XBKS pursuant to Section 7.1(j), then XBKS shall, on the date of termination, pay UBSH the Termination Fee by wire transfer of immediately available funds to the account or accounts designated by UBSH.

(c) In the event this Agreement is terminated by XBKS pursuant to Section 7.1(g) or by UBSH pursuant to Section 7.1(i), then UBSH shall, on the date of termination, pay XBKS the Termination Fee by wire transfer of immediately available funds to the account or accounts designated by XBKS.
(d) Each of UBSH and XBKS acknowledges that the agreements contained in this Section 7.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, UBSH and XBKS, respectively, would not enter into this Agreement. Accordingly, if UBSH or XBKS, as applicable, fails promptly to pay the amount due pursuant to this Section 7.4, and, in order to obtain such payment, UBSH or XBKS, as applicable, commences a suit which results in a judgment against the other party for the fee set forth in this Section 7.4, UBSH or XBKS, as applicable, shall pay to the other party its fees and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.
(e) Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages arising out of the other party’s willful and material breach of any provision of this Agreement, in the event that this Agreement is terminated as provided in Section 7.1, the maximum aggregate amount of monetary fees, liabilities or damages payable by a single party under this Agreement shall be equal to the Termination Fee, and neither party shall be obligated to pay the Termination Fee on more than one occasion.
Section 7.5   Expenses.
Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC and other Governmental Authorities in connection with the Merger shall be borne equally by UBSH and XBKS.
ARTICLE 8
general provisions
Section 8.1   Entire Agreement.
This Agreement, including the Disclosure Letters and Exhibits, contains the entire agreement between UBSH and XBKS with respect to the Merger and the related transactions and supersedes all prior arrangements or understandings with respect thereto.
Section 8.2   Waiver and Amendment.
Any term or provision of this Agreement may be waived in writing at any time by the party that is, or whose shareholders are, entitled to the benefits thereof, and this Agreement may be amended or supplemented by a written instrument duly executed by the parties hereto at any time, whether before or after the later of the date of the UBSH Shareholders Meeting or the XBKS Shareholders Meeting, except statutory requirements and requisite approvals of shareholders and Regulatory Approvals.
Section 8.3   Governing Law.
This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia without regard to the conflict of law principles thereof. The parties hereby consent and submit to the exclusive jurisdiction and venue of any state or federal court located in the Commonwealth of Virginia.

Section 8.4   Notices.
All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given (i) when personally delivered or facsimile transmitted (with confirmation), or (ii) on the third business day after being mailed by registered or certified mail (return receipt requested) to the persons and addresses set forth below or such other place as such party may specify by notice.
If to UBSH:
John C. Asbury
President and Chief Executive Officer
Union Bankshares Corporation
1051 East Cary Street, Suite 1200
Richmond, Virginia 23219
Fax: (804) 343-9790
with a copy to:
Jacob A. Lutz, III
R. Mason Bayler Jr.
Troutman Sanders LLP
Troutman Sanders Building
1001 Haxall Point
Richmond, Virginia 23219
Fax: (804) 698-6014
If to XBKS:
T. Gaylon Layfield, III
Xenith Bankshares, Inc.
One James Center, 901 E. Cary Street
Suite 1700
Richmond, Virginia 23219
Fax: (804) 433-2194
with a copy to:
T. Justin Moore, III
Brian L. Hager
Hunton & Williams LLP
951 East Byrd Street
Richmond, Virginia 23219
Fax: (804) 788-8218
Section 8.5   Counterparts; Facsimile Signature.
This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement. This Agreement may be executed by facsimile signature or other electronic transmission signature and such signature shall constitute an original for all purposes.
Section 8.6   Assignment; Third Party Beneficiaries.
Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided, including without limitation Sections 5.8, 5.10 and 5.11, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability (but specifically excluding the obligations set forth in Sections 5.8, 5.10 and 5.11) to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 8.7   Specific Performance.
The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof  (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.
Section 8.8   Waiver of Jury Trial.
Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) it understands and has considered the implications of this waiver and (ii) it makes this waiver voluntarily.
Section 8.9   Severability.
In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.
[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seals to be affixed hereto, all as of the date first written above.
UNION BANKSHARES CORPORATION,
By:	/s/ John C. Asbury
John C. Asbury
President and Chief Executive Officer

XENITH BANKSHARES, INC.
By:	/s/ T. Gaylon Layfield, III
T. Gaylon Layfield, III
Chief Executive Officer

Exhibit 1.1
Form of Plan of Merger
See attached.

EXHIBIT 1.1
PLAN OF MERGER
merging
XENITH BANKSHARES, INC.,
a Virginia corporation
with and into
UNION BANKSHARES CORPORATION,
a Virginia corporation
ARTICLE 1
Terms of the Merger
1.1
The Merger.

Xenith Bankshares, Inc., a Virginia corporation (“XBKS”), shall, at the time of issuance of the Certificate of Merger by the State Corporation Commission (the “SCC”) of the Commonwealth of Virginia (or at such later time as may be specified in the Articles of Merger filed with the SCC) (such time being referred to herein as the “Effective Time”), be merged (the “Merger”) with and into Union Bankshares Corporation, a Virginia corporation (“UBSH”). UBSH shall be the surviving corporation (the “Continuing Corporation”) in the Merger and shall continue its corporate existence under the laws of the Commonwealth of Virginia, and the separate corporate existence of XBKS shall terminate.
1.2
Effects of the Merger.

At the Effective Time, the Merger shall have the effects set forth in Section 13.1-721 of the Virginia Stock Corporation Act (the “VSCA”). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of XBKS and UBSH shall be vested in the Continuing Corporation, and all debts, liabilities and duties of XBKS and UBSH shall be the debts, liabilities and duties of the Continuing Corporation.
ARTICLE 2
Merger Consideration; Exchange Procedures
2.1
Manner and Basis of Converting Shares.

At the Effective Time, by virtue of the Merger and without any action on the part of UBSH or XBKS or the holder of any of the following securities:
(a) Each share of common stock, par value $1.33 per share, of UBSH (“UBSH Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Continuing Corporation and shall not be affected by the Merger.
(b) All shares of common stock, par value $0.01 per share, of XBKS (“XBKS Common Stock”) issued and outstanding immediately prior to the Effective Time that are owned, directly or indirectly, by UBSH or XBKS (other than shares of XBKS Common Stock held in trust accounts (including grantor or rabbi trust accounts), managed accounts and similar accounts, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties) (any such shares, the “XBKS Cancelled Shares”) shall no longer be outstanding, shall automatically be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.
(c) Each share of XBKS Common Stock, except for XBKS Cancelled Shares, issued and outstanding immediately prior to the Effective Time will cease to be outstanding and will be converted automatically into and exchanged for the right to receive 0.9354 shares (the “Exchange Ratio”) of validly issued, fully paid and nonassessable shares of common stock, par value $1.33 per share, of the Continuing Corporation (“Continuing Corporation Common Stock”) (with respect to a given share of XBKS Common Stock,
Ex.1.1-1

together with any cash in lieu of fractional shares of Continuing Corporation Common Stock to be paid pursuant to Section 2.6, the “Merger Consideration”) it being understood that upon the Effective Time, pursuant to Section 2.1(a), UBSH Common Stock, including the shares issued to former holders of XBKS Common Stock, shall be the Continuing Corporation Common Stock.
(d) If, between the date hereof and the Effective Time, the outstanding shares of UBSH Common Stock or XBKS Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, stock dividend, stock split, reverse stock split or similar change in capitalization, appropriate and proportionate adjustments shall be made to the Exchange Ratio, and any other amounts payable pursuant to this Plan of Merger.
2.2
Exchange Procedures.

(a) Appointment of Exchange Agent.    Prior to the Effective Time, UBSH shall appoint an exchange and paying agent reasonably acceptable to XBKS (the “Exchange Agent”) for the payment and exchange of the Merger Consideration.
(b) At or prior to the Effective Time, UBSH shall for the benefit of holders of shares of XBKS Common Stock and the holders of XBKS Stock Options, XBKS Restricted Stock Awards, XBKS RSU Awards and the XBKS Warrants (each as defined herein and collectively, “XBKS Equity Awards”) and for exchange in accordance with this Article 2, (i) deposit, or cause to be deposited, with the Exchange Agent an amount of cash sufficient to pay (A) the cash payable in lieu of fractional shares of Continuing Corporation Common Stock and (B) the cash payable with respect to the XBKS Equity Awards (such cash deposited pursuant to this clause (i), the “Exchange Fund”), and (ii) evidence of shares in book-entry form, representing the shares of the Continuing Corporation Common Stock to be issued and paid pursuant to this Article 2.
(c) Letter of Transmittal.    UBSH shall prepare appropriate and customary transmittal materials on which UBSH and XBKS shall mutually agree (the “Letter of Transmittal”). The Letter of Transmittal shall specify that delivery of the Letter of Transmittal and, as applicable, title and risk of loss with respect to (i) an outstanding Certificate or outstanding Certificates that immediately prior to the Effective Time represent outstanding shares of XBKS Common Stock (the “Certificates”), and (ii) uncertificated shares of XBKS Common Stock represented by book-entry (“Book-Entry Shares”), in each case other than XBKS Cancelled Shares, shall be effected only upon proper delivery of the completed Letter of Transmittal and, as applicable and subject to Section 2.3(d), the surrender of the Certificates or Book-Entry Shares to the Exchange Agent. UBSH shall make available and mail the Letter of Transmittal not more than five (5) business days after the Effective Time to all persons who were record holders of shares of XBKS Common Stock immediately prior to the Effective Time, and use its reasonable best efforts to make the Letter of Transmittal available to any such shareholder who requests such Letter of Transmittal.
2.3
Exchange of Shares.

(a) Each holder of an outstanding share of XBKS Common Stock who has properly surrendered such Certificates or Book-Entry Shares to the Exchange Agent (or has complied with Section 2.3(d), together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto and such other documentation as the Exchange Agent and UBSH may reasonably require, shall be entitled to receive the Merger Consideration with respect to such share of XBKS Common Stock in accordance with Section 2.3(b).
(b) Whenever a holder of an outstanding share of XBKS Common Stock shall become entitled to receive the Merger Consideration pursuant to Section 2.3(a), in addition to the rights of such holder set forth in Section 2.4, any such holder shall be entitled to receive:
(i) evidence of issuance in book-entry form the number of whole shares of Continuing Corporation Common Stock into which the aggregate number of shares of XBKS Common Stock previously represented by such Certificates or Book-Entry Shares surrendered shall have been converted pursuant to this Plan of Merger; and
Ex.1.1-2

(ii) the amount of cash, if any, into which the aggregate number of shares of XBKS Common Stock previously represented by such Certificates or Book-Entry Shares surrendered shall have been converted pursuant to Section 2.6 of this Plan of Merger.
For the avoidance of doubt, the Exchange Agent shall not be obligated to deliver the Merger Consideration to which any holder of XBKS Common Stock is entitled as a result of the Merger until such holder surrenders his, her or its Certificates or Book-Entry Shares, or otherwise complies with Section 2.3(d), for exchange as provided in Section 2.3(a). Whenever a holder of an outstanding share of XBKS Common Stock shall become entitled to receive any Merger Consideration, the Continuing Corporation shall use its reasonable best efforts to cause the Exchange Agent to deliver such Merger Consideration to such holder within two (2) business days thereafter.
(c) Abandoned Property.    Any other provision of this Plan of Merger notwithstanding, neither the Continuing Corporation nor the Exchange Agent shall be liable to a holder of XBKS Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property law.
(d) Lost Certificates.    A holder of XBKS Common Stock whose Certificates have been lost, destroyed, stolen or are otherwise missing shall be entitled to receive its portion of the Merger Consideration and dividends or distributions to which such shareholder shall be entitled, if any, upon compliance with reasonable conditions imposed by the Continuing Corporation and the Exchange Agent pursuant to applicable law and as required in accordance with the Continuing Corporation’s and the Exchange Agent’s standard policy (including the requirement that the shareholder furnish an affidavit of lost certificate, surety bond or other customary indemnity).
(e) Exchange Fund.    The Exchange Agent shall invest any cash included in the Exchange Fund as directed by the Continuing Corporation; provided, that no such investment or losses thereon shall affect the Merger Consideration, and the Continuing Corporation shall promptly provide additional funds to the Exchange Agent for the benefit of holders of XBKS Common Stock or XBKS Equity Awards in the amount of any such losses to the extent necessary for payment of the cash portion of the Merger Consideration. Any interest or other income resulting from such investments shall be paid to the Continuing Corporation or as directed by the Continuing Corporation. Any portion of the Exchange Fund (and any interest or other income earned thereon) that remains unclaimed by the former holders of XBKS Common Stock or XBKS Equity Awards for twelve (12) months after the Effective Time shall, to the extent permitted by law, be paid to the Continuing Corporation. Any former holder of XBKS Common Stock who has not theretofore complied with this Article 2 shall thereafter look only to the Continuing Corporation for payment of the Merger Consideration and any unpaid dividends and distributions on Continuing Corporation Common Stock deliverable in respect of each former share of XBKS Common Stock such shareholder holds as determined pursuant to this Plan of Merger, in each case, without any interest thereon.
(f) Rounding.    All dollar amounts payable to any registered holder of XBKS Common Stock pursuant to this Article 2 shall be rounded to the nearest whole cent (with one-half cent being rounded upward), based on the aggregate amount payable for all shares of XBKS Common Stock registered in such shareholder’s name.
2.4
Rights of Former Holders of XBKS Common Stock.

At the Effective Time, the stock transfer books of XBKS shall be closed as to holders of XBKS Common Stock, and no transfer of XBKS Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 2.3(a), each Book-Entry Share or Certificate shall from and after the Effective Time represent for all purposes only the right to receive the applicable portion of the Merger Consideration in exchange therefor. To the extent permitted by law, former holders of record of XBKS Common Stock shall be entitled to vote after the Effective Time at any meeting of Continuing Corporation shareholders the number of whole shares of Continuing Corporation Common Stock into which their respective shares of XBKS Common Stock are converted, regardless of whether such holders have surrendered their Book-Entry Shares or Certificates for exchange as provided in Section 2.3(a), but beginning thirty (30) days after the Effective Time, no such
Ex.1.1-3

holder shall be entitled to vote on any matter until such holder surrenders such Certificate or Book-Entry Share for exchange as provided in Section 2.3(a). Whenever a dividend or other distribution is declared by the Continuing Corporation on Continuing Corporation Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Plan of Merger, but no dividend or other distribution payable to the holders of record of XBKS Common Stock, if any, as of any time subsequent to the Effective Time shall be delivered to the holder of any Book-Entry Share or Certificate issued and outstanding at the Effective Time until such holder surrenders such Book-Entry Share or Certificate for exchange as provided in Section 2.3(a). However, upon surrender of such Book-Entry Share or Certificate representing XBKS Common Stock, the Merger Consideration, together with all such undelivered dividends or other distributions without interest, shall be delivered and paid with respect to each Book-Entry Share or other share represented by such Certificate.
2.5
XBKS Stock Options and Other Equity-Based Awards.

(a) At the Effective Time, each option to purchase shares of XBKS Common Stock (an “XBKS Stock Option”) granted under any equity or equity-based compensation plans maintained by XBKS under which awards are currently outstanding or any awards may be made thereunder (collectively, a “XBKS Stock Plan”), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time shall cease, at the Effective Time, to represent a right to acquire XBKS Common Stock and shall be automatically converted at the Effective Time without any action on the part of the holder thereof into the right to receive a cash payment in an amount equal to the product of  (i) the difference between (A) the product of the average of the closing sale prices of UBSH Common Stock on the NASDAQ Global Select Market for the ten (10) full trading days ending on the trading day immediately preceding (but not including) the Effective Time and the Exchange Ratio (the “Conversion Price”) and (b) the per share exercise price of the XBKS Stock Option immediately prior to the Effective Time, and (B) the number of shares of XBKS Common Stock subject to such XBKS Stock Option, subject to any applicable withholdings authorized by Section 2.8. If the exercise price of an XBKS Stock Option immediately prior to the Effective Time is greater than the Conversion Price, then at the Effective Time such XBKS Stock Option shall be cancelled without any payment made in exchange therefor.
(b) At the Effective Time, each restricted stock award granted under an XBKS Stock Plan, which is unvested or contingent and outstanding immediately prior to the Effective Time (an “XBKS Restricted Stock Award”), shall vest fully and shall be converted into the right to receive the Merger Consideration payable pursuant to this Plan of Merger in respect of each share of XBKS Common Stock underlying such XBKS Restricted Stock Award, and the shares of XBKS Common Stock subject to such XBKS Restricted Stock Award will be treated in the same manner as all other shares of XBKS Common Stock for such purposes.
(c) At the Effective Time, each restricted stock unit award in respect of shares of XBKS Common Stock that is outstanding and unsettled, unvested or contingent immediately prior to the Effective Time (a “XBKS RSU Award”) shall vest fully and shall be converted into the right to receive, without interest, the Merger Consideration payable pursuant to this Plan of Merger in respect of each share of XBKS Common Stock underlying such XBKS RSU Award.
2.6
No Fractional Shares.

Each holder of shares of XBKS Common Stock exchanged pursuant to the Merger which would otherwise have been entitled to receive a fraction of a share of Continuing Corporation Common Stock shall receive, in lieu thereof, cash (without interest and rounded to the nearest cent) in an amount equal to such fractional part of a share of Continuing Corporation Common Stock multiplied by the product of (i) the average of the closing sale prices of UBSH Common Stock on the NASDAQ Global Select Market for the ten (10) full trading days ending on the trading day immediately preceding (but not including) the Effective Time and (ii) the Exchange Ratio.
Ex.1.1-4

2.7
XBKS Warrants.

(a) At the Effective Time, each warrant to purchase shares of XBKS Common Stock (an “XBKS Warrant”) that is outstanding and unexercised immediately prior to the Effective Time shall cease, at the Effective Time, to represent a right to acquire XBKS Common Stock and shall be automatically converted at the Effective Time without any action on the part of the holder thereof into the right to purchase shares of Continuing Corporation Common Stock upon exercise of such XBKS Warrant, with the exercise price of each share of Continuing Corporation Common Stock subject to such XBKS Warrant and the number of shares of Continuing Corporation Common Stock subject to such XBKS Warrant determined as provided below:
(i) the number of shares of Continuing Corporation Common Stock to be subject to the XBKS Warrant shall be equal to the product of the number of shares of XBKS Common Stock subject to the XBKS Warrant immediately prior to the Effective Time and the Exchange Ratio, provided that any fractional shares of Continuing Corporation Common Stock resulting from such multiplication shall be rounded down to the nearest whole share; and
(ii) the exercise price per share of Continuing Corporation Common Stock under the XBKS Warrant shall be equal to the exercise price per share of Continuing Corporation Common Stock under the XBKS Warrant immediately prior to the Effective Time divided by the Exchange Ratio, provided that if the exercise price resulting from such division includes a fractional cent, the exercise price shall be rounded up to the nearest cent.
2.8
Withholding Rights.

The Exchange Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Plan of Merger to any person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, or any provision of state, local or foreign Tax (as defined in the Agreement) law. The Continuing Corporation will be entitled to deduct and withhold from any amounts payable by it pursuant to Article 2 of this Plan of Merger to any person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Authority by the Exchange Agent or by the Continuing Corporation, such amounts withheld will be treated for all purposes of this Plan of Merger as having been paid to such person in respect of which such deduction and withholding was made by the Exchange Agent or the Continuing Corporation, respectively.
2.9
Appraisal Rights.

In accordance with Section 13.1-730 of the VSCA, no appraisal rights shall be available to the holders of XBKS Common Stock in connection with the Merger or any other transactions contemplated by the Merger Agreement.
ARTICLE 3
Articles of Incorporation and Bylaws of the Continuing Corporation
As of the Effective Time, the Articles of Incorporation and Bylaws of UBSH, as in effect immediately prior to the Effective Time, will be the Articles of Incorporation and Bylaws of the Continuing Corporation until thereafter amended in accordance with the provisions thereof and applicable law.
Ex.1.1-5

ARTICLE 4
Amendment
This Plan of Merger may be amended by the Board of Directors of UBSH and XBKS at any time prior to the Effective Time, whether before or after receipt of the XBKS Shareholder Approval (as defined in the Agreement and Plan of Reorganization dated May __, 2017 by and between UBSH and XBKS (the “Agreement”)) and the UBSH Shareholder Approval (as defined in the Agreement), provided, however, that after either such approval has been obtained, there shall be made no amendment that by applicable law would require further approval by the holders of UBSH Common Stock or XBKS Common Stock, including to effect any of the changes listed in Section 13.1-716E of the VSCA.
ARTICLE 5
Abandonment
At any time prior to the Effective Time, the Merger may be abandoned, subject to the terms of the Agreement, without further shareholder action in the manner determined by the Boards of Directors of UBSH and XBKS. Written notice of such abandonment shall be filed with the SCC prior to the Effective Time.
Ex.1.1-6

Exhibit 1.5(a)
AGREEMENT AND PLAN OF MERGER OF
Xenith Bank
WITH AND INTO
Union Bank & Trust
This Agreement and Plan of Merger (this “Bank Merger Agreement”), dated as of  [•], is by and between Union Bank and Trust, Richmond, Virginia (“Union Bank”) and Xenith Bank, Richmond, Virginia (“Xenith Bank”). All capitalized terms used herein but not defined herein shall have the respective meanings assigned to them in the Agreement and Plan of Reorganization (the “Parent Merger Agreement”), dated as of May [•], 2017, between Union Bankshares Corporation (“UBSH”) and Xenith Bankshares, Inc. (“XBKS”).
WHEREAS, Xenith Bank is a Virginia chartered banking corporation and a wholly owned subsidiary of XBKS with its principal office at 901 E. Cary Street, Richmond, Virginia 23219, with an authorized capitalization of 40,000,000 shares of common stock, par value $0.0625 per share (“Xenith Bank Capital Stock”), of which 1 share is issued and outstanding; and
WHEREAS, Union Bank is a Virginia chartered banking corporation and a wholly owned subsidiary of UBSH with its principal office at 1051 East Cary Street, Richmond, Virginia 23219, with an authorized capitalization of  [•] shares of common stock, par value $[•] per share, of which [•] shares are issued and outstanding; and
WHEREAS, UBSH and XBKS have entered into the Parent Merger Agreement, pursuant to which XBKS will merge with and into UBSH, with UBSH surviving (the “Parent Merger”); and
WHEREAS, Union Bank and Xenith Bank desire to merge on the terms and conditions herein provided following the Effective Time of the Parent Merger, and each of the Boards of Directors of Union Bank and Xenith Bank has determined that the Bank Merger (as defined herein) is in the best interests of its respective bank, has approved the Bank Merger and has authorized its respective bank to enter into this Bank Merger Agreement and adopt the Plan of Merger in substantially the form attached hereto as Exhibit A (the “Plan of Merger”).
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:
1. The Bank Merger.    Subject to the terms and conditions of the Parent Merger Agreement and this Bank Merger Agreement, at the Effective Time (as defined herein), Xenith Bank shall merge with and into Union Bank pursuant to the Plan of Merger (the “Bank Merger”) under the laws of the Commonwealth of Virginia and with the effect set forth in Section 6.2-822C of the Virginia Banking Act and Section 13.1-721 of the Virginia Stock Corporation Act (the “VSCA”). Union Bank shall be the surviving bank of the Bank Merger (the “Surviving Bank”) pursuant to Section 6.2-822 of the Virginia Banking Act. The parties shall file Articles of Merger meeting the requirements of Section 13.1-720 of the VSCA (the “Articles of Merger”) with the Virginia State Corporation Commission (the “SCC”).
2. Effects of the Bank Merger.    Upon consummation of the Bank Merger, and in addition to the effects set forth in Section 6.2-822C of the Virginia Banking Act and Section 13.1-721 of the VSCA and the provisions of other applicable law:
(i) The separate existence of Xenith Bank shall cease, and the Surviving Bank shall continue its existence under the laws of the Commonwealth of Virginia as a Virginia-chartered banking corporation. At the Effective Time, the Surviving Bank shall be considered the same business and corporate entity as Xenith Bank and Union Bank with all the rights, powers and duties of each of Xenith Bank and Union Bank[; provided, however, that the Surviving Bank shall not, through the Bank Merger, acquire power to engage in any business or to exercise any right, privilege or franchise which is not conferred on the Surviving Bank by the Virginia Code or applicable regulations];
Ex.1.5(a)-1

(ii) All assets, interests, rights and appointments of Xenith Bank and Union Bank as they exist immediately prior to the Effective Time (as defined herein) shall pass to and vest in the Surviving Bank without any conveyance or other transfer; and
(iii) The Surviving Bank shall be responsible for all the liabilities and obligations of every kind and description of Xenith Bank and Union Bank.
3. Closing; Effective Time.    The closing of the Bank Merger will take place immediately following the Parent Merger or at such other time and date following the Effective Time as UBSH may determine in its sole discretion (but subject in all respects to Section 1.5 of the Parent Merger Agreement), but in no case prior to the date on which all of the conditions precedent to the consummation of the Bank Merger specified in this Bank Merger Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof, at such place as is agreed by Xenith Bank and Union Bank. Subject to applicable law, the Bank Merger shall become effective (such date and time, the “Bank Effective Time”) upon the issuance of a certificate of merger by the Virginia State Corporation Commission (the “SCC”), or at such later time as may be specified by mutual agreement of the parties in the certificate of merger issued by the SCC.
4. Articles of Incorporation; Bylaws.    The articles of incorporation and bylaws of Union Bank in effect immediately prior to the Bank Effective Time shall be the articles of incorporation and bylaws of the Surviving Bank, in each case until altered, amended or repealed in accordance with their terms and applicable law.
5. Corporate Title; Offices.    The name of the Surviving Bank shall be “Union Bank and Trust.” The business of the Surviving Bank shall be that of a Virginia chartered banking corporation. The headquarters and principal executive offices of the Surviving Bank shall be in Richmond, Virginia. The business of the Surviving Bank shall be conducted at such headquarters and principal executive offices, at all duly authorized and operating branches of Union Bank and Xenith Bank as of the Bank Effective Time, and at all other offices and facilities of Union Bank and Xenith Bank established as of the Bank Effective Time.
6. Directors and Executive Officers.    The directors of the Surviving Bank shall be as set forth in the Parent Merger Agreement, and as applicable shall serve the terms set forth in the Parent Merger Agreement. The officers of Union Bank immediately prior to the Bank Effective Time shall constitute the offers of the Surviving Bank immediately following the Bank Effective Time. All officers of the Surviving Bank shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined by the Board of Directors of the of the Surviving Bank or an appropriately authorized committee thereof.
7. Effect on Shares of Capital Stock.    Each share of Union Bank common stock issued and outstanding immediately prior to the Bank Effective Time shall be unaffected by the Bank Merger and shall remain issued and outstanding. At the Bank Effective Time, by virtue of the Bank Merger and without any action on the part of any holder of any capital stock of Xenith Bank, each share of Xenith Bank capital stock issued and outstanding prior to the Bank Merger shall be automatically cancelled and no cash, new shares of capital stock, or other property shall be delivered in exchange therefor. At and after the Bank Effective Time, certificates evidencing shares of Xenith Bank Capital Stock shall not evidence any interest in Xenith Bank or the Surviving Bank. The stock transfer book of Xenith Bank shall be closed as of the Bank Effective Time and, thereafter, no transfer of any shares of Xenith Bank capital stock shall be recorded therein.
8. Conditions Precedent.    The Bank Merger and the obligations of the parties under this Bank Merger Agreement, including to consummate the Bank Merger, shall be subject to the fulfillment or written waiver of each of the following conditions prior to the Bank Effective Time:
(i) This Bank Merger Agreement has been approved by UBSH as the sole shareholder of Union Bank and XBKS as the sole shareholder of Xenith Bank at meetings of shareholders duly called and held or by written consent or consents in lieu thereof;
Ex.1.5(a)-2

(ii) Approvals of the Bank Merger shall have been obtained from the SCC, including the Bureau of Financial Institutions, and the Board of Governors of the Federal Reserve System (including any Federal Reserve Bank acting pursuant to delegated authority), and shall be in full force and effect, and all related waiting periods shall have expired, and all material consents, approvals, permissions and authorizations of, filings and registrations with, and notifications to, all governmental authorities required for consummation of the Bank Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired;
(iii) The Parent Merger shall have been consummated in accordance with the terms of the Parent Merger Agreement at or before the Bank Effective Time; and
(iv) No jurisdiction or governmental authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Bank Merger.
9. Covenants.    From the date of this Bank Merger Agreement to the Bank Effective Time, Union Bank and Xenith Bank agree to use all reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Bank Merger Agreement. Without limiting the generality of the foregoing, Union Bank and Xenith Bank shall proceed expeditiously and in accordance with Section 5.6 of the Parent Merger Agreement and cooperate fully in the preparation and submission of such applications or other filings for the Bank Merger with the Board of Governors of the Federal Reserve System (including any Federal Reserve Bank acting pursuant to delegated authority) and the Virginia Bureau of Financial Institutions as may be required by applicable laws and regulations.
10. Additional Actions.    If, at any time after the Bank Effective Time, the Surviving Bank shall determine that any further assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its rights, title or interest in, to or under any of the rights, properties or assets of Xenith Bank acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Bank Merger, or (b) otherwise carry out the purposes of this Bank Merger Agreement, Xenith Bank and its proper officers and directors shall be deemed to have granted to the Surviving Bank and its proper officers and directors an irrevocable power of attorney to (i) execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and (ii) otherwise to carry out the purposes of this Bank Merger Agreement. The proper officers and directors of the Surviving Bank are fully authorized in the name of Xenith Bank or otherwise to take any and all such action.
11. Authorization; Binding Effect.   Each of the parties hereto represents and warrants that this Bank Merger Agreement has been duly authorized, executed and delivered by such party and, assuming the due authorization, execution and delivery by all other parties to this Bank Merger Agreement, constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.
12. Amendment.   Subject to applicable law, this Bank Merger Agreement may be amended, modified or supplemented only by written agreement of Union Bank and Xenith Bank at any time prior to the Bank Effective Time.
13. Waiver.   Any of the terms or conditions of this Bank Merger Agreement may be waived at any time by whichever of the parties hereto is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such waiving party.
14. Assignment.   This Bank Merger Agreement may not be assigned by either Union Bank or Xenith Bank (whether by operation of law or otherwise) without the prior written consent of the other.
15. Termination.   This Bank Merger Agreement may be terminated by written mutual agreement of Union Bank and Xenith Bank at any time prior to the Bank Effective Time, and in any event shall terminate upon the termination of the Parent Merger Agreement in accordance with its terms.
Ex.1.5(a)-3

16. Governing Law.    This Bank Merger Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia applicable to agreements made and to be performed wholly within such state.
17. Counterparts.    This Bank Merger Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.
[Signature Page Follows.]
Ex.1.5(a)-4

IN WITNESS WHEREOF, each of the parties hereto has caused this Plan of Merger to be executed on its behalf by their duly authorized officers, as of the day and year first above written.
UNION BANK AND TRUST
By:
Name:
Title:
XENITH BANK
By:
Name:
Title:

[Signature Page to Bank Merger Agreement]
Ex.1.5(a)-5

APPENDIX B
May 19, 2017
The Board of Directors
Union Bankshares Corporation
1051 Cary Street, Suite 1200
Richmond, VA 23219
Members of the Board:
You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to Union Bankshares Corporation (“Union”) of the Exchange Ratio (as defined below) in the proposed merger (the “Merger”) of Xenith Bankshares Inc. (“Xenith”) with and into Union, pursuant to the Agreement and Plan of Reorganization (the “Agreement”) to be entered into by and between Union and Xenith. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), by virtue of the Merger and without any action on the part of Union, Xenith, the holders of common stock, par value $0.01 per share, of Xenith (“Xenith Common Stock”) or the holders of common stock, par value $1.33 per share, of Union (“Union Common Stock”), each share of Xenith Common Stock (except for “XBKS Cancelled Shares” (as defined in the Agreement)) issued and outstanding immediately prior to the Effective Time will cease to be outstanding and will be converted automatically into and exchanged for the right to receive 0.9354 shares of Union Common Stock. The ratio of 0.9354 shares of Union Common Stock for one share of Xenith Common Stock is referred to herein as the “Exchange Ratio.” The terms and conditions of the Merger are more fully set forth in the Agreement.
The Agreement further provides that, after the Effective Time, Xenith Bank, Richmond, Virginia, a wholly-owned subsidiary of Xenith, will merge with and into Union Bank & Trust, Richmond, Virginia, a wholly-owned subsidiary of Union (“Union Bank”), with Union Bank as the surviving entity, pursuant to a separate agreement and plan of merger (such transaction, the “Bank Merger”).
KBW has acted as financial advisor to Union and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. Further to certain existing sales and trading relationships of KBW and certain KBW broker-dealer affiliates with Union, as well as certain existing sales and trading relationships of KBW and certain KBW broker-dealer affiliates with Xenith and certain significant stockholders of Xenith and/or their affiliates, and otherwise in the ordinary course of KBW and its affiliates’ broker-dealer businesses, KBW and its affiliates may from time to time purchase securities from, and sell securities to, Union and Xenith, as well as from and to such Xenith stockholders and/or their affiliates. In addition, as a market maker in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Union or Xenith for its and their own respective accounts and for the accounts of its and their respective customers and clients. We have acted exclusively for the board of directors of Union (the “Board”) in rendering this opinion and will receive a fee from Union for our services. A portion of our fee is payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Merger. In addition, Union has agreed to indemnify us for certain liabilities arising out of our engagement.

The Board of Directors — Union Bankshares Corporation
May 19, 2017

Other than in connection with this present engagement, in the past two years KBW has not provided investment banking and financial advisory services to Union. In the past two years, KBW has provided investment banking and financial advisory services to Xenith but did not receive any compensation for such services or enter into any engagement agreement in connection therewith. We may in the future provide investment banking and financial advisory services to Union or Xenith and receive compensation for such services.
In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Union and Xenith and bearing upon the Merger, including among other things, the following: (i) a draft of the Agreement dated May 19, 2017 (the most recent draft made available to us); (ii) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2016 of Union; (iii) the unaudited quarterly financial statements and the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017 of Union; (iv) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2016 of Xenith; (v) the unaudited quarterly financial statements and the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017 of Xenith; (vi) certain regulatory filings of Union and Xenith and their respective subsidiaries, including the quarterly reports on Form FRY-9C and quarterly call reports filed with respect to each quarter during the three year period ended December 31, 2016 and the quarter ended March 31, 2017; (vii) certain other interim reports and other communications of Union and Xenith to their respective stockholders; and (viii) other financial information concerning the respective businesses and operations of Union and Xenith furnished to us by Union and Xenith or which we were otherwise directed to use for purposes of our analysis. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of Union and Xenith; (ii) the assets and liabilities of Union and Xenith; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information of Union and Xenith with similar information for certain other companies, the securities of which are publicly traded; (v) publicly-available consensus “street estimates” of Xenith, as well as assumed Xenith long-term growth rates provided to us by Union management, all of which information was discussed with us by such management and used and relied upon by us at the direction of Union management and with the consent of the Board; (vi) the publicly available consensus “street estimates” of Union, as well as assumed Union long-term growth rates provided to us by Union management, all of which information was discussed with us by such management and used and relied upon by us at the direction of such management and with the consent of the Board; (vii) estimates regarding certain pro forma financial effects of the Merger on Union (including without limitation the cost savings and related expenses expected to result or be derived from the Merger) that were prepared by Union management, provided to and discussed with us by such management, and used and relied upon by us at the direction of such management and with the consent of the Board; and (viii) information regarding the deferred tax assets of Xenith (including without limitation estimates regarding the projected utilization of net operating loss carryforwards) that was provided to and discussed with us by Union management, and used and relied upon by us at the direction of such management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions that were held by the managements of Union and Xenith regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry.
Keefe, Bruyette & Woods, A Stifel Company

The Board of Directors — Union Bankshares Corporation
May 19, 2017

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of Union as to the reasonableness and achievability of the publicly available consensus “street estimates” of Union and Xenith (and the assumed long-term growth rates of Union and Xenith) referred to above that were provided to or otherwise discussed with us by such management, and that in each case we were directed by such management to use. We have further relied upon Union management as to the reasonableness and achievability of the estimates regarding certain pro forma financial effects of the Merger on Union (including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger) and the projected utilization of net operating loss carryforwards of Xenith referred to above. We have assumed, at the direction of Union, that all of the foregoing information was reasonably prepared and represents, or in the case of both the Union publicly available consensus “street estimates” and the Xenith publicly available consensus “street estimates” referred to above that they are both consistent with, the best currently available estimates and judgments of Union management, and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated.
It is understood that the portion of the foregoing financial information of Union and Xenith that was provided to us was not prepared with the expectation of public disclosure, that all of the foregoing financial information, including the publicly available consensus “street estimates” of Union and Xenith referred to above, is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in all of such information. We have assumed, based on discussions with the respective managements of Union and Xenith and with the consent of the Board, that all such information provides a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.
Keefe, Bruyette & Woods, A Stifel Company

The Board of Directors — Union Bankshares Corporation
May 19, 2017

We also have assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Union or Xenith since the date of the last financial statements of each such entity that were made available to us and that we were directed to use. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for each of Union and Xenith are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Union or Xenith, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of Union or Xenith under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, we assume no responsibility or liability for their accuracy.
We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transactions (including the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft version reviewed) with no adjustments to the Exchange Ratio and with no other consideration or payments in respect of the Xenith Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement or any of the related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transaction (including the Bank Merger) and that all conditions to the completion of the Merger and any related transaction (including the Bank Merger) will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transactions (including the Bank Merger), no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Union, Xenith or the pro forma entity or the contemplated benefits of the Merger, including without limitation the cost savings and related expenses expected to result or be derived from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of Union that Union has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Union, Xenith, the Merger and any related transaction (including the Bank Merger), and the Agreement. KBW has not provided advice with respect to any such matters.
Keefe, Bruyette & Woods, A Stifel Company

The Board of Directors — Union Bankshares Corporation
May 19, 2017

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Exchange Ratio in the Merger to Union. We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction (including the Bank Merger), including without limitation, the form or structure of the Merger or any such related transaction, any consequences of the Merger to Union, its stockholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, retention, consulting, voting, support, cooperation, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger, any such related transaction, or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. For purposes of our analyses, we have not incorporated recently-announced proposed changes to United States tax laws regarding corporate tax rates. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of Union to engage in the Merger or enter into the Agreement, (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Union or the Board, (iii) any business, operational or other plans with respect to Xenith or the pro forma entity that may be currently contemplated by Union or the Board or that may be implemented by Union or the Board subsequent to the closing of the Merger, (iv) the fairness of the amount or nature of any compensation to any of Union’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of Union Common Stock or relative to the Exchange Ratio, (v) the effect of the Merger or any related transaction (including the Bank Merger) on, or the fairness of the consideration to be received by, holders of any class of securities of Union, Xenith or any other party to any transaction contemplated by the Agreement, (vi) the actual value of Union Common Stock to be issued in connection with the Merger, (vii) the prices, trading range or volume at which Union Common Stock or Xenith Common Stock will trade following the public announcement of the Merger or the prices, trading range or volume at which Union Common Stock will trade following the consummation of the Merger, (viii) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement, or (ix) any legal, regulatory, accounting, tax or similar matters relating to Union, Xenith, any of their respective stockholders, or relating to or arising out of or as a consequence of the Merger or any other related transaction (including the Bank Merger), including whether or not the Merger will qualify as a tax-free reorganization for United States federal income tax purposes.
This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger or to any holder of Union Common Stock or any stockholder of any other entity as to how to vote in connection with the Merger or any other matter, nor does it constitute a recommendation as to whether or not any such stockholder should enter into a voting, stockholders’, affiliates’ or other agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such stockholder.
Keefe, Bruyette & Woods, A Stifel Company

The Board of Directors — Union Bankshares Corporation
May 19, 2017

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to Union.
Very truly yours,
Keefe, Bruyette & Woods, Inc.
Keefe, Bruyette & Woods, A Stifel Company

APPENDIX C

May 19, 2017
Board of Directors
Xenith Bankshares, Inc.
901 E. Cary Street, Suite 1700
Richmond, VA 23219
Ladies and Gentlemen:
Xenith Bankshares, Inc. (“XBKS”) and Union Bankshares Corporation (“UBSH”) are proposing to enter into an Agreement and Plan of Reorganization (the “Agreement”) pursuant to which XBKS will merge with and into UBSH (the “Merger”) with UBSH surviving the Merger. Pursuant to the terms of the Agreement, upon the Effective Time of the Merger, each share of common stock, par value $0.01 per share, of XBKS issued and outstanding immediately prior to the Effective Time (“XBKS Common Stock”), except for certain shares of XBKS Common Stock as specified in the Agreement, shall be converted into the right to receive 0.9354 of a share of UBSH Common Stock (the “Exchange Ratio”). The terms and conditions of the Merger are more fully set forth in the Agreement. Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of XBKS Common Stock.
Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated May 18, 2017; (ii) certain publicly available financial statements and other historical financial information of XBKS and Hampton Roads Bankshares, Inc. that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of UBSH that we deemed relevant; (iv) publicly available mean analyst earnings per share estimates for XBKS for the years ending December 31, 2017 and December 31, 2018, and an estimated long-term earnings per share growth rate for the years thereafter, based on guidance from the senior management of XBKS; (v) publicly available mean analyst earnings per share estimates for UBSH for the years ending December 31, 2017 and December 31, 2018; (vi) publicly available mean analyst earnings per share estimates for UBSH for the years ending December 31, 2017 and December 31, 2018, as adjusted by the senior management of UBSH to account for publicly available consensus analyst estimates with respect to potential changes to the federal corporate income tax rate, as well as an estimated long-term earnings per share growth rate for the years thereafter, based on guidance from the senior management of UBSH; (vii) the pro forma financial impact of the Merger on UBSH based on certain assumptions relating to transaction expenses, purchase accounting adjustments, cost savings, regulatory expenses as a result of UBSH crossing $10 billion in assets and assumptions with respect to a potential reduction in the federal corporate income tax rate, as provided by the senior management of UBSH, as well as publicly available consensus mean earnings per share estimates for XBKS for the years ending December 31, 2017 and December 31, 2018 with an estimated long-term earnings per share growth rate for the years thereafter, as provided by the senior management of UBSH; (viii) the publicly reported historical price and trading activity for XBKS and UBSH common stock, including a comparison of certain stock market information for XBKS and UBSH common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded; (ix) a comparison of certain financial information for XBKS and UBSH with similar financial institutions for which information is publicly available; (x) the financial terms of certain recent business combinations in the banking industry (on a nationwide basis), to the extent publicly available; (xi) the current market environment generally and the banking environment in particular; and (xii) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of XBKS the business, financial condition, results of operations and prospects of XBKS and held similar discussions with certain members of senior management of UBSH and its representatives regarding the business, financial condition, results of operations and prospects of UBSH.
In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by XBKS or UBSH or their respective representatives or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion We have further relied on the assurances of the respective managements of XBKS and UBSH that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of XBKS or UBSH, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of XBKS or UBSH. We did not make an independent evaluation of the adequacy of the allowance for loan losses of XBKS or UBSH, or the combined entity after the Merger and we have not reviewed any individual credit files relating to XBKS or UBSH. We have assumed, with your consent, that the respective allowances for loan losses for both XBKS and UBSH are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.
In preparing its analyses, Sandler O’Neill used publicly available mean analyst earnings per share estimates for XBKS for the years ending December 31, 2017 and December 31, 2018, and an estimated long-term earnings per share growth rate for the years thereafter, based on guidance from the senior management of XBKS. In addition, in preparing its analyses Sandler O’Neill used publicly available mean analyst earnings per share estimates for UBSH for the years ending December 31, 2017 and December 31, 2018, as adjusted by the senior management of UBSH to account for publicly available consensus analyst estimates with respect to potential changes to the federal corporate income tax rate, as well as an estimated long-term earnings per share growth rate for the years thereafter, based on guidance from the senior management of UBSH. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments, cost savings, regulatory expenses as a result of UBSH crossing $10 billion in assets and assumptions with respect to a potential reduction in the federal corporate income tax rate, as provided by the senior management of UBSH. With respect to the foregoing information, the respective managements of XBKS and UBSH confirmed to us that such information reflected (or, in the case of the publicly available mean analyst earnings per share estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective senior managements of the future financial performance of XBKS and UBSH, respectively, and we assumed that such performance would be achieved. We express no opinion as to such projections, estimates or judgments, or the assumptions on which they are based. We have also assumed that there has been no material change in XBKS’s or UBSH’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that XBKS and UBSH will remain as going concerns for all periods relevant to our analyses.
We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements pertinent to our analyses are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on XBKS, UBSH or the Merger or any related transaction that would be material to our analyses, (iii) the Merger and any related transaction will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the Merger will qualify as a tax-free reorganization for federal income tax purposes. We express no opinion as to any of the legal, accounting or tax matters relating to the Merger and the other transactions contemplated in connection therewith.
Our opinion is necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof.
We have acted as XBKS’s financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which fairness opinion fee will be credited in full towards the fee becoming due and payable to us on the day of closing of the Merger. XBKS has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. Sandler O’Neill has not provided any other investment banking services to XBKS in the two years preceding the date hereof. As we have previously advised you, Sandler O’Neill has provided investment banking services to, and received fees from, UBSH in the two years preceding the date hereof. Most recently, Sandler O’Neill acted as underwriter in connection with UBSH’s offer and sale of subordinated debt in 2016. In addition, in the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to XBKS, UBSH or their respective affiliates. We may also actively trade the equity and debt securities of XBKS or UBSH for our own account and for the accounts of our customers.
Our opinion is directed to the Board of Directors of XBKS in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of XBKS as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the adoption of the Agreement and approval of the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to the holders of XBKS Common Stock and does not address the underlying business decision of XBKS to engage in the Merger, the form or structure of the Merger or the other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for XBKS or the effect of any other transaction in which XBKS might engage. We also do not express any opinion as to the amount of compensation to be received in the Merger by any XBKS officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any XBKS shareholders. This opinion has been approved by Sandler O’Neill’s fairness opinion committee. This opinion shall not be reproduced without Sandler O’Neill’s prior written consent; provided, however, Sandler O’Neill will provide its consent for the opinion to be included in securities and regulatory filings to be completed in connection with the Merger.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to holders of XBKS Common Stock from a financial point of view.
Very truly yours,

APPENDIX D
AFFILIATE AGREEMENT
THIS AFFILIATE AGREEMENT (the “Agreement”), dated as of May 19, 2017, is by and among UNION BANKSHARES CORPORATION, a Virginia corporation (“UBSH”), XENITH BANKSHARES, INC., a Virginia corporation (“XBKS”), and the undersigned shareholder of UBSH (the “Shareholder”). All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).
WHEREAS, the Boards of Directors of UBSH and XBKS have approved a business combination of their companies through the merger (the “Merger”) of XBKS with and into UBSH pursuant to the terms and conditions of an Agreement and Plan of Reorganization, dated as of May 19, 2017, between UBSH and XBKS, and a related Plan of Merger (together referred to herein as the “Merger Agreement”);
WHEREAS, the Shareholder is the beneficial or registered owner of, and has the sole power to vote or direct the disposition of the number of shares of common stock, par value $1.33 per share, of UBSH (“UBSH Common Stock”) set forth opposite the Shareholder’s name on Schedule A hereto (such shares, together with all shares of UBSH Common Stock subsequently acquired by the Shareholder during the term of this Agreement and over which such Shareholder has the sole power to vote or direct the disposition, are referred to herein as the “Shares”); and
WHEREAS, as a condition and inducement to XBKS and UBSH entering into the Merger Agreement, the Shareholder has agreed to enter into and perform this Agreement.
NOW, THEREFORE, in consideration of the covenants, representations, warranties and agreements set forth herein and in the Merger Agreement, and other good and valuable consideration (including the merger consideration set forth in Article 2 of the Merger Agreement), the receipt and sufficiency of which are acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
1.
Agreement to Vote; Revocable Proxy.

(a) During the term of this Agreement and at such time as UBSH conducts the UBSH Shareholders Meeting, the Shareholder agrees to vote or cause to be voted all of the Shares, and to cause any holder of record of the Shares to vote all such Shares, in person or by proxy: (i) in favor of the Merger Agreement at the UBSH Shareholders Meeting; and (ii) against (A) any Acquisition Proposal, (B) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of UBSH under the Merger Agreement or of the Shareholder under this Agreement and (C) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of XBKS’s or UBSH’s conditions under the Merger Agreement.
(b) Shareholder hereby revokes any and all previous proxies granted with respect to the Shareholder’s Shares. By entering into this Agreement, Shareholder hereby grants a revocable proxy appointing XBKS as such Shareholder’s attorney-in-fact and proxy, with full power of substitution, for and in such Shareholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 1(a) above as XBKS or its proxy or substitute shall, in XBKS’s sole discretion, deem proper with respect to the Shareholder’s Shares. The proxy granted by Shareholder pursuant to this Section 1 is revocable and is granted in consideration of XBKS entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by Shareholder shall be revoked upon termination of this Agreement in accordance with its terms.
2.
Covenants of Shareholder.

The Shareholder represents, warrants, covenants and/or agrees as follows:
(a) Ownership.    The Shareholder is the beneficial or registered owner of the Shares as set forth opposite the Shareholder’s name on Schedule A hereto. Except for the Shareholder’s Shares, the Shareholder is not the beneficial or registered owner of any other shares of UBSH Common Stock or rights to acquire shares of UBSH Common Stock and for which Shareholder has sole right and power to vote and/or dispose. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.
(b) Restrictions on Transfer.    During the term of this Agreement, the Shareholder will not sell, pledge, hypothecate, grant a security interest in, transfer or otherwise dispose of or encumber any of the Shares and will not enter into any agreement, arrangement or understanding (other than a proxy for the purpose of voting the Shareholder’s Shares in accordance with Section 1 hereof) which would during that term (i) restrict, (ii) establish a right of first refusal to, or (iii) otherwise relate to, the transfer or voting of the Shares.
(c) Authority.    The Shareholder has full power, authority and legal capacity to enter into, execute and deliver this Agreement and to perform fully the Shareholder’s obligations hereunder (including the revocable proxy described in Section 1(b) hereof). This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms.
(d) No Breach.    None of the execution and delivery of this Agreement nor the consummation by the Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, loan and credit arrangements, Liens (as defined in Section 2(e) below), trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Shareholder is a party or bound or to which the Shares are subject.
(e) No Liens.    The Shares and the certificates representing any of the Shares are now, and at all times during the term of this Agreement, will be, held by the Shareholder, or by a nominee or custodian for the benefit of the Shareholder, free and clear of all pledges, liens, security interests, claims, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever (each, a “Lien”), except for (i) any Liens arising hereunder, and (ii) Liens, if any, which have been disclosed on Schedule B attached hereto.
(f) Consents and Approvals.    The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of his or her obligations under this Agreement and the consummation by him or her of the transactions contemplated hereby will not, require the Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.
(g) Absence of Litigation.    There is no suit, action, investigation or proceeding pending or, to the knowledge of the Shareholder, threatened against or affecting the Shareholder or any of his or her affiliates before or by any Governmental Authority that could reasonably be expected to materially impair the ability of the Shareholder to perform his or her obligations hereunder or to consummate the transactions contemplated hereby.
(h) No Solicitation.    During the term of this Agreement, the Shareholder shall not, nor shall he or she permit any investment banker, attorney or other adviser or representative of the Shareholder to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal.
(i) Statements.    Except in connection with a Change in UBSH Recommendation, the Shareholder shall not make any public statement, written or oral, to the effect that he or she does not support the Merger or that other shareholders of UBSH should not support the Merger.
3.
No Prior Proxies.

The Shareholder represents, warrants and covenants that any prior proxies or voting rights previously given in respect of the Shares are revocable, and that any such proxies or voting rights are hereby irrevocably revoked.

4.
Certain Events.

The Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to which legal or beneficial ownership of the Shares shall pass, whether by operation of law or otherwise, including the Shareholder’s successors or assigns. In the event of any stock split, stock dividend, merger, exchange, reorganization, recapitalization or other change in the capital structure of UBSH affecting the Shares, the number of Shares subject to the terms of this Agreement shall be appropriately adjusted, and this Agreement and the obligations hereunder shall attach to any additional securities of UBSH issued to or acquired by the Shareholder.
5.
Capacity; Obligation to Vote.

(a) Notwithstanding anything in this Agreement to the contrary, in the event that the Board of Directors of UBSH is permitted to engage in negotiations or discussions with any person who made an unsolicited bona fide written Acquisition Proposal in accordance with Section 5.5 of the Merger Agreement, the Shareholder shall be permitted, at the request of the Board of Directors of UBSH, to respond to inquiries from, and discuss such Acquisition Proposal with, the Board of Directors of UBSH. With respect to the terms of this Agreement relating to the Shares, this Agreement relates solely to the capacity of the Shareholder as a shareholder or other beneficial owner of the Shares and is not in any way intended to affect or prevent the exercise by the Shareholder of his or her responsibilities as a director or officer of UBSH, including actions permitted to be taken in compliance with Section 5.5 of the Merger Agreement. The term “Shares” shall not include any securities beneficially owned by the Shareholder as a trustee or fiduciary, and this Agreement is not in any way intended to affect the exercise by the Shareholder of his or her fiduciary responsibility in respect of any such securities.
(b) The parties hereto agree that, notwithstanding the provisions contained in Section 1 hereof, the Shareholder shall not be obligated to vote as required in Section 1 of this Agreement in the event that (i) XBKS is in material default with respect to any covenant, representation, warranty or agreement with respect to it contained in the Merger Agreement, or (ii) UBSH is otherwise entitled to terminate the Merger Agreement.
6.
Term; Termination.

The term of this Agreement shall commence on the date hereof. This Agreement shall terminate upon the earlier of  (i) the Effective Time of the Merger, or (ii) termination of the Merger Agreement in accordance with Article 7 of the Merger Agreement. Other than as provided for herein, following the termination of this Agreement, there shall be no further liabilities or obligations hereunder on the part of the Shareholder, UBSH or XBKS, or their respective officers or directors, except that nothing in this Section 6 shall relieve any party hereto from any liability for breach of this Agreement before such termination.
7.
Stop Transfer Order.

In furtherance of this Agreement, as soon as practicable after the date hereof, the Shareholder shall hereby authorize and instruct UBSH to instruct its transfer agent to enter a stop transfer order with respect to all of Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 6 hereof.
8.
Specific Performance.

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the applicable party hereto in accordance with their specific terms or were otherwise breached. Each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity. Each party hereto waives the posting of any bond or security in connection with any proceeding related thereto.

9.
Amendments.

This Agreement may not be modified, amended, altered or supplemented except by execution and delivery of a written agreement by the parties hereto.
10.
Governing Law.

This Agreement shall in all respects be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to the conflict of law principles thereof.
11.
Notices.

All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next business day when sent by a reputable overnight courier service as follows: (i) with respect to UBSH or XBKS, the applicable address set forth in Section 8.4 of the Merger Agreement, and (ii) with respect to the Shareholder, at the address for the Shareholder shown on the records of UBSH.
12.
Benefit of Agreement; Assignment.

(a) This Agreement shall be binding upon and inure to the benefit of, and shall be enforceable by, the parties hereto and their respective personal representatives, successors and assigns, except that the parties hereto may not transfer or assign any of their respective rights or obligations hereunder without the prior written consent of the other parties.
(b) The parties hereto agree and designate Xenith Bank and Union Bank and Trust as third-party beneficiaries of this Agreement, with Xenith Bank and Union Bank and Trust each having the right to enforce the terms hereof.
13.
Counterparts.

This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.
14.
Severability.

In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.
[Signatures on following page]

IN WITNESS WHEREOF, Union Bankshares Corporation, Xenith Bankshares, Inc. and the Shareholder have caused this Agreement to be duly executed as of the date and year first above written.
UNION BANKSHARES CORPORATION
By:
Name:
Title:
XENITH BANKSHARES, INC.
By:
Name:
Title:
SHAREHOLDER

SCHEDULE A
Number of Shares

SCHEDULE B
Liens
None

APPENDIX E
AFFILIATE AGREEMENT
THIS AFFILIATE AGREEMENT (the “Agreement”), dated as of May 19, 2017, is by and among UNION BANKSHARES CORPORATION, a Virginia corporation (“UBSH”), XENITH BANKSHARES, INC., a Virginia corporation (“XBKS”), and the undersigned shareholder of XBKS (the “Shareholder”). All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).
WHEREAS, the Boards of Directors of UBSH and XBKS have approved a business combination of their companies through the merger (the “Merger”) of XBKS with and into UBSH pursuant to the terms and conditions of an Agreement and Plan of Reorganization, dated as of May 19, 2017, between UBSH and XBKS, and a related Plan of Merger (together referred to herein as the “Merger Agreement”);
WHEREAS, the Shareholder is the beneficial or registered owner of, and has the sole power to vote or direct the disposition of the number of shares of common stock, par value $0.01 per share, of XBKS (“XBKS Common Stock”) set forth opposite the Shareholder’s name on Schedule A hereto (such shares, together with all shares of XBKS Common Stock subsequently acquired by the Shareholder during the term of this Agreement and over which such Shareholder has the sole power to vote or direct the disposition, are referred to herein as the “Shares”); and
WHEREAS, as a condition and inducement to UBSH and XBKS entering into the Merger Agreement, the Shareholder has agreed to enter into and perform this Agreement.
NOW, THEREFORE, in consideration of the covenants, representations, warranties and agreements set forth herein and in the Merger Agreement, and other good and valuable consideration (including the merger consideration set forth in Article 2 of the Merger Agreement), the receipt and sufficiency of which are acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
1.
Agreement to Vote; Revocable Proxy.

(a) During the term of this Agreement and at such time as XBKS conducts the XBKS Shareholders Meeting, the Shareholder agrees to vote or cause to be voted all of the Shares, and to cause any holder of record of the Shares to vote all such Shares, in person or by proxy: (i) in favor of the Merger Agreement at the XBKS Shareholders Meeting; and (ii) against (A) any Acquisition Proposal, (B) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of XBKS under the Merger Agreement or of the Shareholder under this Agreement and (C) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of UBSH’s or XBKS’s conditions under the Merger Agreement.
(b) Shareholder hereby revokes any and all previous proxies granted with respect to the Shareholder’s Shares. By entering into this Agreement, Shareholder hereby grants a revocable proxy appointing UBSH as such Shareholder’s attorney-in-fact and proxy, with full power of substitution, for and in such Shareholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 1(a) above as UBSH or its proxy or substitute shall, in UBSH’s sole discretion, deem proper with respect to the Shareholder’s Shares. The proxy granted by Shareholder pursuant to this Section 1 is revocable and is granted in consideration of UBSH entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by Shareholder shall be revoked upon termination of this Agreement in accordance with its terms.

2.
Covenants of Shareholder.

The Shareholder represents, warrants, covenants and/or agrees as follows:
(a)    Ownership.    The Shareholder is the beneficial or registered owner of the Shares as set forth opposite the Shareholder’s name on Schedule A hereto. Except for the Shareholder’s Shares, the Shareholder is not the beneficial or registered owner of any other shares of XBKS Common Stock or rights to acquire shares of XBKS Common Stock and for which Shareholder has sole right and power to vote and/or dispose. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.
(b)    Restrictions on Transfer.    During the term of this Agreement, the Shareholder will not sell, pledge, hypothecate, grant a security interest in, transfer or otherwise dispose of or encumber any of the Shares and will not enter into any agreement, arrangement or understanding (other than a proxy for the purpose of voting the Shareholder’s Shares in accordance with Section 1 hereof) which would during that term (i) restrict, (ii) establish a right of first refusal to, or (iii) otherwise relate to, the transfer or voting of the Shares.
(c)    Authority.    The Shareholder has full power, authority and legal capacity to enter into, execute and deliver this Agreement and to perform fully the Shareholder’s obligations hereunder (including the revocable proxy described in Section 1(b) hereof). This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms.
(d)    No Breach.    None of the execution and delivery of this Agreement nor the consummation by the Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, loan and credit arrangements, Liens (as defined in Section 2(e) below), trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Shareholder is a party or bound or to which the Shares are subject.
(e)    No Liens.    The Shares and the certificates representing any of the Shares are now, and at all times during the term of this Agreement, will be, held by the Shareholder, or by a nominee or custodian for the benefit of the Shareholder, free and clear of all pledges, liens, security interests, claims, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever (each, a “Lien”), except for (i) any Liens arising hereunder, and (ii) Liens, if any, which have been disclosed on Schedule B attached hereto.
(f)    Consents and Approvals.    The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of his or her obligations under this Agreement and the consummation by him or her of the transactions contemplated hereby will not, require the Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.
(g)    Absence of Litigation.    There is no suit, action, investigation or proceeding pending or, to the knowledge of the Shareholder, threatened against or affecting the Shareholder or any of his or her affiliates before or by any Governmental Authority that could reasonably be expected to materially impair the ability of the Shareholder to perform his or her obligations hereunder or to consummate the transactions contemplated hereby.
(h)    No Solicitation.    During the term of this Agreement, the Shareholder shall not, nor shall he or she permit any investment banker, attorney or other adviser or representative of the Shareholder to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal.
(i)    Statements.    Except in connection with a Change in XBKS Recommendation, the Shareholder shall not make any public statement, written or oral, to the effect that he or she does not support the Merger or that other shareholders of XBKS should not support the Merger.

3.
No Prior Proxies.

The Shareholder represents, warrants and covenants that any prior proxies or voting rights previously given in respect of the Shares are revocable, and that any such proxies or voting rights are hereby irrevocably revoked.
4.
Certain Events.

The Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to which legal or beneficial ownership of the Shares shall pass, whether by operation of law or otherwise, including the Shareholder’s successors or assigns. In the event of any stock split, stock dividend, merger, exchange, reorganization, recapitalization or other change in the capital structure of XBKS affecting the Shares, the number of Shares subject to the terms of this Agreement shall be appropriately adjusted, and this Agreement and the obligations hereunder shall attach to any additional securities of XBKS issued to or acquired by the Shareholder.
5.
Capacity; Obligation to Vote.

(a) Notwithstanding anything in this Agreement to the contrary, in the event that the Board of Directors of XBKS is permitted to engage in negotiations or discussions with any person who made an unsolicited bona fide written Acquisition Proposal in accordance with Section 5.5 of the Merger Agreement, the Shareholder shall be permitted, at the request of the Board of Directors of XBKS, to respond to inquiries from, and discuss such Acquisition Proposal with, the Board of Directors of XBKS. With respect to the terms of this Agreement relating to the Shares, this Agreement relates solely to the capacity of the Shareholder as a shareholder or other beneficial owner of the Shares and is not in any way intended to affect or prevent the exercise by the Shareholder of his or her responsibilities as a director or officer of XBKS, including actions permitted to be taken in compliance with Section 5.5 of the Merger Agreement. The term “Shares” shall not include any securities beneficially owned by the Shareholder as a trustee or fiduciary, and this Agreement is not in any way intended to affect the exercise by the Shareholder of his or her fiduciary responsibility in respect of any such securities.
(b) The parties hereto agree that, notwithstanding the provisions contained in Section 1 hereof, the Shareholder shall not be obligated to vote as required in Section 1 of this Agreement in the event that (i) UBSH is in material default with respect to any covenant, representation, warranty or agreement with respect to it contained in the Merger Agreement, or (ii) XBKS is otherwise entitled to terminate the Merger Agreement.
6.
Term; Termination.

The term of this Agreement shall commence on the date hereof. This Agreement shall terminate upon the earlier of  (i) the Effective Time of the Merger, or (ii) termination of the Merger Agreement in accordance with Article 7 of the Merger Agreement. Other than as provided for herein, following the termination of this Agreement, there shall be no further liabilities or obligations hereunder on the part of the Shareholder, XBKS or UBSH, or their respective officers or directors, except that nothing in this Section 6 shall relieve any party hereto from any liability for breach of this Agreement before such termination.
7.
Stop Transfer Order.

In furtherance of this Agreement, as soon as practicable after the date hereof, the Shareholder shall hereby authorize and instruct XBKS to instruct its transfer agent to enter a stop transfer order with respect to all of Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 6 hereof.

8.
Specific Performance.

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the applicable party hereto in accordance with their specific terms or were otherwise breached. Each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity. Each party hereto waives the posting of any bond or security in connection with any proceeding related thereto.
9.
Amendments.

This Agreement may not be modified, amended, altered or supplemented except by execution and delivery of a written agreement by the parties hereto.
10.
Governing Law.

This Agreement shall in all respects be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to the conflict of law principles thereof.
11.
Notices.

All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next business day when sent by a reputable overnight courier service as follows: (i) with respect to XBKS or UBSH, the applicable address set forth in Section 8.4 of the Merger Agreement, and (ii) with respect to the Shareholder, at the address for the Shareholder shown on the records of XBKS.
12.
Benefit of Agreement; Assignment.

(a) This Agreement shall be binding upon and inure to the benefit of, and shall be enforceable by, the parties hereto and their respective personal representatives, successors and assigns, except that the parties hereto may not transfer or assign any of their respective rights or obligations hereunder without the prior written consent of the other parties.
(b) The parties hereto agree and designate Xenith Bank and Union Bank and Trust as third-party beneficiaries of this Agreement, with Xenith Bank and Union Bank and Trust each having the right to enforce the terms hereof.
13.
Counterparts.

This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.
14.
Severability.

In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.
[Signatures on following page]

IN WITNESS WHEREOF, Union Bankshares Corporation, Xenith Bankshares, Inc. and the Shareholder have caused this Agreement to be duly executed as of the date and year first above written.
UNION BANKSHARES CORPORATION
By:
Name:
Title:
XENITH BANKSHARES, INC.
By:
Name:
Title:
SHAREHOLDER

SCHEDULE A
Number of Shares

SCHEDULE B
Liens
None

APPENDIX F
VOTING AGREEMENT
This VOTING AGREEMENT (the “Agreement”), dated as of May 19, 2017 by and among Union Bankshares Corporation, a Virginia Corporation (“Union”), Xenith Bankshares, Inc., a Virginia corporation (“Xenith”), and the undersigned (the “Shareholder”).
WHEREAS, in order to induce Union and Xenith to enter into an Agreement and Plan of Reorganization, dated as of the date hereof  (the “Merger Agreement”), by and between Union and Xenith, Union and Xenith have requested Shareholder, and Shareholder has agreed, to enter into this Agreement with respect to all Shares of common stock, par value $0.01 per share, of Xenith (“Xenith Common Stock”) that such Shareholder beneficially owns and has voting power with respect to (the “Shares”) (as used herein, the term “Shares” shall mean (i) all shares of Xenith Common Stock or other capital stock or securities of Xenith beneficially owned by the Shareholder as of the date of this Agreement over which the Shareholder has voting power, and (ii) all additional shares of common stock or other capital stock or securities of Xenith of which the Shareholder acquires beneficial ownership and voting power during the period commencing on the execution and delivery of this Agreement until termination of this Agreement in accordance with Section 6.2 hereof); and
WHEREAS, the Shareholder and Xenith are parties to the investor or shareholder agreements listed on Schedule A hereto (each, an “Investor Agreement”), and Shareholder, Union and Xenith desire to terminate each Investor Agreement effective upon the effective time of the Merger (the “Effective Time”).
NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE 1
GRANT OF PROXY; VOTING AGREEMENT
Section 1.1    Voting Agreement.    Shareholder hereby agrees to vote or exercise its right to consent with respect to all Shares that Shareholder is entitled to vote at the time of any vote or action by written consent to approve and adopt the Merger Agreement, the Merger, the Plan of Merger and all agreements related to the Merger and any actions related thereto (including any adjournment proposal and advisory, non-binding compensation proposal set forth in the Joint Proxy Statement and submitted to the shareholders of Xenith in connection with the Merger) at any meeting of the shareholders of Xenith, and at any adjournment thereof, at which such Merger Agreement, Merger, Plan of Merger and other related agreements (or any amended version thereof), or such other actions, are submitted for the consideration and vote of the shareholders of Xenith. Shareholder hereby agrees that, for so long as this Agreement is in effect, it will not vote any Shares in favor of, or consent to, and will vote such Shares against and not consent to, the approval of any (i) Acquisition Proposal, (ii) corporate action the consummation of which would reasonably be expected to frustrate the purposes, or prevent or materially delay the consummation of, the transactions contemplated by the Merger Agreement, (iii) any corporate action the consummation of which would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Xenith under the Merger Agreement, or (iv) other matter relating to, or in connection with, any of the foregoing matters.
Section 1.2    Proxy.    Shareholder hereby revokes any and all previous proxies granted with respect to Shareholder’s Shares. By entering into this Agreement, Shareholder hereby grants a revocable proxy appointing Union as such Shareholder’s attorney-in-fact and proxy, with full power of substitution, for and in such Shareholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 1.1 above as Union or its proxy or substitute shall, in Union’s sole discretion, deem proper with respect to Shareholder’s Shares. The proxy granted by Shareholder pursuant to this Article 1 is revocable and is granted in consideration of Union entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by Shareholder shall be revoked upon termination of this Agreement in accordance with its terms.

Section 1.3    No Ownership Interest.    Nothing contained in this Agreement shall be deemed to vest in Union any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain and belong to the Shareholder, and Union shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Xenith, and Union shall have no power or authority to direct the Shareholder in the voting of any of the Shares, except as set forth in Section 1.2 or as otherwise expressly provided herein.
Section 1.4    Other Agreements.    Prior to the termination of this Agreement in accordance with Section 6.2 hereof, Shareholder shall not enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with this Article 1.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER
Shareholder represents and warrants to each of Union and Xenith that:
Section 2.1    Authorization.    Shareholder has duly executed and delivered this Agreement and the execution, delivery and performance by Shareholder of this Agreement and the consummation by Shareholder of the transactions contemplated hereby are within the powers and legal capacity of Shareholder and have been duly authorized by all necessary action. Assuming due authorization, execution and delivery by each of Union and Xenith, this Agreement is a valid and binding agreement of Shareholder enforceable against Shareholder in accordance with its terms (except in all cases as such enforceability may be limited by the applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of rights of creditors or by general principles of equity).
Section 2.2    Non-Contravention.    The execution, delivery and performance by Shareholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any law, rule, regulation, judgment, injunction, order or decree applicable to or binding upon the Shareholder, (ii) require any consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Shareholder is entitled under any provision of any agreement or other instrument binding on Shareholder or (iii) result in the imposition of any lien on any asset of Shareholder.
Section 2.3    Ownership of Shares.    Shareholder is the record or beneficial owner of, and has the right to vote, Shareholder’s Shares, free and clear of any lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of such Shares), other than any restrictions imposed by applicable securities laws or agreements in effect as of the date hereof  (including each Investor Agreement and other than as described on Schedule B), which have previously been made available to Union. Shareholder’s Shares are listed on Schedule B hereto and none of Shareholder’s Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares, other than the Investor Agreements.
Section 2.4    Total Shares.    Except for the Shares and the options, restricted stock units and warrants to acquire Shares owned as of the date hereof or hereafter acquired, such Shareholder does not beneficially own or have voting power with respect to any (i) shares of capital stock or voting securities of Xenith, (ii) securities of Xenith convertible into or exchangeable for shares of capital stock or voting securities of Xenith or (iii) options, restricted stock units, or other rights to acquire from Xenith any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Xenith.
Section 2.5    Finder’s Fees.    Except as provided in the Merger Agreement, no investment banker, broker, finder or financial advisor is entitled to any fees, commissions or finder’s fees from Xenith in connection with this Agreement or the Merger Agreement as a result of any arrangement or agreement made by or on behalf of Shareholder.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF XENITH AND UNION
Each of Xenith and Union individually represents and warrants to Shareholder that:
Section 3.1    Valid Existence; Authorization.    It is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended. It has the corporate power and authority to carry on its business as it is now being conducted. It has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by its Board of Directors. This Agreement has been duly and validly executed and delivered by it and (assuming the due authorization, execution and delivery hereof by each other party to this Agreement) constitutes a valid and binding agreement, enforceable against it in accordance with the Agreement’s terms (except in all cases as such enforceability may be limited by the applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of rights of creditors or by general principles of equity).
Section 3.2    Non-Contravention.    Its execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (ii) require any consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which it is entitled under any provision of any agreement or other instrument binding on it or (iii) result in the imposition of any lien on any of its assets.
ARTICLE 4
COVENANTS OF THE SHAREHOLDER
Shareholder hereby covenants and agrees that so long as this Agreement is in effect:
Section 4.1    No Proxies for or Encumbrances on Shares.    Except pursuant to the terms of this Agreement, Shareholder shall not, without the prior written consent of Union, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any of Shareholder’s Shares relating to the matters set forth in Section 1.1, (ii) revoke the proxy granted pursuant to Section 1.2 except upon termination of this Agreement or (iii) Transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect Transfer, encumbrance or other disposition of, any Shares, prior to the termination of this Agreement. As used herein, the term “Transfer” shall mean, with respect to any security, the direct or indirect assignment, sale, transfer, tender, pledge, hypothecation, or the gift or other disposition of such security or any right, title or interest therein (including, but not limited to, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, in each case, excluding Transfers by operation of law or to an affiliate, in any such case where the transferee agrees in writing to be bound by the obligations and restrictions set forth in this Agreement.
Section 4.2    Stop Transfer.    Shareholder agrees with, and covenants to, Union that Shareholder will not request that Xenith register the Transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares, unless such Transfer is made in compliance with this Agreement.
Section 4.3    Lock-up Following the Effective Time.
(a) Shareholder agrees that, during the sixty (60) days following the Effective Time (the “Lock-up Period”), Shareholder will not, without the prior written consent of Union, which consent Union may withhold in its sole discretion:
i. Transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect Transfer, encumbrance or other disposition of any shares of common stock, par value $1.33 per share, of Union (“Union Common Stock” and such shares, “Union Shares”);

ii. enter into any swap, hedge or similar arrangement or agreement that transfers, in whole or in part, the economic risk of ownership of Union Shares, regardless of whether any such transaction is to be settled in securities, in cash or otherwise; or
iii. publicly announce any intention to do any of the foregoing.
provided, however, that communications made by the Shareholder to the Shareholder’s limited partners and other investors shall be deemed not to contravene this clause (iii); provided, further, that nothing in this Agreement shall restrict the Shareholder from complying with its obligations under the Exchange Act.
(b) The provisions of Section 4.3(a) will not apply to the issuance of Union Shares to Shareholder in accordance with the terms of the Merger Agreement, but will apply following the Merger to any Union Shares acquired by Shareholder pursuant to the Merger.
(c) Shareholder agrees that the provisions of Section 4.3(a) and Section 4.3(b) shall be equally applicable to any Union Shares that Shareholder may purchase or otherwise acquire after the date of this Agreement.
(d) The provisions of Section 4.3(a) will not apply to the distribution of Union Shares by Shareholder to any of its affiliates, limited partners or other investors for no consideration who agree in writing to be bound by the obligations and restrictions set forth in this Agreement.
(e) Shareholder agrees that, during the Lock-Up Period, it will not, and that it will use its reasonable best efforts to prevent any affiliate of Shareholder from, directly or indirectly taking any action to cause or result in the stabilization or manipulation of the price of any security of Xenith or Union, including with respect to any security of Union to facilitate a sale of Union Shares following the Effective Time.
Section 4.4    Termination of Investor Agreement.    Shareholder, Xenith and Union hereby agree that each Investor Agreement between Shareholder and Xenith shall, by virtue of the execution hereof and without any further action by Shareholder or Xenith, terminate automatically upon, and subject to the occurrence of, the Effective Time, provided that any indemnification obligations arising under such Investor Agreement prior to the Effective Time shall survive such termination in accordance with their terms. Xenith and Union each hereby waives any actual or alleged noncompliance by Shareholder with any provision of each Investor Agreement in respect of the cancellation contemplated by this Section 4.4, and Shareholder hereby waives any actual or alleged noncompliance by Xenith with any provision of each Investor Agreement in respect of the cancellation contemplated by this Section 4.4.
Section 4.5    Acquisition Proposals.    In his, her or its capacity as a shareholder of Xenith, and not in his or her capacity as a director, officer or employee of Xenith, as applicable, Shareholder agrees that Shareholder will not, and will cause its officers and directors, and will instruct and use reasonable best efforts to cause its representatives and partners (if an entity) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to an Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, have or participate in any discussions with or otherwise cooperate in any way with, any person in connection with any Acquisition Proposal or (iv) enter into any term sheet, letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to and entered into in accordance with Section 5.5(b) of the Merger Agreement) relating to any Acquisition Proposal, in each case, except to the extent that Xenith is permitted to take such action pursuant to the Merger Agreement. Shareholder will and will cause its officers, directors, and will use Shareholder’s reasonable best efforts to cause its representatives and partners (if an entity) to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Union with respect to any Acquisition Proposal of Xenith. Shareholder will promptly (within twenty-four (24) hours) advise Union following Shareholder’s receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof  (including the material terms and conditions of the Acquisition Proposal), and will keep Union apprised of any related material developments, discussions and negotiations on a reasonably current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal, in each case to the extent Xenith has not previously notified Union. All references herein to an Acquisition Proposal shall refer to an Acquisition Proposal with respect to Xenith.

ARTICLE 5
REGISTRATION RIGHTS
Section 5.1    Registration Rights.    Union shall, and the Shareholder may, at its option, enter into by no later than thirty (30) days following the Effective Time a registration rights agreement (the “Registration Rights Agreement”) among Union, the Shareholder and certain other shareholders of Union who have entered into a voting agreement with Union that is substantially identical to and of even date with the Agreement (Shareholder and such other shareholders, collectively, the “Institutional Shareholders”). The Registration Rights Agreement shall apply to up to all shares of Union Common Stock which the Institutional Shareholders, as of the Effective Time, own or have the right to receive pursuant to the terms of the Merger Agreement (the “Registrable Securities”). The Registration Rights Agreement shall contain customary terms and conditions, including, but not limited to the following: (i) an obligation of Union, upon the request of any of the Institutional Shareholders, at any time on and after the 20th Business Day prior to the expiration of the Lock-Up Period, to prepare and file a shelf registration statement with respect to the Registrable Securities (the “Registration Statement”), and to use its commercially reasonable efforts to keep the Registration Statement continuously effective for twelve (12) months following the effective date of the Registration Statement (such period, the “Registration Period”); (ii) demand rights for underwritten offerings of Registrable Securities under the Registration Statement, which rights may be exercised one (1) time by each Institutional Shareholder during the Registration Period upon the request of such Institutional Shareholder; (iii) lockup provisions; (iv) Union-initiated blackout periods; and (v) indemnification; provided that the foregoing provisions shall not prohibit or restrict the Shareholder from making a distribution of Registrable Securities at any time following the Lock-Up Period to any of its limited partners or other investors for no consideration. The Registration Rights Agreement shall also provide for the following: (a) all expenses of any registration and Registration Statement described in clause (i) above and in connection with any underwritten offering described in clause (ii) above, including in both cases attorneys’ fees, shall be borne by Union; provided, however, that Union shall have no obligation with respect to any discounts, selling commissions, or stock transfer taxes applicable to the sale of Registrable Securities; (b) sales of Registrable Securities shall be conditioned such that any purchaser thereof  (other than an underwriter or any investment bank or broker executing a block trade) shall not own more than 4.9% of the total Union Common Stock outstanding at the time of such sale; and (c) Union shall provide commercially reasonable assistance with any underwritten offering or unregistered block trades of Registrable Securities, including, but not limited to, making senior officers and representatives available for investor and diligence meetings and calls, provided Union is given reasonable notice of such meetings and calls and such meetings and calls are conducted in a manner that does not unreasonably interfere with the normal operation of Union’s business.
ARTICLE 6
MISCELLANEOUS
Section 6.1    Further Assurances.    Union, Xenith and Shareholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.
Section 6.2    Amendments; Termination.    Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement and all obligations of the parties hereunder shall automatically terminate upon the earlier of  (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, or (c) any amendment to the Merger Agreement which reduces the consideration payable to the Shareholder or otherwise materially and adversely impacts the Shareholder; provided, however, that (i) this Article 6 and Section 1.3 hereof shall survive any such termination, and (ii) Sections 4.3 and 4.4 and Article 5 shall survive any such termination arising as a result of the Effective Time having occurred. Notwithstanding anything to the contrary set forth in this Agreement, in the event this Agreement is still in effect on the first anniversary date of this Agreement and the Effective Time has not occurred, Shareholder may transfer or distribute its Shares to its limited partners without any requirement that such limited partner agree to be bound by the obligations and restrictions set forth in this Agreement

Section 6.3    Expenses.    All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
Section 6.4    Successors and Assigns; Obligations of Shareholder.    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise Transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except as permitted by Section 4.1.
Section 6.5    Governing Law.    This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Virginia.
Section 6.6    Counterparts; Effectiveness.    This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party to the Agreement shall have received counterparts hereof signed by each other party.
Section 6.7    Severability.    If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
Section 6.8    Specific Performance; Injunctive Relief.    The parties hereto agree that each party would suffer irreparable damage and that there will be no adequate remedy at law (including monetary damages) in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, injunctive relief and any other remedy to which they are entitled at law or in equity.
Section 6.9    Capitalized Terms.    Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.
Section 6.10    Notices.    All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to Union, to the appropriate address for notice thereto set forth in the Merger Agreement; (ii) if to Xenith, to the appropriate address for notice thereto set forth in the Merger Agreement; and (iii) if to Shareholder, to the appropriate address set forth on Schedule B hereto or such other address designated by Shareholder.
Section 6.11    Capacity.    This Agreement shall apply to Shareholder solely in his, her or its capacity as a shareholder of Xenith, and it shall not apply in any manner to Shareholder in any capacity as a director, officer or employee of Xenith or its Subsidiaries or in any other capacity, and shall not limit or affect any actions taken by Shareholder in such other capacity.
Section 6.12    Waiver of Jury Trial.    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.12.
[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.
UNION BANKSHARES CORPORATION
By:
Name:
Title:
XENITH BANKSHARES, INC.
By:
Name:
Title:
SHAREHOLDER
[ ]
By:
Name:
Title:

Schedule A
List of Agreements between Shareholder and Xenith Bankshares, Inc.

Schedule B
Beneficial Ownership of Common Stock of Xenith Bankshares, Inc.
Address for Notice to Shareholder:
[•]
[ADDRESS]
[EMAIL]